As filed with the Securities and Exchange Commission on May 23, 2006

Registration Nos. 333-58878, 333-58878-01, 333-58878-03,

333-58878-05 through 333-58878-08;

333-75778, 333-75778-01, 333-75778-03,

333-75778-04, 333-75778-06 through

333-75778-08; and 333-107168, 333-107168-01

through 333-107168-06

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8 TO FORM S-4 REGISTRATION STATEMENT (NOS. 333-58878 THROUGH 333-58878-08) UNDER THE SECURITIES ACT OF 1933	POST-EFFECTIVE AMENDMENT NO. 8 TO FORM S-4 REGISTRATION STATEMENT (NOS. 333-75778 THROUGH 333-75778-08) UNDER THE SECURITIES ACT OF 1933	POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-4 REGISTRATION STATEMENT (NOS. 333-107168 THROUGH 333-107168-06) UNDER THE SECURITIES ACT OF 1933

EACH ON FORM S-1

SUNCOM WIRELESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2930873
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SUNCOM WIRELESS MANAGEMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2940271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS FINANCE COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	51-0393831
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS HOLDINGS COMPANY, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2941874
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS EQUIPMENT COMPANY L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	43-2065341
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SUNCOM WIRELESS OPERATING COMPANY, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2974309
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS INVESTMENT COMPANY, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2999957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Cassatt Road

Berwyn, Pennsylvania 19312

(610) 651-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Haskell

SunCom Wireless, Inc.

Chief Financial Officer and

Executive Vice President

1100 Cassatt Road

Berwyn, Pennsylvania 19312

(610) 651-5900

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Please address a copy of all communications to:

Thomas D. Twedt Dow Lohnes PLLC 1200 New Hampshire Ave. N.W. Suite 800 Washington, D.C. 20036-6802 (202) 776-2000	Harry Roessner SunCom Wireless, Inc. 1100 Cassatt Road Berwyn, Pennsylvania 19312 (610) 651-5900

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in this Registration Statement is a combined prospectus and relates to: Registration Statement Nos. 333-58878, 333-58878-01, 333-58878-03, 333-58878-05 through 333-58878-08 filed by the Registrants on April 13, 2001 and declared effective by the Securities and Exchange Commission (the “Commission”) on May 2, 2001; Registration Statement Nos. 333-75778, 333-75778-01, 333-75778-03, 333-75778-04, 333-75778-06 through 333-75778-08 filed by the Registrants on December 21, 2001 and declared effective by the Commission on January 9, 2002; and Registration Statement Nos. 333-107168, 333-107168-01 through 333-107168-06, filed by the Registrants on July 18, 2003 and declared effective by the Commission on July 28, 2003. This Registration Statement constitutes Post-Effective Amendment No. 8 to Registration Statement Nos. 333-58878, 333-58878-01, 333-58878-03, 333-58878-05 through 333-58878-09; Post-Effective Amendment No. 8 to Registration Statement Nos. 333-75778, 333-75778-01, 333-75778-03, 333-75778-04, 333-75778-06 through 333-75778-08; and Post-Effective Amendment No. 4 to Registration Statement Nos. 333-107168, 333-107168-01 through 333-107168-06, each of which shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act. The registration statements amended hereby are collectively referred to herein, with this Registration Statement, as the “Registration Statement.”

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to certain market making transactions in the 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% notes”), the 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% notes”) and the 8 1/2% Senior Notes due 2013 (the “8 1/2% notes”) of SunCom Wireless, Inc. to be carried out, from time to time, by J.P. Morgan Securities Inc. The information contained herein updates and combines certain information contained in three registration statements previously filed with, and declared effective by, the Securities and Exchange Commission: registration statement nos. 333-58878 through 333-58878-08 (relating to the 9 3/8% notes), registration statement nos. 333-75778 through 333-75778-08 (relating to the 8 3/4% notes) and registration statements nos. 333-107168 through 333-107168-06 (relating to the 8 1/2% notes).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 23, 2006

Prospectus

SunCom Wireless, Inc.

$350,000,000 9 3/8% Senior Subordinated Notes due 2011

$400,000,000 8 3/4% Senior Subordinated Notes due 2011

$725,000,000 8 1/2% Senior Notes due 2013

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the 9 3/8% notes, the 8 3/4% notes and 8 1/2% notes in market-making transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. SunCom Wireless, Inc. will not receive any of the proceeds of these sales. The closings of the offering of the notes referred to in this prospectus, which constituted the delivery of the notes by SunCom, occurred on January 19, 2001 in the case of the 9 3/8% notes, on November 14, 2001 in the case of the 8 3/4% notes and on June 13, 2003 in the case of the 8 1/2% notes. See “Plan of Distribution.”

SunCom

•	We provide wireless personal communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands.
•	SunCom Wireless, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312 (610) 651-5900

The 9 3/8% Senior Subordinated Notes due 2011

•	Aggregate Principal Amount: $350,000,000
•	Maturity Date: February 1, 2011
•	Interest Payment Date: Semi-annually on each February 1 and August 1.
•	Redemption: The 9 3/8% notes became redeemable on February 1, 2006.

The 8 3/4% Senior Subordinated Notes due 2011

•	Aggregate Principal Amount: $400,000,000
•	Maturity Date: November 15, 2011
•	Interest Payment: Semi-annually on each November 15 and May 15.
•	Redemption: The 8 3/4% notes will be redeemable on or after November 15, 2006.

The 8 1/2% Senior Notes due 2013

•	Aggregate Principal Amount: $725,000,000
•	Maturity Date: June 1, 2013
•	Interest Payment: Semi-annually on each June 1 and December 1.
•	Redemption: The 8 1/2% notes will be redeemable on or after June 1, 2008. Up to 35% of the aggregate principal amount of the 8 1/2% notes are redeemable prior to June 1, 2006 with net proceeds from one or more equity offerings.

Ranking: The 8 1/2% notes and the related guarantees constitute senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt and senior in right of payment to all of our existing and future subordinated debt. The 8 1/2% notes and the related guarantees effectively rank junior in right of payment to all of our existing and future secured debt to the extent of the value of the assets securing such debt. The 9 3/8% notes, the 8 3/4% notes and their respective guarantees are general, unsecured obligations of ours and our subsidiaries and rank subordinate in right of payment to all current and future senior debt, including the 8 1/2% notes and the related guarantees, as well as secured debt. The 9 3/8% notes, the 8 3/4% notes and the related guarantees all rank pari passu with each other.

This investment involves risk. See “ Risk Factors” beginning on page 8.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

SunCom Wireless, Inc. (formerly Triton PCS, Inc.) is a direct, wholly-owned subsidiary of SunCom Investment Co., LLC. SunCom Investment Co., LLC is a direct, wholly-owned subsidiary of SunCom Wireless Holdings, Inc. (formerly Triton PCS Holdings, Inc.) Accordingly, SunCom Wireless, Inc. and its subsidiaries are indirect wholly-owned subsidiaries of SunCom Wireless Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and our telephone number at that address is (610) 651-5900. Our World Wide Web site address is http://www.suncom.com. The information in our website is not part of this prospectus.

In this prospectus, unless the context requires otherwise, Holdings refers to SunCom Wireless Holdings, Inc.; SunCom Investment Company refers to SunCom Investment Co., LLC; and SunCom, we, us and our refer to SunCom Wireless, Inc. and its wholly-owned subsidiaries collectively, unless the context requires otherwise. AT&T Wireless PCS refers to AT&T Wireless PCS, LLC, AT&T Wireless refers to AT&T Wireless Services, Inc., AT&T refers to AT&T Corp and Cingular Wireless refers to Cingular Wireless, LLC.

The term 11% notes refers to our 11% senior subordinated discount notes due 2008, which we redeemed in 2003, the term 9 3/8% notes refers to our 9 3/8% senior subordinated notes due 2011, the term 8 3/4% notes refers to our 8 3/4% senior subordinated notes due 2011 and the term 8 1/2% notes refers to our 8 1/2% senior notes due 2013. The term notes refers to the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, collectively, unless the context requires otherwise.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice.

i

SUMMARY

This summary highlights selected information about SunCom and other information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus, including the risks of investing in the notes discussed under “Risk Factors” and our financial statements and the related notes to the financial statements appearing elsewhere in this prospectus.

SunCom

SunCom is a provider of digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. As of December 31, 2005, we operated in a licensed area which covered approximately 14.8 million potential customers in a contiguous geographic area encompassing portions of North Carolina, South Carolina, Tennessee and Georgia. In addition, we operate a wireless communications network covering approximately 4.1 million potential customers in Puerto Rico and the U.S. Virgin Islands.

We provide wireless communications services under the SunCom Wireless brand name. From 1998 until December 2004, we were a member of the AT&T Wireless network and a strategic partner with AT&T Wireless. Beginning in 1998, AT&T Wireless contributed PCS licenses to us covering various markets in the southeastern United States in exchange for an equity position in Holdings. As part of our transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T Corp. within our markets.

In October 2004, Cingular Wireless acquired all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless. In connection with this transaction, SunCom, AT&T Wireless and Cingular Wireless (and certain of their subsidiaries) entered into various agreements to modify our relationships with AT&T Wireless. Under these agreements, which are described in the “Business” section of this prospectus, AT&T Wireless surrendered to Holdings, following the October 2004 consummation of the AT&T Wireless-Cingular Wireless merger, all of the equity interests in Holdings held by AT&T Wireless, and the parties concurrently terminated the agreement under which AT&T Wireless had granted us the exclusive right to provide AT&T Wireless branded wireless services within our region. The termination of the exclusivity arrangement permits Cingular Wireless entry in our service area and provides us the opportunity to offer service in markets where we were previously prohibited.

Without the exclusivity agreement that previously applied to AT&T Wireless, Cingular Wireless does not rely on our network for service to the same degree that AT&T Wireless did in the past. As a result, lower roaming rates had a negative impact on our revenue for the year ended December 31, 2005. However, since the rates are reciprocal, we are able to offer our customers wide-area rate plans at acceptable rates of return due to lower expense associated with reduced roaming rates.

In addition, in December 2004, SunCom and Cingular Wireless completed a major exchange of wireless network properties, under which Cingular Wireless received our network assets and customers in Virginia and we received certain AT&T Wireless network assets and customers in North Carolina, Puerto Rico and the U.S. Virgin Islands, plus $175 million in cash. This exchange transaction transformed the geographic strategic focus of our wireless network by giving us a substantial new presence in the Charlotte, Raleigh/Durham and Greensboro, North Carolina markets and entry into the Puerto Rico market. Our entry into these markets allows us to operate a contiguous footprint in the Carolinas and provides us with a greater ability to grow our subscriber base and associated service revenue. However, roaming revenue has declined as Puerto Rico and the U.S. Virgin Islands markets generate less roaming revenue than our former Virginia market and there is a trend of declining roaming rates in the wireless marketplace.

Our strategy is to offer our customers high-quality, innovative voice and data services with coast-to-coast coverage, to provide extensive coverage to customers within our region and to generate revenue through relationships with other carriers whose customers roam into our covered area.

Recent Development

SunCom has been participating in discussions with holders of its senior and senior subordinated notes with respect to a possible restructuring of its long-term debt obligations. No agreement regarding such a restructuring has been reached. In that context, certain noteholders questioned the November 2004 $189 million dividend paid by SunCom to SunCom Investment Company. After reviewing the totality of the facts and circumstances concerning the dividend, Holdings determined that facts exist that support the noteholders’ arguments that the dividend was not properly paid. Accordingly, on May 2, 2006, SunCom Investment Company contributed approximately $194.4 million, the amount of the dividend plus an additional $5.4 million, to the capital of SunCom. For more information about this contribution, see “First Quarter 2006 Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity”.

9 3/8% Notes

Securities Outstanding	$350,000,000 aggregate principal amount of 9 3/8% senior subordinated notes due 2011.

Maturity Date	February 1, 2011.

Interest Payment Dates	February 1 and August 1.

Optional Redemption

We may redeem the 9 3/8% notes, in whole or in part, at any time at the redemption prices set forth in the “Description of the 9 3/8% Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Ranking

The 9 3/8% notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of our existing and future senior debt, including the 8 1/2% notes, capital lease obligations and any indebtedness under our senior secured term loan. The 9 3/8% notes rank pari passu with our 8 3/4% notes. At December 31, 2005, there was approximately $973.7 million of outstanding indebtedness to which the 9 3/8% notes were subordinated.

Guarantees

The 9 3/8% notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our domestic subsidiaries other than the subsidiaries holding our real property and leasehold interests and our Federal Communications Commission, or FCC, licenses. See “Risk Factors” and “Description of the 9 3/8% Notes”. The guarantees are general unsecured obligations of the guarantors and rank subordinate in right of payment to all existing and future senior debt of such guarantors, including such guarantors’ guarantee of indebtedness under our senior secured term loan. The guarantees rank equal in right of payment with any other senior subordinated indebtedness of the guarantors. Holdings is not a guarantor of the 9 3/8% notes.

Change of Control

Upon a change of control, each holder of the 9 3/8% notes may require us to repurchase such holder’s 9 3/8% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We cannot assure you that upon a change of control we will have sufficient funds to repurchase any of the 9 3/8% notes.

Certain Covenants

The indenture governing the 9 3/8% notes contains certain covenants that, among other things, limit our ability or the ability of any of our restricted subsidiaries to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 9 3/8% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of 9 3/8% notes

The 9 3/8% notes are represented by one or more permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of the Depository Trust Company, or DTC. You will not receive 9 3/8% notes in registered form unless one of the events set forth under the heading “Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the 9 3/8% notes are shown on, and transfers of the 9 3/8% notes are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The 8 3/4% Notes

Securities Outstanding	$400,000,000 aggregate principal amount of 8 3/4% senior subordinated notes due 2011.

Maturity Date	November 15, 2011.

Interest Payment Dates	November 15 and May 15.

Optional Redemption

We may redeem the 8 3/4% notes, in whole or in part, at any time on or after November 15, 2006 at the redemption prices set forth in the “Description of the 8 3/4% Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Ranking

The 8 3/4% notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of our existing and future senior debt, including the 8 1/2% notes, capital lease obligations and any indebtedness under our senior secured term loan. The 8 3/4% notes rank pari passu with our 9 3/8% notes. At December 31, 2005, there was approximately $973.7 million of outstanding indebtedness to which the 8 3/4% notes were subordinated.

Guarantee

The 8 3/4% notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our domestic subsidiaries other than the subsidiaries holding our real property and leasehold interests and our FCC licenses. See “Risk Factors” and “Description of the 8 3/4% Notes.” The guarantees are general unsecured obligations of the guarantors and rank subordinate in right of payment to all existing and future senior debt of such guarantors, including such guarantors’ guarantee of indebtedness under our senior secured term loan. The guarantees rank equal in right of payment with any other senior subordinated indebtedness of the guarantors. Holdings is not a guarantor of the 8 3/4% notes.

Change of Control

Upon a change of control, each holder of the 8 3/4% notes may require us to repurchase such holder’s 8 3/4% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We cannot assure you that upon a change of control we will have sufficient funds to repurchase any of the 8 3/4% notes.

Certain Covenants

The indenture governing the 8 3/4% notes contains certain covenants that, among other things, limit our ability or the ability of any of our restricted subsidiaries, to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 8 3/4% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of 8 3/4% notes

The 8 3/4% notes are represented by one or more permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive 8 3/4% notes in registered form unless one of the events set forth under the heading “Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the 8 3/4% notes are shown on, and transfers of the 8 3/4% notes are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The 8 1/2% Notes

Securities Outstanding	$725,000,000 aggregate principal amount of 8 1/2% senior notes due 2013.

Maturity Date	June 1, 2013.

Interest Payment Dates	June 1 and December 1.

Optional Redemption

We may redeem the 8 1/2% notes, in whole or in part, at any time on or after June 1, 2008 at the redemption prices set forth in the “Description of the 8 1/2% Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the redemption date. Prior to June 1, 2006, we may redeem up to 35% of the principal amount of the 8 1/2% notes with the cash proceeds we have received from one or more public offerings of our or Holdings’ capital stock (other than disqualified stock) at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% of the aggregate principal amount of the 8 1/2% notes originally issued remains outstanding immediately after any such redemption.

Ranking

The 8 1/2% notes constitute senior unsecured obligations of SunCom and rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated debt, senior in right of payment to all of our existing and future subordinated debt and effectively rank junior in right of payment to all of our secured debt, including capital lease obligations and borrowings under our senior secured term loan, to the extent of the value of the assets securing such debt. The 8 1/2% notes rank senior to the 9 3/8% notes and the 8 3/4% notes. At December 31, 2005, we had $1.2 million of outstanding capital lease obligations and $247.5 million of outstanding senior secured term loan.

Guarantee

The 8 1/2% notes are fully and unconditionally guaranteed on a senior basis by all of our current direct and indirect domestic subsidiaries other than the subsidiaries holding our real property and leasehold interests and our FCC licenses. See “Risk Factors” and “Description of the 8 1/2% Notes.” The guarantees are unsecured obligations of the guarantors and rank equally in right of payment with all of the guarantors’ existing and future senior unsecured and unsubordinated debt and are effectively subordinated in right of payment to all of the guarantors’ secured debt, including borrowings, if any, under our senior secured term loan, to the extent of the value of the assets securing such debt. Holdings is not a guarantor of the 8 1/2% notes.

Change of Control

Upon a change of control, each holder of the 8 1/2% notes may require us to repurchase such holder’s 8 1/2% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the purchase date.

Certain Covenants

The indenture governing the 8 1/2% notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend restrictions or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 8 1/2% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of 8 1/2% notes

The 8 1/2% notes are represented by permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive 8 1/2% notes in registered form unless one of the events set forth under the heading “Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the 8 1/2% notes are shown on, and transfers of the 8 1/2% notes are effected only through, records maintained in book-entry form by DTC with respect to its participants.

RISK FACTORS

You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to invest in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer.

Risks Related to Our Indebtedness

We are highly leveraged, and absent Holdings’ determination to make additional future investments in us or our ability to secure another source of liquidity, we will need to restructure our balance sheet and/or implement an alternative financial plan.

As of December 31, 2005, we had total consolidated long-term indebtedness of approximately $1.7 billion, represented by a senior secured term loan, a series of senior notes and two series of senior subordinated notes. On May 2, 2006, SunCom Investment Company contributed approximately $194.4 million to our capital. As a result of this capital contribution, our projected cash flow from operations is expected to be sufficient to pay our debt service and fund our operating expenses and capital expenditure requirements for at least the next twelve months. The annual debt service on our long-term indebtedness is approximately $150 million. Our failure to pay such debt service will result in a default on such indebtedness which, unless cured or waived, would cause all $1.7 billion of long-term indebtedness to become immediately due and payable, and would therefore have a material adverse effect on our liquidity and financial position. If such debt were accelerated, we would likely be forced to file for bankruptcy protection. Accordingly, we have retained financial and legal advisors to assist us in evaluating options to improve our financial condition, but no definitive course of action has yet been adopted.

If we are unable to continue as a going concern, we may be required to substantially modify our business plan, restructure our balance sheet or file for bankruptcy protection.

On May 2, 2006, SunCom Investment Company, our immediate parent, contributed approximately $194.4 million to our capital. This enhanced liquidity strengthens our ability to implement our business plan. This plan involves financing the growth and maintenance of our network and the marketing and distribution of wireless communications products and services, as well as customer acquisition costs, funding of operations and other working capital costs and debt service related expenditures. We believe that the contribution of this incremental capital will be sufficient to pay our debt service and fund our operating expenses and capital expenditure requirements for at least the next twelve months, but there can be no assurances that such amount will be sufficient to implement our business plan or prevent a restructuring or reorganization of our long-term debt obligations, including possibly seeking bankruptcy protection or the implementation of an alternative financial plan.

Our future growth may require significant additional capital, and our substantial indebtedness could impair our ability to fund our capital requirements.

We believe that we have sufficient funds to finance our planned capital expenditures for network expansion and upgrades for at least the next twelve months, but we may require additional capital in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks or if we acquire additional licenses. Currently, planned capital expenditures primarily consist of the continued coverage expansion of Global System for Mobile Communications and General Packet Radio Service, or GSM/GPRS, technology to increase capacity and enhance the network to support our expected increase in subscribers. GSM digital technology has positioned us to earn roaming revenue from other wireless carriers, such as T-Mobile and Cingular Wireless, which are selling GSM handsets. Sources of funding for our future capital requirements may include any or all of the following:

•	public offerings or private placements of debt securities;

•	commercial bank loans; and

•	equipment lease financing.

Due to our highly leveraged capital structure, additional financing may not be available to us, or, if it were available, it may not be available on a timely basis, on terms acceptable to us and within the limitations contained in the indentures governing our 9 3/8% notes, our 8 3/4% notes, our 8 1/2% notes, the documentation governing our senior secured term loan or any new financing arrangements. Failure to obtain any appropriate financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements and could have a material adverse effect on our business.

Our debt instruments contain restrictive covenants that may limit our operating flexibility.

The indentures governing our 9 3/8% notes, our 8 3/4% notes and our 8 1/2% notes, as well as the documentation governing our senior secured term loan, contain significant covenants that limit our ability to engage in various transactions. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness.

These events include:

•	failure to comply with a document’s covenants;

•	material inaccuracies of representations and warranties;

•	specified defaults under or acceleration of other indebtedness; and

•	events of bankruptcy or insolvency.

The limitations imposed by our outstanding indebtedness are substantial, and failure to comply with them could have a material adverse effect on our business. We are currently in compliance with our debt covenants.

Risks Related to Our Business and Industry

We have experienced losses during four of the last five years, and we may be unable to regain profitability.

We reported significant net losses in four of the last five fiscal years. In 2004, we reported net income of $562.1 million. However, our profitability in 2004 was related to the gain arising from the consummation of our transactions with AT&T Wireless and Cingular Wireless. We may not achieve profitability or maintain profitability, if achieved, on a consistent basis. In addition, our operating expenses may increase in the future as we continue to upgrade our technology. If our gross profit does not grow to offset any such increased expenses, it will be more difficult to reverse our history of losses. Our improved financial performance will primarily depend on our ability to:

•	grow our subscriber base;

•	achieve our projected market penetration;

•	manage customer turnover rates effectively;

•	price our services competitively; and

•	control our operating and non-operating expenses.

We may not be able to successfully accomplish these tasks, and if we do not, we may not be able to achieve profitability. Continued losses would likely cause the trading price of our notes to decrease.

Our average revenue per user has declined for several years and may not stabilize.

Our average revenue per user, or ARPU, has weakened over the past several years, declining from $58.78 in 2001 to $54.79 in 2005. This trend has resulted primarily from:

•	increased competition, which has reduced pricing generally; and

•	expansion of subscriber bases to customers on lower price plans, such as prepaid plans and similar plans targeting different market segments.

As neither of these trends show signs of abating in the near term, we believe that ARPU will continue to be under pressure, notwithstanding increasing revenue from data services.

We have had and may continue to have difficulty penetrating the North Carolina markets we acquired from AT&T Wireless, which has adversely affected our results of operations and may continue to do so in the near future.

The success of our acquisition of AT&T Wireless’ systems in North Carolina will depend upon our ability to successfully penetrate this market. We no longer operate in Virginia, a market we knew well, and we now operate in the recently acquired North Carolina market, where the SunCom brand is relatively new. As a result of our recent entry into the acquired North Carolina market and the customer turnover experienced as a result of challenges encountered during the migration of acquired AT&T Wireless subscribers to our systems, we currently hold a smaller market position than we did upon the closing of our Exchange Agreement with AT&T Wireless and Cingular Wireless. In addition, our market position is smaller than that of several of our competitors, including Cingular Wireless and Verizon Wireless. We may not be able to successfully build strong brand identity and compete in this market.

Substantial competition in all aspects of our business could continue to cause reduced pricing and have adverse effects on our profit margins.

There is substantial competition in all aspects of the wireless communications industry. Our competitors are principally the three nationwide carriers, Cingular Wireless, Verizon Wireless and Sprint/Nextel, and a large number of regional providers of cellular, personal communications services, or PCS, and other wireless communications services, resellers and wireline telephone service providers. We expect robust competition to continue in the wake of Cingular Wireless’ acquisition of AT&T Wireless and the mergers of Sprint and Nextel and Alltel and Western Wireless. Competition continues to intensify as wireless carriers include more equipment discounts and bundled services in their offerings, including more minutes and free long distance and roaming services. This contributes to downward pressure on revenue growth and profit margins, and we expect this trend to continue.

Many of our competitors have substantial financial, technical, marketing, distribution and other resources. As a response to the intensifying competition, the need for cost reduction and the requirements for additional radio spectrum, we believe that the industry will continue to consolidate. This may produce larger and more formidable competitors with greater financial ability to continue to reduce prices to increase their customer base. As a result, our market share and profit margins may decrease.

Our business could be harmed by adverse regulatory changes.

U.S. telecommunications providers are subject to federal and state regulations that may change at any time. The FCC regulates the licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems to varying degrees, as do some state and local regulatory agencies. In addition, the FCC, in conjunction with the FAA, regulates tower marking and lighting. We cannot assure you that the FCC, the FAA or the state and local agencies having jurisdiction over our business will not adopt regulations or take other actions that would adversely affect our business.

FCC regulations and government policy in general promote robust competition, and new rules or changes to existing rules, such as rules providing for spectrum leasing and requiring wireless local number portability for customers changing wireless local carriers, could increase this trend and result in higher churn and lower margins.

Our inability to effectively manage our planned growth could adversely affect our operations.

We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience growth in the future. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. Failure to successfully manage our expected growth and development could have a material adverse effect on our business, results of operations and financial condition.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. New communications technologies, such as “Wi-Fi” and voice over Internet, are being developed and deployed by competitors, which may affect our ability to grow our wireless data and voice businesses. We may lose customers if we fail to keep up with these changes, and there is no guarantee that any new technologies developed and deployed by us will have long-term marketability.

A high rate of customer turnover would negatively impact our business and could reduce our revenues.

Many providers in the personal communications services industry, including SunCom, have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-use of phones, change of employment, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. A high rate of customer turnover could reduce our revenues and could have a material adverse effect on our competitive position and results of operations.

If our wireless service offerings or customer care service do not meet customer expectations, it could limit our ability to retain or attract customers.

Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance, quality, reliability and coverage of our wireless networks. Consumer demand could be impacted by differences in technology, footprint and service areas, network quality, consumer perceptions, customer care levels and rate plans. We may have difficulty retaining customers if we are unable to meet our customers’ expectations for network quality and coverage, billing systems or customer care. An inability to address those issues could limit our ability to expand our network capacity or subscriber base and place us at a competitive disadvantage to other wireless service providers in our markets. These issues could affect our ability to attract new subscribers as well.

Our FCC licenses are one of our principal assets, and our business could be harmed if the value of these licenses decreases or if our licenses are revoked by the FCC.

One of our principal assets is our portfolio of FCC licenses to provide cellular and personal communications services. The market for the purchase and sale of wireless licenses may not exist in the future or the values of our licenses in that market may fall. If the market value of our licenses were to decrease, we may incur impairment losses or a material loss upon the sale of any of our licenses. The future value of these licenses will largely be determined by the success of our business, but may also be affected by the availability of alternative spectrum in our license areas. In addition to the spectrum currently licensed for PCS, cellular and specialized mobile radio services, the FCC has announced plans to auction substantial additional Advanced Wireless Services spectrum for wireless carrier use in June 2006. While this spectrum may be used by new companies that would compete directly with us, this spectrum could also be acquired by existing wireless companies and used to provide advanced or third generation data services, such as those we plan to offer over our GSM/GPRS network.

The loss or revocation of any of our licenses by the FCC would have a material adverse effect on our business. Our personal communications services licenses began to be subject to renewal in 2005, and our cellular license for Myrtle Beach is subject to renewal in 2010. Our FCC licenses are also subject to fines or to potential revocation if we do not comply with the FCC’s rules.

Our Universal Service Funding may be reduced or eliminated.

Under the FCC’s current rules, Universal Service Funds are distributed to competitive carriers, including wireless carriers, operating in areas where the established landline carriers also receive such funding. In 2005, we received approximately $14.0 million of Universal Service Funds for our operations in Puerto Rico, and have applied for Eligible Telecommunications Carrier status in Georgia, North Carolina, Tennessee and Virginia. However, the Universal Service Fund rules are currently under review and could be substantially modified. As a result, there is no assurance that we will continue to receive any Universal Service Funds in the future, and the loss or reduction of this revenue could negatively impact our profitability.

Roaming revenue represents a significant portion of our total revenues, and its seasonality will subject our revenue and operating income (loss) to seasonal fluctuations.

In 2005, 2004 and 2003, approximately 12.5%, 17.8% and 22.3%, respectively, of our revenues were derived from roaming charges incurred by other wireless providers for use of our network by their customers who had traveled within our coverage area. A significant portion of that revenue was derived from Cingular Wireless’ customers. In our July 7, 2004 agreements with Cingular Wireless, we agreed to reduce the roaming rates Cingular Wireless pays to us for its customers’ use of our network. In addition, the Puerto Rico and U.S. Virgin Islands market generates less roaming revenue than did our former Virginia market. If roaming minutes of use were to decline significantly, we would not be able to maintain the roaming revenue we have historically realized and our results of operations could suffer.

Our coverage area includes a number of resort areas that contribute to our roaming revenue. As a result, our roaming revenue increases during vacation periods, introducing a measure of seasonality to our revenue and operating income (loss).

Termination or impairment of our relationship with a small number of key suppliers or vendors could adversely affect our revenues and results of operations.

We have developed relationships with a small number of key vendors for our supply of wireless handsets and devices, telecommunications infrastructure equipment, billing and customer care services and for information systems. We do not have operational or financial control over our key suppliers and have limited influence with respect to the manner in which these key suppliers conduct their businesses. If these companies were unable to honor, or otherwise failed to honor their obligations to us, or terminate their relationship with us, we could experience disruptions of our business and adverse effects on our revenues and results of operations.

Our success depends on our ability to attract and retain qualified personnel.

A small number of key executive officers manage our business. Their loss could have a material adverse effect on our operations. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is, and will continue to be, intense competition for qualified personnel in the personal communications services industry as the emerging personal communications services market develops, and we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We do not presently maintain key-man life insurance on any of our executives or other employees.

Equipment failure and disasters may adversely affect our operations.

A major equipment failure or a natural disaster, terrorist act or other breach of network security that affects our wireless telephone switching offices, microwave links, third-party owned local and long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which our customers roam could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system, even for a limited time period, may result in a loss of customers or impair our ability to attract new customers, which would have a material adverse effect on our business, results of operations and financial condition.

If hand-held phones pose health and safety risks, we may be subject to new regulations, and there may be a decrease in demand for our services.

Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. While many of these lawsuits were dismissed because of a lack of scientific evidence linking wireless handsets with cancer, other lawsuits were recently sent back to the trial court for further review. In addition, future lawsuits could be filed based on new evidence.

If consumers’ health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry.

Our institutional investors invest in other wireless communications services companies, and conflicts of interest may arise from these investments and from other directorships held by Holdings’ directors that may not be resolved in our favor.

Our principal institutional investors, or their affiliates, may have investments in wireless communications services companies other than SunCom. These institutional investors may in the future invest in other entities that compete with us. In addition, several of Holdings’ directors serve as directors of other communications services companies. As a result, these directors may be subject to conflicts of interest during their tenure as directors of Holdings. Because of these potential conflicts, these directors may be required to disclose periodically financial or business opportunities to us and to the other companies to which they owe fiduciary duties.

Risks Related to the Notes

Payment of principal and interest on the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are subordinate to SunCom’s senior secured debt and the 9 3/8% notes and the 8 3/4% notes are subordinate to the 8 1/2% notes.

SunCom has granted its lenders under its senior secured term loan a security interest in substantially all of its assets and those of certain of its existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock and other equity interests of all of its domestic subsidiaries, and Holdings has granted a pledge of the capital stock of SunCom. In the event of a default on secured indebtedness, the parties granted security interests will have a prior secured claim on the capital stock of SunCom and its subsidiaries as well as SunCom’s assets and the assets of its subsidiaries in which liens have been granted. If the parties should attempt to foreclose on their collateral, SunCom’s financial condition and the value of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes would be materially adversely affected.

The 8 1/2% notes and the guarantees related to these notes are senior unsecured obligations of SunCom that rank senior in right of payment to all current and future subordinated debt, including the 9 3/8% notes and the 8 3/4% notes. Holders of secured obligations of SunCom will have claims that are prior to claims of the holders of the 8 1/2% notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, SunCom’s assets and those of its subsidiaries will be available to pay obligations on the notes and the guarantees related to the notes only after holders of its senior secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the 8 1/2% notes or the subordinated obligations (as discussed below) of the 9 3/8% notes and the 8 3/4% notes.

The 9 3/8% notes and the 8 3/4% notes and guarantees related to these notes are unsecured obligations of SunCom and its subsidiaries that rank equally with each other but are subordinated in right of payment to all current and future senior debt, such as the 8 1/2% notes, as well as secured debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, SunCom’s assets and those of its subsidiaries will be available to pay obligations on the 9 3/8% notes and the 8 3/4% notes and the guarantees related to these notes only after its senior debt and secured debt has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the 9 3/8% notes and the 8 3/4% notes.

At December 31, 2005, we had outstanding approximately $248.7 million of secured debt, which related to our capital lease obligations and outstanding senior secured term loan, $725.0 million aggregate principal amount of senior indebtedness and $744.0 million aggregate principal amount of subordinated indebtedness.

There is no public trading market for the notes, and your ability to sell your notes is limited.

We cannot assure you as to the liquidity of any markets that have developed or may develop for the notes, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. At the time of issuance, the initial purchasers of the notes, including J.P. Morgan Securities Inc., advised SunCom that they intended to make a market in the notes. However, none of the initial purchasers is obligated to do so and any market-making may be discontinued by any of them at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. No active trading market may exist for the notes, and any trading market which does develop may not be liquid. Because J.P. Morgan Securities Inc. is deemed to be our affiliate, J.P. Morgan Securities Inc. is required to deliver a current “market making” prospectus and otherwise comply with the registration requirements of the Securities Act, in any secondary market sale of the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes may, in part, depend on our ability to maintain a current market making prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, will and would or similar words. Our forward-looking statements also include the facts and assumptions underlying such statements or projections. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. The factors listed in the “Risk Factors” section, as well as any cautionary language in this prospectus, provide examples of risk, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you invest in the notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from offers and sales of notes by J.P. Morgan Securities Inc. through market making activities.

RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES

The following tables set forth our ratio of earnings (deficiency) to fixed charges for the periods indicated. The ratio of earnings (deficiency) to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income before taxes, plus fixed charges, plus amortization of capitalized interest, less capitalized interest costs. Fixed charges include interest expense, which is inclusive of amortization of debt discount and amortization of capitalized expenses related to debt, capitalized interest, and one-third of rental expense attributable to the interest factor. On this basis, earnings were insufficient to cover fixed charges for the years ended December 31, 2005, 2003, 2002 and 2001 and for the quarters ended March 31, 2006 and 2005; therefore, the amount of the deficiency is shown.

	Year Ended December 31,						Three Months Ended March 31,
	2005	2004		2003	2002	2001	2006	2005
	(Dollars in thousands)
Ratio of earnings to fixed charges	—	4.8	x	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$(504,655)	—		$(139,694)	$(134,910)	$(199,691)	$(145,404)	$(66,328)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected financial data derived from audited financial statements of SunCom for the years ended December 31, 2005, 2004, 2003, 2002 and 2001. In addition, unaudited subscriber data for the same periods is presented. The following financial information is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Service	$635,038	$603,242	$576,359	$502,402	$387,381
Roaming	103,605	145,999	180,314	175,405	126,909
Equipment	87,515	68,959	53,426	38,178	25,810

Total revenues	826,158	818,200	810,099	715,985	540,100

Expenses:
Costs of service and equipment (excluding the below amortization and asset impairment, excluding depreciation and asset disposal of $272,235, $147,895, $131,968, $114,007 and $90,851, respectively, and excluding non-cash compensation of $665, $2,181, $3,300, $3,646 and $2,544, respectively)	437,240	367,240	348,856	296,598	248,013
Selling, general and administrative (excluding depreciation and asset disposal of $9,771, $13,313, $16,826, $16,072 and $16,657, respectively, and excluding non-cash compensation of $8,418, $17,784, $25,510, $17,784 and $14,647, respectively)	357,660	242,453	235,677	253,129	228,259
Termination benefits and other related charges	—	—	2,731	—	—
Non-cash compensation	9,083	19,965	28,810	21,430	17,191
Asset impairment	47,700	—	—	—	—
Depreciation and asset disposal(1)	282,006	161,208	148,794	130,079	107,508
Amortization	59,449	13,162	4,300	4,926	19,225

Total operating expenses	1,193,138	804,028	769,168	706,162	620,196

Income (loss) from operations	(366,980)	14,172	40,931	9,823	(80,096)
Interest expense	(148,871)	(128,627)	(141,210)	(144,086)	(117,499)
Other expense(2)	(157)	(3,092)	(2,898)	(7,693)	(18,034)
Debt extinguishment costs	—	—	(41,171)	—	—
Interest and other income(3)	8,480	2,548	2,285	6,292	18,322
Other gain(4)	—	679,515	—	—	—

Income (loss) before taxes	$(507,528)	$564,516	$(142,063)	$(135,664)	$(197,307)
Income tax (provision) benefit	5,693	(2,440)	(11,907)	(24,650)	(1,083)

Net income (loss)	$(501,835)	$562,076	$(153,970)	$(160,314)	$(198,390)

	As of December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$15,800	$8,351	$3,366	$14,133	$5,847
Short-term investments	139,050	305,500	102,600	198,317	365,241
Working capital	114,194	278,742	52,545	172,612	283,655
Property, plant and equipment, net	650,284	814,127	788,870	796,503	793,175
Intangible assets, net	844,113	984,052	488,883	395,249	283,847
Total assets	1,809,804	2,262,830	1,519,933	1,618,093	1,682,683
Long-term debt and capital lease obligations	1,689,351	1,688,318	1,443,788	1,413,263	1,344,291
Stockholder’s equity (deficit)	(260,061)	232,691	(179,308)	(59,664)	76,085

	For the Years Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands, except subscriber data)
Other Data:
Subscribers (end of period)	965,822	951,745	894,659	830,159	685,653
Cash flows from:
Operating activities	$(79,546)	$87,631	$136,919	$54,271	$(3,321)
Investing activities	85,318	(113,679)	(78,649)	(69,713)	(683,422)
Financing activities	1,677	31,033	(69,037)	23,728	690,973

(1)	Includes net losses of $4.7 million, $0.7 million, $4.4 million, $3.9 million and $0.2 million on the sale or disposal of assets for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively.

(2)	Includes losses of $0.0, $3.1 million, $2.0 million, $5.4 million and $12.9 million on our interest rate swap arrangements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively.

(3)	Includes a gain on debt extinguishment of $0.5 million as well as interest income for the year ended December 31, 2004. Amounts for the years ended December 31, 2005, 2003, 2002 and 2001 consist of interest income on our cash and short term investments.

(4)	Includes an aggregate gain of $679.5 million resulting from the consummation of the Triton PCS Agreement and the Exchange Agreement. Refer to “Overview” in “Business” for more information about each of these agreements.

The following tables present selected financial data derived from unaudited financial statements of SunCom for the fiscal quarters ended March 31, 2006 and 2005. In the opinion of management, the unaudited financial information includes all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of results for the interim period. In addition, unaudited subscriber data for the same periods is presented. The following financial information is qualified by reference to and should be read in conjunction with “First Quarter 2006 Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements for the quarter ended March 31, 2006 and the related notes appearing elsewhere in this prospectus.

	Three Months Ended March 31,
	2006	2005
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Service	$155,467	$162,849
Roaming	21,466	23,831
Equipment	24,959	17,273

Total revenue	201,892	203,953
Operating Expenses:
Cost of service (excluding the below amortization, and excluding depreciation and asset disposal of $101,610 and $39,453 for the three months ended March 31, 2006 and 2005, respectively)	67,948	61,800
Cost of equipment	39,221	34,646
Selling, general and administrative (excluding depreciation and asset disposal of $1,828 and $3,038 for the three months ended March 31, 2006 and 2005, respectively)	88,594	80,304
Termination benefits and other related charges	898	-
Depreciation and asset disposal	103,438	42,491
Amortization	11,504	16,956

Total operating expenses	311,603	236,197

Loss from operations	(109,711)	(32,244)
Interest expense	(37,803)	(36,727)
Other expense	—	(74)
Interest and other income	1,540	1,937

Loss before taxes	(145,974)	(67,108)
Income tax provision	(3,351)	(3,758)

Net loss	$(149,325)	$(70,866)

	March 31, 2006	December 31, 2005
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,236	$15,800
Short-term investments	92,201	139,050
Restricted cash and short-term investments	1,600	—
Working capital	75,011	114,194
Property, plant and equipment, net	556,163	650,284
Intangible assets, net	833,164	844,113
Total assets	1,655,382	1,809,804
Long-term debt and capital lease obligations	1,689,381	1,689,351
Stockholder’s deficit	(407,190)	(260,061)

	Three Months Ended March 31,
	2006	2005
	(in thousands, except subscriber data)
Other Data:
Subscribers (end of period)	1,007,114	961,127
Cash flows from:
Operating activities	$(24,064)	$3,124
Investing activities	35,265	(5,954)
Financing activities	(12,765)	723

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis is based upon our consolidated financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus. For information about the quarter ended March 31, 2006, see “First Quarter 2006 Information” contained elsewhere in this prospectus.

SunCom is a provider of digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. As of December 31, 2005, we operated in a licensed area which covered approximately 14.8 million potential customers in a contiguous geographic area encompassing portions of North Carolina, South Carolina, Tennessee and Georgia. In addition, we operate a wireless communications network covering approximately 4.1 million potential customers in Puerto Rico and the U.S. Virgin Islands.

We provide wireless communications services under the SunCom Wireless brand name. From 1998 until December 2004, we were a member of the AT&T Wireless network and a strategic partner with AT&T Wireless. Beginning in 1998, AT&T Wireless contributed PCS licenses to us covering various markets in the southeastern United States in exchange for an equity position in Holdings. As part of our transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T Corp. within our markets.

In October 2004, Cingular Wireless acquired all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless. In connection with this transaction, SunCom, AT&T Wireless and Cingular Wireless (and certain of their subsidiaries) entered into various agreements to modify our relationships with AT&T Wireless. Under these agreements, which are described in the “Business” section of this prospectus, AT&T Wireless surrendered to Holdings, following the October 2004 consummation of the AT&T Wireless-Cingular Wireless merger, all of the equity interests in Holdings held by AT&T Wireless, and the parties concurrently terminated the agreement under which AT&T Wireless had granted us the exclusive right to provide AT&T Wireless branded wireless services within our region. The termination of the exclusivity arrangement permits Cingular Wireless entry in our service area and provides us the opportunity to offer service in markets where we were previously prohibited.

Without the exclusivity agreement that previously applied to AT&T Wireless, Cingular Wireless does not rely on our network for service to the same degree that AT&T Wireless did in the past. As a result, lower roaming rates had a negative impact on our revenue for the year ended December 31, 2005. However, since the rates are reciprocal, we are able to offer our customers wide-area rate plans at acceptable rates of return due to lower expense associated with reduced roaming rates.

In addition, in December 2004, SunCom and Cingular Wireless completed a major exchange of wireless network properties, under which Cingular Wireless received our network assets and customers in Virginia and we received certain AT&T Wireless network assets and customers in North Carolina, Puerto Rico and the U.S. Virgin Islands, plus $175 million in cash. This exchange transaction transformed the geographic strategic focus of our wireless network by giving us a substantial new presence in the Charlotte, Raleigh/Durham and Greensboro, North Carolina markets and entry into the Puerto Rico market. Our entry into these markets allows us to operate a contiguous footprint in the Carolinas and provides us with a greater ability to grow our subscriber base and associated service revenue. However, roaming revenue has declined as Puerto Rico and the U.S. Virgin Islands markets generate less roaming revenue than our former Virginia market and there is a trend of declining roaming rates in the wireless marketplace.

Our strategy is to offer our customers high-quality, innovative voice and data services with coast-to-coast coverage, to provide extensive coverage to customers within our region and to generate revenue through relationships with other carriers whose customers roam into our covered area.

We believe our markets are strategically attractive because of their strong demographic characteristics for wireless communications services. According to the 2005 Paul Kagan Associates Report, our service area includes 11 of the top 100 markets in the country with population densities that are higher than the national average. We currently provide wireless voice and data services over two overlapping networks. One network utilizes Time Division Multiple Access, or TDMA, technology, and the second network utilizes GSM/GPRS technology, which is capable of providing enhanced voice and data services.

Since we began offering service in our markets, our subscriber base and total revenues have grown significantly. From our initial launch of personal communications services in January 1999, our subscriber base has grown to 965,822 subscribers as of December 31, 2005. As the result of our growing subscriber base, total revenues have increased from $131.5 million for the year ending December 31, 1999 to $826.2 million for the year ending December 31, 2005. Revenues consist primarily of monthly access, airtime, feature, long distance and roaming charges billed to our subscribers, equipment revenues generated by the sale of wireless handsets and accessories to our subscribers and roaming revenues generated by charges to other wireless carriers for their subscribers’ use of our network. As the result of the termination of Holdings’ First Amended and Restated Stockholders’ Agreement and the exclusivity arrangement with AT&T Wireless contained in that agreement, roaming revenue declined from the year ended December 31, 2004. A decline in roaming revenue has had, and will continue to have, a negative impact on our operating margins. In addition, incremental expenses related to the SunCom brand launch in our recently acquired North Carolina, Puerto Rico and the U.S. Virgin Islands markets and the re-launch of the SunCom brand in our previously existing markets, has had, and in the near term will continue to have, a negative impact on our operating margins. Therefore, until we further leverage our fixed costs over a larger subscriber base, our operating results will be lower than comparable historic periods.

Our net loss has increased from a loss of $149.4 million for the year ended December 31, 1999 to net loss of $501.8 million for the year ended December 31, 2005, and we expect to incur net losses for the foreseeable future. The net loss increase is primarily due to increased costs, including an additional call center, resulting from operating in two separate geographic territories with a combined subscriber base comparable to that of our prior contiguous territory, higher marketing expenses to promote the SunCom Wireless brand, higher interest expense due to increased borrowings and higher depreciation expense related to accelerating depreciation on our TDMA assets. Also contributing to the net loss increase were the customer migration costs incurred to transition the acquired AT&T subscribers to our systems, an asset impairment charge on certain FCC licenses held in the continental United States reporting unit and the incremental costs of operating two fully-deployed network technologies over an expanded market footprint. As a result of our net loss in 2005, our accumulated deficit increased to $815.3 million as of December 31, 2005. Since the inception of our personal communications services in January 1999, our long-term debt has increased from $465.7 million to $1.7 billion. This increase is due primarily to the increased funding required to build-out our network, which includes 2,593 cell sites and twelve switches.

The construction of our network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Our capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs and debt service related expenditures. We will have additional capital requirements for future upgrades due to advances in new technology. Approximately $195.1 million of Holdings’ short-term investments are held by SunCom Investment Company, our immediate parent, and therefore not currently available to us. Our projected cash flow from operations is not expected to be sufficient to pay our debt service and fund our operating expenses and required capital expenditures past early 2007. The annual debt service on our long-term indebtedness is approximately $150 million. Our inability to pay such debt service could result in a default on such indebtedness, which, unless cured or waived, would have a material adverse effect on our liquidity and financial position. Through March 16, 2006, Holdings’ management and its board of directors have not taken any actions to make additional investments in us. Holdings has retained financial and legal advisors to assist it in evaluating options to improve our financial condition. While no definitive course of action has yet been adopted, absent Holdings’ determination to make additional investments in us or our ability to obtain another source of liquidity this year, we will need to restructure our balance sheet, which may occur through a so-called “prepackaged” or “prearranged” bankruptcy, and/or implement an alternative financial plan, such as the sale of a significant portion of our assets, to reduce our long-term debt. If Holdings and SunCom are able to obtain an acceptable financial restructuring of our debt, Holdings will consider, but has undertaken no obligation to, making additional investments in us. There can be no assurance that any such deleveraging efforts will be successful and, if not, we may have to seek federal bankruptcy protection. Certain holders of our debt securities have raised legal questions regarding the $189 million dividend paid by us to SunCom Investment Company in November 2004. We continue to believe that such dividend was properly paid. Our independent registered public accounting firm, in their report on their audit of our financial statements as of December 31, 2005, has expressed substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

•	We recognize revenues as services are rendered. Unbilled revenues result from service provided from the billing cycle end date to the end of the month and from other carriers’ customers using our network. Unearned revenues result from billing subscribers in advance for recurring charges such as access and features. In accordance with Emerging Issues Task Force, or EITF, 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”, in a subscriber activation, the total proceeds are allocated to the associated deliverables. When equipment cost exceeds equipment revenue, referred to as equipment margin, the activation fee collected, up to the amount of the equipment margin, is recognized immediately as equipment revenue. Any subscriber activation fee collected in excess of the equipment margin is deferred and recognized over the estimated subscriber’s life. Equipment sales are a separate earnings process from other services we offer and are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

•	We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our subscribers to make required payments. If the financial condition of a material portion of our subscribers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We estimate our allowance for doubtful accounts by applying estimated loss percentages against the aging of our accounts receivable balances. The estimated loss percentages are updated periodically and are based on our historical write-off experience, net of recoveries.

•	We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those we projected, additional inventory write-downs may be required.

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We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the net deferred tax asset would increase income in the period we made that determination. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the net deferred tax asset would be charged to income in the period we made that determination. We establish additional provisions for income taxes when, despite the belief that our tax positions are fully supportable, there remain certain positions that are likely to be challenged and may or may not be sustained on review by tax authorities. We adjust these additional accruals in light of changing facts and circumstances.

•	We assess the impairment of long-lived assets, other than indefinite-lived intangible assets, whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results or significant changes in the manner of use of the assets or in the strategy for our overall business. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When we determine that the carrying value of a long-lived asset is not recoverable, we measure any impairment based upon a projected discounted cash flow method using a discount rate we determine to be commensurate with the risk involved. Our indefinite-lived intangible assets are FCC licenses and goodwill. We test investments in FCC licenses and goodwill for impairment annually or more frequently if events or changes in circumstances indicate that these indefinite-lived intangible assets may be impaired. The impairment test consists of a comparison of the fair value with the carrying value. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142 and our interpretation of EITF 02-7 “Unit of Accounting for Testing Impairment of Indefinite-lived Intangible Assets”, goodwill and FCC licenses are tested for impairment at the reporting unit level.

•	We estimate the useful lives of our property, plant and equipment and our finite-lived intangible assets in order to calculate depreciation and amortization expense on these assets. We periodically evaluate our useful lives, considering such factors as industry trends, new technologies and significant changes in the manner of use of the assets or in the strategy for our overall business. The actual useful lives may be different than our estimated useful lives, which would thereby result in different carrying values of our property, plant, equipment and intangible assets. These evaluations could result in a change in our depreciable lives and, therefore, our depreciation and amortization expense in future periods.

Revenue

We derive our revenue from the following sources:

•	Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services for our subscribers include monthly recurring charges for access, features and fees and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers’ roaming charges are rate plan dependent and are based on the number of pooled minutes included in their plans. Service revenue also includes non-recurring activation service charges and Universal Service Fund program revenue.

•	Equipment. We sell wireless personal communications handsets, data devices and accessories that are used by our customers in connection with our wireless services. Equipment sales are a separate earnings process from other services we offer, and we recognize equipment sales upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

•	Roaming. We charge per minute fees and per kilobyte fees to other wireless telecommunications companies for their customers’ use of our network facilities to utilize wireless services. In addition, our roaming revenue is contingent upon our roaming partners’ subscriber growth, their use of our network as well as industry consolidation.

We believe our roaming revenues are subject to seasonality, as we expect to derive increased revenues from roaming during vacation periods, reflecting the large number of tourists visiting resorts in our coverage area. As a result of our roaming agreement with Cingular Wireless and our new service area resulting from our exchange transaction with Cingular Wireless and AT&T Wireless in the fourth quarter of 2004, roaming rates payable to SunCom decreased in the year ended December 31, 2005, resulting in significantly decreased revenue.

Costs and Expenses

Our costs of services and equipment include:

•	Equipment. We purchase personal communications services handsets and accessories from third party vendors to resell to our customers for use in connection with our services. Because, when selling directly to our customers, we subsidize the sale of handsets to encourage the use of our services, the cost of handsets is higher than the resale price to the customer. We do not manufacture any of this equipment.

•	Roaming Fees. We incur fees to other wireless communications companies based on airtime usage by our customers on other wireless communications networks.

•	Transport and Variable Interconnect. We incur charges associated with interconnection with wireline and other wireless carriers’ networks. These fees include fixed monthly connection costs and other variable fees based on minutes of use by our customers.

•	Variable Long Distance. We pay usage charges to long distance companies for long distance service provided to our customers. These variable charges are based on our subscribers’ usage, applied at pre-negotiated rates with the other carriers.

•	Cell Site Costs. We incur expenses for the rent of towers, network facilities, engineering operations, field technicians and related utility and maintenance charges.

Other expenses include:

•	Selling, General and Administrative. Our selling expense includes advertising and promotional costs, commission expense for our sales associates and agents and fixed charges such as store rent and retail associates’ salaries. General and administrative expense includes customer care, billing, financial services and bad debt, information technology, finance, accounting and legal services. Certain portions of functions such as customer care, billing, finance, accounting, human resources and legal services are centralized in order to achieve economies of scale.

•	Asset impairment. We performed our annual goodwill and indefinite-lived intangible asset impairment analysis, and based upon this evaluation, we recorded a non-cash asset impairment charge on our FCC licenses during the year ended December 31, 2005. We did not incur any impairment charges during the years ended December 31, 2003 and 2004.

•	Depreciation, Asset Disposal and Amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to twelve years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Depreciation of network development costs begins when the network equipment is ready for its intended use and is depreciated over the estimated useful life of the asset. Gains and losses incurred on the sale or disposal of company assets, including fixed assets and subscribers are recognized within the statement of operations. Amortization of finite-lived intangible assets, including branding and income leases, is computed using the straight-line method based upon estimated useful lives. Subscriber list intangibles are amortized based on the expected turnover rate of the associated subscribers. As the subscriber base decreases due to turnover, the related amortization decreases proportionately to the decline in the number of subscribers. We do not amortize our FCC licenses, as we believe they have indefinite lives.

•	Termination Benefits and Other Related Charges. For the year ended December 31, 2003, we recorded expenses related to a workforce reduction that occurred in January 2003. These expenses consisted primarily of one-time termination benefits and relocation expenses. We did not record any expenses related to workforce reduction in the years ended December 31, 2004 and 2005.

•	Non-cash Compensation. As of December 31, 2005, we recorded $6.1 million of deferred compensation associated with the issuances of Holdings’ common stock to employees and directors. We generally recognize this compensation over four to five years as the stock vests.

•	Interest Expense (Income). Interest expense through December 31, 2005 consisted primarily of interest on our senior secured term loan that expires in 2009, our 9 3/8% senior subordinated notes due 2011, our 8 3/4% senior subordinated notes due 2011 and our 8 1/2% senior notes due 2013, net of capitalized interest. Interest expense also includes the amortization of deferred costs incurred in connection with our issuance of debt instruments. Interest income is earned primarily on our cash and cash equivalents and short-term investments.

•	Other Expense. Other expense primarily includes losses incurred on our previously held interest rate swap agreements. As of December 31, 2005 and 2004, we did not have any interest rate swap arrangements.

•	Debt Extinguishment Costs. For the year ended December 31, 2003, we recorded expenses related to the retirement of our old credit facility and our 11% subordinated notes. These expenses consisted primarily of a premium paid to holders of the 11% subordinated notes who tendered their notes, tender offer fees and the write-off of deferred financing costs. We did not record any debt extinguishment costs in the years ended December 31, 2004 and 2005.

•	Other Income and Gain. For the year ended December 31, 2004, other income and gain consisted primarily of the gains resulting from the consummation of our definitive agreements with AT&T Wireless and Cingular Wireless and the repurchase of a portion of our 9 3/8% notes and our 8 3/4% notes. We did not record any other income or gain for the year ended December 31, 2005 and 2003.

•	Income Tax (Expense) Benefit. We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates in effect for the year in which the differences are expected to reverse. Pursuant to the provisions of SFAS No. 109, “Accounting For Income Taxes,” we provide valuation allowances for deferred tax assets for which we do not consider realization of such assets to be more likely than not. We establish additional provisions for income taxes when, despite the belief that our tax positions are fully supportable, there remain certain positions that are likely to be challenged and may or may not be sustained on review by tax authorities. We adjust these additional accruals in light of changing facts and circumstances.

Our ability to improve our margins will depend on our ability to grow our subscriber base and to manage our variable costs, including selling costs per gross added subscriber, general and administrative expense and costs of maintaining and upgrading our network. We expect our operating costs to grow as our operations expand and our customer base and call volumes increase. Over time, these expenses should represent a reduced percentage of revenues as our customer base grows.

Results of Operations

Beginning in 2005, as a result of our acquisition of AT&T Wireless’ business in certain North Carolina markets, Puerto Rico and the U.S. Virgin Islands, we began operating as two reportable segments, which we operate and manage as strategic business units. Our reporting segments are based upon geographic area of operation; one segment consists of our operations in the continental United States and the other consists of our operations in Puerto Rico and the U.S. Virgin Islands. Because we only owned and operated the newly acquired North Carolina and Puerto Rico and U.S. Virgin Islands markets for one month during the year ended December 31, 2004, we do not have sufficient information to compare and discuss year-over-year results for the reportable segments. As such, the discussion and analysis below was prepared on a consolidated basis, with relevant segment information provided as deemed useful. For further discussion of our segments, see “Index to Financial Statement—Notes to the Consolidated Financial Statements—Note 5 Segment Information” of this prospectus.

Year ended December 31, 2005 compared to the year ended December 31, 2004

Net subscriber additions were positive 43,216 and negative 14,344 for the year ended December 31, 2005 and 2004, respectively. This change was driven primarily by an increase in gross subscriber additions, offset partially by higher subscriber churn. We believe the year-over-year gross subscriber addition increase was the result of a significant marketing and branding initiative associated with our launch of the SunCom brand in the recently acquired Puerto Rico markets and the re-launch of the SunCom brand in our previously-owned markets. This increase in gross subscriber additions was partially offset by lower penetration in the newly acquired North Carolina market, which primarily resulted from challenges establishing the SunCom brand in the newly acquired North Carolina market, when compared to our penetration of our former Virginia market. Total subscribers were 965,822 as of December 31, 2005, an increase of 14,077, or 1.5%, over our subscriber total as of December 31, 2004. The increase in total subscribers was attributable to the net subscriber additions, partially offset by the sale of 29,139 subscribers to Cingular Wireless in September 2005. Continental United States subscribers decreased from 710,528 subscribers as of December 31, 2004 to 698,971 subscribers as of December 31, 2005, which was the result of the subscriber sale, offset partially by net subscriber additions. Puerto Rico and U.S. Virgin Islands subscribers increased from 241,217 subscribers as of December 31, 2004 to 266,851 subscribers as of December 31, 2005, which was the result of net subscriber additions.

	For the year ended December 31, 2005
	Continental United States	Puerto Rico and U.S. Virgin Islands	Consolidated
Gross Additions	280,079	123,624	403,703
Net Additions	17,091	26,125	43,216
Sale of Enterprise Subscribers	28,648	491	29,139
Ending Subscribers	698,971	266,851	965,822

Monthly subscriber churn was 3.2% and 2.8% for the year ended December 31, 2005 and 2004, respectively. This increase resulted primarily from increased voluntary subscriber deactivations due to the transition’s negative impact on the recently acquired subscribers in the North Carolina and Puerto Rico markets. In addition, involuntary churn increased due to deactivations resulting from certain service offerings to credit challenged subscribers, which are prone to higher churn. Monthly subscriber churn for the continental U.S. market and the Puerto Rico and U.S. Virgin Islands markets for the year ended December 31, 2005 was 3.1% and 3.3%, respectively. Monthly subscriber churn is calculated by dividing subscriber deactivations by our average subscriber base for the respective period. We believe that churn may decrease in 2006 as a result of the reduced impact of the exchange transaction on our subscribers.

	For the year ended December 31, 2005
	Continental United States	Puerto Rico and U.S. Virgin Islands	Consolidated
Monthly Subscriber Churn	3.1%	3.3%	3.2%

Average revenue per user, or ARPU, was $54.79 and $55.35 for the year ended December 31, 2005 and 2004, respectively. ARPU reflects the average amount billed to subscribers based on rate plan and calling feature offerings. The ARPU decrease of $0.56, or 1.0%, was primarily the result of a decrease in average access revenue per subscriber and a decrease in the amount of cost recovery fees billed as the result of our “Truth in Wireless” pricing strategy, partially offset by an increase in revenue from usage of new features offered for an additional fee. ARPU for the continental U.S. and Puerto Rico for the year ended December 31, 2005 was $54.62 and $55.28, respectively. As the result of the anticipated mix of new rate plan offerings, such as add-a-line, and increased pricing competition, we expect ARPU to decline for the foreseeable future. ARPU is calculated by dividing service revenue, excluding service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. For more details regarding our calculation of ARPU, refer to “Reconciliation of Non-GAAP Financial Measures” below.

	For the year ended December 31, 2005
	Continental United States	Puerto Rico and U.S. Virgin Islands	Consolidated
ARPU	$54.62	$55.28	$54.79

Total revenue increased 1.0% to $826.2 million for the year ended December 31, 2005 from $818.2 million for the year ended December 31, 2004. Service revenue for the year ended December 31, 2005 was $635.0 million, an increase of $31.8 million, or 5.3%, compared to $603.2 million for the year ended December 31, 2004. The increase in service revenue was due primarily to a larger average subscriber base, partially offset by lower ARPU. We expect subscriber growth in the future, which we expect will offset the ARPU decrease, and hence, we expect service revenue to continue to increase. Roaming revenue was $103.6 million for the year ended December 31, 2005, a decrease of $42.4 million, or 29.0%, compared to $146.0 million for the year ended December 31, 2004. The decrease in roaming revenue was primarily the result of reductions in roaming rates associated with the termination of our previously existing AT&T Wireless roaming agreement and the amendment of our Cingular Wireless roaming agreement in October 2004. The decrease in roaming revenue related to these transactions was partially offset by an increase in roaming revenue related to our roaming agreement with T-Mobile, which commenced during 2004. Although we expect the growth of the wireless industry to continue, we believe that our roaming revenues will decrease in the future due to the industry trend of declining roaming rates and the impact of AT&T Wireless’ merger with Cingular Wireless on our roaming traffic. Equipment revenue was $87.5 million for the year ended December 31, 2005, an increase of $18.5 million, or 26.8%, compared to $69.0 million for the year ended December 31, 2004. The equipment revenue increase was due primarily to an increase in gross subscriber additions, an increase in handset sales to existing subscribers and an increase in handset prices resulting from the transition from TDMA handsets to GSM/GPRS handsets, which offer more advanced capabilities.

Cost of service (excluding amortization, depreciation, asset disposal and non-cash compensation) was $270.1 million for the year ended December 31, 2005, an increase of $25.7 million, or 10.5%, compared to $244.4 million for the year ended December 31, 2004. This increase was primarily related to the increased costs of operating two fully-deployed network technologies over an expanded market footprint as a result of the exchange transaction with AT&T Wireless and Cingular Wireless in December 2004. Our expanded network and subscriber growth resulted in increased interconnect fees of $13.1 million and cell site and network repair and maintenance costs of $18.9 million. These increases were partially offset by a decline in incollect costs, which decreased from $75.2 million for the year ended December 31, 2004 to $66.1 million for the year ended December 31, 2005, or $9.1 million. This decrease resulted primarily from the termination of our AT&T Wireless roaming agreement and the amendment of our Cingular Wireless roaming agreement in October 2004, which resulted in lower per minute rates that are in line with current market rates. As a result of the variable components of cost of service, such as interconnect and toll, our cost of service may increase in conjunction with the growth of our subscriber base. Cost of service as a percentage of service revenue was 42.5% and 40.5% for the year ended December 31, 2005 and 2004, respectively. The increase of 2.0% was attributable to higher network costs, such as interconnect and cell site expenses, partially offset by increased service revenue and a lower incollect rate per minute of use. Cost of service as a percentage of service revenue may decline in the future, as we expect to leverage the fixed components of cost of service, such as cell site rent, against increased revenue.

Cost of equipment was $167.1 million for the year ended December 31, 2005, an increase of $44.2 million, or 36.0%, compared to $122.9 million for the year ended December 31, 2004. The increase in cost of equipment was largely a result of costs associated with providing certain subscribers in the acquired North Carolina and Puerto Rico markets with a new handset compatible with our systems. This migration resulted in approximately $17.5 million of equipment costs for the year ended December 31, 2005. Of this amount, $5.3 million was related to our continental United States segment and $12.2 million was related to our Puerto Rico and U.S. Virgin Islands segment. In addition, sales to new subscribers increased as the result of higher gross subscriber additions, and sales to existing subscribers increased due to their transition from TDMA handsets to GSM/GPRS handsets.

Selling, general and administrative expenses (excluding amortization, depreciation, asset disposal and non-cash compensation) were $357.7 million for the year ended December 31, 2005, an increase of $115.2 million, or 47.5%, compared to $242.5 million for the year ended December 31, 2004. Selling expenses increased by $50.2 million, or 52.1%, primarily due to (i) an increase in advertising and promotional costs of $29.6 million resulting from the launch of our SunCom brand, (ii) higher commission expense of $13.0 million as the result of increased gross subscriber additions and (iii) higher fixed costs, such as retail store rent and personnel costs, of $7.6 million due to increased sales distribution as the result of an exchange transaction with AT&T Wireless and Cingular Wireless in December 2004. General and administrative expenses increased $65.0 million, or 44.5%, primarily due to increases in customer care costs of approximately $30.9 million, of which approximately $18.1 million was as a result of migrating recently acquired subscribers in the acquired North Carolina and Puerto Rico markets to our systems. Of this $18.1 million, $7.3 million was related to our continental United States segment and $10.8 million was related to our Puerto Rico segment. The incremental migration costs in customer care include such items as temporary help, temporary facilities, fees related to number porting and amounts paid to indirect agents to assist with the subscriber migration process. The remainder of the increase in customer care costs was largely due to operating three customer care centers during 2005, compared to two centers for the majority of 2004. In addition, bad debt expense was approximately $8.4 million higher due to the transition’s negative impact on the recently acquired subscribers in the North Carolina and Puerto Rico markets and certain service offerings to credit challenged subscribers. In addition, headcount costs, such as salary, bonus and benefits, increased approximately $6.8 million as a result of increased headcount necessary because of the non-contiguous nature of our footprint subsequent to our exchange transaction with Cingular Wireless and AT&T Wireless. Last, legal expense was approximately $2.5 million higher than the comparable period in 2004 due to the termination of our planned purchase of Urban and the related write-off of deferred legal fees as well as legal services performed for other company projects. As a result of the variable components of selling, general and administrative expense, such as customer care personnel and billing costs, our selling, general and administrative expenses may increase as a function of the growth of our subscriber base. General and administrative expense as a percentage of service revenue was 33.2% and 24.2% for the year ended December 31, 2005 and 2004, respectively. This 9.0% increase is primarily attributable to an increase in the expenses discussed above. Because we substantially completed the migration of our recently acquired North Carolina and Puerto Rico markets in the third quarter of 2005, general and administrative expenses as a percentage of service revenue should decline in the near term. General and administrative expense as a percentage of service revenue may further decline in the future, as we expect to leverage our fixed general and administrative costs, such as headcount and facilities costs, against increased revenue.

Cost per gross addition, or CPGA, was $431 and $434 for the year ended December 31, 2005 and 2004, respectively. The CPGA decrease of $3 was primarily the result of greater leverage on fixed acquisition costs, such as salaries and rent, due to higher gross subscriber additions and lower net equipment costs, partially offset by increased advertising and promotional spending during the year ended December 31, 2005 related to our SunCom brand launch. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) plus selling expenses related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses and the equipment margin on handsets sold to existing subscribers, including handset upgrade transactions, are excluded, as these costs are incurred specifically for existing subscribers. For more details regarding our calculation of CPGA, refer to “Reconciliation of Non-GAAP Financial Measures” below.

Non-cash compensation expense was $9.1 million for the year ended December 31, 2005, a decrease of $10.9 million, or 54.5%, compared to $20.0 million for the year ended December 31, 2004. Non-cash compensation represents the amortization of Holdings’ restricted stock, valued at the date of grant, over the applicable vesting period. In addition, contributions of Holdings’ Class A common stock made to our 401(k) savings plan are also included in non-cash compensation. The decrease reflects a lower average share price for recent grants as well as a decreased number of Holdings’ restricted Class A common shares vesting during the period, as compared to the same period in 2004.

Asset impairment expense was $47.7 million for the year ended December 31, 2005. There was no asset impairment expense for the year ended December 31, 2004. During the fiscal year ended December 31, 2005, we performed our annual impairment evaluation of our long-lived intangible assets. Based on this evaluation, we determined that certain FCC licenses held by our continental United States segment were impaired. As a result of this evaluation, we recorded a non-cash impairment charge of $47.7 million on these assets for the fiscal year ended December 31, 2005.

Depreciation, asset disposal and amortization expense was $341.5 million for the year ended December 31, 2005, an increase of $167.1 million, or 95.8%, compared to $174.4 million for the year ended December 31, 2004. This increase was primarily attributable to a $107.7 million increase in depreciation expense resulting from the acceleration of the depreciation of our TDMA wireless communications equipment. This acceleration resulted from an increased projected rate of migration for our TDMA subscriber base to our overlapping next generation GSM/GPRS network, which we completed in the second and fourth quarters of 2005, as well as a higher rate of churn for these customers during 2005 than we planned. We accelerated depreciation to fully depreciate our continental United States TDMA equipment by June 30, 2006 and our Puerto Rico and U.S. Virgin Islands TDMA equipment by March 31, 2006. The increase was also driven by a $46.3 million increase in amortization expense relating to the intangible assets acquired in the transactions with Cingular Wireless and AT&T Wireless during the fourth quarter of 2004, including subscriber lists, income leases and the SunCom brand. Last, we recognized a $5.1 million loss on the sale of 29,139 subscribers to Cingular Wireless on September 20, 2005. See Note 17 to our consolidated financial statements included in Index to Financial Statements of this prospectus.

Interest expense was $148.9 million, net of capitalized interest of $1.0 million, for the year ended December 31, 2005. Interest expense was $128.6 million, net of capitalized interest of $0.8 million, for the year ended December 31, 2004. The increase of $20.3 million, or 15.8%, relates primarily to the increase of $14.8 million of interest expense on our $250 million senior secured term loan that was entered into in November 2004. During the year ended December 31, 2005, we repaid $2.5 million of principal on the senior secured term loan, leaving $247.5 million outstanding as of December 31, 2005. In addition, we did not receive any benefit in 2005 related to the interest rate swaps that were terminated in the third and fourth quarters of 2004. These terminated swaps decreased interest expense by $5.6 million in the year ended December 31, 2004.

We had a weighted average interest rate of 8.44% for the year ended December 31, 2005 on our average obligation for our senior and subordinated debt as well as our senior secured term loan, compared with an 8.32% weighted average interest rate for the year ended December 31, 2004.

Other expense was $0.2 million for the year ended December 31, 2005, a decrease of $2.9 million, compared to $3.1 million for the year ended December 31, 2004. Other expense for the year ended December 31, 2005 consisted of additional costs related to the Cingular Wireless and AT&T Wireless exchange transaction consummated in the fourth quarter of 2004. Other expense for the year ended December 31, 2004 consisted of losses associated with the retirement of our interest rate swap derivative instruments.

Interest and other income was $8.5 million for the year ended December 31, 2005, an increase of $6.0 million, compared to $2.5 million for the year ended December 31, 2004. This increase was due primarily to higher average cash and short-term investment balances as well as higher interest rates on those balances for the period ended December 31, 2005.

There was no other gain for the year ended December 31, 2005. For the year ended December 31, 2004, other gain was $679.5 million, which included a $663.1 million gain, net of $3.5 million of expenses, from the consummation of our Exchange Agreement with AT&T Wireless and Cingular Wireless and a $16.5 million gain from the consummation of the Triton PCS Agreement with AT&T Wireless and Cingular Wireless.

Income tax benefit was $5.7 million for the year ended December 31, 2005, a change of $8.1 million, compared to $2.4 million of income tax expense for the year ended December 31, 2004. The change was primarily a result of recording an impairment charge on our FCC licenses during the year ended December 31, 2005 and the related tax benefit of $18.2 million resulting from the write-off. In addition, we recorded federal alternative minimum tax in 2004 as a result of the exchange transaction with Cingular Wireless and AT&T Wireless in December 2004. These decreases were partially offset by the recognition of a greater deferred tax liability associated with the licenses that we acquired in the exchange transaction in December 2004. Pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we can no longer reasonably estimate the period of reversal, if any, for the deferred tax liabilities related to our licensing costs; therefore, we will continue to incur deferred tax expense as additional deferred tax liabilities associated with the amortization of the tax basis of our FCC licenses are incurred.

Net loss was $501.8 million for the year ended 2005, compared to a net income of $562.1 million for the year ended December 31, 2004. The net loss increase of $1.1 billion resulted primarily from the items discussed above.

Year ended December 31, 2004 compared to the year ended December 31, 2003

Net subscriber additions were negative 14,344 and positive 64,500 for the year ended December 31, 2004 and 2003, respectively. The decrease was driven by a combination of higher subscriber churn on a larger subscriber base and a reduction in our gross subscriber additions. Total subscribers were 951,745 as of December 31, 2004, an increase of 6.4% over our subscriber total as of December 31, 2003. The increase was attributable to the net subscriber increase of 71,430 resulting from the exchange transaction with AT&T Wireless and Cingular Wireless, offset partially by negative net adds.

Monthly subscriber churn was 2.8% and 2.3% for the years ended December 31, 2004 and 2003, respectively. This increase stemmed primarily from increased voluntary subscriber deactivations resulting from the implementation of a service plan restructuring during the second and third quarters of 2004, which increased fees on our UnPlan offering. In addition, churn increased as a result of certain rate plan offerings to credit-challenged subscribers. Our voluntary churn also increased as a result of the uncertainty regarding our relationship with AT&T Wireless during the period from the announcement of the AT&T Wireless and Cingular Wireless merger until its consummation in October 2004. In addition, as of May 2004, we offered local number portability to all markets in our service area.

ARPU was $55.35 and $55.78 for the year ended December 31, 2004 and 2003, respectively. ARPU reflects the average amount billed to subscribers based on rate plan offerings. ARPU is exclusive of service revenue credits made to retain existing subscribers and revenue not generated by wireless subscribers of $0.22 and $0.72 per average subscriber for the years ended December 31, 2004 and 2003, respectively. The ARPU decrease of $0.43, or 0.8%, was primarily the result of a decrease in billable overage and roaming charges, offset partially by an increase in fees charged to recoup expenditures incurred to comply with federal mandates and increases in revenue related to new handset features.

Total revenue increased 1.0% to $818.2 million for the year ended December 31, 2004 from $810.1 million for the year ended December 31, 2003. Service revenue for the year ended December 31, 2004 was $603.2 million, an increase of $26.8 million, or 4.6%, compared to $576.4 million for the year ended December 31, 2003. The increase in service revenue was due primarily to an increased number of average subscribers during 2004, partially offset by a slight decrease in ARPU. Roaming revenue was $146.0 million for the year ended December 31, 2004, a decrease of $34.3 million, or 19.0%, compared to $180.3 million for the year ended December 31, 2003. The decrease in roaming revenue was primarily the result of reductions in contractual roaming rates agreed to with other carriers. Roaming minutes for the year ended December 31, 2004 were

1.1 billion, which was flat compared to the year ended December 31, 2003. TDMA minutes decreased for the year as the result of certain factors affecting the traffic from our largest roaming partners. This included AT&T Wireless’ reduced customer growth as well as Cingular Wireless’ successful transition to GSM/GPRS, which allows them to utilize their own network in a large portion of our territory. These decreases were offset by increased GSM/GPRS roaming minutes of use resulting from the successful completion of our GSM/GPRS overlay and the implementation of a new roaming agreement with T- Mobile. In addition, we received a $2.0 million payment in October 2004, resulting from the settlement with one of our roaming partners related to handset programming issues. Equipment revenue was $69.0 million for the year ended December 31, 2004, an increase of $15.6 million, or 29.2%, compared to $53.4 million for the year ended December 31, 2003. Equipment revenue includes the revenue earned on the sale of a handset or handset accessories to new and existing subscribers. The equipment revenue increase was due primarily to an increase in handset sales to existing subscribers as well as increased prices resulting from the transition of TDMA handsets to GSM/GPRS handsets, which offer more advanced capabilities.

Cost of service (excluding amortization, depreciation, asset disposal and non-cash compensation) was $244.4 million for the year ended December 31, 2004, an increase of $0.2 million, or 0.1%, compared to $244.2 million for the year ended December 31, 2003. The increase was primarily related to operating two network technologies as well as a higher volume of traffic on our network driven by rate plan offerings and subscriber growth. These increases were partially offset by a reduction in roaming expense resulting primarily from contractual rate decreases that occurred during the second half of 2004. Cost of service as a percentage of service revenue was 40.5% and 42.4% for the year ended December 31, 2004 and 2003, respectively. The decrease of 1.9% was primarily attributable to a lower incollect expense rate per minute of use.

Cost of equipment was $122.9 million for the year ended December 31, 2004, an increase of $18.3 million, or 17.5%, compared to $104.6 million for the year ended December 31, 2003. Cost of equipment includes the cost associated with the sale of a handset or handset accessories to new and existing subscribers. The cost of equipment increase was driven primarily by an increase in handset sales to existing subscribers and increased costs of handsets resulting from the transition of TDMA handsets to GSM/GPRS handsets.

Selling, general and administrative expenses (excluding amortization, depreciation, asset disposal and non-cash compensation) were $242.5 million for the year ended December 31, 2004, an increase of $6.8 million, or 2.9%, compared to $235.7 million for the year ended December 31, 2003. Selling expenses decreased by $4.6 million, or 4.6%, primarily due to a decrease in advertising and promotional costs for the year ended December 31, 2004. General and administrative expenses increased $11.4 million, or 8.4%, primarily due to increases in headcount costs of $5.5 million, consulting fees of $1.7 million and existing customer based marketing expenses of $1.4 million. General and administrative expense as a percentage of service revenue was 24.2% and 23.4% for the year ended December 31, 2004 and 2003, respectively. This 0.8% increase was primarily attributable to an increase in the expenses discussed above. These higher expenses were partially offset by lower bad debt expense of $0.8 million during the year ended December 31, 2004.

CPGA was $434 and $437 for the year ended December 31, 2004 and 2003, respectively. The CPGA decrease of $3, or 0.7%, was primarily the result of decreased advertising and promotional spending for the year ended December 31, 2004, offset partially by increased fixed acquisition costs such as store rent and retail headcount.

There were no termination benefits and other related charges for the year ended December 31, 2004. Termination benefits and other related charges were $2.7 million for the year ended December 31, 2003. These expenses, which consisted primarily of severance and relocation costs, resulted from the streamlining of our operations during January 2003.

Non-cash compensation expense was $20.0 million for the year ended December 31, 2004, a decrease of $8.8 million, or 30.6%, compared to $28.8 million for the year ended December 31, 2003. Non-cash compensation represents the amortization of Holdings’ restricted stock, valued at the date of grant, over the applicable vesting period. In addition, contributions of Holdings’ Class A common stock made to our 401(k)

savings plan are also included in non-cash compensation. The decrease reflects a lower average share price for recent grants as well as a reduced number of Holdings’ restricted Class A common shares vesting during the year ended December 31, 2004, compared to the year ended December 31, 2003. This was the result of the acceleration of a portion of our retired Chief Operating Officer’s restricted shares during the second quarter of 2003 in accordance with his retirement agreement.

Depreciation, asset disposal and amortization expense was $174.4 million for the year ended December 31, 2004, an increase of $21.3 million, or 13.9%, compared to $153.1 million for the year ended December 31, 2003. The increase was primarily driven by a $12.6 million incremental increase resulting from the acceleration of depreciation on our TDMA wireless communication equipment which resulted from the successful launch of our overlapping next generation GSM/GPRS network in all of our covered markets. In addition, we experienced increased depreciation expense resulting from capital expenditures during the year. These increases in depreciation and asset disposal expense were partially offset by a $4.4 million loss recognized during the year ended December 31, 2003 in connection with the disposal of certain cell site equipment deemed to be obsolete. Amortization expense increased due to the acceleration of $2.6 million of our brand license agreement with AT&T Wireless as a result of their merger with Cingular Wireless and the understanding that the post-merger company will not utilize the AT&T brand as well as the acceleration of $3.6 million of our roaming agreement with AT&T Wireless resulting from its termination. In addition, amortization expense increased as the result of commencing amortization on our newly acquired intangibles, including the SunCom brand, subscriber lists and income leases, which we received in the various transactions with AT&T Wireless and Cingular Wireless.

Interest expense was $128.6 million, net of capitalized interest of $0.8 million, for the year ended December 31, 2004. Interest expense was $141.2 million, net of capitalized interest of $1.7 million, for the year ended December 31, 2003. The decrease of $12.6 million, or 8.9%, relates primarily to a decrease of $25.3 million of interest expense on our 11% subordinated notes, which we repurchased in June and July 2003 and a decrease of $12.2 million of interest expense on our former bank credit facility, which was retired in June 2003, offset partially by an increase of $23.0 million of interest expense related to our June 2003 offering of $725.0 million aggregate principal amount of 8 1/2% senior notes and an increase of $1.7 million on our new senior secured term loan.

We had a weighted average interest rate of 8.32% for the year ended December 31, 2004 on our average obligation for our senior and subordinated debt and senior secured term loan, compared with our weighted average interest rate of 9.06% for the year ended December 31, 2003.

Other expense was $3.1 million for the year ended December 31, 2004, an increase of $0.2 million, or 6.9%, compared to $2.9 million for the year ended December 31, 2003. The 2004 other expense line item consisted of losses associated with the retirement of our five interest rate swap derivative instruments. The 2003 other expense line item consisted primarily of a $2.0 million loss on our former interest rate swap derivative instruments, which were extinguished in June 2003, and a $0.9 million loss incurred from our investment in Lafayette Communications Company L.L.C., or Lafayette.

There were no debt extinguishment costs for the year ended December 31, 2004. Debt extinguishment costs were $41.2 million for the year ended December 31, 2003. These expenses, which consisted primarily of tender offer premium, tender offer fees and the write-off of deferred financing costs, resulted from the repurchase of $512.0 million aggregate principal amount of our 11% subordinated notes and the repayment of all outstanding borrowings under our former bank credit facility.

Interest income, other income and other gains were $682.1 million for the year ended December 31, 2004, an increase of $679.8 million compared to $2.3 million for the year ended December 31, 2003. This increase stemmed primarily from a $663.1 million gain, net of $3.5 million of expenses, from the consummation of our Exchange Agreement with AT&T Wireless, a $16.5 million gain from the consummation of the Triton PCS Agreement with AT&T Wireless and Cingular Wireless, and a $0.5 million gain associated with the partial repurchase of our 9 3/8% and 8 3/4% subordinated notes and the termination of our old credit facility.

Income tax expense was $2.4 million for the year ended December 31, 2004, a decrease of $9.5 million, or 79.8% compared to $11.9 million for the year ended December 31, 2003. This decrease stems primarily from the recognition of a deferred tax benefit resulting from the divestiture of FCC licenses associated with the consummation of our definitive agreements with AT&T Wireless and Cingular Wireless during 2004. Pursuant to our adoption of SFAS No. 142, we can no longer reasonably estimate the period of reversal, if any, for the deferred tax liabilities related to our licensing costs, therefore, we will continue to incur deferred tax expense as additional deferred tax liabilities associated with the amortization of the tax basis of our FCC licenses are incurred.

Net income was $562.1 million for the year ended December 31, 2004, compared to a net loss of $154.0 million for the year ended December 31, 2003. The net income increase of $716.1 million was due primarily to the gain resulting from the consummation of the Triton PCS Agreement and the Exchange Agreement with AT&T Wireless and Cingular Wireless during the year ended December 31, 2004.

Liquidity and Capital Resources

The construction of our network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Our capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs and debt service related expenditures. We will have additional capital requirements for future upgrades due to advances in new technology. Approximately $195.1 million of Holdings’ short-term investments are held by SunCom Investment Company, our immediate parent, and therefore not currently available to us. Our projected cash flow from operations is not expected to be sufficient to pay our debt service and fund our operating expenses and required capital expenditures past early 2007. The annual debt service on our long-term indebtedness is approximately $150 million. Our inability to pay such debt service could result in a default on such indebtedness, which, unless cured or waived, would have a material adverse effect on our liquidity and financial position. Through March 16, 2006, Holdings’ management and its board of directors have not taken any actions to make additional investments in us. Holdings has retained financial and legal advisors to assist it in evaluating options to improve our financial condition. While no definitive course of action has yet been adopted, absent Holdings’ determination to make additional investments in us or our ability to obtain another source of liquidity this year, we will need to restructure our balance sheet, which may occur through a so-called “prepackaged” or “prearranged” bankruptcy, and/or implement an alternative financial plan, such as the sale of a significant portion of our assets, to reduce our long-term debt. If Holdings and SunCom are able to obtain an acceptable financial restructuring of our debt, Holdings will consider, but has undertaken no obligation to, making additional investments in us. There can be no assurance that any such deleveraging efforts will be successful and, if not, we may have to seek federal bankruptcy protection. Certain holders of our debt securities have raised legal questions regarding the $189 million dividend paid by us to SunCom Investment Company in November 2004. We continue to believe that such dividend was properly paid.

Capital Needs

We currently anticipate that our future capital needs will principally consist of funds required for:

•	capital expenditures to expand and enhance our network;

•	capital expenditures related to increased retail distribution and information systems functionality;

•	operating expenses related to our network;

•	operating expenses related to the acquisition and retention of subscribers;

•	debt service requirements related to our long-term debt and capital lease obligations;

•	potential material increases in the cost of compliance with regulatory mandates; and

•	other general corporate expenditures.

We expect capital expenditures, which were made historically to enhance and expand our wireless network in order to increase capacity and to satisfy subscriber needs and competitive requirements, to decrease. Although we anticipate an overall decrease in capital expenditures as the result of the completion of our GSM/GPRS overlay and integration of our newly acquired North Carolina and Puerto Rico markets, we will continue to upgrade our network capacity and service quality to support our anticipated subscriber needs and growth. We estimate that capital expenditures will be approximately $75.0 million to $90.0 million for 2006. Capital expenditures were $138.0 million, $77.8 million and $145.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Capital Resources

As of December 31, 2005, our capital resources were comprised of approximately $15.8 million in cash and cash equivalents and $139.1 million of short-term investments. Historically, we have met the cash needs of our business principally by raising capital from issuances of debt securities. To the extent we can generate sufficient cash flow from our operating activities, we will be able to use less of our available liquidity and will have less, if any, need to raise capital from the capital markets. To the extent we generate lower cash flow from our operating activities, we will be required to use more of our available liquidity to fund operations or raise additional capital from the capital markets. We may be unable to raise additional capital on acceptable terms, if at all. Our ability to generate cash flow from operating activities is dependent upon, among other things:

•	the amount of revenue we are able to generate from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers, including the subsidies we incur to provide handsets to both our new and existing customers; and

•	our ability to continue to grow our customer base.

Short-term Investments.    Our short-term investments consist of auction rate securities, which had a book value and a fair value of $139.1 million and $305.5 million as of December 31, 2005 and 2004, respectively. Auction rate securities are securities with an underlying component of a long-term debt or an equity instrument. These auction rate securities trade or mature on a shorter term than the underlying instrument based on an auction bid that resets the interest rate of the security. The auction or reset dates occur at intervals that are typically less than three months, which provides high liquidity to otherwise longer term investments. These securities are classified as available-for-sale as the securities are not held to the maturity date of the underlying security nor are they held for sale in the near term to generate profits on short-term differences in price. As of December 31, 2005, approximately $195.1 million of Holdings’ short-term investments were maintained in a subsidiary that is not consolidated into SunCom.

Senior Secured Term Loan.    On November 18, 2004, in connection with our entry into a new $250 million senior secured term loan, we terminated our former $100 million senior revolving credit facility, dated June 13, 2003, none of which was outstanding as of November 18, 2004. Borrowings under the new senior secured term loan mature in 19 quarterly installments of 0.25% of the aggregate amount of the term loans beginning on March 31, 2005, with the outstanding balance due on November 18, 2009. The term loans are senior in right of payment to all of our senior and senior subordinated debt, are guaranteed by all of our subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., and are secured by a pledge of the limited liability company interests of Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. Holdings is not a guarantor of the senior secured term loan. As of December 31, 2005, we had $247.5 million outstanding under the new term loans and were in compliance with all covenants.

Senior and Senior Subordinated Notes.    We have three outstanding series of debt securities: our 9 3/8% notes; our 8 3/4% notes and our 8 1/2% notes (See Note 11 to our consolidated financial statements included in this prospectus for more information). All three series of notes are guaranteed by all of our subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. The indentures covering each series of notes contain substantially similar covenants, and as of December 31, 2005, we were in compliance with all such covenants.

On November 1, 2004, we repurchased $3.0 million principal amount of our 9 3/8% notes and $3.0 million principal amount of our 8 3/4% notes in open-market transactions for aggregate cash consideration of approximately $4.7 million, representing principal repurchase consideration plus accrued and unpaid interest from the last interest payment date. In connection with the note repurchase, we recognized approximately $1.4 million of gain on our consolidated statement of operations and comprehensive income (loss) for the year ended 2004. We did not purchase any of our notes during the year ended December 31, 2005.

We may from time to time seek to retire our outstanding debt securities through cash purchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Interest Rate Swap Agreements.    During 2004, we were a party to five-interest rate swap derivatives, having an aggregate notional amount of approximately $300.0 million. We had historically utilized interest rate swap agreements to manage changes in market conditions related to interest rate payments on its fixed and variable rate debt obligations. In the second half of 2004, we terminated our swap agreements for aggregate cash consideration of approximately $3.1 million. During the year ended December 31, 2005, we were not a party to any interest rate swap arrangements.

Credit Ratings.    Our credit ratings impact our ability to obtain short and long-term financing and the cost of such financing. In determining our credit ratings, the rating agencies consider a number of factors, including our profitability, operating cash flow, total debt outstanding, interest requirements, liquidity needs and availability of liquidity. Other factors considered may include our business strategy, the condition of our industry and our position within the industry. Although we understand that these are among the factors considered by the rating agencies, each agency might calculate and weigh each factor differently. A rating is not a recommendation to buy, sell or hold a security, and ratings are subject to revision at any time by the assigning agency.

Our credit ratings as of January 31, 2006 were as follows:

Rating Agency	Senior Secured Term Loans	Senior Debt Rating	Subordinated Debt Rating	Outlook
Moody’s	B2	Caa1	Ca	Negative
Standard & Poor’s	B	CCC-	CCC-	Negative

More information about Moody’s and Standard and Poor’s ratings generally can be found at their respective websites at http://www.moodys.com and http://www.standardandpoors.com. The information at these websites is not part of this prospectus, has not been reviewed or verified by us and is referenced for information purposes only.

Historical Cash Flows

As of December 31, 2005, we had $15.8 million in cash and cash equivalents, compared to $8.4 million in cash and cash equivalents at December 31, 2004. In addition, we had $139.1 million of short-term investments as of December 31, 2005, compared to $305.5 million of short-term investments as of December 31, 2004. Net working capital was $114.2 million at December 31, 2005 and $278.7 million at December 31, 2004, reflecting a reduction in total cash, cash equivalents and short-term investments resulting primarily from capital expenditures and interest payments. Cash used by operating activities was $79.5 million for the year ended December 31, 2005, a decrease of $167.1 million, compared to $87.6 million provided for the year ended December 31, 2004. The increase in cash used by operating activities was primarily due to a decrease in roaming revenue of $42.4 million, non-recurring transition costs of $36.4 million incurred during the year ended December 31, 2005 to integrate subscribers acquired in the North Carolina and Puerto Rico markets onto our systems, increased advertising and promotional spending of $29.6 million related to the launch of the SunCom brand and higher interest expense of $20.2 million, offset partially by an increase in cash provided by working capital of $9.3 million. Cash provided by investing activities was $85.3 million for the year ended December 31, 2005, an increase of $199.0 million, compared to $113.7 million used for the year ended December 31, 2004. The increase in cash provided by investing activities was primarily driven by a net increase of $369.4 million in auction rate security sales and the receipt of $49.3 million from our sale of wireless communication towers to Global Signal Inc. during the year ended 2005. This increase was offset partially by an increase in capital expenditures of $60.2 million during the year ended December 31, 2005 and $176.0 million of proceeds related to the asset exchange with Cingular Wireless during the year ended December 31, 2004. Cash provided by financing activities was $1.7 million for the year ended December 31, 2005, compared to $31.0 million for the year ended December 31, 2004. The decrease in net cash provided by financing activities of $29.3 million was due primarily to $250.0 million of borrowings under our senior secured term loan for the year ended December 31, 2004, offset partially by a $189.0 million dividend paid to SunCom Investment Company during the year ended December 31, 2004 and a $12.9 million increase in the bank overdraft change for the year ended December 31, 2005.

As of December 31, 2004, we had $8.4 million in cash and cash equivalents, compared to $3.4 million in cash and cash equivalents at December 31, 2003. In addition, we had $305.5 million of short-term investments as of December 31, 2004, compared to $102.6 million of short-term investments as of December 31, 2003. Net working capital was $278.7 million at December 31, 2004 and $52.5 million at December 31, 2003. Cash provided by operating activities was $87.6 million for the year ended December 31, 2004, a decrease of $49.3 million, or 36.0%, compared to $136.9 million for the year ended December 31, 2003. The decrease in cash provided by operating activities was primarily due to a decrease in roaming revenue as well as a decrease in cash provided by working capital, which resulted predominantly from the timing of vendor payments. Cash used in investing activities was $113.7 million for the year ended December 31, 2004, an increase of $35.1 million, or 44.7%, compared to $78.6 million for the year ended December 31, 2003. The increase in cash used in investing activities was primarily related to a net increase of $298.6 million in auction rate securities purchases, $6.7 million of direct costs related to the various transactions with AT&T Wireless and Cingular Wireless and $5.0 million in FCC license deposits, offset partially by a decrease in capital expenditures of $68.1 million, a decrease in FCC license acquisitions of $26.2 million and the receipt of $176.0 million in connection with the consummation of the Exchange Agreement with AT&T Wireless and Cingular Wireless. Net cash provided by financing activities was $31.0 million for the year ended December 31, 2004, compared to net cash used in financing activities of $69.0 million for the year ended December 31, 2003. The increase in net cash provided by financing activities of $100.0 million, or 144.9%, was due primarily to borrowings under our new senior secured term loan of $250.0 million. In addition, we spent $51.7 million of cash for the year ended December 31, 2003 related to the extinguishment of debt and termination of interest rate swap agreements, compared to $3.1 million spent on such items in the year ended December 31, 2004. These increases were offset by a $189.0 million dividend paid to SunCom Investment Company.

Contractual Obligations and Commercial Commitments

The table below sets forth our best estimates as to the amounts and timing of future contractual payments for our contractual obligations as of December 31, 2005. These disclosures are also included in the notes to the consolidated financial statements, and the relevant footnotes are cross-referenced in the table below. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of the relevant agreements and appropriate classification of items under accounting principles generally accepted in the United States, or GAAP, currently in effect. Future events, including additional issuances of our securities and refinancing of those securities, could cause actual payments to differ significantly from these amounts.

	Payments Due by Period (1)
	(Dollars in thousands)
Contractual Obligation	Total	Less than 1 year	1-2 years	3-5 years	After 5 Years	Financial Statement Footnote Reference
Long-term debt(2)	$1,690,987	$2,500	$5,000	$970,339	$713,148	11
Capital lease obligations(3)	1,150	286	621	243	—	11
Interest obligations(4)	898,799	147,731	294,889	368,705	87,474	11
Operating leases(5)	501,603	66,059	123,369	146,187	165,988	18
Purchase obligations(6)	23,772	20,719	3,053	—	—	18

Total cash contractual obligations	$3,116,311	$237,295	$426,932	$1,485,474	$966,610

(1)	Payments are included in the period by which they are contractually required to be made. Actual payments may be made prior to the contractually required date.

(2)	Amounts are equal to the annual maturities of our long-term debt.

(3)	Amounts are equal to the annual maturities of our capital lease obligations.

(4)	Amounts are equal to total interest payments on our outstanding term loans and our 8 1/2% notes, 8 3/4% notes and 9 3/8% notes, and assume the notes are repaid and not refinanced at maturity. Term loan interest has been calculated utilizing the effective interest rate as of December 31, 2005. Fluctuations in future interest rates could materially effect our senior secured term loan interest obligations.

(5)	Represents our commitments associated with operating leases as of December 31, 2005.

(6)	Amounts represent unconditional purchase obligations for equipment and software, as well as certain committed amounts for the support of our administrative and network systems.

We are a party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or products. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no amounts have been included in the table above.

Off Balance Sheet Arrangements

As of December 31, 2005, we had no off balance sheet arrangements.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are not calculated in accordance with GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. A brief description of the calculation of each non-GAAP financial measure is included where the particular measure is first discussed. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

	Year Ended December 31,
Average Revenue Per User (ARPU)	2005	2004	2003
	Consolidated
	(Dollars in thousands, except ARPU)
Service revenue	$635,038	$603,242	$576,359
Subscriber retention credits	4,405	3,431	7,512
Revenue not generated by wireless subscribers	(14,090)	(1,000)	—

Adjusted service revenue	625,353	605,673	583,871
Average subscribers	951,142	911,826	872,250
ARPU	$54.79	$55.35	$55.78

	Year Ended December 31, 2005
Average Revenue Per User (ARPU)	Continental U.S segment	Puerto Rico and U.S. Virgin Islands segment
	(Dollars in thousands, except ARPU)
Service revenue	$456,882	$178,156
Subscriber retention credits	3,434	971
Revenue not generated by wireless subscribers	—	(14,090)

Adjusted service revenue	460,316	165,037
Average subscribers	702,364	248,778
ARPU	$54.62	$55.28

We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to evaluate our past billable service revenue and to assist in forecasting our future billable service revenue. ARPU is exclusive of service revenue credits made to retain existing subscribers and revenue not generated by wireless subscribers. Service retention credits are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits; therefore, ARPU reflects the amount subscribers have contractually agreed to pay us based on their specific usage pattern. Revenue not generated by wireless subscribers, which primarily consists of Universal Service Fund program revenue, is excluded from our calculation of ARPU, as this revenue does not reflect amounts billed to subscribers. The increase in Universal Service Fund program revenue for the year ended December 31, 2005 resulted from operating the Puerto Rico market for twelve months, compared to only one month during the year ended December 31, 2004. ARPU is calculated by dividing service revenue, exclusive of service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. As presented, average subscribers is calculated by adding the average subscriber amount calculated for the quarterly periods during the period and dividing by the number of quarters in the period.

	Year Ended December 31,
Cost Per Gross Addition (CPGA)	2005	2004	2003
	(Dollars in thousands, except CPGA)
Selling expenses	$146,549	$96,365	$100,957
Total cost of equipment—transactions with new subscribers	90,052	79,081	74,309

CPGA operating expenses	236,601	175,446	175,266

Cost of service	270,117	244,360	244,226
Total cost of equipment—transactions with existing subscribers	77,071	43,799	30,321
General and administrative expense	211,111	146,088	134,720
Termination benefits and other related charges	—	—	2,731
Non-cash compensation	9,083	19,965	28,810
Asset impairment	47,700	—	—
Depreciation and asset disposal	282,006	161,208	148,794
Amortization	59,449	13,162	4,300

Total operating expenses	$1,193,138	$804,028	$769,168

CPGA operating expenses (from above)	$236,601	$175,446	$175,266
Equipment revenue—transactions with new subscribers	(62,454)	(48,889)	(41,212)

CPGA costs, net	$174,147	$126,557	$134,054

Gross subscriber additions	403,703	291,916	306,600
CPGA	$431	$434	$437

We believe CPGA is a useful measure that quantifies the incremental costs to acquire a new subscriber. This measure also provides a gauge to compare our average acquisition costs per new subscriber to that of other wireless communication providers. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) and selling expenses related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses are excluded from CPGA, as these costs are incurred specifically for existing subscribers.

Relationship with Lafayette Communications Company L.L.C.

On November 29, 2004, SunCom Wireless Affiliate Company, LLC, a direct, wholly-owned subsidiary of Holdings, reacquired a 39% interest in Lafayette for $39,000. Under section 24.709 of the FCC rules, Lafayette has been designated as an “entrepreneur” and is eligible to hold certain PCS licenses.

On December 23, 2004, Lafayette sold us PCS licenses covering a population of approximately 167,200 people in the Danville, Virginia basic service area for approximately $50,000.

In February 2005, Lafayette was the successful bidder on a PCS license in the Hickory-Lenior-Morgantown, North Carolina basic trading area. The winning bid was approximately $0.4 million. The FCC issued this license to Lafayette on June 30, 2005.

New Accounting Pronouncements

In October 2005, the Financial Accounting Standards Board, or the FASB, issued FASB Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period”, or FSP No. 13-1, to give guidance to a lessee on determining whether rental costs associated with operating leases may be capitalized during a construction period. Specifically, FSP No. 13-1 stipulates that such costs shall be (a) recognized as rental expense, (b) included in income from continuing operations and (c) allocated over the lease term according to the guidance in SFAS No. 13, “Accounting for Leases”, and FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”. The guidance in FSP No. 13-1 is effective for the first reporting period beginning after December 15, 2005, with early adoption permitted for financial statements or interim financial statements that have not yet been issued. We already account for such rental costs in accordance with FSP No. 13-1, and therefore, the issuance of FSP No. 13-1 will not have an additional impact on our consolidated financial statements.

On June 1, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively to all prior period financial statements presented. SFAS No. 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not expect this Statement to have a material effect on our financial statements or our results of operations.

On December 15, 2004, the FASB issued the revised SFAS No. 123, “Share-Based Payment”, which addresses the accounting for share-based payment transactions in which an entity obtains employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. This statement eliminates the ability to account for employee share-based payment transactions using Accounting Principles Board Opinion No. 25 and requires instead that such transactions be accounted for using the grant-date fair value based method. SFAS No. 123R applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under SFAS No. 123. The requirements of SFAS No. 123R were to become effective as of the beginning of the third quarter of 2005; however, on April 14, 2005, the Securities and Exchange Commission, or the SEC, announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R. The SEC’s new rule allows us to implement SFAS No. 123R as of January 1, 2006. The SEC’s new rule does not change the accounting required by SFAS No. 123R; it changes only the dates for compliance with the standard. We currently use the grant-date fair value based method to account for Holdings’ restricted stock awards, and as such, this Statement will not have a material effect on our financial statements or our results of operations.

On November 24, 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect this statement to have a material effect on our financial statements or our results of operations.

Inflation

We do not believe that inflation has had a material impact on our operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are highly leveraged and, as a result, our cash flows and earnings are exposed to fluctuations in interest rates. Our debt obligations are U.S. dollar denominated. Our market risk, therefore, is the potential loss arising from adverse changes in interest rates. As of December 31, 2005, our debt can be categorized as follows (in thousands):

Fixed interest rates:
Senior notes	$713,148
Senior subordinated notes	$730,339
Subject to interest rate fluctuations:
Senior secured term loan	$247,500

For information about our debt as of March 31, 2006, see “First Quarter 2006 Information—Quantitative and Qualitative Disclosure About Market Risk” below.

Our interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk.

Our cash and cash equivalents consist of short-term assets having initial maturities of three months or less, and our investments consist of auction rate securities with maturities of one year or less. While these investments are subject to a degree of interest rate risk, this risk is not considered to be material relative to our overall investment income position.

If market rates rise over the remaining term of the senior secured term loan, we would realize increased annual interest expense of approximately $1.2 million for each 50 basis point increase in rates. If market rates decline over the remaining term of the senior secured term loan, we would realize decreased annual interest expense of approximately $1.2 million for each 50 basis point decrease in rates.

BUSINESS

Overview

We provide digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. As of December 31, 2005, our wireless communications network covered approximately 14.8 million potential customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee and Georgia. In addition, we operate a wireless communications network covering approximately 4.1 million potential customers in Puerto Rico and the U.S. Virgin Islands.

We provide wireless communications services under the SunCom Wireless brand name. From 1998 until December 2004, we were a member of the AT&T Wireless network and a strategic partner with AT&T Wireless. Beginning in 1998, AT&T Wireless contributed to us PCS licenses covering various markets in the southeastern United States in exchange for an equity position in Holdings. As part of our transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T Corp. within our region.

In October 2004, Cingular Wireless acquired all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless. In connection with this transaction, SunCom, AT&T Wireless and Cingular Wireless (and certain of their subsidiaries) entered into certain agreements to modify our relationships with AT&T Wireless. Under these agreements, which are described in detail below, AT&T Wireless surrendered to Holdings, following the October 2004 consummation of the AT&T Wireless-Cingular Wireless merger, all of the equity interests in Holdings held by AT&T Wireless, and the parties concurrently terminated the agreement under which AT&T Wireless had granted us the exclusive right to provide AT&T Wireless branded wireless services within our region. The termination of the exclusivity arrangement permitted Cingular Wireless entry into our service area and provided us the opportunity to offer service in markets where we were previously prohibited from doing so.

Two of the agreements with AT&T Wireless and Cingular Wireless were entered into on July 7, 2004.

•	Triton Holdings Agreement. On October 26, 2004 (the date Cingular Wireless consummated its acquisition of AT&T Wireless), pursuant to an agreement dated July 7, 2004 by and among Holdings, AT&T Wireless Services, Inc., AT&T Wireless PCS LLC and Cingular Wireless LLC, which we refer to as the Triton Holdings Agreement, AT&T Wireless PCS surrendered to Holdings all of the Holdings stock owned by AT&T Wireless. Upon the surrender by AT&T Wireless PCS of its Holdings stock, Holdings’ First Amended and Restated Stockholders’ Agreement was terminated. In addition, Holdings’ Investors Stockholders’ Agreement, dated as of February 4, 1998, as amended, by and among Holdings’ initial cash equity investors and certain of its management stockholders, also was terminated pursuant to its terms upon termination of the First Amended and Restated Stockholders’ Agreement. The termination of the First Amended and Restated Stockholders’ Agreement allowed Cingular Wireless to operate in regions where SunCom once had the right to operate exclusively and allowed SunCom to operate in areas where it was once prohibited from doing so. Also pursuant to the Triton Holdings Agreement, AT&T Wireless transferred to SunCom its interest in the entity that controls the “SunCom” brand name and related trademarks and waived the payment of a $3.5 million dividend previously declared by Holdings on its Series A preferred stock.

•

Triton PCS Agreement.    Pursuant to an agreement dated July 7, 2004 by and among SunCom, AT&T Wireless, AT&T Wireless PCS LLC and Cingular Wireless, which we refer to as the Triton PCS Agreement, on October 26, 2004, SunCom’s roaming agreement with AT&T Wireless was terminated and SunCom’s roaming agreement with Cingular Wireless was amended to extend the term and reduce the roaming rates payable to SunCom and its affiliates thereunder. Without the exclusivity agreement that previously applied to AT&T Wireless, Cingular Wireless does not rely on our network for service to the same degree that AT&T Wireless did in the past. As a result, lower roaming rates had a negative impact on our revenue for the year ended December 31, 2005. However, since the rates are reciprocal, we are able to offer our customers wide-area rate plans at acceptable rates of return due to lower expense associated with reduced roaming rates. In addition, under the Triton PCS Agreement, AT&T Wireless transferred certain FCC licenses covering Savannah, Georgia, and Asheville, Wilmington and Jacksonville, North Carolina, to SunCom in exchange for certain FCC licenses held by SunCom covering Savannah and Augusta, Georgia. As additional consideration for this license exchange, Cingular Wireless also paid SunCom approximately $4.7 million.

When the Triton Holdings Agreement and the Triton PCS Agreement were entered into in July 2004, the parties also announced that they had entered into a non-binding letter of intent to consider a possible exchange of wireless network assets. The proposal to enter into an exchange transaction arose during the course of the broad-ranging discussion of the parties’ future business relationships. After a series of negotiations over the subsequent three months, Holdings, AT&T Wireless and Cingular Wireless entered into the Exchange Agreement described below.

•	Exchange Agreement. On September 21, 2004, we entered into an Exchange Agreement with AT&T Wireless and Cingular Wireless, which we refer to as the Exchange Agreement. On December 1, 2004, pursuant to the closing of the first stage of the Exchange Agreement, SunCom transferred PCS network assets held for use in its Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to SunCom of $175 million. On November 22, 2005, pursuant to the closing of the second stage of the Exchange Agreement and subsequent to receiving FCC approval, the parties exchanged equity interests in the subsidiaries holding the FCC licenses.

Between the first and second closings, the parties entered into spectrum lease agreements, which allowed each party to use the licensed PCS spectrum necessary to operate the businesses acquired pursuant to the first closing of the Exchange Agreement. Under one of the spectrum leases, SunCom had access to Cingular Wireless’ spectrum in certain of SunCom’s North Carolina markets and in Puerto Rico and the U.S. Virgin Islands. This spectrum lease provided SunCom with exclusive access to the spectrum, but control of the spectrum remained with Cingular Wireless. This spectrum lease terminated automatically upon the consummation of the second closing. A second spectrum lease provided SunCom with access to 10 megahertz of additional spectrum in Puerto Rico. Similar to the first spectrum lease, SunCom had exclusive access to the covered spectrum, but control of the spectrum remained with Cingular Wireless. This spectrum lease expired on December 1, 2005. This second spectrum lease existed because AT&T Wireless had been operating both TDMA technology and GSM/GPRS technology in the Puerto Rico market with 35 megahertz of spectrum. With the successful migration of most of the Puerto Rico subscribers from TDMA technology to GSM/GPRS technology, SunCom was able to provide the same service level with 25 megahertz of spectrum as of December 1, 2005, the lease expiration date.

As a result of these transactions, we are no longer the exclusive provider of AT&T Wireless (now Cingular Wireless) PCS service in our markets. A decline in roaming revenue, largely as a result of the termination of our exclusivity arrangements with AT&T Wireless, has had, and will continue to have, a negative impact on our operating margins. In addition, incremental expenses related to the SunCom brand launch in our recently acquired North Carolina, Puerto Rico and the U.S. Virgin Islands markets and the re-launch of the SunCom brand in our previously existing markets, has had, and in the near term will continue to have, a negative impact on our operating margins. Therefore, until we further leverage our fixed costs over a larger subscriber base, our operating results will be lower than comparable historic periods.

Additionally, 2005 operating results have been negatively impacted by the cost to migrate our recently acquired subscribers in North Carolina and Puerto Rico to our systems. Before migrating the acquired GSM/GPRS subscribers in these markets to our systems, we needed to ensure that each subscriber’s handset was compatible with our network and billing platform. Ensuring compatibility required that each subscriber’s handset was individually converted or replaced with a new handset. This subscriber migration was completed in the third quarter of 2005. Costs associated with this process for the year ended December 31, 2005 were approximately $13.4 million and $23.0 million for our continental United States segment and our Puerto Rico and U.S. Virgin Islands segment, respectively, and are reflected in our results of operations for the year ended December 31, 2005.

We currently market our wireless service under the SunCom Wireless brand name. Our strategy is to provide extensive coverage to customers within our region, to offer our customers high-quality, innovative voice and data services with coast-to-coast coverage and to benefit from roaming revenues generated by other carriers’ wireless customers who roam into our covered area.

We believe our markets are strategically attractive because of their strong demographic characteristics for wireless communications services. According to the 2005 Paul Kagan Associates Report, our service area includes 11 of the top 100 markets in the country with population densities that are higher than the national average. We currently provide wireless voice and data services over two overlapping networks. One network uses TDMA technology, and the second network utilizes GSM/GPRS technology, which is capable of providing enhanced voice and data services.

Since we began offering service in our markets, our subscriber base and total revenues have grown significantly. From our initial launch of personal communications services in January 1999, our subscriber base has grown to 965,822 subscribers as of December 31, 2005. As the result of our growing subscriber base, total revenues have increased from $131.5 million for the year ending December 31, 1999 to $826.2 million for the year ending December 31, 2005. Revenues consist primarily of monthly access, airtime, feature, long distance and roaming charges billed to our subscribers, equipment revenues generated by the sale of wireless handsets and accessories to our subscribers and roaming revenues generated by charges to other wireless carriers for their subscribers’ use of our network. As the result of the termination of Holdings’ First Amended and Restated Stockholders’ Agreement and the exclusivity arrangement with AT&T Wireless contained in that agreement, roaming revenue declined from the year ended December 31, 2004. Our net loss has increased from a loss of $149.4 million for the year ended December 31, 1999 to a net loss of $501.8 million for the year ended December 31, 2005, and we expect to incur net losses in the foreseeable future. The net loss increase is primarily due to increased costs, including an additional call center, resulting from operating in two non-contiguous geographic territories with a combined subscriber base comparable to that of our prior contiguous territory, higher marketing expenses to promote the SunCom Wireless brand, higher interest expense due to increased borrowings and higher depreciation expense related to accelerating depreciation on our TDMA assets. Also contributing to the net loss increase were the customer migration costs discussed above, an asset impairment charge on certain FCC licenses held in the continental United States segment and incremental costs of operating two fully-deployed network technologies over an expanded market footprint. As a result of our net loss for 2005, our accumulated deficit increased to $815.3 million as of December 31, 2005. Since the inception of our personal communications services in January 1999, our long-term debt has increased from $465.7 million to $1.7 billion. This increase is due primarily to the increased funding required to build-out our network, which includes 2,593 cell sites and twelve switches.

Our goal is to provide our customers with simple, easy-to-use wireless services with superior call quality, personalized customer care and competitive pricing. We utilize a mix of sales and distribution channels, including as of December 31, 2005, a network of 115 company-owned SunCom retail stores, local retailers, direct sales representatives covering corporate accounts, E-commerce and telemarketing.

Recent Development

In January 2006, we announced that we will reorganize our continental United States operations during the first half of 2006. This reorganization will consolidate operations from a more decentralized structure and will result in the termination of approximately 49 positions, or 3% of our workforce. In addition, approximately 20 employees will be relocated as a result of the streamlining. These changes are a result of our recent strategic planning process. The total charge for severance and other employee termination expenses is expected to be approximately $1.6 million. We are currently evaluating the financial impact of other costs associated with the reorganization, including relocation costs of certain personnel, exit costs of the leases associated with certain administrative facilities and charges associated with certain leasehold improvements and the related leases.

Reportable Segments

Beginning in 2005, as a result of our acquisition of AT&T Wireless’ business in certain North Carolina markets, Puerto Rico and the U.S. Virgin Islands, we began operating as two reportable segments, which we operate and manage as strategic business units. Our reporting segments are based upon geographic area of operation; one segment consists of our operations in the continental United States, and the other consists of our operations in Puerto Rico and the U.S. Virgin Islands. For further discussion of our segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” and “Index to Financial Statements—Notes to the Consolidated Financial Statements—Note 5” of this prospectus.

Continental United States Segment

The continental United States segment provides digital wireless communication services in the southeastern United States, including North Carolina, South Carolina, Tennessee and Georgia, in an area that covers approximately 14.8 million potential customers. As of December 31, 2005, we had 698,971 wireless subscribers in this operating segment. Our wireless services are mainly distributed through our company-owned retail stores, local retailers, direct sales associates and telemarketing. As of December 31, 2005, there were 90 retail stores and 27 direct sales representatives in this area, and we operated two customer care facilities in Richmond, Virginia and Charleston, South Carolina. Our continental United States network currently markets our GSM/GPRS technology, which supports advanced data technology and allows for greater functionality of phones and greater network efficiency. TDMA technology is also available in all of our continental U.S. markets for subscribers who have yet to migrate to GSM/GPRS. As of December 31, 2005, our continental United States network included 2,340 cell sites and ten switches.

Puerto Rico and the U.S. Virgin Islands Segment

We acquired the Puerto Rico and U.S. Virgin Islands segment during the fourth quarter of 2004 as a result of the Exchange Agreement we entered into with AT&T Wireless and Cingular Wireless. Puerto Rico is a U.S. dollar-denominated and FCC regulated commonwealth of the United States. San Juan, the capital of Puerto Rico, is currently one of the 25 largest U.S. wireless markets in terms of population. Our operations in this segment cover approximately 4.1 million potential customers, and as of December 31, 2005, we had 266,851 subscribers and 25 company-owned SunCom retail stores in our Puerto Rico market. Our Puerto Rico and U.S. Virgin Islands network currently markets GSM/GPRS technology, with most of the subscribers in this area utilizing GSM/GPRS technology. As of December 31, 2005, our Puerto Rico network included 253 cell sites and two switches.

Business Strategy and Competitive Strengths

Our objective is to become a leading provider of wireless communications services in the markets we serve by utilizing our competitive strengths and growing our subscriber base. We intend to achieve this objective by pursuing the following business strategies:

Continental United States

•	Provide Enhanced Value. We offer our customers rate plans tailored to their personal needs at competitive prices. Our affordable, simple pricing plans, including the Truth in Wireless Rate Plans,

which emphasize no hidden fees, and the UnPlan, which provides essentially unlimited calling from a subscriber’s local calling area for a fixed price, are designed to promote the use of wireless services.

•	Attractive Licensed Area. We believe that we can continue to increase our subscriber base by penetrating our existing markets. Our markets have favorable demographic characteristics for wireless communications services. According to the 2005 Paul Kagan Associates Report, our continental United States segment includes 9 of the top 100 markets in the country with population densities that are higher than the national average.

•	Network Quality. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We are committed to making the capital investment required to maintain and operate a superior, high-quality network. Within our continental United States segment, we offer personal communications service to a population of approximately 14.8 million people in 27 markets. We operate a comprehensive network, which includes 2,340 cell sites and ten switches, offering both GSM/GPRS and TDMA digital technology. Our network is compatible with the networks of Cingular Wireless, T-Mobile and other wireless communications service providers that use either GSM/GPRS or TDMA technology.

•	Deliver Quality Customer Service. We believe that superior customer service is a critical element in attracting and retaining customers. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. Through our interactive voice response system, or IVR, and our state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina, we emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. During 2005, we supplemented these facilities with customer care services provided by Center Partners in Fort Collins, Colorado.

Puerto Rico and U.S. Virgin Islands

•	Network Quality. Within our Puerto Rico and U.S. Virgin Islands segment, we offer personal communications service to a population of approximately 4.1 million people in three markets. We operate a comprehensive network, which includes 253 cell sites and two switches, offering both GSM/GPRS and TDMA digital technology. Our network is compatible with the networks of Cingular Wireless and other wireless communications service providers that use either GSM/GPRS or TDMA technology.

•	Provide Enhanced Features. According to our market research, a significant portion of the subscribers within our Puerto Rico segment utilize their wireless handset as their primary means of communication. As such, our advertising emphasizes that our rate plans include such features as unlimited calling, text and picture messaging, e-mail and internet capabilities. These features are designed to promote the use of wireless services within our Puerto Rico and U.S. Virgin Islands segment.

•	Attractive Licensed Area. We believe that we can continue to increase our subscriber base by penetrating our Puerto Rico and U.S. Virgin Islands markets that we acquired from Cingular Wireless in December 2004. According to the 2005 Paul Kagan Associates Report, San Juan, one of the three Puerto Rico segment markets in which we operate, is one of the top 25 largest U.S. markets in terms of population.

•	Deliver Quality Customer Service. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. Through our IVR system and our state-of-the-art customer care facility in Caguas, Puerto Rico, we emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. Although we outsource our Puerto Rico customer care facility to Atento de Puerto Rico, we manage the operations of this customer care center.

License Acquisition Transactions

Termination of Urban Comm-North Carolina, Inc. Acquisition

During the third quarter of 2005, we exercised our termination right and cancelled our planned purchase of Urban Comm—North Carolina, Inc., or Urban. The purchase agreement, which was finalized on October 28, 2004 but required the acceptance of Urban’s creditors and the approval of the Bankruptcy Court, called for SunCom to acquire the outstanding stock of Urban, whose sole assets consisted of FCC wireless licenses in 20 basic trading areas for $113.0 million in cash. During September 2005, SunCom was refunded a $5.0 million deposit related to the planned purchase.

Tower Sale

In March 2005, we agreed to sell 169 wireless communications towers located in North Carolina, South Carolina and Puerto Rico to Global Signal Acquisitions LLC, a wholly-owned subsidiary of Global Signal Inc. As of December 31, 2005, we had completed the sale of 160 of the original 169 towers, as well as an additional seven optional towers, to Global Signal, including related assets and certain liabilities, for $52.3 million, reflecting a purchase price of approximately $0.3 million per site. In June 2005, we entered into a master lease agreement with Global Signal, pursuant to which we agreed to pay Global Signal monthly rent for the continued use of space that we occupied on the towers prior to their sale. The lease has an initial term of ten years, plus three five-year renewal options.

Subscriber Sale

On October 7, 2005, we entered into an agreement with Cingular Wireless, which was effective as of September 20, 2005, pursuant to which we transferred to Cingular Wireless 29,139 customers from our North Carolina and Puerto Rico networks. We originally acquired the transferred customers pursuant to the December 2004 exchange of network assets with Cingular Wireless, but the customers were maintained on Cingular’s billing system for transition purposes following the exchange. As consideration for the sale of these customers, Cingular agreed to pay us $3.1 million and to effect a settlement under the parties’ transitional billing arrangements for the affected customers.

Sales, Marketing and Distribution

Our sales strategy is to utilize multiple distribution channels to minimize customer acquisition costs and to maximize penetration within our licensed service area. Our distribution channels include a network of company-owned retail stores, a direct sales force for corporate accounts, independent agent retailers, telemarketing and e-commerce. During 2005, we focused on increasing our retail distribution in the North Carolina markets we acquired from AT&T Wireless in December 2004.

•	Company-Owned Retail Stores. We make extensive use of company-owned retail stores for the distribution and sale of our handsets and services. We believe that company-owned retail stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high retail penetration in suburban and rural areas and the lowest customer acquisition cost. We had 115 company-owned SunCom retail stores open as of December 31, 2005. Of these 115 stores, 90 were located within the continental United States and 25 were located in Puerto Rico and the U.S. Virgin Islands.

•	Direct Sales. We focus our direct sales force on corporate users. As of December 31, 2005, our direct corporate sales force consisted of 37 dedicated professionals targeting wireless decision-makers within mid-sized corporations. Of these 37 direct sales associates, 27 were located within the continental United States and ten were located in Puerto Rico and the U.S. Virgin Islands.

•	Agent Distribution. We have distribution agreements with strategically-aligned regional agent retailers. These agents have 401 distribution points in the continental United States and 260 distribution points in Puerto Rico and the U.S. Virgin Islands.

•	Direct Marketing. We use direct marketing efforts such as direct mail and telemarketing to generate customer leads. Telemarketing sales allow us to maintain low selling costs and to sell additional features or customized services.

•	Website. We have established an online store on our website, http://www.suncom.com. Our online store conveys our marketing message and generates customers through online purchasing. We deliver all of the information a customer requires to make a purchasing decision on our website. Customers are able to choose rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store encounter a transaction experience similar to that of customers purchasing service through other channels.

We have developed our marketing strategy based on market research within our continental United States and Puerto Rico markets. We believe that our simple, attractive pricing plans, network reliability, targeted advertising and superior customer care will allow us to increase our subscriber base by maintaining customer satisfaction, thereby reducing customer turnover.

The following are key components of our marketing strategy:

•	Pricing. Our pricing plans are competitive and straightforward. We offer our customers large packages of minutes within our regional calling areas plus roaming access to the nation’s two largest GSM/GPRS networks. Most of our rate plans allow customers to make and receive calls without paying additional roaming or long distance charges within our regional calling area. It is by virtue of our extensive network and roaming arrangements with roaming partners, that we can offer such competitive rate plans. Our Truth in Wireless Rate Plans, which emphasize no hidden fees, and the UnPlan, which provides essentially unlimited calling from a subscriber’s local calling area at a fixed price are two examples of such rate plans.

•	Network Quality. Our commitment to making the capital investment necessary to maintain and operate a superior, high-quality network allows us to achieve coverage and call completion metrics that exceed those of our competitors.

•	Advertising. We believe our most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the local communities we serve with advertisements in local publications and sponsorship of local and regional events. We combine our local efforts with mass marketing strategies and tactics to build the SunCom brand locally. Our media effort includes television, radio, newspaper, magazine, outdoor and Internet advertisements to promote our brand. In addition, we use newspaper and radio advertising and our web page to promote specific product offerings and direct marketing programs for targeted audiences.

•	Customer Care. We are committed to building strong customer relationships by providing our customers with service that exceeds expectations. Within our continental United States segment, we currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina, which house our customer service and collections personnel. These locations include approximately 432 customer care representatives and a sophisticated customer care information system, including an IVR call routing system. During 2005, we supplemented these facilities with customer care services provided by Center Partners in Fort Collins, Colorado. Within our Puerto Rico segment, we currently operate a state-of-the-art customer care facility in Caguas, Puerto Rico, which includes approximately 213 customer care representatives. Although we outsource our Puerto Rico customer care facility to Atento de Puerto Rico, we manage the operations of this customer care center.

Network Infrastructure

The principal objective for the build-out of our network was to maximize service levels within targeted demographic segments and geographic areas. Our network, offering both GSM/GPRS and TDMA technology, serves 27 markets in the continental United States, including 2,340 cell sites and ten switches and serves three markets in Puerto Rico and the U.S. Virgin Islands, including 253 cell sites and two switches. Our digital wireless network connects to local and long distance exchange carriers. We have interconnection agreements with telephone companies operating or providing services in the area where we are currently operating our digital personal communications services network. We use AT&T as our long distance carrier.

Network Operations

We have agreements for switched interconnection/backhaul, long distance, roaming, network monitoring and information technology services in order to effectively maintain, operate and expand our network.

Switched Interconnection/Backhaul.    Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic on our network.

Long Distance.    We have a wholesale long distance agreement with AT&T that provides cost-effective rates for long distance services.

Roaming.    Through our agreements with Cingular Wireless and T-Mobile, our customers have roaming capabilities on Cingular Wireless’ and T-Mobile’s nationwide networks. Further, we have established roaming agreements with other domestic and international wireless carriers, including in-region roaming agreements to enhance coverage where necessary in our service areas.

Network Monitoring Systems.    Our network monitoring system provides around-the-clock surveillance of our entire network. The network operations center is equipped with sophisticated systems that constantly monitor the status of all switches and cell sites, identify failures and dispatch technicians to resolve issues. Operations support systems are utilized to constantly monitor system quality and identify devices that fail to meet performance thresholds. These same platforms generate statistics on system performance such as dropped calls, blocked calls and handoff failures. Our network operations center located in Richmond, Virginia performs maintenance on common network elements such as voice mail, home location registers and short message centers.

Network Digital Technology

Our network utilizes both GSM/GPRS and TDMA technology. In order to provide more advanced wireless data and voice services, we have deployed GSM/GPRS technology as an overlay to our TDMA network. We have deployed GSM/GPRS technology to provide more advanced data and voice services to new subscribers and to our existing subscribers who migrate to this technology. In addition, our GSM/GPRS deployment has enabled us to earn roaming revenue from other wireless carriers who are selling GSM/GPRS handsets. GSM/GPRS and TDMA technologies are currently used by two of the largest wireless communications companies in the United States: Cingular Wireless and T-Mobile. We currently plan to decommission our Puerto Rico and U.S. Virgin Islands TDMA network technology by March 31, 2006 and our continental United States TDMA network technology by June 30, 2006.

Federal Regulation

The wireless telecommunications industry is subject to extensive governmental regulation at the federal level and, to a smaller degree, the state and local levels. The information disclosed below is applicable to our licenses in the continental United States as well as Puerto Rico, unless specifically noted otherwise. We are subject to, among other federal statutes, the Communications Act of 1934, as amended from time to time, or the Communications Act, and the associated rules, regulations and policies promulgated by the FCC. Through the Communications Act, the FCC regulates aspects of the licensing, construction, operation, acquisition and sale of personal communications services and cellular systems in the United States. Many FCC requirements impose certain restrictions on our business that could have the effect of increasing our costs. However, at this time, the FCC does not regulate wireless communications service rates, and the Communications Act preempts state and local rate and entry regulation of our wireless services, as described below.

Personal communications services and cellular systems are subject to certain Federal Aviation Administration, or FAA, regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to federal environmental laws and the FCC’s environmental regulations. Also, we use common carrier point-to-point microwave facilities to connect the transmitter, receivers and signaling equipment for some personal communications services system or cellular sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation regarding technical and service parameters.

Additionally, as discussed below, we are subject to certain state and local regulations and approvals, including state or local zoning and land use regulations.

Licensing of Cellular and Personal Communications Services Systems.    We hold a variety of cellular, PCS and microwave licenses, as authorized by the FCC. A broadband PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS. Broadband PCS systems generally are used for two-way voice and high volume data applications. Narrowband PCS, in contrast, are used for non-voice applications such as paging and low volume data service and are separately licensed. The FCC has segmented the United States into PCS markets, resulting in 51 large regions, referred to as major trading areas, which are comprised of 493 smaller regions, referred to as basic trading areas. The FCC initially auctioned and awarded two broadband PCS licenses for each major trading area and four licenses for each basic trading area. The two major trading area licenses authorize the use of 30 megahertz of spectrum. One of the basic trading area licenses is for 30 megahertz of spectrum, and the other three are for 10 megahertz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. Two cellular licenses, 25 megahertz each, are also available in each market. Cellular markets are defined as either metropolitan or rural service areas and do not correspond to the broadband PCS markets. Specialized mobile radio service licenses can also be used for two-way voice applications. In total, eight or more licenses suitable for two-way voice and high volume data applications are available in a given geographic area.

All PCS licenses generally have 10-year terms, at the end of which they must be renewed. The FCC will award a renewal expectancy to a PCS licensee that has:

•	provided substantial service during its past license term; and

•	substantially complied with applicable FCC rules and policies and the Communications Act.

Cellular radio licenses also generally expire after a 10-year term and are renewable for periods of 10 years upon application to the FCC. Our one cellular license, which covers the Myrtle Beach area, could be revoked for cause and our license renewal application denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for cellular licenses will be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings. Under current policies, the FCC will grant incumbent cellular licensees the same renewal expectancy granted to PCS licensees. We expect to meet all future application requirements with respect to the renewal of both our cellular and PCS licenses.

Build-Out and Microwave Relocation Obligations.    PCS licensees generally must satisfy certain coverage requirements. In our case, we must construct facilities sufficient to offer radio signal coverage to one-third of the population in each of our service area within five years of the original license grants and to two-thirds of the population within ten years. Alternatively, we can make a showing of “substantial service,” a term which is not precisely defined under the FCC’s rules although the FCC has established a “safe harbor” under which a mobile licensee will meet the substantial service requirement if it provides coverage to at least 75 percent of the geographic area of at least 20 percent of the rural areas within the licensed area. Licensees that fail to meet the coverage requirements may be subject to forfeiture of their licenses. We have met the five-year construction deadline for all of our PCS licenses. We have also met all of our ten-year construction deadlines that have come due, and these licenses have been successfully renewed. We currently hold another seven PCS licenses with ten-year construction deadlines that occur in 2007. We hold other PCS licenses, each obtained through the partitioning or disaggregation of an existing license, where the coverage obligation for the entire license area was assumed by the initial licensee. Likewise, our cellular license is not subject to any further coverage requirements. In 2003, the FCC adopted a Notice of Proposed Rulemaking seeking comment on proposals to expand licensee build-out requirements. Among the proposals examined were proposals to adopt additional coverage requirements beyond the initial 10-year license term and proposals to reclaim spectrum that is not in use by a defined period of time. In July 2004, the FCC acknowledged a preference for market-based mechanisms to facilitate spectrum access, but also stated that it may be appropriate at some time to revert to a re-licensing approach if spectrum is not being used. The FCC therefore sought further comment on possible re-licensing approaches and construction obligations for current and future licensees who hold licenses beyond their first term.

When it was licensed, PCS spectrum was encumbered by existing licensees that operate certain fixed microwave systems. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage, we have relocated several of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC adopted:

•	a transition plan to relocate such microwave operators to other spectrum blocks; and

•	a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation.

The transition and cost sharing plans expired on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum became responsible for the costs of relocating to alternate spectrum locations. Our cellular license is not encumbered by existing microwave licenses.

Spectrum Caps and Spectrum Leasing.    Prior to 2003, the FCC had specific spectrum aggregation limits, known as spectrum caps, for attributable interests in broadband PCS, specialized mobile radio services and cellular licensees in any geographical area. Although there is no longer a specified limit on spectrum holdings, the FCC evaluates commercial wireless transactions on a case-by-case basis to determine whether such transactions will result in too much concentration in wireless markets. While the FCC has permitted licensees to own up to 80 megahertz of spectrum in particular markets, recent transactions indicate that the FCC currently uses a “soft” spectrum cap of 70 megahertz when evaluating the competitive impact of a proposed transaction.

FCC rules permit spectrum licensees to enter leasing agreements with third parties. They allow wireless licensees, like us, to lease their spectrum to third parties on either a short-term or long-term basis. Two leasing options are available. The first, which requires prior FCC notice but not prior FCC approval, allows parties to lease spectrum as long as the licensee retains a certain degree of control over the license. The second, which requires prior FCC approval, allows parties to lease spectrum where the lessee is in actual control of the license, although the licensee retains legal control. FCC rules also provide for “private commons” spectrum access arrangements under which spectrum licensees can make their spectrum available for use by advanced technologies in a manner similar to that by which unlicensed users gain access to unlicensed spectrum. We currently do not lease or otherwise make available any spectrum under any option.

New Spectrum Opportunities and Advanced Wireless Data Services.    In addition to the spectrum currently licensed for PCS, cellular and specialized mobile radio services, the FCC has allocated additional spectrum for wireless carrier use. While this spectrum may be used by new companies that would compete directly with us, this spectrum could also be acquired by existing wireless companies and used to provide advanced or third generation data services, such as those we plan to offer over our GSM/GPRS network. This new spectrum includes 30 megahertz in the upper 700 megahertz band that is currently used by television broadcasters during their transition to digital television; ending in February 2009; 90 megahertz in the 1710-1755 and 2110-2155 megahertz bands that currently has both governmental and non-governmental users, including the multipoint distribution service; and 20 megahertz of spectrum that includes the so-called H block at 1915-1920 megahertz paired with 1995-2000 megahertz, and the so-called J block at 2020-2025 megahertz paired with 2175-2180 megahertz (which are currently used by unlicensed PCS, mobile satellite services, broadcast auxiliary service and fixed service users and licensees). New spectrum licenses will be awarded by auction and the FCC has scheduled the auction for licenses in the 1710-1755 and 2110-2155 megahertz bands to begin June 29, 2006. The FCC also has changed the spectrum allocation available to certain mobile satellite service operators to allow them to integrate an ancillary terrestrial component into their networks, thereby enabling mobile satellite service operators to provide terrestrial wireless services to consumers in spectrum previously reserved only for satellite services. It is unclear what impact, if any, these allocations will have on our current operations.

In June 2004, the FCC announced it would auction over 200 broadband PCS licenses beginning January 12, 2005. The auction start date was later extended to January 26, 2005. These licenses were returned to the FCC as a result of license cancellations or terminations and the list of licenses available for auction included licenses within our current service area. The auction rules restricted parties that did not qualify under the FCC’s rules as a “designated entity” (a small business), including us, from bidding on some of the licenses. We did not participate in the auction, but Lafayette, in which SunCom Wireless Affiliate Company LLC, a direct, wholly-owned subsidiary of Holdings, has a minority, non-controlling ownership interest, participated in the auction as a designated entity, and was the high bidder for one license. The winning bid price for this license was approximately $0.4 million.

In February 2006, the FCC launched a rulemaking proceeding to reform its designated entity rules for upcoming auctions, including the June 2006 Advanced Wireless Services auction. The FCC tentatively concluded that it should prohibit the award of designated entity benefits to any entity with a “material relationship” with a “large in-region incumbent wireless service provider,” but the FCC sought comment on how these terms should be defined. We cannot predict how the final rules could affect competition for new spectrum in future FCC auctions, or how they could affect our ability, and the ability of our competitors, to partner with designated entities in those auctions.

Transfers and Assignments of Cellular and PCS Licenses.    The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a PCS or cellular system. However, in an Order released in September 2004, the FCC determined that it will forbear from the prior approval requirement in certain situations. The new rules provide for immediate processing of transfer and assignment applications where the parties certify that they comply with foreign ownership and other basic licensee qualification requirements and that the proposed transaction will not result in overlap with other spectrum interests of the transferee, is not subject to transfer restrictions under the FCC’s designated entity rules, does not require any waivers of FCC rules, and does not involve any licenses subject to pending revocation or termination proceedings. Transactions that meet these criteria will be eligible for overnight electronic processing. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval.

We may also be required to obtain approval of the Federal Trade Commission and the Department of Justice, as well as state or local regulatory authorities having competent jurisdiction, if we sell or acquire PCS or cellular interests over a certain size.

Foreign Ownership.    Under existing law, no more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage to avoid the loss of our licenses. We have no knowledge of any present foreign ownership that exceeds these limitations in violation of the FCC’s restrictions.

Enhanced 911 Services.    Commercial mobile radio service providers are required to transmit 911 calls and relay a caller’s automatic number identification and cell site to designated public safety answering points. This ability to relay a telephone number and originating cell site is known as Phase I enhanced 911, or “E-911,” deployment. FCC regulations also require wireless carriers to identify within certain parameters the location of 911 callers by adoption of either network-based or handset-based technologies. This more exact location reporting is known as Phase II E-911, and the FCC has adopted specific rules governing the accuracy of location information and deployment of the location capability. We are deploying a network-based technology to provide Phase II service. Current FCC rules do not specify the size of the geographic areas over which location accuracy measurements must be calculated. In October 2004, an association of public safety officials requested the FCC to clarify that carriers must satisfy the location accuracy requirements for each local public safety answering point area it serves, rather than averaging the results over a larger area, such as the carrier’s entire network. An FCC advisory council, however, has recommended that accuracy measurements be reported on a statewide basis. The FCC has not yet ruled on this issue. Depending on its ultimate decision, we could be required to incur additional costs to improve our location accuracy capabilities in certain areas.

FCC rules originally required carriers to provide Phase I service as of April 1, 1998, or within six months of a request from a public safety answering point, whichever is later, and to provide Phase II service as of October 1, 2001, or within six months of a request from a public safety answering point, whichever is later. Our Phase II service initial deadline was extended by the FCC to March 1, 2003, as was the deadline for other regional and local carriers. The six-month time frames for beginning Phase I or Phase II service do not apply if a public safety answering point does not have the equipment and other facilities necessary to receive and use the provided data. Public safety answering points and wireless carriers are permitted to extend these implementation timelines by mutual agreement. We file E911 quarterly reports with the FCC to identify our ongoing efforts to implement Phase I and Phase II service.

Radiofrequency Emissions.    FCC guidelines adopted in 1996 limit the permissible human exposure to radiofrequency radiation from transmitters and other facilities. In December 2001, the FCC’s Office of Engineering and Technology, or OET, dismissed a Petition for Inquiry filed by EMR Network to initiate a proceeding to revise the FCC’s radio frequency guidelines. In August 2003, the full FCC upheld the OET, and EMR Network subsequently challenged the FCC’s decision in federal court. In December 2004, the United States Court of Appeals for the District of Columbia Circuit affirmed the FCC decision, and in June 2005, the United States Supreme Court declined to consider a petition for a writ of certiorari filed by EMR Network seeking to have the lower court’s decision overturned. In June 2003, the FCC adopted a Notice of Proposed Rulemaking seeking comment on proposed amendments to the current regulations relating to the compliance of transmitter facilities with radiofrequency guidelines and to procedures for evaluating radiofrequency exposure from mobile devices, such as handsets. This Notice remains pending, and it is not clear what effect, if any, any amendments to such regulations would have on our business.

Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and/or may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. However, reports and fact sheets from the British National Radiological Protection Board and Swedish Radiation Protection Authority released in 2004, the National Cancer Institute released in January 2002, the American Health Foundation released in December 2000 and the Danish Cancer Society released in February 2001, found no evidence that cell phones cause cancer, although some of the reports indicated that further study might be appropriate. Most recently, an October 2005 study published by researchers at the Washington University School of Medicine found that the electromagnetic radiation produced by cell phones does not promote cancer in mouse, hamster or human cells. However, a study released by European researchers in December 2004 said that the exposure to radio frequency emissions damaged DNA in cells in laboratory tests conducted over a period of four years. While the researchers did not then link radio frequency emissions to adverse health effects, the researchers did call for further study. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. Meanwhile, the National Cancer Institute has cautioned that all such studies have limitations, given the relatively short amount of time cellular phones have been widely available. In addition, the Federal Trade Commission issued a consumer alert in February 2002 for cell phone users who want to limit their exposure to radio frequency emissions from their cell phones. The alert advises, among other things, that cell phone users should limit use of their cell phones to short conversations and avoid cell phone use in areas where the signal is poor. Several lawsuits seeking to force wireless carriers to supply headsets with phones and to compensate consumers who have purchased radiation-reducing devices were dismissed by the courts in 2002 because of a lack of scientific evidence, but other lawsuits remain pending. We cannot predict the impact of these or other health related lawsuits on our business.

Interconnection.    Under amendments to the Communications Act enacted in 1996, all telecommunications carriers, including PCS and cellular licensees, have a duty to interconnect with other carriers and local exchange carriers have additional specific obligations to interconnect. The amendments and the FCC’s implementing rules modified the previous regime for interconnection between local exchange carriers and wireless communications services providers, such as us, and adopted a series of requirements that have benefited the wireless industry. These requirements included compensation to carriers for terminating traffic originated by other carriers, a ban on any charges to other carriers by originating carriers, and specific rules governing the prices that can be charged for terminating compensation. Under the rules, prices for termination of traffic and certain other functions provided by local exchange carriers are set using a methodology known as “total element long run incremental cost,” or TELRIC. TELRIC is a forward-looking cost model that sets prices based on what the cost would be to provide network elements or facilities over the most efficient technology and network configuration. The statute also permits carriers to appeal public utility decisions implementing the statute and rules to United States District Courts, rather than state courts. As a result of these FCC rules, the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

The initial FCC interconnection rules material to our operations have become final and unappealable following a May 2002 Supreme Court decision affirming the rules. Subsequently, the FCC issued a clarification of its interconnection rules, initiated a rulemaking to modify the TELRIC rules and initiated a third proceeding which, collectively, have created some uncertainty. More specifically:

•	In August 2003, the FCC released a clarification of its TELRIC rules that could increase our costs of interconnection.

•	In September 2003, the FCC initiated a rulemaking to consider broader modifications to the TELRIC rules, which could increase or decrease our costs of interconnection. This proceeding remains pending.

•

In 2001, the FCC initiated a proceeding that could greatly modify the current regime of payments for interconnection. In February 2005, the FCC decided to seek comment on seven specific interconnection proposals filed by different industry groups and others in the proceeding, which have varying impacts on wireless carriers. In February 2005, the FCC also determined that local exchange carriers may no longer file “wireless termination tariffs” regarding termination rates to be charged to wireless carriers as part of the interconnection negotiation process. In addition, key members of Congress have expressed strong interest in reviewing and modifying the current interconnection system of payments during the next two years. If the FCC or Congress modifies the current regime of payments for interconnection, our costs for interconnection could change.

Universal Service Funds.    The FCC and many states have established “universal service” programs to ensure affordable, quality local telecommunications services for all U.S. residents. Under the FCC’s rules, wireless providers are potentially eligible to receive universal service subsidies; however, they also are required to contribute to both federal and state universal service funds. The FCC rules require telecommunications carriers generally (subject to limited exemptions) to contribute funding to existing universal service programs for high cost carriers and low income customers and to new universal service programs to support services to schools, libraries and rural health care providers. In December 2002 and January 2003, the FCC released orders that increased, from 15 to 28.5 percent, the percentage of revenues that wireless providers must subject to universal service contributions to avoid having to calculate those contributions based on actual interstate traffic levels, and that required wireless providers to elect whether or not to use this “safe harbor” on a company-wide basis.

The FCC has been reviewing wireless carriers’ continued eligibility to receive universal service funding, as well as the appropriate amount of funding for various “eligible telecommunications carriers,” in two proceedings. In February 2004, the Federal-State Joint Board on Universal Service issued a recommended decision proposing that the FCC modify the current universal service rules. If adopted, the proposals would limit support to a single connection per customer and would narrow the circumstances under which a new service provider would be able to qualify for support. In June 2004, the FCC asked for public comment on the Federal-State Joint Board recommended decision, and in February 2005 the FCC decided that wireless carriers should remain eligible to receive universal service fund payments and that there should be no “primary line restriction” or limitation of support to a single line. The FCC did tighten the standards for its designation of wireless carriers as eligible to receive universal support by imposing new eligibility requirements, public interest determinations, and annual certification and reporting requirements, and the FCC encouraged states to adopt similar requirements as part of their universal service designation processes. In a second proceeding launched in 2004, the Federal-State Joint Board is considering the basis and amount of universal service support that telecommunications carriers should receive, including whether the current funding structure should be replaced with a forward-looking cost approach and whether wireless carrier support should be based on wireline incumbent costs or wireless carrier costs. Because we are now receiving universal service funding in Puerto Rico as a result of a recent transaction, any changes could limit our ability to continue to receive some or all of the universal service support that we are receiving in Puerto Rico, or to receive such funding in Georgia, North Carolina, Tennessee, and Virginia, where we have applied for Eligible Telecommunications Carrier status. Regardless of our ability to receive universal service funding for the supported services we provide, we are required to fund these federal programs and may also be required to contribute to state universal service programs.

Outage Reporting.    On August 4, 2004, the FCC adopted new rules that require wireless providers to report to the FCC about significant disruptions, network degradations or outages to their systems. Under the new rules, we are required to report to the FCC whenever we have a significant network disruption that lasts for at least 30 minutes and the number of end-user minutes potentially affected is at least 900,000. We also must report significant network problems that impact 911 usage or service at airports, nuclear power plants and key government and military facilities or when critical transmission and network control technologies are disrupted. Several parties have petitioned the FCC to eliminate or modify these new rules and those petitions remain pending.

Electronic Surveillance.    The FCC has adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. The Communications Assistance for Law Enforcement Act, or CALEA, requires telecommunications carriers to modify their equipment, facilities, and services to ensure that they are able to comply with authorized electronic surveillance. These modifications were required to be completed by June 2000, unless carriers were granted temporary waivers, which we and many other wireless providers requested.

One of our waiver requests remains pending at the FCC. Additional wireless carrier obligations to assist law enforcement agencies were adopted in response to the September 11 terrorist attacks as part of the USA Patriot Act.

In August 2004, the FCC released a Notice of Proposed Rulemaking and Declaratory Ruling proposing new rules governing CALEA. The notice largely endorses proposals by federal law enforcement agencies in a February 2004 filing. If adopted, the rules proposed in the notice would subject a wider range of services to CALEA, greatly limit the availability of waivers from the CALEA rules and shift costs for complying with CALEA from law enforcement agencies to service providers and customers. These changes could increase our costs and/or subject us to FCC enforcement actions. In September 2005, the FCC released an order that was limited to determining that facilities-based providers of broadband Internet access and interconnected voice over Internet protocol services are covered by CALEA and must come into compliance within 18 months. The order indicated that the FCC would defer, until an unspecified later date, decisions on the remaining issues raised in the notice.

Telephone Numbers.    Like other telecommunications carriers, we must have access to telephone numbers to serve our customers and to meet demand for new service. The FCC has adopted rules that could affect SunCom’s access to and use of telephone numbers. The most significant FCC rules are intended to promote the efficient use of telephone numbers by all telecommunications carriers. Under these rules:

•	Carriers must meet specified number usage thresholds before they can obtain additional telephone numbers. The current threshold requires carriers to show that they are using 75% of all numbers assigned to them in a particular rate center. The FCC has adopted a “safety valve” mechanism that could permit carriers to obtain telephone numbers under certain circumstances even if they do not meet the usage thresholds.

•	Carriers must share blocks of telephone numbers, a requirement known as “number pooling.” Under number pooling, numbers previously assigned in blocks of 10,000 are assigned in blocks of 1,000, which significantly increases the efficiency of number assignment. In connection with the number pooling requirement, the FCC also adopted rules intended to increase the availability of blocks of 1,000 numbers, including a requirement that numbers be assigned sequentially within existing blocks of 10,000 numbers.

•	Carriers must provide detailed reports on their number usage, and the reports are subject to third-party audits. Carriers that do not comply with reporting requirements are ineligible to receive numbering resources.

•	States may implement technology-specific and service-specific area code “overlays” to relieve the exhaustion of existing area codes, but only with specific FCC permission.

The FCC also has shown a willingness to delegate to the states a larger role in number conservation. Examples of state conservation methods include number pooling and number rationing. Since 1999, the FCC has granted interim number conservation authority to several state commissions, including North Carolina and South Carolina, states within our operating region.

The FCC’s number conservation rules could benefit or harm us and other telecommunications carriers. If the rules achieve the goal of reducing demand for telephone numbers, then the costs associated with potential changes to the telephone numbering system will be delayed or avoided. The rules may, however, affect individual carriers by making it more difficult for them to obtain and use telephone numbers. In particular, number pooling imposes significant costs on carriers to modify their systems and operations. In addition, technology-specific and service-specific area code overlays could result in segregation of wireless providers, including us, into separate area codes, which could have negative effects on customer perception of wireless service.

Wireless providers are also required to implement telephone number portability, which enables customers to keep their telephone numbers when they change carriers. Wireless number portability was implemented for the top 100 metropolitan statistical areas in November 2003, and generally became available in the rest of the country in May 2004. Under the FCC’s rules, numbers may be ported to and from both wireless and landline providers. Thus, while portability makes it easier for customers to change wireless providers, it also makes it easier for them to switch from landline to wireless service. In September 2004, the FCC released a Notice of Proposed Rulemaking seeking comment on proposals to reduce the time interval for porting numbers between wireless and landline carriers. If adopted, the reduced porting period would make it more attractive for customers to switch their service from landline to wireless providers.

Environmental Processing.    The antenna structures we use are subject to the FCC’s rules implementing the National Environmental Policy Act and the National Historic Preservation Act, or the NHPA. Under these rules, any structure that may significantly affect the human environment or that may affect historic properties may not be constructed until the wireless provider has filed an environmental assessment and obtained approval from the FCC. Processing of environmental assessments can delay construction of antenna facilities, particularly if the FCC determines that additional information is required or if there is community opposition. In October 2004, the FCC released a Report and Order adopting a national agreement governing review of towers under the NHPA. The agreement defines when historic preservation analysis is required and not required for new and modified towers, creates new procedures for historic preservation review, including deadlines for reviewing entities, and outlines procedures for communications with Indian tribes and Native Hawaiian groups. In October 2005, the FCC released a declaratory ruling that further details and clarifies those procedures.

With regard to environmental policies affecting antenna structures, the FCC released a Notice of Inquiry in August 2003 on the potential effects of towers on migratory birds and in December 2004, the FCC sought comment on a report on this subject that was filed in the Notice of Inquiry proceeding. While this proceeding remains pending, environmental groups filed a petition with the United States Court of Appeals for the District of Columbia Circuit in April 2005, seeking to force the FCC to modify its environmental processing rules to address issues under the Migratory Bird Treaty Act. There is no schedule for court action on this petition.

Rate Integration.    The FCC has determined that the interstate, interexchange offerings (commonly referred to as “long distance”) of wireless carriers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging and integration requires carriers to average interstate long distance wireless communications service rates between high cost and urban areas, and to offer comparable rates to all customers, including those living in Alaska, Hawaii, Puerto Rico, and the Virgin Islands. The United States Court of Appeals for the District of Columbia Circuit, however, rejected the FCC’s application of these requirements to wireless carriers, remanding the issue to the FCC to further consider whether wireless carriers should be required to average and integrate their long distance rates across all U.S. territories. The FCC has stated that, pending the outcome of additional proceedings to review the matter, the rate averaging and integration rules are not applicable to wireless carriers.

Privacy.    The FCC has adopted rules limiting the use of customer proprietary network information, or CPNI, by telecommunications carriers, including us, in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules give wireless carriers discretion to use CPNI, without customer approval, to market all customer equipment and information services used in connection with the provision of wireless services. The FCC also allows all telephone companies to use CPNI to solicit lost customers. FCC rules require that customer permission be obtained affirmatively to use such information to market non-communications services or to provide such information to unrelated third parties, but give carriers flexibility in obtaining that consent. In late 2005, the FCC launched an investigation of carrier compliance with the CPNI rules. In February 2006, along with all other carriers, we were required to submit a statement to the FCC certifying that we are in compliance with the rules. Also in February 2006, the FCC launched a rulemaking proceeding to consider new rules aimed at strengthening the protection afforded to CPNI. The FCC tentatively concluded that carriers should file annual compliance certificates along with a summary of all consumer complaints received in the past year regarding unauthorized release of CPNI and a summary of actions taken against third parties who attempt to obtain CPNI through fraudulent means.

Billing.    Prior to 2005, the FCC imposed two fundamental billing rules on wireless carriers: (i) clearly identify the name of the service provider for each charge; and (ii) display a toll-free inquiry number for customers on all “paper copy” bills. In May 2004, the FCC released a Public Notice seeking comment on a petition filed by the National Association of State Utility Consumer Advocates, or NASUCA, asking the FCC to prohibit wireless and other carriers from using line-item charges on customer bills to recover their costs for various federal, state and local regulatory obligations. In response to the NASUCA petition, the FCC issued a March 2005 order that does not prohibit line-item charges as NASUCA requested, but established new rules requiring wireless carriers to describe each line-item charge using plain, clear language that does not mislead customers regarding whether each charge is mandated by the government. The new rules, frequently referred to as the truth-in-billing rules, also preempt state regulations that either require or prohibit the use of line-item charges for wireless service. In conjunction with the adoption of these new rules, the FCC launched an additional proceeding to determine whether it should: (i) require wireless carriers to disclose all line item charges to customers at the point of sale, (ii) require customer bills to include a separate section for government mandated line-item charges, (iii) preempt any state or local regulations of wireless billing that are more stringent than its own, or (iv) allow wireless carriers to combine various government-mandated charges into one line item. The truth-in-billing rules are currently subject to a pending appeal to the United States Court of Appeals for the Eleventh Circuit. Depending on the outcome of this appeal, as well as the additional FCC proceeding, we may need to clarify or remove certain line-item charges that are currently listed on our customer bills. If we are unable to recoup these charges through other means, the FCC’s decision and new proposals could have an impact on our revenues.

The FCC is also currently considering two petitions related to early termination fees charged by wireless carriers filed in 2005. The petitions seek a declaratory ruling stating that early termination fees are part of the “rates charged” by wireless carriers, and therefore exempt from state regulation under the Communications Act. One of the petitions was filed by SunCom in response to a court order in a pending South Carolina class-action lawsuit regarding SunCom’s early termination fees, and the other was filed by the Cellular Telecommunications and Internet Association in response to similar lawsuits filed against various wireless carriers in a number of states. If the FCC grants the petitions, the likely result will be to preempt state courts from adjudicating any disputes related to early termination fees.

Access for Individuals with Disabilities.    The FCC requires telecommunications services providers, including us, to offer equipment and services that are accessible to and usable by persons with disabilities, if that equipment can be made available without much difficulty or expense. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. In addition to these general obligations, in July 2003 the FCC adopted new hearing aid compatibility rules requiring that digital wireless phones be capable of effective use with hearing aids. The new rules incorporate two technical standards: one relating to reduced radiofrequency emissions, and one relating to compatibility with telecoils, a component used in certain types of hearing aids. With regard to the reduced radiofrequency emissions standard, carriers of our size were required to offer two compliant phones by September 2005. Due to the late availability of compliant phones and related materials from vendors, SunCom and other GSM carriers did not meet this deadline, but filed petitions for waiver with the FCC seeking extensions. We sought an extension until December 2005, and notified the FCC in early January that we are now in compliance with the rules. The FCC has not yet ruled on these waiver requests. Although we currently offer at least two phones that comply with the standard when operating in the 1900 MHz (PCS) band, we will be required by August 2006, to have at least two phones which meet the standard for the 800 MHz (cellular) band as well as the 1900 MHz band. In addition, by February 2008, at least 50 percent of the wireless phone models offered by us must be compliant with this standard. With regard to the telecoil compatibility standard, carriers of our size must offer two compliant phones by September 2006. While we expect our vendors ultimately to develop equipment compatible with the rules, we cannot be certain that we will be able to obtain this equipment by the FCC deadlines, or that we will not be required to make material changes to our product line.

Wireless Spam.    In August 2004, the FCC adopted rules pursuant to the “Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003,” or the CAN-SPAM Act. These rules include a general prohibition on sending commercial messages directly to any address referencing an Internet domain associated with wireless subscriber messaging services without the customer’s express prior authorization. We are permitted to send “transactional or relationship” messages to our subscribers and are required to submit to the FCC the names of all Internet domains on which we offer mobile messaging services.

Public Safety Interference.    In July 2004, the FCC adopted an order to resolve interference that has been occurring between commercial, private and public safety wireless users in the 800 megahertz band. The FCC supplemented and modified the Order in December 2004. While most of the interference issues have involved the Nextel network, interference problems have arisen in some markets due to the operations of commercial cellular providers. Because we operate a cellular system in Myrtle Beach, we will be subject to FCC’s new rules, under which we must respond to any interference problems according to specific timelines and guidelines. In addition, if a public safety wireless user can show that interference is causing a clear and imminent danger to life or property, the FCC can require a cellular provider to immediately discontinue operation pending the resolution of the interference problem.

State Regulation and Local Approvals

The Communications Act preempts state and local regulation of the entry of or the rates charged by any provider of private mobile radio service or of commercial mobile radio service, which includes PCS and cellular service. The Communications Act permits states to regulate the “other terms and conditions” of commercial mobile radio service. The FCC has not clearly defined what is meant by the “other terms and conditions” of commercial mobile radio service, but has upheld the legality of state universal service requirements on commercial mobile radio service carriers. The FCC also has held that private lawsuits based on state law claims concerning how wireless rates are promoted or disclosed may not be preempted by the Communications Act. Regulators and Attorneys General in several states are reviewing wireless carrier billing practices and network reliability and coverage issues. In some states, regulators are advocating new rules, and in others, Attorneys General are filing class action lawsuits against wireless carriers related to their billing practices that are purportedly deceptive. Should similar regulations be adopted or lawsuits filed against wireless carriers in the states in which we operate, there could be a material adverse impact on our business. To try to protect ourself against potential lawsuits or state or federal regulation, we have adopted the Cellular Telecommunications & Internet Association “Voluntary Consumer Code” that requires disclosure of certain billing and coverage information to consumers.

State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, including PCS providers, so long as the compensation required is publicly disclosed by the government. The sitting of cells/base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC relating to the scope of that authority. States also may impose competitively neutral requirements that are necessary for universal service or to defray the costs of state enhanced 911 services programs, to protect the public safety and welfare, to ensure continued service quality and to safeguard the rights of consumers.

There are several state and local legislative initiatives that are underway to ban the use of wireless phones in motor vehicles. New York and New Jersey have enacted statewide bans on driving while holding a wireless phone, and similar legislation has been introduced in other states, including Virginia, Georgia and Kentucky. Officials in a handful of communities, including the District of Columbia, have enacted ordinances banning or restricting the use of cell phones by drivers. Should this become a nationwide initiative, wireless communications services providers could experience a decline in the number of minutes used by subscribers. In general, states continue to consider restrictions on wireless phone use while driving, and some states are also beginning to collect data on whether wireless phone use contributes to traffic accidents. On the federal level, the National Transportation Safety Board has recommended a ban on the use of mobile phones by novice drivers while operating a motor vehicle.

The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry. Other existing federal regulations and, in many jurisdictions, state and local franchise requirements are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals that could change, in varying degrees, the manner in which wireless providers operate. Moreover, it is widely expected that Congress will begin the process of substantially rewriting the Telecommunications Act of 1996 in the near future. Neither the outcome of these proceedings nor their impact upon our operations or the wireless industry can be predicted at this time.

Competition

We compete, in the majority of our markets, against three of the four nationwide wireless carriers: Cingular Wireless, Verizon and Sprint/Nextel. Within our North Carolina, South Carolina, Georgia and Tennessee markets, additional competitors include ALLTEL Corporation, Hargray Wireless, Leap Wireless and U.S. Cellular. Within our Puerto Rico and U.S. Virgin Islands markets, additional competitors include Puerto Rico Telephone Company, Centennial Communications and Movistar. Historically, the most dominant competitors were the cellular incumbents, which in our markets were primarily Verizon, ALLTEL Corporation and U.S. Cellular. However, with the advent of PCS, other carriers such as Cingular Wireless, Sprint/Nextel and T-Mobile have gained significant market share. In addition, wireless resellers operating as mobile virtual network operators, or MVNOs, such as Virgin Mobile USA, are beginning to attract a significant number of subscribers, and entities such as ESPN and major cable operators have entered the wireless market as MVNOs in 2005. We believe that we are a leading service provider based on the fact that we have been able to expand our subscriber base through internal growth or acquisition every year since inception. In addition, our service levels and commitment to customer care have earned us various awards and recognition by third parties, including magazines and newspapers circulated within our service areas. Since our competitors do not disclose their subscriber count in specific regional service areas, we cannot accurately determine market share for each of these companies where we do business.

The principal competitive factors within our business consist of:

•	network quality, which is the coverage provided by our cell sites and infrastructure as well as roaming agreements with carriers that enable our customers to utilize their networks when traveling outside of our coverage area;

•	quality customer care, which includes the speed and accuracy of customer issue resolution;

•	price, which includes the monthly charges we bill our wireless subscribers; and

•	products offered, which include a variety of handsets and accessories with multiple capabilities, including data services.

Upon review of these factors, we believe that we compete favorably in our market, as evidenced by our increasing subscriber base in each year since our inception. In addition to the above mentioned competitive factors, our ability to compete successfully will depend, in part, on our ability to anticipate and respond to other competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors’ discount pricing and bundling strategies, all of which could adversely affect our operating margins.

Wireless providers are increasingly competing in the provision of both voice and non-voice services. Non-voice services, including data transmission, text messaging, e-mail and Internet access are now available from PCS providers and enhanced specialized mobile radio carriers. In many cases, non-voice services are offered in conjunction with or as adjuncts to voice services. Our GSM/GPRS network overlay provides us the technology to offer more advanced wireless data services. Some of the national wireless carriers, such as Cingular Wireless, are beginning to bundle their wireless offerings with landline local or long distance services, a practice that could make these carriers’ wireless services more attractive to customers. Cable operators also are entering the wireless market as MVNOs with offers of bundled wireless and landline services, high-speed data and cable service.

Intellectual Property

Our brand name is SunCom. As a result of the consummation of the Triton Holdings Agreement described above under “Overview,” we own Affiliate License Co., LLC, which is the owner of the SUNCOM family of service marks. The SUNCOM service mark is registered with the United States Patent and Trademark Office (Reg. Nos. 2,367,621 and 2,576,959). The following services marks containing the word SUNCOM are also registered with the United States Patent and Trademark Office: SUNCOM and DESIGN (Reg. No. 2,831,052); SUNCOM CONNECT (Reg. No. 2,576,974); SUNCOM FYI (Reg. No. 2,793,440); SUNCOM INET (Reg. No. 2,886,969); SUNCOM KEEP TALKING (Reg. No. 2,793,501); SUNCOM PREPAID TO GO (Reg. No. 2,796,493); SUNCOM STATES ( Reg. No. 2,793,422); SUNCOM SUBSCRIPTION WIRELESS (Reg. No. 2,887,121); SUNCOM SUPERSTATES (Reg. No. 2,796,672); SUNCOM TO GO (Reg. No. 2,,796,492); SUNCOM UNLIMITED (Reg. No. 2,793,470); SUNCOM UNPLAN (Reg. No. 2,887,120); SUNCOM USA (Reg. No. 2,793,471); SUNCOM WELCOME HOME (Reg. No. 2,793,536); and SUNCOM WIRELESS and DESIGN (Reg. No. 2,860,451). In addition, the following marks that we use are registered with the United States Patent and Trademark Office: EVERYTHING UNDER THE SUN (Reg. No. 2,370,076); M-NET (Reg. Nos. 2,437,645 and 2,464,250); and WE GET IT (Reg. No. 2,448,313).

Employees

As of December 31, 2005, we had 1,959 employees. We believe that our relations with our employees are good.

Available Information

Holdings’ Board of Directors has established an Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee and has adopted a written charter for each committee. Holdings’ Audit Committee also acts as the audit committee of SunCom. In addition, Holdings’ Board has adopted (i) Corporate Governance Principles and (ii) a Code of Ethics for Senior Financial Managers. Each committee charter, our Corporate Governance Principles and the Code of Ethics for Senior Financial Managers is available on our web site at www.suncom.com.

Properties

SunCom maintains its executive offices in Berwyn, Pennsylvania. We also maintain regional offices in Richmond, Virginia, Charleston, South Carolina, Charlotte and Raleigh, North Carolina and San Juan, Puerto Rico. We lease these facilities.

Legal Proceedings

We are not a party to any lawsuit or proceeding, which, in our opinion, is likely to have a material adverse effect on our business or operations.

MANAGEMENT

All of the outstanding capital stock of SunCom is owned by Holdings. The executive officers of Holdings are the executive officers of SunCom and hold the same offices. The directors of SunCom are the directors of Holdings. As of May 19, 2006, the executive officers of Holdings and SunCom and the directors of Holdings and SunCom were as follows:

Name	Age	Position
Michael E. Kalogris	56	Chairman of the Board of Directors and Chief Executive Officer
Eric Haskell	59	Director, Interim Chief Executive Officer and Executive Vice President and Chief Financial Officer
William A. Robinson	39	Executive Vice President of Operations
Daniel E. Hopkins	41	Senior Vice President and Treasurer
Laura M. Shaw-Porter	40	Senior Vice President of Human Resources
Emilio Echave	51	Senior Vice President of Operations
Charles Kallenbach	42	Senior Vice President of Legal and Regulatory Affairs, Secretary
Raul Burgos	42	President of SunCom Wireless Puerto Rico Operating Co., L.L.C.
Rohit M. Desai	67	Director
Scott I. Anderson	47	Director and Interim Chairman of the Board of Directors
Arnold L. Chavkin	54	Director
Mathias DeVito	75	Director
Arnold Sheiffer	74	Director

Michael E. Kalogris has served as Chairman of the Board of Directors of Holdings and as Chief Executive Officer of SunCom since its inception. Mr. Kalogris was previously the Chairman of Triton Cellular Partners, L.P., which specialized in acquiring and operating rural cellular properties. The assets of Triton Cellular Partners, L.P. were sold in 2000 for approximately $1.24 billion. Prior to Triton Cellular Partners, L.P., Mr. Kalogris was President and Chief Executive Officer of Horizon Cellular Group, which he joined on October 1, 1991. Under Mr. Kalogris’ leadership, Horizon Cellular Group became the fifth-largest independent cellular company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers and was sold for approximately $575.0 million. Prior to joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone, a cellular carrier in Philadelphia, the nation’s fifth-largest market. Mr. Kalogris is a member of the board of directors of the Cellular Telecommunications Industry Association and serves on its Executive Committee. He is also a member of the advisory board of Waller Capital Media Partners and the board of directors of Paoli Hospital.

Eric Haskell has served as a Director of SunCom since November 2003 and as Interim Chief Financial Officer or Executive Vice President and Chief Financial Officer since December 20, 2005. On May 19, 2006, the SunCom Board appointed Mr. Haskell as Interim Chief Executive Officer while SunCom’s Chief Executive Officer and Chairman, Michael E. Kalogris, recovers from injuries sustained in an automobile accident. In 2004, Mr. Haskell retired as Executive Vice President and Chief Financial Officer of Systems & Computer Technology Corporation (SCT) where he served since 1989. SCT, now a wholly owned subsidiary of Sungard Data Systems, is a global provider of technology solutions for colleges and universities. Prior to joining SCT in 1989 as Vice President and Chief Financial Officer, he was Chief Financial Officer for Williams Holdings, Inc., which he joined in 1986 and Transamerica Delaval which he joined in 1976. Mr. Haskell previously was a manager with Ernst & Ernst, now known as Ernst & Young. He also serves as a director of Metropolitan Health Networks, Inc., eMoneyadvisor and the Philadelphia Ronald McDonald House.

William A. Robinson has served as Executive Vice President of Operations of SunCom since April 2004, Senior Vice President of Operations and Controller from September 2003 through March 2004, Senior Vice President of Operations from January 2001 through August 2003 and as Vice President and Controller from March 1998 through December 2000. Before joining SunCom, Mr. Robinson served as Director, Financial Reporting for Freedom Chemical Company from June 1997 through March 1998 and Director, Financial Analysis, Planning and Budgeting for Centeon L.L.C. from December 1995 through June 1997.

Daniel E. Hopkins has served as Senior Vice President and Treasurer of SunCom since April 2001 and as Vice President and Treasurer from July 1998 through March 2001. Mr. Hopkins served as Vice President of Finance and Treasurer for Triton Cellular Partners, L.P. from July 1998 through April 2000. From May 1994 until joining SunCom, he was a Vice President at PNC Bank, where he focused primarily on the financing of telecommunications ventures. Mr. Hopkins has over ten years of banking experience, primarily in the areas of Communications Finance and Acquisitions/Leveraged Finance.

Laura M. Shaw-Porter has served as Senior Vice President of Human Resources since September 2003 and as Vice President of Human Resources from February 1999 through August 2003. Ms. Shaw-Porter joined SunCom as the Director of Human Resources in August 1998. Before joining SunCom, Ms. Shaw-Porter served as Director of Human Resources for US Physicians, Inc. from 1993 through 1998.

Emilio Echave has served as Senior Vice President of Operations of SunCom since January 2005. Prior to joining SunCom, Mr. Echave worked at AT&T Wireless as the Regional Vice President of the South Region from July 2002 through December 2004, Senior Vice President of Sales and Distribution from March 1999 through June 2002, President of the East Region from February 1998 through March 1999 and President of the Southeast Region from May 1997 through February 1998. Including his tenure with AT&T Wireless, Mr. Echave has over 18 years of experience in the wireless industry.

Charles H.N. Kallenbach has served as Senior Vice President of Legal and Regulatory Affairs of SunCom since November 2004 and Vice President of Legal and Regulatory Affairs since January 2004. Prior to joining SunCom, Mr. Kallenbach was General Counsel for Eureka Broadband Corporation, a New York based telecommunications company and related companies, from 2001 through January 2004. Mr. Kallenbach also served as General Counsel to 2nd Century Communications, Inc., a Virginia-based voice and data service provider, from 2000 through 2001, and as Vice President of Legal and Regulatory Affairs for e-spire Communications, Inc. from 1996 through 2000.

Raul Burgos has served as President of SunCom Wireless Puerto Rico Operating Co., L.L.C. since December 2004. Prior to joining SunCom, Mr. Burgos was the General Manager and Vice President of Puerto Rico operations for AT&T Wireless from May 1999 through December 2004. Mr. Burgos also served as General Manager and Vice President of Operations of Nextel International, Inc. from May 1998 through May 1999, and as the Director or Marketing and New Business Development of Nextel Communications, Inc. from October 1996 through April 1998. Mr. Burgos has over ten years of experience in the wireless industry.

Rohit M. Desai has served as a Director of Holdings since May 2002. Mr. Desai has been Chairman of the Board and President of Desai Capital Management Incorporated, a registered investment advisor, since 1984. He also serves as a director of Finlay Enterprises, Inc., Sitel Corporation and Independence Community Bank.

Scott I. Anderson has served as a Director of Holdings since February 1998. On May 19, 2006, the SunCom Board appointed Mr. Anderson as Interim Chairman of the Board of Directors while SunCom’s Chief Executive Officer and Chairman, Michael E. Kalogris, recovers from injuries sustained in an automobile accident. He is currently a member of the board of directors of Wireless Facilities, Inc., an observer to the board of directors of Telephia, Inc. and a principal of Cedar Grove Partners, LLC and Cedar Grove Investments. He was a director of TeleCorp PCS until its merger into AT&T Wireless Services, Inc. in February 2002, and an observer to the Board of Callvision, Inc. until its merger with Verisign, Inc. in January 2006. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

Arnold L. Chavkin has served as a Director of Holdings since February 1998. Mr. Chavkin was previously a member of the advisory board of Triton Cellular Partners, L.P. and is currently a director of Brand Services, Inc., Crown Media Holdings, Inc., Encore Acquisition Company, Latigo Petroleum, Inc., Jetro JMDH Holdings, Inc., Noble Environmental Power, LLC and Vexco International Limited. Mr. Chavkin is the Chief Investment Officer in the New York office of J.P. Morgan Partners, LLC (formerly Chase Capital Partners). He participates in the general management of the firm, as well as having specific responsibility for overseeing the International and Industrial Growth activities and certain other investment focus areas for J.P. Morgan Partners, LLC. Prior to joining Chase

Capital Partners, he was a member of Chemical Bank’s merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

Mathias J. DeVito has served as a Director of Holdings since August 2003. Mr. DeVito was Chairman Emeritus of The Rouse Company until its acquisition by General Growth Property in November 2004. The Rouse Company owned and operated office and industrial buildings and large scale community developments across the United States. Mr. DeVito joined The Rouse Company as Senior Vice President and General Counsel in 1970, in that same year, he became Executive Vice President and Chief Operations Officer. In 1973, he was elected President, and in 1979, he was elected Chief Executive Officer of The Rouse Company. In 1984, he assumed the additional post of Chairman of the Board. In 1995, Mr. DeVito retired as the Chief Executive Officer, and in 1997, he stepped down as the Chairman of the Board of The Rouse Company. Prior to joining the Rouse Company, Mr. DeVito was the Assistant Attorney General of Maryland from 1963 through 1964 and a partner in the law firm of Piper & Marbury, now known as DLA Piper Rudnick Gray Cary, from 1965 through 1970. Mr. DeVito also serves as a director of Mars Super Markets and Sitel Corporation, and is Chairman of the Advisory Boards of certain investment funds affiliated with Desai Capital Management. He is also a member of the Board of Trustees of the Maryland Institute, College of Art and of the Adirondack Museum.

Arnold Sheiffer has served as a Director of Holdings since May 2004. Mr. Sheiffer was the Chairman of Petry Media Corporation from 2001 through 2004. Prior to joining Petry Media Corporation, Mr. Sheiffer served as a Managing Director of Sandler Capital Management in 2000, Chairman and Chief Executive Officer of SmartRoute Systems, Inc. from 1999 through 2000 and Chief Financial Officer and Chief Operating Officer of Katz Media from 1990 through 1994. He also serves as a director of GoldenTree Asset Management, James Cable and Interep National Radio Sales.

Audit Committee

The current members of Holdings’ Audit Committee are Mr. Anderson, as chairman, Mr. DeVito and Mr. Sheiffer. Holdings’ Audit Committee also serves as the Audit Committee for SunCom. Holdings’ Board of Directors has determined that Arnold Sheiffer qualifies as an audit committee financial expert, as defined by SEC rules.

Compensation Committee

The current members of Holdings’ Compensation Committee are Mr. Chavkin, as chairman, Mr. Desai, Mr. DeVito and Mr. Sheiffer.

Nominating / Corporate Governance Committee

The members of the Holdings’ Nominating / Corporate Governance Committee are Mr. Desai, as chairman, Mr. Chavkin and Mr. Anderson.

Compensation of Directors

Non-employee members of the Holdings’ Board of Directors receive compensation of $15,000 per year, plus $2,500 for each Holdings Board meeting they attend in person or telephonically if scheduled as a conference call or $1,000 for each scheduled in-person meeting they participate in via conference call. Non-employee directors also receive compensation of $10,000 per year for each committee on which they serve, plus $1,750 for each committee meeting they attend in person or telephonically, and the Chairman of each committee receives an additional $5,000 annual retainer. All directors are reimbursed for expenses for every Board and committee meeting attended. Directors do not receive any separate compensation for serving on SunCom’s Board of Directors.

In 2005, each non-employee director received a grant of 15,000 shares of Holdings’ restricted stock under Holdings’ Directors’ Stock and Incentive Plan. These shares vest in August 2007 and are subject to forfeiture if the director terminates service prior to vesting of the award. In addition, directors have the option of deferring receipt of shares until a future date beyond the vesting date in certain circumstances.

Executive Compensation

The executive officers of SunCom are the executive officers of Holdings. The following table sets forth the cash and non-cash compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

	Principal Position	Year	Annual Compensation			Restricted Stock Awards(4)	All Other Compensation(5)
Name			Salary	Bonus(2)	Other(3)
Michael E. Kalogris	Chairman of the Board of Directors and Chief Executive Officer	2005 2004 2003	$453,200 453,200 448,288	$754,925 316,107 906,400	— — —	$489,125 871,325 680,225	$7,070 6,572 2,870
David D. Clark(1)	Former Executive Vice President, Chief Financial Officer and Secretary	2005 2004 2003	$258,500 258,500 257,868	$258,500 180,304 517,000	— — —	$198,875 506,858 276,575	$319 6,572 5,298
William A. Robinson	Executive Vice President of Operations	2005 2004 2003	$246,923 210,463 183,260	$513,880 221,904 137,520	— — —	$198,875 1,072,400 123,095	$7,070 6,572 5,242
Daniel E. Hopkins	Senior Vice President and Treasurer	2005 2004 2003	$190,308 188,822 181,968	$653,891 172,973 228,572	— — —	$64,500 114,900 123,089	$7,070 6,572 5,242
Emilio Echave	Senior Vice President of Operations	2005 2004 2003	$215,846 — —	$194,745 — —	$42,047 — —	$252,000 — —	$64 — —
Raul Burgos	President of SunCom Wireless Puerto Rico Operating Co., L.L.C.	2005 2004 2003	$210,000 1,593 —	$118,650 — —	$113,268 —	$252,000 — —	$6,975 — —

(1)	On December 20, 2005, Mr. Clark, SunCom Wireless Holdings, Inc. and SunCom Wireless Management Company, Inc. mutually agreed not to renew Mr. Clark’s employment agreement after its expiration on February 3, 2006, and Mr. Clark resigned his role as Executive Vice President, Chief Financial Officer and Secretary, effective as of December 20, 2005. In order to assist with transition, Mr. Clark remained employed at SunCom until February 3, 2006.

(2)	Amounts reflected as 2005 bonus with respect to Mr. Kalogris’ and Mr. Robinson’s 2005 bonus include a contractual payment subject to forfeiture paid in accordance with their amended employment agreements. Mr. Clark’s 2005 bonus was calculated in accordance with his severance agreement dated December 20, 2005. Mr. Robinson and Mr. Hopkins were each paid a bonus of $99,380 in 2005 in accordance with their Executive Retention Bonus Agreements. Mr. Hopkins also received a bonus of $4,511 in connection with the vesting of certain shares of restricted stock, and under his employment agreement, Mr. Hopkins is entitled to receive two guaranteed bonuses totaling $550,000 in lieu of bonuses he might have been eligible to receive under bonus programs sponsored by SunCom in 2005, which guaranteed bonus payments are included in the table as earned in 2005 although subject to his continued to employment through the date of payment. Mr. Echave was paid a bonus of $51,570 in 2005 in accordance with his Executive Retention Bonus Agreement. Mr. Burgos was paid a bonus of $31,500 in 2005 in accordance with his Executive Retention Bonus Agreement. Mr. Robinson and Mr. Hopkins were each paid a bonus of $84,480 in 2004 in accordance with their Executive Retention Bonus Agreements. Mr. Kalogris’ and Mr. Clark’s 2003 bonus included a signing bonus paid in accordance with their amended employment agreements. Mr. Robinson and Mr. Hopkins were each paid a bonus of $44,700 in 2003 in accordance with their Executive Retention Bonus Agreements.

(3)	Reflects payment of relocation expenses incurred by Mr. Echave and Mr. Burgos in 2005.

(4)	The executive officers named in the table held the following restricted shares of Holdings’ Class A common stock as of December 31, 2005, with the market value, based on the December 31, 2005 closing price of $2.77 per share, indicated: (a) Mr. Kalogris held 682,500 restricted shares, which had an aggregate value of $1,890,525, (b) Mr. Clark held 92,500 restricted shares, which had an aggregate value of $256,225, (c) Mr. Robinson held 370,001 restricted shares, which had an aggregate value of $1,024,490, (d) Mr. Hopkins held 90,000 restricted shares, which had an aggregate value of $249,300, (e) Mr. Echave held 120,000 restricted shares, which had an aggregate value of $332,400, and (f) Mr. Burgos held 120,000 restricted shares, which had an aggregate value of $332,400. All such shares of Class A common stock vest over a four or five-year period commencing on the date of grant, unless specifically noted below. The value of the Class A common stock, at the date of grant, ranged between $1.68 and $2.15 for all grants made in 2005, ranged between $2.42 and $4.22 for all grants made in 2004, ranged between $2.86 and $5.38 per share for all grants made in 2003, was $8.40 per share for all grants made in 2002, was $39.39 per share for all grants made in 2001 and ranged between $38.00 and $46.44 per share in 2000.

The foregoing reflects the shares that remain subject to forfeiture at December 31, 2005. See “Principal Stockholders.”

In 2003, Mr. Kalogris received an award of 227,500 shares, which vest 100% as of May 1, 2006. In 2003, Mr. Clark received an award of 92,500 shares, which fully vested on February 3, 2006 in accordance with his severance agreement dated December 20, 2005. In 2003, Mr. Robinson received an award of 41,169 shares which vest as follows: 20.6% for the year ending May 1, 2005, 30.8% for the year ending May 1, 2006 and 48.6% for the year ending May 1, 2007. In 2003, Mr. Hopkins received an award of 41,167 shares, which vest as follows: 20.6% for the year ending May 1, 2005 and, in accordance with his employment agreement dated December 14, 2005, 79.4% for the period ending March 30, 2006. In 2004, Mr. Kalogris received an award of 227,500 shares, which vest 100% as of May 1, 2007. In 2004, Mr. Clark received an award of 132,339 shares, which vested 30.1% as of May 1, 2005 and the remainder were forfeited in accordance with his severance agreement dated December 20, 2005. In 2004, Mr. Robinson received an award of 280,000 shares, which vest 22.3% for the years ending May 1, 2004, 2005 and 2006 and 33.1% for the year ending May 1, 2007. In 2004, Mr. Hopkins received an award of 30,000 shares, which, in accordance with his employment agreement dated December 14, 2005, vest 100% as of June 30, 2006. In 2005, Mr. Kalogris received an award of 227,500 shares, which vest 100% as of May 1, 2008. In 2005, Mr. Clark received an award of 92,500 shares, which he subsequently forfeited in accordance with his severance agreement dated December 20, 2005. In 2005, Mr. Robinson received an award of 92,500 shares, which vest 100% as of May 1, 2009. In 2005, Mr. Hopkins received an award of 30,000 shares, which he subsequently forfeited in accordance with his December 14, 2005 employment agreement. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.

(5)	Reflects matching contributions to SunCom’s 401(k) plan made by SunCom on behalf of the named executive officers during 2004 and insurance premiums paid by SunCom during the same period for term life insurance secured for the benefit of the executive officers, as follows: Mr. Kalogris $7,000 and $70, respectively; Mr. Clark $249 and $70, respectively; Mr. Robinson $7,000 and $70, respectively; Mr. Hopkins $7,000 and $70, respectively; Mr. Echave $0 and $64, respectively; and Mr. Burgos $6,786 and $189 respectively.

Employment and Severance Agreements

On February 4, 1998, SunCom entered into an employment agreement for a five-year term with Michael E. Kalogris, SunCom’s Chief Executive officer, Chairman of Holdings’ Board of Directors and SunCom’s sole director. On May 6, 2003, this employment agreement was amended to extend the terms of Mr. Kalogris’ employment through February 3, 2006 and was most recently amended on December 14, 2005 to extend the terms of Mr. Kalogris’ employment through February 3, 2010. On March 7, 2005, SunCom entered into an employment agreement with William A. Robinson, SunCom’s Executive Vice President of Operations. The employment agreement initially extended through February 3, 2006. On December 14, 2005, this employment agreement was amended to extend the terms of Mr. Robinson’s employment through February 3, 2009. The amended employment agreements prohibits Mr. Kalogris and Mr. Robinson, except in certain limited situations, from transferring their shares of Holdings’ Class A common stock during the period covered by the employment agreement. Upon executing their most recent employment agreements, Mr. Kalogris and Mr. Robinson received contractual payments subject to forfeiture in the amount of $500,000 and $275,000, respectively. A portion of these payments may be forfeited should the executive terminate his employment prior to the expiration of his employment agreement in certain circumstances. Each of these employment agreements, however, may be terminated by either executive officer or SunCom. Each of these executive officers may terminate his employment agreement:

•	at any time at his sole discretion upon 30 days’ prior written notice, in the case of Mr. Kalogris, and 60 days’ prior written notice, in the case of Mr. Robinson; and

•	immediately, upon written notice for good reason, which includes:

(a)	if there is a change of control, as defined in the employment agreement;

(b)	in the case of Mr. Robinson, if he is demoted or removed from any of his positions or offices other than in accordance with his respective employment agreement, and in the case of Mr. Kalogris, if he is demoted, removed or not re-elected as Chairman of Holdings’ Board of Directors. However, so long as Mr. Kalogris remains a member of Holdings’ Board of Directors and SunCom’s Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of Holdings’ Board of Directors;

(c)	there is a material diminishment of the executive officer’s responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

(d)	SunCom fails to pay or provide benefits to the executive officer when due and does not cure that failure within 10 days of receiving written notice of that failure;

(e)	SunCom relocates its principal offices more than 30 miles from its current headquarters without the consent of the executive officer;

(f)	SunCom purports to terminate the executive officer for cause for any reason other than those permitted as for cause reasons under the employment agreement; or

(g)	with respect to Mr. Robinson, if Mr. Kalogris’ employment with SunCom terminates during the term of Mr. Robinson’s employment.

SunCom may terminate each employment agreement:

•	at any time, upon written notice, without cause at SunCom’s sole discretion;

•	for cause, as defined in the employment agreement; or

•	upon the death or disability of the executive officer.

If Mr. Kalogris’ employment is terminated by reason of Mr. Kalogris’ death or disability, his termination without cause or for good reason (as defined in his employment agreement) or upon SunCom’s election not to renew his agreement, SunCom will pay him a severance benefit in the amount of his base salary at the time and an amount determined as if he had achieved 100% of his bonus based goals for the year and SunCom will cause all unvested shares held by Mr. Kalogris at the time of his termination to become vested. Mr. Kalogris’ employment agreement provides for an initial annual base salary of $500,000, subject to annual increases at the discretion of the Compensation Committee of Holdings’ Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on SunCom’s performance.

If Mr. Robinson’s employment with SunCom terminates, he will be entitled to receive the following:

•	unpaid salary earned for services rendered to SunCom on or prior to the date of Mr. Robinson’s termination of employment;

•	the vested portion of any stock award;

•	a prorated bonus, provided Mr. Robinson’s employment is terminated for good reason, by SunCom without cause, or due to death or disability;

•	a severance award equal to Mr. Robinson’s base salary at the time of termination and payable over a 12-month period, provided that Mr. Robinson’s employment is terminated for good reason, by SunCom without cause, or due to disability; and

•	a portion of any unvested shares of Holdings’ restricted stock issued to Mr. Robinson, determined in accordance with the terms of the employment agreement.

Mr. Robinson’s employment agreement provides for an initial annual base salary of $275,000, subject to annual increases at the discretion of the Compensation Committee of Holdings’ Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on SunCom’s performance.

Mr. Clark and SunCom mutually agreed not to renew Mr. Clark’s employment agreement after its expiration on February 3, 2006, and effective as of December 20, 2005, Mr. Clark resigned his role as Executive Vice President, Chief Financial Officer and Secretary. Mr. Clark remained with SunCom until February 3, 2006 in order to assist with the transition to a successor executive. In connection with this decision, Mr. Clark and SunCom entered into a separation agreement that became effective as of December 20, 2005. Pursuant to the terms of the separation agreement, Mr. Clark will receive a bonus earned in 2005 in an amount equal to one year’s base salary as well as payments equal to one year’s base salary commencing August 3, 2006. In addition, the vested portion of Mr. Clark’s restricted stock will be determined as if Mr. Clark had continued his employment through and including May 1, 2006, and Mr. Clark will become vested in 92,500 additional shares of restricted common stock of Holdings as of May 1, 2006. In consideration of his benefits under the separation agreement, Mr. Clark has agreed to a comprehensive release of claims against SunCom and agreed not to solicit SunCom employees or customers for two years following February 3, 2006.

On December 14, 2005, Daniel E. Hopkins, SunCom’s Senior Vice President, Finance and Treasurer, and SunCom entered into a one-year employment agreement. Pursuant to his agreement, Mr. Hopkins will receive a base salary of approximately $190,300, a guaranteed bonus of $300,000 payable in April 2006 and a guaranteed bonus of $250,000 payable in July 2006 in lieu of all other bonuses he might be eligible to receive under bonus programs sponsored by SunCom in 2005. SunCom has also agreed to accelerate the vesting of 90,000 shares of Holdings’ restricted Class A common stock owned by Mr. Hopkins.

Awards of Holdings’ restricted stock granted to each employee, including each executive officer named in the Summary Compensation Table on page 15 of this proxy statement, include certain provisions relating to the vesting of such awards as the result of a change in control. In general, in the event of a change of control, any restricted stock award that is not at least 50% vested as of the date of the change of control will become 50% vested. The remaining shares may become 100% vested following the change in control if the employee’s employment is terminated or modified under certain circumstances or if he remains in employment following the change in control for at least one year. In addition, any restricted stock award that is at least 50% vested as of the date of any change in control will become 100% vested as of the date of any change of control.

SunCom also maintains a retention program. Under that program, executive officers other than the Chief Executive Officer, who is a long-term employee of SunCom, have entered into Executive Retention Bonus Agreements. The Executive Retention Bonus Agreements were designed to enhance SunCom’s ability to retain valuable executive employees and to align those employees’ long-term interests with the long-term interests of SunCom. Under these agreements, the covered executives may be entitled to receive specified bonus payments over a three or four-year period ending in 2006 and 2007, provided, the individual executive remains employed with the company, the executive’s performance satisfies applicable standards and the executive agrees to restrictions on the disposition of their Holdings’ stock. The restrictions related to the disposition of SunCom stock generally prohibit the sale of stock for less than a specified price, except in certain limited circumstances.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SunCom pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arnold L. Chavkin, a director of Holdings, is an Executive Vice President of the entity that manages J.P. Morgan Partners (23A SBIC Manager), L.P., Sixty Wall Street SBIC Fund, L.P. and J.P. Morgan SBIC LLC, and each of these entities is an affiliate of J.P. Morgan Chase & Co. Affiliates of J.P. Morgan Chase & Co. have performed various financial advisory, investment banking and commercial banking services from time to time for SunCom and its affiliates and may continue to do so in the future.

Rohit M. Desai, a director of Holdings, is Chairman of the Board and President of Desai Capital Management, and Mathias J. DeVito serves as the Chairman of the Advisory Boards of Private Equity Limited Partnerships managed by Desai Capital Management. Mr. DeVito receives compensation from these partnerships for his service on their Advisory Boards. The Advisory Boards assist Desai Capital Management by reviewing portfolio investments and valuations and by providing general strategic guidance to the limited partnerships that hold Holdings’ stock. Mr. DeVito is one of four members of the Advisory Boards of these limited partnerships.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 8, 2006, the number of shares of Holdings’ Class A common stock beneficially owned by (i) each director of Holdings, (ii) each current executive officer, (iii) all current directors and executive officers as a group, and (iv) each of Holdings’ stockholders who, based on Holdings’ records, was known to Holdings to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of Holdings’ Class A common stock.

Name and Address of Beneficial Owner(1)	Number of Voting Shares Beneficially Owned		Percentage of Voting Shares Beneficially Owned
Michael E. Kalogris	3,459,339	(6)	5.5%
William A. Robinson	503,564	(7)	*
Daniel E. Hopkins	228,985	(8)	*
Laura Shaw-Porter	178,377	(9)	*
Charles H.N. Kallenbach	121,789	(10)	*
Emilio Echave	120,000	(11)	*
Raul Burgos	120,000	(12)	*
David D. Clark	576,249		*
Scott I. Anderson	100,143	(13)	*
Arnold L. Chavkin(2)	39,500	(14)	*
Rohit M. Desai(3)	98,750	(15)	*
Mathias J. DeVito	62,000	(16)	*
Eric Haskell	60,000	(17)	*
Arnold Sheiffer	70,000	(18)	*
J.P. Morgan Partners (23A SBIC), L.P.(2)	9,058,407		14.4
Desai Capital Management Incorporated(3)	9,177,409	(19)	14.6
Goldman Sachs Group, Inc.(4)	5,911,676		9.4
Dimensional Fund Advisors Inc.(5)	4,207,500		6.7
All directors and executive officers as a group (13 persons)	5,162,447		8.2%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address of each person listed in this table is c/o SunCom Wireless Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.

(2)	Mr. Chavkin is an Executive Vice President of the managing member of J.P. Morgan Partners (23A SBIC), L.P. and the Chief Investment Officer in the New York office of J.P. Morgan Partners, LLC. Mr. Chavkin disclaims beneficial ownership of any shares held by J.P. Morgan Partners (23A SBIC), L.P., except to the extent of his pecuniary interest therein. The address of J.P. Morgan Partners (23A SBIC), L.P. is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020. In addition to the shares of Class A common stock listed in the table, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. hold 7,549,104 shares and 376,995 shares, respectively, of Holdings’ Class B non-voting common stock, which constitutes all of the outstanding shares of Class B non-voting common stock. The Class B non-voting common stock is convertible on a one-for-one basis into shares of Class A common stock, provided that J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. can only convert their shares at a time when they are not an affiliate of SunCom or upon sale to a person that is not an affiliate of SunCom. If J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. converted all of their shares of Class B non-voting common stock into Class A common stock, such shares would represent 11.2% of the outstanding shares of Class A common stock. J.P. Morgan Partners (23A SBIC) L.P., J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. are subsidiaries of J.P. Morgan Chase & Co.

(3)	Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated. Mr. Desai disclaims beneficial ownership of any shares held by such entity. The address of Desai Capital Management Incorporated is 410 Park Avenue, New York, New York 10022.

(4)	The information contained in the table and these footnotes with respect to Goldman Sachs Group, Inc. is based solely on a filing on Schedule 13G filed with the Securities and Exchange Commission on February 2, 2006 reporting beneficial ownership as of December 31, 2005. The business address of the reporting party is 85 Broad Street New York, New York 10004.

(5)	The information contained in the table and these footnotes with respect to Dimensional Fund Advisors Inc. is based solely on a filing on Schedule 13G reporting beneficial ownership filed with the Securities and Exchange Commission on February 6, 2006. The business address of the reporting entity is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(6)	Includes 63,177 shares of Class A common held under an amended and restated common stock trust agreement for management employees and independent directors, of which Mr. Kalogris is trustee. Of the remaining 3,396,162 shares of Class A common stock reported in the table, 682,500 shares are subject to forfeiture in accordance with Mr. Kalogris’ employment agreement.

(7)	Of the 503,564 shares of Class A common stock reported in the table, 370,001 shares are subject to forfeiture according to the terms of Mr. Robinson’s employment agreement.

(8)	Of the 228,985 shares of Class A common stock reported in the table, 90,000 shares are subject to forfeiture according to the terms of Mr. Hopkins’ employment agreement.

(9)	Of the 178,377 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Ms. Shaw-Porter.

(10)	Of the 121,789 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Kallenbach.

(11)	Of the 120,000 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Echave.

(12)	Of the 120,000 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Burgos.

(13)	Of the 100,143 shares of Class A common stock reported in the table, 37,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Anderson.

(14)	Of the 39,500 shares of Class A common stock reported in the table, 39,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Chavkin.

(15)	Of the 98,750 shares of Class A common stock reported in the table, 39,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Desai.

(16)	Of the 62,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of an award agreement dated between SunCom and Mr. DeVito.

(17)	Of the 60,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of an award agreement between SunCom and Mr. Haskell.

(18)	Of the 70,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of an award agreement between SunCom and Mr. Sheiffer.

(19)	Consists of 4,936,832 shares of Class A common stock held by Private Equity Investors III, L.P. and 4,240,577 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management Incorporated. The address for Private Equity Investors III, L.P. and Equity-Linked Investors-II is c/o Desai Capital Management Incorporated, 410 Park Avenue, New York, New York 10022.

DESCRIPTION OF THE 9 3/8% NOTES

In this section, SunCom, we, us and our each refers to SunCom Wireless, Inc. and not to any of its subsidiaries. The 9 3/8% notes were issued under an indenture, dated as of January 19, 2001, among SunCom, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 9 3/8% notes. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture, which we have previously filed with the SEC. In addition, some of the defined terms used in the indenture are defined in this prospectus under the subheading “—Certain Definitions.”

The 9 3/8% notes are general unsecured obligations of SunCom. We may issue additional amounts of 9 3/8% notes in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 9 3/8% notes as a single series for all purposes under the indenture. The 9 3/8% notes are senior subordinated obligations, subordinated in right of payment to all of SunCom’s senior debt.

Principal, Maturity and Interest

The 9 3/8% notes will mature on February 1, 2011. Cash interest is payable semi-annually on February 1 and August 1 of each year to the holder in whose name a 9 3/8% note is registered at the close of business on the preceding January 15 or July 15, as the case may be. Cash interest on the 9 3/8% notes accrues from the most recent date to which interest has been paid or, if no interest has been paid. We compute cash interest on the 9 3/8% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 9 3/8% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 9 3/8% notes are subject to redemption, at our option, in whole or in part, at any time prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 9 3/8% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We may redeem the 9 3/8% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on February 1 of the years indicated:

Year	Redemption Price
2006	104.688%
2007	103.125%
2008	101.563%
2009 and thereafter	100.000%

The trustee may select the 9 3/8% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 9 3/8% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 9 3/8% notes to be redeemed prior to the redemption date. On and after the redemption date, the 9 3/8% notes or portions of 9 3/8% notes called for redemption will cease to accrue interest.

The 9 3/8% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest, as described under the subheading “—Certain Covenants,” on, and all other obligations in respect of each and all of the 9 3/8% notes shall be subordinated in right of payment, to the extent and in the manner provided in the indenture, to prior payment in full and in cash of all our existing and future senior debt, including the 8 1/2% notes and secured debt, such as borrowings, if any, under our senior secured term loan and capital lease obligations. At December 31, 2005, we had outstanding $725.0 million aggregate principal amount of senior indebtedness and approximately $248.7 million of secured indebtedness, which related to our capital lease obligations and outstanding senior secured term loan.

All amounts of our senior debt due or to become due, including any interest accruing subsequent to an event of bankruptcy, regardless of whether the interest is an allowed claim enforceable against the debtor under the federal bankruptcy laws, upon:

•	any payment or distribution of any of our assets or securities of any kind or character and whether in cash, property or securities; or

•	any total or partial dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings,

shall first be paid in full in cash, before the noteholders, or the trustee on their behalf, are entitled to receive any note payment of the principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of, the 9 3/8% notes. Before any payment or distribution of any of our assets or securities of any kind or character, to which the noteholders or the trustee, on their behalf, would be entitled but for the subordination provisions of the indenture, we must make payment directly and proportionately to the holders of our senior debt or their representatives, or to the trustee or trustees under any other indenture under which we issued senior debt, to the extent necessary to pay all our senior debt in full, in cash, after giving effect to any concurrent payment, distribution or provision to or for the holders of that senior debt.

We will not make any direct or indirect note payment, deposit or distribution of any kind or character if at the time the payment is due a default exists in the payment of any portion of our obligations with respect to any or all of our designated senior debt unless the default has been cured or waived, or the designated senior debt holders have otherwise waived their right to payment in favor of the noteholders. This benefit applies to all of our designated senior debt at all times, including:

•	at maturity of any or all of our designated senior debt;

•	on account of mandatory redemption or prepayment of any or all of our designated senior debt;

•	on account of acceleration of any or all of our designated senior debt; or

•	otherwise

Thus, under these circumstances, we will not make note payments of principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of the 9 3/8% notes, other than payments to noteholders from funds held in trust for their benefit, whether according to the terms of the 9 3/8% notes, or upon acceleration, by way of:

•	repurchase,

•	redemption,

•	defeasance, or otherwise.

Holders of designated senior debt may give the trustee notice of any default or event of default as a result of which the designated senior debt may be accelerated. Once the trustee has received this payment blockage notice, unless and until the default or event of default has been waived, cured or has ceased to exist, or the senior debt in question has been discharged or repaid in full, we may not make any note payments other than payments to noteholders from funds held in trust for their benefit for 179 days after the trustee received the payment blockage notice. However:

•	in no event will a payment blockage period extend beyond 179 days from the date the trustee received the payment blockage notice; and

•	there must be 180 days in any 360-day period during which no payment blockage period is in effect.

No more than one payment blockage period may be commenced with respect to the 9 3/8% notes during any period of 360 consecutive days. No default or event of default that existed or was continuing with respect to the designated senior debt on the date a payment blockage period commenced may trigger any other payment blockage period, whether or not within 360 consecutive days, unless the default or event of default has first been cured or waived for a period of not less than 90 consecutive days.

Our failure to make any payment or distribution for or on account of the 9 3/8% notes by reason of the provisions of the indenture described under this section will not be construed as preventing the occurrence of an event of default described in clauses (1) through (3) of “—Events of Default.”

By reason of the subordination provisions described above, in the event of our insolvency, funds which otherwise would be payable to noteholders will be paid to holders of our senior debt to the extent necessary to repay that senior debt in full, and we may be unable to meet fully our obligations with respect to the 9 3/8% notes. Subject to the restrictions set forth in the indenture, in the future we may incur additional senior debt.

The Guarantees

The indenture provides that the guarantors of the 9 3/8% notes will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest with respect to the 9 3/8% notes. Our senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee our obligations under the new agreement. Pursuant to our indenture for the 9 3/8% notes, any subsidiary of ours that guarantees our debt under the senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries created to carry out our transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of the 9 3/8% notes. As of the date of this prospectus, all of our direct and indirect subsidiaries other than Triton PCS Property Company L.L.C and Triton PCS License Company L.L.C. are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $739.3 million as of December 31, 2005. Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor is limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries to become a direct or indirect obligor under, or in respect of, any senior credit facilities without causing the subsidiary to become a guarantor of our obligations under the 9 3/8% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 9 3/8% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor. Each guarantor’s obligations under its guarantee are subordinated in right of payment to the prior payment in full of the guarantor’s senior debt on the same basis as our obligations on the 9 3/8% notes are subordinated to our senior debt. Each guarantee will rank ratably in right of payment with any other senior subordinated indebtedness of the guarantor and senior in right of payment to any future subordinated indebtedness of each guarantor.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)	indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment:

(a)	The ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than:

•	7.0 to 1.0, if we incur the indebtedness prior to July 1, 2004, or

•	6.0 to 1.0, if we incur the indebtedness on or after July 1, 2004; or

(b)	total consolidated indebtedness is equal to or less than 75% of total invested capital, but only regarding indebtedness we incur prior to July 1, 2004;

(2)	indebtedness that we and our restricted subsidiaries incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $750.0 million in the aggregate for all such senior credit facilities, including amounts outstanding under senior credit facilities on January 19, 2001;

(3)	indebtedness that we and our restricted subsidiaries have outstanding from time to time according to the terms of any vendor credit arrangement;

(4)	indebtedness we owe to any restricted subsidiary or indebtedness a restricted subsidiary owes to us or to another restricted subsidiary. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or another restricted subsidiary; or

(b)	the issuance of shares other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such restricted subsidiary’s capital stock, or other ownership interests, including by consolidation or merger, to a person other than us or a restricted subsidiary, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a restricted subsidiary from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 9 3/8% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under the 9 3/8% notes, the 11% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced,

plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms, or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase,

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any refinancing of indebtedness that is ranked ratably with the 9 3/8% notes must be made equal with or subordinate to the 9 3/8% notes in right of payment and any refinancing of indebtedness that is subordinate to the 9 3/8% notes in right of payment must be made subordinate to the 9 3/8% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the 9 3/8% notes and the guarantors’ indebtedness under the guarantee of the 9 3/8% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations shall not exceed $25.0 million in aggregate principal amount at any time outstanding;

(9)	our or any restricted subsidiary’s indebtedness consisting of a guarantee of indebtedness permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of the reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Layered Debt

The indenture provides that we will not:

(1)	directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to the 9 3/8% notes and subordinate to any other of our indebtedness in right of payment; and

(2)	cause or permit any guarantor of the 9 3/8% notes to, and no guarantor of the 9 3/8% notes will, directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to its guarantee of the 9 3/8% notes and rank subordinate to any other of the guarantor’s indebtedness in right of payment. However, no indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem, or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness;

if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above; and

(C)	immediately upon giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	the aggregate net cash proceeds, other than excluded cash proceeds, which we received as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 9 3/8% notes on or prior to February 1, 2004;

plus

(c)	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment, in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary made by us and/or any of our restricted subsidiaries in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and on or prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend is declared, if payment of the dividend at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 9 3/8% notes on or prior to February 1, 2004;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 9 3/8% notes, on or prior to February 1, 2004, or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)	so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 9 3/8% notes on or prior to February 1, 2004; or

(v)	so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management or to us or to any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement. However:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of January 19, 2001 under this clause (v) shall be equal to $2.0 million plus the amount available to us as of January 19, 2001 for such payments pursuant to the comparable clause of the indenture governing the terms of our 11% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii) and (iv) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary, except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on the January 19, 2001 as that agreement was in effect on January 19, 2001;

(b)	any senior credit facilities;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(e)	any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	The board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	Our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to our capital stock, property or assets, or those of the restricted subsidiary, owned on January 19, 2001 or thereafter created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 9 3/8% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on January 19, 2001 securing indebtedness existing on January 19, 2001;

(2)	liens securing senior debt, including liens securing indebtedness under any senior credit facilities and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of indebtedness thus secured;

(3)	liens securing only the 9 3/8% notes and the guarantees of the 9 3/8% notes, if any;

(4)	liens in favor of us or any guarantor of the 9 3/8% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)	liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of:

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing; and

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receive consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings, in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness other than non-recourse indebtedness or any subordinated indebtedness of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of the 9 3/8% notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business,

(b)	to make a capital expenditure, or

(c)	to acquire other long-term assets that are used or useful in a permitted business,

are applied, on or prior to the 365th day after the asset disposition, to the permanent reduction and prepayment of any of our senior debt then outstanding, including a permanent reduction of the commitments in respect thereof or to the making of an offer to purchase our outstanding 11% notes in accordance with the terms of the indenture governing the terms of such notes. Any net available proceeds, from any asset disposition subject to the immediately preceding sentence, that are not applied as provided in the immediately preceding sentence, shall be used promptly after the expiration of the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 9 3/8% notes, and other notes of ours that rank pari passu with the 9 3/8% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 9 3/8% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any revolving credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 9 3/8% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments;”

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on January 19, 2001 as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable, or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of SunCom or Holdings, on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 9 3/8% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 9 3/8% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 9 3/8% note tendered must be in an integral multiple of $1,000 principal amount.

In the event that we make an offer to purchase the 9 3/8% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 9 3/8% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 9 3/8% notes tendered upon the occurrence of a change of control. Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. We and some of our domestic subsidiaries are parties to an amended and restated credit agreement, dated September 14, 2000, which contains covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 9 3/8% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 9 3/8% notes. In that event, our failure to purchase tendered 9 3/8% notes would constitute an event of default under the indenture, which in turn would constitute a default under the credit agreement and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders, because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 9 3/8% notes are outstanding, we will furnish to the noteholders:

(1)	all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC,

in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 9 3/8% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Property Company L.L.C. and Triton PCS Equipment Company L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation and, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the fifth paragraph of the covenant “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under the first clause of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount. The indenture further provides that we will not, and will not permit any restricted subsidiary, at any time to:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)	be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary to consolidate with or into any person or sell, assign, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than SunCom or our restricted subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 9 3/8% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under the clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of our restricted subsidiaries as a result of the transaction, as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 9 3/8% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into SunCom or any of its wholly-owned subsidiaries or the release of any guarantor of the 9 3/8% notes in accordance with the terms of the guarantee of the 9 3/8% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on any 9 3/8% note when due, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(2)	we fail to pay any interest on any 9 3/8% note when due, continued for 30 days, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(3)	we default in the payment of the principal of and interest on 9 3/8% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and ”—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 9 3/8% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 9 3/8% notes submit written notice to us;

(6)	we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 9 3/8% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 9 3/8% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 9 3/8% notes may accelerate the maturity of all the 9 3/8% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 9 3/8% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 9 3/8% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 9 3/8% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 9 3/8% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 9 3/8% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 9 3/8% note on or after the respective due dates set forth in the 9 3/8% notes.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

Subject to the subordination provisions of the 9 3/8% notes, we may terminate our substantive obligations and the substantive obligations of the guarantors of the 9 3/8% notes in respect of the 9 3/8% notes and the guarantees of the 9 3/8% notes by delivering all outstanding 9 3/8% notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 9 3/8% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that it would not cause any default under any senior debt, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 9 3/8% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 9 3/8% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 9 3/8% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that no default under any senior debt would result, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 9 3/8% notes and the guarantees of the 9 3/8% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 9 3/8% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 9 3/8% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations or an opinion of counsel based upon such a ruling addressed to the trustee or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We may make an irrevocable deposit pursuant to this provision only if at the time of the proposed deposit we are not prohibited from doing so under the subordination provisions of the indenture or covenants in the instruments governing senior debt and we have delivered to the trustee and any paying agent an officers’ certificate to that effect.

Governing Law

The indenture, the 9 3/8% notes and the guarantees of the 9 3/8% notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 9 3/8% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes. However, no such amendment or supplement may, without the consent of the holder of each 9 3/8% note affected by the change:

(1)	change the stated maturity of the principal of any 9 3/8% note;

(2)	alter the optional redemption or repurchase provisions of any 9 3/8% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 9 3/8% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 9 3/8% note;

(5)	change the place or currency of payment of principal of or interest on any 9 3/8% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 9 3/8% note or the guarantees of the 9 3/8% notes, or the modification and amendment of the indenture and the 9 3/8% notes, other than to add sections of the indenture or the 9 3/8% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 9 3/8% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 9 3/8% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 9 3/8% note, except a rescission of acceleration of the 9 3/8% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 9 3/8% notes or the guarantees, modify the definition of senior debt or designated senior debt or amend or modify the subordination provisions of the indenture in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes, on behalf of all noteholders, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 9 3/8% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding 9 3/8% note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 9 3/8% notes and the trustee may amend or supplement the indenture or the 9 3/8% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 9 3/8% notes in addition to or in place of certificated 9 3/8% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger, or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 9 3/8% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 9 3/8% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 9 3/8% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and SunCom has appointed it as registrar and paying agent with regard to the 9 3/8% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 9 3/8% notes, or of any other obligor upon the 9 3/8% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that are not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)	any purchase or other acquisition (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Corporation or from Moody’s Investors Service;

(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on January 19, 2001, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of SunCom shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow of any entity means, for any period, that entity’s consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	the entity’s consolidated interest expense for the period, plus

(b)	the entity’s consolidated income tax expense for the period, plus

(c)	the consolidated depreciation and amortization expense of the entity and its restricted subsidiaries for the period, plus

(d)	any other non-cash charges of the entity and its restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense of any entity means, for any period, the consolidated provision for the income taxes of that entity and its restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense for any entity means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of that entity and its restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness; plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by the entity and its restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income of any entity means, for any period the consolidated net income, or loss, of the entity and its restricted subsidiaries for the period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by the entity or its restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any of the other entity’s restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to that entity to the extent of those restrictions, regardless of any waiver;

(3)	the net income of any other entity, other than a restricted subsidiary of the first entity, except to the extent of the amount of dividends or other distributions representing the first entity’s proportionate share of the second entity’s net income, for the period actually paid in cash to the first entity by the second entity during the period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by the entity or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to the referent entity by consolidation or merger or as a transferee of the referent entity’s assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Credit Agreement means the credit facility dated February 3, 1998, among us, certain of our domestic subsidiaries, the agent and certain banks referred to therein, as such agreement is amended and restated through January 19, 2001 and from time to time thereafter.

Designated Senior Debt means:

(i)	so long as any indebtedness under one or more senior credit facilities is outstanding or any lender has any commitment to extend credit to us thereunder, the senior debt incurred under any such senior credit facility and

(ii)	so long as outstanding, any other senior debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as designated senior debt by our board at the time of initial issuance in a resolution delivered to the trustee.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 9 3/8% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation, including through the issuance or sale of qualified stock to one or more strategic equity investors; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 9 3/8% notes prior to February 1, 2004, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any of our restricted subsidiaries, and any preferred stock of a subsidiary of ours.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries, all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under “—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)	the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998 which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of SunCom or the restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his or her address appearing in the register for the 9 3/8% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 9 3/8% notes, at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 9 3/8% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 9 3/8% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 9 3/8% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 9 3/8% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 9 3/8% notes registered in his or her name and that any portion of a 9 3/8% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 9 3/8% notes for tender;

•	that interest on any 9 3/8% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 9 3/8% note being accepted for payment, and that interest shall cease to accrue on the purchased 9 3/8% notes on and after the purchase date;

•

that each note holder electing to tender all or any portion of a 9 3/8% note will be required to surrender the 9 3/8% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 9 3/8% note, or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 9 3/8% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 9 3/8% notes tendered, the certificate number of the 9 3/8% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 9 3/8% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn; and

(b)	if 9 3/8% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 9 3/8% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 9 3/8% notes in denominations of $1,000 or integral multiples of $1,000; and

•	that in the case of any note holder whose 9 3/8% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a new note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 9 3/8% note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on January 19, 2001, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on January 19, 2001.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions”;

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $7.5 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of SunCom or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means upon the initial issuance of the 9 3/8% notes, the credit agreement and, at any time thereafter, may include the credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Debt means, with respect to any entity at any date,

(i)	in the case of us or the guarantors of the 9 3/8% notes, all indebtedness and other payment obligations under one or more senior credit facilities, including principal, premium, if any, and interest on such indebtedness and all other amounts due on or in connection with such indebtedness including all charges, fees, expenses, reimbursement obligations, guarantees and indemnity payments,

(ii)	all other indebtedness of such entity for borrowed money or under vendor credit arrangements, including principal, premium, if any and interest on such indebtedness, unless the instrument under which such indebtedness for borrowed money is created, incurred, assumed or guaranteed expressly provides that such indebtedness for borrowed money is not senior or superior in right of payment to the 9 3/8% notes or the guarantees of the 9 3/8% notes, as the case may be, and all refinancing or modifications or amendments thereof, and

(iii)	all interest on any indebtedness referred to in clauses (i) and (ii) above accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed under the indebtedness.

Notwithstanding the foregoing, senior debt shall not include:

(a)	indebtedness that is, pursuant to its terms or any agreement relating to it or by operation of law, subordinated or junior in right of payment or otherwise to any other indebtedness of such entity, provided that no indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other indebtedness of an entity solely by reason of the other indebtedness being secured and such indebtedness not being secured,

(b)	the 9 3/8% notes,

(c)	any indebtedness of such entity to any of its subsidiaries,

(d)	indebtedness incurred in violation of the provisions of the indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,”

(e)	the existing 11% notes and the related guarantees, and

(f)	any indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to us.

Strategic Equity Investor means each of CB Capital Investors, J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II and Toronto Dominion Capital (USA), Inc., any of their affiliates or any other entity engaged in a permitted business whose total equity market capitalization exceeds $500.0 million.

Subordinated Indebtedness means any indebtedness of ours or of any guarantor of the 9 3/8% notes, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to the 9 3/8% notes or the guarantee of the 9 3/8% notes of such guarantor, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the NASDAQ National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of January 19, 2001, as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of January 19, 2001;

plus

•	the aggregate net cash proceeds we received from capital contributions, the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to January 19, 2001, other than to a restricted subsidiary. However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after January 19, 2001 and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment, in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries make in any subsidiary that has been designated as an unrestricted subsidiary after January 19, 2001, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries”;

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clause (iii) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after January 19, 2001.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after January 19, 2001 as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility, entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

DESCRIPTION OF THE 8 3/4% NOTES

In this section, SunCom, we , us and our each refers to SunCom Wireless, Inc. and not to any of its subsidiaries. The 8 3/4% notes were issued under an indenture dated as of November 14, 2001, among SunCom, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 8 3/4% notes. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture, which we have previously filed with the SEC. In addition, some of the defined terms used in the indenture are defined in this prospectus under the subheading “—Certain Definitions.”

The 8 3/4% notes are general unsecured obligations of SunCom. We may issue additional amounts of 8 3/4% notes in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 8 3/4% notes as a single series for all purposes under the indenture. The 8 3/4% notes are senior subordinated obligations, subordinated in right of payment to all of SunCom’s senior debt.

Principal, Maturity and Interest

The 8 3/4% notes will mature on November 15, 2011. Cash interest is payable semi-annually on May 15 and November 15 of each year to the holder in whose name a 8 3/4% note is registered at the close of business on the preceding May 1 or November 1, as the case may be. Cash interest on the 8 3/4% notes accrues from the most recent date to which interest has been paid. We compute cash interest on the 8 3/4% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 8 3/4% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 8 3/4% notes will be subject to redemption, at our option, in whole or in part, at any time on or after November 15, 2006 and prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 8 3/4% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will be permitted to redeem the 8 3/4% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on November 15 of the years indicated:

Year	Redemption Price
2006	104.375%
2007	102.917%
2008	101.458%
2009 and thereafter	100.000%

The trustee may select the 8 3/4% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 8 3/4% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 8 3/4% notes to be redeemed prior to the redemption date. On and after the redemption date, the 8 3/4% notes or portions of 8 3/4% notes called for redemption will cease to accrue interest.

The 8 3/4% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest, as described under the subheading “—Certain Covenants,” on, and all other obligations in respect of each and all of the 8 3/4% notes shall be subordinated in right of payment, to the extent and in the manner provided in the indenture, to prior payment in full and in cash of all our existing and future senior debt, including the 8 1/2% notes and secured debt, such as borrowings, if any, under our senior secured term loan and capital lease obligations. At December 31, 2005, we had outstanding $725.0 million aggregate principal amount of senior indebtedness and approximately $248.7 million of secured indebtedness, which related to our capital lease obligations and outstanding senior secured term loan.

All amounts of our senior debt due or to become due, including any interest accruing subsequent to an event of bankruptcy, regardless of whether the interest is an allowed claim enforceable against the debtor under the federal bankruptcy laws, upon:

•	any payment or distribution of any of our assets or securities of any kind or character and whether in cash, property or securities; or

•	any total or partial dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings,

shall first be paid in full in cash, before the noteholders, or the trustee on their behalf, are entitled to receive any note payment of the principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of, the 8 3/4% notes. Before any payment or distribution of any of our assets or securities of any kind or character to which the noteholders or the trustee, on their behalf, would be entitled but for the subordination provisions of the indenture, we must make payment directly and proportionately to the holders of our senior debt or their representatives, or to the trustee or trustees under any other indenture under which we issued senior debt, to the extent necessary to pay all our senior debt in full, in cash, after giving effect to any concurrent payment, distribution or provision to or for the holders of that senior debt.

We will not make any direct or indirect note payment, deposit or distribution of any kind or character if at the time the payment is due a default exists in the payment of any portion of our obligations with respect to any or all of our designated senior debt, unless the default has been cured or waived, or the designated senior debt holders have otherwise waived their right to payment in favor of the noteholders. This benefit applies to all of our designated senior debt at all times, including:

•	at maturity of any or all of our designated senior debt;

•	on account of mandatory redemption or prepayment of any or all of our designated senior debt;

•	on account of acceleration of any or all of our designated senior debt; or

•	otherwise.

Thus, under these circumstances, we will not make note payments of principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of the 8 3/4% notes, other than payments to noteholders from funds held in trust for their benefit, whether according to the terms of the 8 3/4% notes, or upon acceleration, by way of:

•	repurchase,

•	redemption,

•	defeasance, or otherwise.

Holders of designated senior debt may give the trustee notice of any default or event of default as a result of which the designated senior debt may be accelerated. Once the trustee has received this payment blockage notice, unless and until the default or event of default has been waived, cured or has ceased to exist, or the senior debt in question has been discharged or repaid in full, we may not make any note payments, other than payments to noteholders from funds held in trust for their benefit, for 179 days after the trustee received the payment blockage notice. However:

•	in no event will a payment blockage period extend beyond 179 days from the date the trustee received the payment blockage notice; and

•	there must be 180 days in any 360-day period during which no payment blockage period is in effect.

No more than one payment blockage period may be commenced with respect to the 8 3/4% notes during any period of 360 consecutive days. No default or event of default that existed or was continuing with respect to the designated senior debt on the date a payment blockage period commenced may trigger any other payment blockage period, whether or not within 360 consecutive days, unless the default or event of default has first been cured or waived for a period of not less than 90 consecutive days.

Our failure to make any payment or distribution for or on account of the 8 3/4% notes by reason of the provisions of the indenture described under this section will not be construed as preventing the occurrence of an event of default described in clauses (1) through (3) of “—Events of Default.”

By reason of the subordination provisions described above, in the event of our insolvency, funds which otherwise would be payable to noteholders will be paid to holders of our senior debt to the extent necessary to repay that senior debt in full, and we may be unable to meet fully our obligations with respect to the 8 3/4% notes. Subject to the restrictions set forth in the indenture, in the future we may incur additional senior debt.

The Guarantees

The indenture provides that the guarantors of the 8 3/4% notes will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest with respect to the 8 3/4% notes. Our senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee our obligations under the new agreement. Pursuant to our indenture for the 8 3/4% notes, any subsidiary of ours that guarantees our debt under the senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries created to carry out our transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of the 8 3/4% notes. As of the date of this prospectus, all of our direct and indirect subsidiaries other than Triton PCS Property Company L.L.C and Triton PCS License Company L.L.C. are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $739.3 million as of December 31, 2005.

Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor is limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries to become a direct or indirect obligor under, or in respect of, any senior credit facilities without causing the subsidiary to become a guarantor of our obligations under the 8 3/4% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 8 3/4% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor. Each guarantor’s obligations under its guarantee are subordinated in right of payment to the prior payment in full of the guarantor’s senior debt on the same basis as our obligations on the 8 3/4% notes are subordinated to our senior debt. Each guarantee will rank ratably in right of payment with any other senior subordinated indebtedness of the guarantor and senior in right of payment to any future subordinated indebtedness of each guarantor.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)	indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment:

(a)	the ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than:

•	7.0 to 1.0, if we incur the indebtedness prior to July 1, 2004, or

•	6.0 to 1.0, if we incur the indebtedness on or after July 1, 2004; or

(b)	total consolidated indebtedness is equal to or less than 75% of total invested capital, but only regarding indebtedness we incur prior to July 1, 2004;

(2)	indebtedness that we and our restricted subsidiaries incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $750.0 million in the aggregate for all such senior credit facilities, including amounts outstanding under senior credit facilities on November 14, 2001;

(3)	indebtedness that we and our restricted subsidiaries have outstanding from time to time according to the terms of any vendor credit arrangement;

(4)	indebtedness we owe to any restricted subsidiary or indebtedness a restricted subsidiary owes to us or to another restricted subsidiary. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or another restricted subsidiary; or

(b)	the issuance of shares, other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such restricted subsidiary’s capital stock or other ownership interests, including by consolidation or merger, to a person other than us or a restricted subsidiary, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a restricted subsidiary from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 8 3/4% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under the 8 3/4% notes, our 11% notes, our 9 3/8% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any refinancing of indebtedness that is ranked ratably with the 8 3/4% notes must be made equal with or subordinate to the 8 3/4% notes in right of payment, and any refinancing of indebtedness that is subordinate to the 8 3/4% notes in right of payment must be made subordinate to the 8 3/4% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the 8 3/4% notes and the guarantors’ indebtedness under the guarantee of the 8 3/4% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations shall not exceed $25.0 million in aggregate principal amount at any time outstanding;

(9)	our or any restricted subsidiary’s indebtedness consisting of a guarantee of indebtedness permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Layered Debt

The indenture provides that we will not:

(1)	directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to the 8 3/4% notes and subordinate to any other of our indebtedness in right of payment; and

(2)	cause or permit any guarantor of the 8 3/4% notes to, and no guarantor of the 8 3/4% notes will, directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to its guarantee of the 8 3/4% notes and rank subordinate to any other of the guarantor’s indebtedness in right of payment.

However, no indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above; and

(C)	immediately upon giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries,” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	the aggregate net cash proceeds, other than excluded cash proceeds, which we received as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 8 3/4% notes on or prior to February 1, 2004;

plus

(c)	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment, in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, made by us and/or any of our restricted subsidiaries, in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend is declared, if payment of the dividend at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 3/4% notes on or prior to February 1, 2004;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a substantially concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 3/4% notes on or prior to February 1, 2004, or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)	so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 3/4% notes on or prior to February 1, 2004; or

(v)

so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management, or to us or to any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement. However:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of November 14, 2001 under this clause (v) shall be equal to $2.0 million plus the amount available to us as of November 14, 2001 for such payments pursuant to the comparable clause of either the indenture governing the terms of our 11% notes or the indenture governing the terms of our 9 3/8% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii) and (iv) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary, except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on November 14, 2001 as that agreement was in effect on November 14, 2001;

(b)	any senior credit facilities;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(d)	customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of a restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or its property and assets;

(e)	any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	The board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	Our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to our capital stock, property or assets or those of the restricted subsidiary owned on November 14, 2001, or thereafter created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 8 3/4% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness, as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on November 14, 2001 securing indebtedness existing on November 14, 2001;

(2)	liens securing senior debt, including liens securing indebtedness under any senior credit facilities, and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of indebtedness thus secured;

(3)	liens securing only the 8 3/4% notes and the guarantees of the 8 3/4% notes, if any;

(4)	liens in favor of us or any guarantor of the 8 3/4% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)	liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing; and

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receive consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings, in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness, other than non-recourse indebtedness or any subordinated indebtedness, of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of the 8 3/4% notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business;

(b)	to make a capital expenditure; or

(c)	to acquire other long-term assets that are used or useful in a permitted business;

are applied, on or prior to the 365th day after the asset disposition, to the permanent reduction and prepayment of any of our senior debt then outstanding, including a permanent reduction of the commitments in respect thereof, or to the making of an offer to purchase our outstanding 11% notes or our 9 3/8% notes in accordance with the terms of the indenture governing the terms of such notes. Any net available proceeds from any asset disposition subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 8 3/4% notes, and other notes of ours that rank pari passu with the 8 3/4% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 8 3/4% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any revolving credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 8 3/4% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings’ capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments;”

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on November 14, 2001 as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of SunCom or Holdings on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 8 3/4% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 8 3/4% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 8 3/4% note tendered must be in an integral multiple of $1,000 principal amount.

In the event that we make an offer to purchase the 8 3/4% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 8 3/4% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 8 3/4% notes tendered upon the occurrence of a change of control.

Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. We and some of our domestic subsidiaries are parties to an amended and restated credit agreement, dated September 14, 2000, which contains covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 8 3/4% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 8 3/4% notes. In that event, our failure to purchase tendered 8 3/4% notes would constitute an event of default under the indenture, which in turn would constitute a default under the credit agreement and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 8 3/4% notes are outstanding, we will furnish to the noteholders:

(1)	all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC, in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 8 3/4% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Property Company, L.L.C. and Triton PCS Equipment Company, L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation and, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the fifth paragraph of the covenant “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under the first clause of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount.

The indenture further provides that we will not, and will not permit any restricted subsidiary, at any time to:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)	be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary to consolidate or merge with or into any person or sell, assign, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than SunCom or our restricted subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 8 3/4% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under the clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of our restricted subsidiaries as a result of the transaction as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 8 3/4% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into SunCom or any of its wholly-owned subsidiaries or the release of any guarantor of the 8 3/4% notes in accordance with the terms of the guarantee of the 8 3/4% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on, any 8 3/4% note when due, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(2)	we fail to pay any interest on any 8 3/4% note when due, continued for 30 days, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(3)	we default in the payment of the principal of and interest on 8 3/4% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 8 3/4% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 8 3/4% notes submit written notice to us;

(6)	we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 8 3/4% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 8 3/4% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 8 3/4% notes may accelerate the maturity of all the 8 3/4% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 8 3/4% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 8 3/4% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 8 3/4% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 8 3/4% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 8 3/4% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 8 3/4% note on or after the respective due dates set forth in the 8 3/4% note.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

Subject to the subordination provisions of the 8 3/4% notes, we may terminate our substantive obligations and the substantive obligations of the guarantors of the 8 3/4% notes in respect of the 8 3/4% notes and the guarantees of the 8 3/4% notes by delivering all outstanding 8 3/4% notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 8 3/4% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that it would not cause any default under any senior debt, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 8 3/4% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 8 3/4% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 3/4% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that no default under any senior debt would result, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 8 3/4% notes and the guarantees of the 8 3/4% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 8 3/4% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 3/4% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, or an opinion of counsel based upon such a ruling addressed to the trustee, or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We may make an irrevocable deposit pursuant to this provision only if at the time of the proposed deposit we are not prohibited from doing so under the subordination provisions of the indenture or covenants in the instruments governing senior debt and we have delivered to the trustee and any paying agent an officers’ certificate to that effect.

Governing Law

The indenture, the 8 3/4% notes and the guarantees of the 8 3/4% notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 8 3/4% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes. However, no such amendment or supplement may, without the consent of the holder of each 8 3/4% note affected by the change:

(1)	change the stated maturity of the principal of any 8 3/4% note;

(2)	alter the optional redemption or repurchase provisions of any 8 3/4% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 8 3/4% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 8 3/4% note;

(5)	change the place or currency of payment of principal of or interest on any 8 3/4% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 8 3/4% note or the guarantees of the 8 3/4% notes, or the modification and amendment of the indenture and the 8 3/4% notes, other than to add sections of the indenture or the 8 3/4% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 8 3/4% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 8 3/4% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 8 3/4% note, except a rescission of acceleration of the 8 3/4% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 8 3/4% notes or the guarantees, modify the definition of senior debt or designated senior debt or amend or modify the subordination provisions of the indenture in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes, on behalf of all noteholders, may waive any past default under the indenture except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 8 3/4% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding 8 3/4% note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 8 3/4% notes and the trustee may amend or supplement the indenture or the 8 3/4% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 8 3/4% notes in addition to or in place of certificated 8 3/4% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 8 3/4% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 8 3/4% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 8 3/4% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and SunCom has appointed it as registrar and paying agent with regard to the 8 3/4% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 8 3/4% notes, or of any other obligor upon the 8 3/4% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness, occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)	any purchase or other acquisition, by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise, of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary, or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Corporation or from Moody’s Investors Service;

(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on November 14, 2001, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of SunCom shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow means, for any period, our consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	our consolidated interest expense for the period, plus

(b)	our consolidated income tax expense for the period, plus

(c)	our consolidated depreciation and amortization expense and our restricted subsidiaries for the period, plus

(d)	any other non-cash charges of our and of our restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense means, for any period, the consolidated provision for income taxes of SunCom and our restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of SunCom and our restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness; plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by us and our restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period the consolidated net income, or loss, of SunCom and our restricted subsidiaries for the period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by us or our restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any our restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to us to the extent of those restrictions, regardless of any waiver;

(3)	the net income of any entity, other than a restricted subsidiary of ours, except to the extent of the amount of dividends or other distributions representing the entity’s proportionate share of our and our restricted subsidiaries’ net income, for the period actually paid in cash to the entity by us or any of our restricted subsidiaries during the period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by the entity or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to the entity by consolidation or merger or as a transferee of the entity’s assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Credit Agreement means the amended and restated credit facility dated as of September 14, 2000, among us, certain of our domestic subsidiaries, the agent and certain banks referred to therein, as such agreement is amended and restated through November 14, 2001 and from time to time thereafter.

Designated Senior Debt means:

(i)	so long as any indebtedness under one or more senior credit facilities is outstanding or any lender has any commitment to extend credit to us thereunder, the senior debt incurred under any such senior credit facility and

(ii)	so long as outstanding, any other senior debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as designated senior debt by our board at the time of initial issuance in a resolution delivered to the trustee.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 8 3/4% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation, including through the issuance or sale of qualified stock to one or more strategic equity investors; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 8 3/4% notes prior to February 1, 2004, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any of our restricted subsidiaries, and any preferred stock of a subsidiary of ours.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries, all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under “—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)

the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998, which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of SunCom or our restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his or her address appearing in the register for the 8 3/4% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 8 3/4% notes at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 8 3/4% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 8 3/4% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 8 3/4% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 8 3/4% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 8 3/4% notes registered in his or her name and that any portion of a 8 3/4% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 8 3/4% notes for tender;

•	that interest on any 8 3/4% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 8 3/4% note being accepted for payment, and that interest shall cease to accrue on the purchased 8 3/4% notes on and after the purchase date;

•	that each note holder electing to tender all or any portion of a 8 3/4% note will be required to surrender the 8 3/4% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 8 3/4% note or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 8 3/4% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 8 3/4% notes tendered, the certificate number of the 8 3/4% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 8 3/4% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn, and

(b)	if 8 3/4% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 8 3/4% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 8 3/4% notes in denominations of $1,000 or integral multiples of $1,000; and

•	that in the case of any note holder whose 8 3/4% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a new note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 8 3/4% note so tendered.

•	An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on November 14, 2001, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on November 14, 2001.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions”;

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $7.5 million at any one time outstanding.

Preferred Stock , as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of SunCom or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means, upon the initial issuance of the 8 3/4% notes, the credit agreement and, at any time thereafter, may include the credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Debt means, with respect to any entity at any date,

(i)	in the case of us or the guarantors of the 8 3/4% notes, all indebtedness and other payment obligations under one or more senior credit facilities, including principal, premium, if any, and interest on such indebtedness and all other amounts due on or in connection with such indebtedness, including all charges, fees, expenses, reimbursement obligations, guarantees and indemnity payments,

(ii)	all other indebtedness of such entity for borrowed money or under vendor credit arrangements, including principal, premium, if any and interest on such indebtedness, unless the instrument under which such indebtedness for borrowed money is created, incurred, assumed or guaranteed expressly provides that such indebtedness for borrowed money is not senior or superior in right of payment to the 8 3/4% notes or the guarantees of the 8 3/4% notes, as the case may be, and all refinancing or modifications or amendments thereof, and

(iii)	all interest on any indebtedness referred to in clauses (i) and (ii) above accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed under the indebtedness.

Notwithstanding the foregoing, senior debt shall not include:

(a)	indebtedness that is, pursuant to its terms or any agreement relating to it or by operation of law, subordinated or junior in right of payment or otherwise to any other indebtedness of such entity,

provided that no indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other indebtedness of an entity solely by reason of the other indebtedness being secured and such indebtedness not being secured,

(b)	the 8 3/4% notes,

(c)	any indebtedness of such entity to any of its subsidiaries,

(d)	indebtedness incurred in violation of the provisions of the indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,”

(e)	the existing 11% notes and the existing 9 3/8% notes and the respective related guarantees, and

(f)	any indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to us.

Strategic Equity Investor means each of CB Capital Investors, J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II and Toronto Dominion Capital (USA), Inc., any of their affiliates or any other entity engaged in a permitted business whose total equity market capitalization exceeds $500.0 million.

Subordinated Indebtedness means any indebtedness of ours or of any guarantor of the 8 3/4% notes, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to the 8 3/4% notes or the guarantee of the 8 3/4% notes of such guarantor, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the NASDAQ National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of November 14, 2001, as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of November 14, 2001;

plus

•	the aggregate net cash proceeds we received from capital contributions, the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to November 14, 2001, other than to a restricted subsidiary. However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after November 14, 2001 and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment,

in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries make in any subsidiary that has been designated as an unrestricted subsidiary after November 14, 2001, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries”;

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clause (iii) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after November 14, 2001.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after November 14, 2001 as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility, entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

DESCRIPTION OF THE 8 1/2% NOTES

In this section, SunCom, we, us and our each refers to SunCom Wireless, Inc. and not to any of its subsidiaries. The 8 1/2% notes were issued under an indenture among SunCom, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 8 1/2% senior notes due 2013. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture.

In addition, many of the terms used in this section have special meanings ascribed to them under the subheading “—Certain Definitions.”

Principal, Maturity and Interest

The 8 1/2% notes are general unsecured obligations of SunCom. The 8 1/2% notes were issued in an aggregate principal amount of $725.0 million. We may issue additional amounts of 8 1/2% notes under the indenture in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 8 1/2% notes as a single series for all purposes under the indenture.

The 8 1/2% notes will mature on June 1, 2013. Cash interest is payable semi-annually on June 1 and December 1 of each year to the holder in whose name a 8 1/2% note is registered at the close of business on the preceding May 15 or November 15, as the case may be. Cash interest on the 8 1/2% notes accrues from the most recent date to which interest has been paid. We will compute cash interest on the 8 1/2% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 8 1/2% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 8 1/2% notes will be subject to redemption, at our option, in whole or in part, at any time on or after June 1, 2008 and prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 8 1/2% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will be permitted to redeem the 8 1/2% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on June 1, 2008, of the years indicated:

Year	Redemption Price
2008	104.250%
2009	102.833%
2010	101.417%
2011 and thereafter	100.000%

In addition, prior to June 1, 2006, SunCom may redeem up to 35% of the aggregate principal amount of the 8 1/2% notes issued under the indenture, at a redemption price equal to 108.5% of the principal amount of the

8 1/2% notes being redeemed, plus accrued and unpaid interest, if any, with the net proceeds of one or more equity offerings of qualified stock of SunCom or Holdings. However, at least 65% of the aggregate principal amount of 8 1/2% notes originally issued under the indenture must remain outstanding immediately after giving effect to the redemption. Notice of redemption under this paragraph must be mailed to noteholders not later than 60 days following the completion of the relevant equity offering.

The trustee may select the 8 1/2% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 8 1/2% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 8 1/2% notes to be redeemed prior to the redemption date. On and after the redemption date, the 8 1/2% notes or portions of 8 1/2% notes called for redemption will cease to accrue interest.

The 8 1/2% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest on, and all other obligations in respect of each and all of the 8 1/2% notes constitute senior unsecured obligations and rank senior in right of payment to all of our existing and future obligations that are by their terms subordinated in right of payment to the 8 1/2% notes, rank equally in right of payment with all of our existing and future unsecured, unsubordinated debt, and are effectively subordinated in right of payment to all of our senior secured debt, including borrowings, if any, under our senior secured term loan, to the extent of the value of the assets securing such debt.

The notes are also effectively subordinated to all existing and future obligations, including indebtedness, of any unrestricted subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries over the claims of SunCom and the holders of SunCom’ indebtedness, including the 8 1/2% notes.

At December 31, 2005, we had approximately $248.7 million of secured indebtedness outstanding, which related to our capital lease obligations and outstanding senior secured term loan. In addition, borrowings under our revolving credit facility will be secured. Although the indenture contains limitations on the amount of additional secured indebtedness that we and our restricted subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain Covenants—Limitation on Incurrence of Indebtedness” and “—Limitation on Liens.”

The Guarantees

The indenture provides that the guarantors of the 8 1/2% notes will, jointly and severally, unconditionally guarantee on a senior basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest with respect to the 8 1/2% notes. Our senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee our obligations under the new agreement. Pursuant to our indenture for the 8 1/2% notes, any subsidiary of ours that guarantees our debt under a senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries created to carry out our transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of the 8 1/2% notes. As of the date of this prospectus, all of our direct and indirect subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (our indirect subsidiaries that hold our real property and leasehold interests and FCC licenses, respectively), are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $739.3 million at December 31, 2005. Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor’s guarantee will be limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries that are not guarantors of the 8 1/2% notes to become a direct or indirect obligor under, or in respect of, any indebtedness with certain exceptions without causing each such subsidiary to become a guarantor of our obligations under the 8 1/2% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 8 1/2% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor.

Each guarantor’s obligations under its guarantee of the 8 1/2% notes constitute its senior unsecured obligations and rank senior in right of payment to all such guarantor’s existing and future obligations that are by their terms subordinated in right of payment to the 8 1/2% notes, rank equally in right of payment with all of its existing and future unsecured, unsubordinated debt, and are effectively subordinated in right of payment to all of its senior secured debt, including its guaranty of our obligations under our revolving credit facility, to the extent of the value of the assets securing such debt.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)

indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment, the ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than 7.0 to 1.0; provided, however, that such indebtedness proposed to be incurred may not be senior indebtedness unless, after giving effect to the incurrence, receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(2)	indebtedness that we and any guarantor incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $250.0 million, less the amount in excess of $50.0 million incurred and outstanding pursuant to clause (3) below, in the aggregate for all such senior credit facilities; provided, however, that, after giving effect to such incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(3)	indebtedness that we and any guarantor have outstanding from time to time according to the terms of any vendor credit arrangement in a principal amount at any one time outstanding not to exceed $50.0 million, plus an amount equal to the unused and available amount under clause (2) above; provided, however, that, after giving effect to such incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(4)	indebtedness we owe to any guarantor or indebtedness a guarantor owes to us or to any guarantor. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or a guarantor; or

(b)	the issuance of shares, other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such guarantor’s capital stock or other ownership interests, including by consolidation or merger, to a person other than us or a guarantor, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a guarantor from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 8 1/2% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under our 8 1/2% notes, our 9 3/8% notes and our 8 3/4% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any indebtedness incurred to refinance indebtedness that is ranked equally in right of payment with the 8 1/2% notes must rank equally in right of payment with or subordinate to the 8 1/2% notes in right of payment, and any refinancing indebtedness that is subordinate to the 8 1/2% notes in right of payment must be made subordinate to the 8 1/2% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the exchange notes and any other unrestricted securities issued in exchange for the 8 1/2% notes and the guarantors’ indebtedness under the guarantee of the 8 1/2% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations incurred pursuant to this clause (8) shall not exceed $50.0 million in aggregate principal amount at any time outstanding;

(9)	our or any guarantor’s indebtedness consisting of a guarantee of indebtedness otherwise permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our or any guarantor’s indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $100.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness;

if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above unless, prior to July 1, 2004, our total consolidated indebtedness is less than or equal to 75% of our total invested capital; and

(C)	immediately after giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries,” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	100% of the aggregate net cash proceeds, other than excluded cash proceeds, and 75% of the fair market value of non-cash proceeds, as reasonably determined by our Board of Directors, which we receive as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 8 1/2% notes prior to June 1, 2006 plus

(c)	100% of the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our Board of Directors, that we or any restricted subsidiary receive from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment,

in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, made by us and/or any of our restricted subsidiaries, in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend or distribution is declared, if payment of the dividend or distribution at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a substantially concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006; or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)

so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006;

(v)	so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management, or of us or of any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; however:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of the issue date under this clause (v) shall be equal to $2.0 million plus the amount available to us as of the issue date for such payments pursuant to the comparable clause of any of the indenture governing the terms of our 11% notes, the indenture governing the terms of our 8 3/4% notes, the indenture governing the terms of our 9 3/8% notes or the indenture governing the terms of our 8 1/2% notes.

(vi)	the purchase, redemption or retirement of our outstanding 11% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii), (iv) and (vi) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary,

except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on the issue date as that agreement was in effect on the issue date;

(b)	any senior credit facilities or vendor credit arrangement so long as the encumbrance or restriction is applicable only to the property or assets that are the subject of such vendor credit arrangement;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(d)	customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock of a restricted subsidiary or assets of any restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or the property and assets that are the subject of such agreement;

(e)	any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	the board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting the assignment of contracts or restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to any capital stock, property or assets of ours or those of our restricted subsidiaries, in each case created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 8 1/2% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness, as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on the issue date securing indebtedness existing on the issue date;

(2)	liens securing indebtedness under any senior credit facilities, and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of such indebtedness;

(3)	liens securing only the 8 1/2% notes and the guarantees of the 8 1/2% notes, if any;

(4)	liens in favor of us or any guarantor of the 8 1/2% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)	liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing;

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(12)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the company or any restricted subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the company or such restricted subsidiary;

(13)	judgment liens so long as such lien is adequately bonded;

(14)	liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(15)	liens securing obligations under interest rate agreements permitted pursuant to the “—Limitation on Incurrence of Indebtedness” covenant; and

(16)	other liens securing indebtedness permitted to be incurred under the indenture in an aggregate principal amount not to exceed $25.0 million.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receives consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings,

in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness, other than non-recourse indebtedness or any subordinated indebtedness, of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of such notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business;

(b)	to make a capital expenditure;

(c)	to acquire other long-term assets that are used or useful in a permitted business; or

(d)	to reduce obligations under senior credit facilities,

are applied, on or prior to the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 8 1/2% notes, and other notes of ours that rank pari passu with the 8 1/2% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 8 1/2% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 8 1/2% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings’ capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable to us or such restricted subsidiary, as the case may be, as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments”;

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on the issue date, as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of SunCom or Holdings on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 8 1/2% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 8 1/2% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 8 1/2% note tendered must be in an integral multiple of $1,000 aggregate principal amount.

In the event that we make an offer to purchase the 8 1/2% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 8 1/2% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 8 1/2% notes tendered upon the occurrence of a change of control. Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. The terms of our senior credit facilities may contain covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 8 1/2% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 8 1/2% notes. In that event, our failure to purchase tendered 8 1/2% notes would constitute an event of default under the indenture, which in turn would constitute a default under the senior credit facilities and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 8 1/2% notes are outstanding, we will furnish to the noteholders:

(1)

all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC,

in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 8 1/2% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company L.L.C., Triton PCS Property Company L.L.C. and Triton PCS Equipment Company L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the terms set forth in the fifth paragraph described under “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount.

The indenture further provides that we will not, and will not permit any restricted subsidiary to, at any time:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)	be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions of this covenant.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than SunCom, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 8 1/2% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of any of our restricted subsidiaries as a result of the transaction as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 8 1/2% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into SunCom or any of its wholly-owned subsidiaries or the release of any guarantor of the 8 1/2% notes in accordance with the terms of the guarantee of the 8 1/2% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on, any 8 1/2% note when due;

(2)	we fail to pay any interest on any 8 1/2% note when due, continued for 30 days;

(3)	we default in the payment of the principal of and interest on 8 1/2% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 8 1/2% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 8 1/2% notes submit written notice to us;

(6)

we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $25.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $25.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 8 1/2% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 8 1/2% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 8 1/2% notes may accelerate the maturity of all the 8 1/2% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 8 1/2% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 8 1/2% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 8 1/2% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 8 1/2% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors, the executive committee or a trust committee or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 8 1/2% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 8 1/2% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 8 1/2% note on or after the respective due dates set forth in the 8 1/2% note.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

We may terminate our substantive obligations and the substantive obligations of the guarantors of the 8 1/2% notes in respect of the 8 1/2% notes and the guarantees of the 8 1/2% notes by delivering all outstanding 8 1/2%

notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 8 1/2% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 8 1/2% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 8 1/2% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 1/2% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 8 1/2% notes and the guarantees of the 8 1/2% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 8 1/2% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 1/2% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, or an opinion of counsel based upon such a ruling addressed to the trustee, or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

Governing Law

The indenture, the 8 1/2% notes and the guarantees of the 8 1/2% notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 8 1/2% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, no such amendment or supplement may, without the consent of the holder of each 8 1/2% note affected by the change:

(1)	change the stated maturity of the principal of any 8 1/2% note;

(2)	alter the optional redemption or repurchase provisions of any 8 1/2% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 8 1/2% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 8 1/2% note;

(5)	change the place or currency of payment of principal of or interest on any 8 1/2% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 8 1/2% note or the guarantees of the 8 1/2% notes, or the modification and amendment of the indenture and the 8 1/2% notes, other than to add sections of the indenture or the 8 1/2% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 8 1/2% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 8 1/2% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 8 1/2% note, except a rescission of acceleration of the 8 1/2% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 8 1/2% notes or the guarantees in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive any past default under the indenture except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 8 1/2% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 8 1/2% notes and the trustee may amend or supplement the indenture or the 8 1/2% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 8 1/2% notes in addition to or in place of certificated 8 1/2% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 8 1/2% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 8 1/2% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 8 1/2% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and SunCom has appointed it as registrar and paying agent with regard to the 8 1/2% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 8 1/2% notes, or of any other obligor upon the 8 1/2% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness, occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)	any purchase or other acquisition, by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise, of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary, or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any restricted subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Rating Service or from Moody’s Investors Service;

(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on the issue date, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of SunCom shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow means, for any period, our consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	our consolidated interest expense for the period, plus

(b)	our consolidated income tax expense for the period, plus

(c)	our consolidated depreciation and amortization expense and our restricted subsidiaries for the period, plus

(d)	any other non-cash charges of our and of our restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense means, for any period, the consolidated provision for income taxes of SunCom and our restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of SunCom and our restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness;

plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by us and our restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period the consolidated net income, or loss, of SunCom and our restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by us or our restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any our restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to us to the extent of those restrictions;

(3)	the net income of any entity, other than a restricted subsidiary of ours, except to the extent of the amount of dividends or other distributions representing the entity’s proportionate share of our net income for such period actually paid in cash to us by such entity during such period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by SunCom or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to SunCom by consolidation or merger or as a transferee of SunCom’ assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 8 1/2% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 8 1/2% notes prior to June 1, 2006, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any preferred stock of our restricted subsidiaries held by persons other than SunCom or any of our restricted subsidiaries.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries,

all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities, received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under “—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)	the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998, which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of SunCom or our restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his address appearing in the register for the 8 1/2% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 8 1/2% notes at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 8 1/2% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 8 1/2% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 8 1/2% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount under the terms of the indenture;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 8 1/2% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 8 1/2% notes registered in his name and that any portion of a 8 1/2% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 8 1/2% notes for tender;

•	that interest on any 8 1/2% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 8 1/2% note being accepted for payment, and that interest shall cease to accrue on the purchased 8 1/2% notes on and after the purchase date;

•	that each note holder electing to tender all or any portion of a 8 1/2% note will be required to surrender the 8 1/2% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 8 1/2% note or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 8 1/2% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 8 1/2% notes tendered, the certificate number of the 8 1/2% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 8 1/2% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn, and

(b)	if 8 1/2% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 8 1/2% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 8 1/2% notes in denominations of $1,000 or integral multiples of $1,000; and

•	that in the case of any note holder whose 8 1/2% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a 8 1/2% note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 8 1/2% note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on the issue date, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on the issue date.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions;”

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $15.0 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of SunCom or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means, any credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Indebtedness means all unsubordinated indebtedness of ours or of any restricted subsidiary, whether outstanding on the date hereof or hereafter incurred, including, without limitation all indebtedness outstanding under senior credit facilities.

Subordinated Indebtedness means all indebtedness of ours or of any restricted subsidiary, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to any other indebtedness of ours or of such restricted subsidiary, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Consolidated Senior Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all senior indebtedness, in the case of any senior indebtedness issued with original issue discount; plus

•	the principal amount of all senior indebtedness, in the case of any other senior indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the NASDAQ National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of the issue date as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of the issue date;

plus

•	the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our board of directors, that we receive from capital contributions or the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to the issue date, other than to a restricted subsidiary.

However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our board of directors, that we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after the issue date and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment,

in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries have made in any subsidiary that has been designated as an unrestricted subsidiary after the issue date, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries;”

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clauses (iii) or (vi) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after the issue date.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after the issue date as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

BOOK-ENTRY; DELIVERY AND FORM

The 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are represented by one or more notes in global form without interest coupons. The global notes were deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Transfer of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, Luxembourg, which may change from time to time.

The 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, may be presented for registration of transfer at the offices of the registrar.

Depository Procedures

DTC has advised SunCom that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised SunCom that pursuant to procedures established by it, ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the applicable indenture. Under the terms of the indentures, SunCom and The Bank of New York, as trustee, will treat the persons in whose names the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of SunCom, the trustee, nor any agent of SunCom or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

DTC has advised SunCom that its current practice, upon receipt of any payment in respect of securities such as the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are governed by standing instructions and customary practices and are not the responsibility of DTC, the trustee or SunCom. Neither SunCom nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, and SunCom and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised SunCom that it will take any action permitted to be taken by a holder of 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, as to which such participant or participants has or have given such direction. However, if any of the events described under “—Certificated Notes” occurs, DTC reserves the right to exchange the global notes for registered 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, in certificated form and to distribute such registered notes to its participants.

The information in the section concerning DTC and its book-entry systems has been obtained from sources that SunCom believes to be reliable, but SunCom takes no responsibility for the accuracy thereof.

Certificated Notes

Subject to specific conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange the beneficial interest for certificated notes. Upon their issuance, the trustee is required to register any certificated notes in the name of, and cause the same to be delivered to, that person or persons, or any nominee. In addition, if:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days; or

•	at our option, we notify the trustee in writing that we elect to cause the issuance of notes in definitive form under an indenture,

then, upon surrender by DTC of the applicable global note, certificated notes will be issued to each person that DTC identifies as being the beneficial owner of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, represented by the applicable global note.

The information in this section concerning DTC and the DTC book-entry system has been obtained from sources we believe to be reliable. We will have no responsibility for DTC’s or its participants’ performance of their respective obligations as described above or under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchased the notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We intend to treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules, such as financial institutions, tax exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar and persons that will hold the notes as part of a position in a straddle or as part of a constructive sale or a hedging, conversion or other integrated transaction, nor does this summary address aspects of United States federal taxation that might be relevant to a prospective investor based upon such investor’s particular tax situation. This summary does not address any tax consequences arising under any state, municipality, foreign or other Non-U.S. taxing jurisdiction. We urge you to consult your own tax advisor regarding the United States federal tax consequences of purchasing, owning and disposing of the notes, including your status as a U.S. Holder or a Non-U. S. Holder (as defined below), as well as any tax consequences that may arise under the laws of any state, municipality, foreign or other Non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

(i)	a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(ii)	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

(iii)	an estate, the income of which is subject to United States federal income tax without regard to its source; or

(iv)	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

If a partnership holds a note, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Stated Interest.    Payments of stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder’s regular method of tax accounting.

We do not intend to treat the possibility of:

(i)	an optional redemption of the notes by us, as described under “Description of the 9 3/8% Notes—Optional Redemption,” “Description of the 8 3/4% Notes—Optional Redemption;” and “Description of the 8 1/2% Notes – Optional Redemption;” or

(ii)	our repurchase of the notes pursuant to a change in control, as described under “Description of the 9 3/8% Notes—Certain Covenants—Change of Control”, “Description of the 8 3/4% Notes—Certain Covenants—Change of Control” and “Description of the 8 1/2% Notes—Certain Covenants—Change of Control”

as resulting in original issue discount with respect to the notes, or in the recognition of ordinary income upon the redemption, sale or exchange of a note, in excess of any amounts treated as accrued but unpaid interest or accrued market discount. We urge you to consult your own tax advisor concerning the consequences to you if any of these events were to occur.

Amortizable Bond Premium.    A U.S. Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased such note at a premium equal to the amount of such excess and may elect to amortize such premium, using a constant yield method, over the remaining term of such note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder’s tax basis in the note by the amount of the premium amortized during such U.S. Holder’s holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The rules governing amortizable bond premium are complicated, and we urge you to consult your own tax advisor regarding the application of these rules to your situation, including the impact of our right to redeem the notes on the amortization of the bond premium.

Market Discount.    If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any partial principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition (including a gift) of, such a note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder disposes of such note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note’s fair market value. In addition, the U.S. Holder may be required to defer, until the maturity or disposition of such note (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such note, unless the U.S. Holder elects to accrue market discount on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant yield method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, will not apply.

Sale, Exchange or Redemption of the notes.    Generally, a sale, exchange, redemption or other disposition of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued but unpaid interest and to the extent not previously included in income, which are taxed as interest income as described above) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain if the note is held by the U.S. Holder for more than one year, otherwise it will be short-term.

U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to notes held for more than 12 months, and 35% with respect to notes held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Non-U.S. Holders

Interest.    Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

(i)	the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to us or our paying agent a properly completed Internal Revenue Service Form W-8ECI (or Internal Revenue Service Form W-8BEN if such Non-U.S. Holder claims that such effectively connected income is exempt from tax pursuant to an applicable income tax treaty because the income is not attributable to a permanent establishment in the United States), or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(ii)	the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

(A)	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(B)	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

(C)	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business,

(D)

either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent with a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

(E)	neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(iii)	the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to us or our agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such interest is otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from us or our paying agent. In the case of payments to an entity classified as a foreign partnership or trust under United States federal income tax principles, the partners or beneficiaries, rather than the partnership or trust, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership or trust has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership or trust is treated for these purposes as payment to a U.S. Holder, even if the partnership or trust has one or more foreign partners or beneficiaries. The discussion under this heading and under “—Backup Withholding Tax and Information Reporting,” below, is not intended to be a complete discussion of the United States federal withholding tax rules. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

Gain on Sale or Other Disposition.    A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

(a)	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or by a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

(b)	the Non-U.S. Holder is an individual that:

(i)	is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

(ii)	either (A) has a “tax home” in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long term residents of the United States.

Gains realized by a Non-U.S. Holder upon the sale or other disposition of the notes that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such gains are otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

Federal Estate and Gift Taxes.    Notes beneficially owned by an individual who is a Non-U.S. Holder at the time of death will not be subject to United States federal estate tax upon such individual’s death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in “—Non-U.S. Holders—Interest,” without regard to the requirement that a beneficial owner provide a statement that it is a Non-U.S. Holder.

An individual who is a Non-U.S. Holder will not be subject to United States federal gift tax on a transfer of the notes, unless such individual is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long term residents of the United States.

Backup Withholding Tax and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 28% backup withholding tax applies to a noncorporate U.S. Holder if such person:

(i)	fails to furnish such person’s taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

(ii)	furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

(iii)	is notified by the Internal Revenue Service that such person has failed to report properly payments of interest or dividends; or

(iv)	in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax exempt organizations.

In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest, with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to us or our paying agent the certification described in clause (ii)(D) of “-Non-U.S. Holders-Interest” or has otherwise established an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder that is not an exempt recipient or that the conditions of any claimed exemption are, in fact, not satisfied.

We must annually report to the Internal Revenue Service and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three year period, or (iii) a foreign partnership (A) one or more of whose partners are United States persons, as defined in Section 7701(a)(30) of the Internal Revenue Code, that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

If payments of proceeds on the sale or other disposition of the notes are made to or through the foreign office of a broker that is a United States person or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder’s United States federal income tax; provided, however, that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

J.P. Morgan Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sale. J.P. Morgan Securities Inc. has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in that respect. One of Holdings’ directors is affiliated with J.P. Morgan Securities Inc. and an affiliate of J.P. Morgan Securities Inc. holds approximately 14% of Holdings capital stock. See “Management”, “Certain Relationships and Related Transactions” and “Principal Stockholders” for information regarding our relationships with J.P. Morgan Securities Inc. and its affiliates.

LEGAL MATTERS

The validity of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes was passed upon for SunCom by Dow Lohnes PLLC, Washington, D.C., counsel to SunCom. Certain members of Dow Lohnes PLLC own shares of Holdings’ Class A common stock.

EXPERTS

The consolidated financial statements of SunCom Wireless, Inc. and its subsidiaries, or the Company, as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(b) to the financial statements), an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

SunCom files annual, quarterly and special reports with the SEC. SunCom’ SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document SunCom files at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. and Chicago. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges.

Under the indentures that govern the notes, SunCom has agreed to furnish to the trustee and to registered holders of the notes, without cost to the trustee or the registered holders, copies of all reports and other information that SunCom is required to file with the SEC under the Exchange Act. In the event that SunCom ceases to be subject to the informational requirements of the Exchange Act, SunCom has agreed that, so long as any notes remain outstanding, it will file with the SEC and distribute to the noteholders copies of the financial information that would have been contained in its annual reports and quarterly reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, as the Exchange Act otherwise would have required SunCom to file.

SUNCOM WIRELESS, INC.

FIRST QUARTER 2006 INFORMATION

SUNCOM WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS:
Current assets:
Cash and cash equivalents	$14,236	$15,800
Short-term investments	92,201	139,050
Restricted cash and short-term investments	1,600	—
Accounts receivable, net of allowance for doubtful accounts of $7,621 and $12,352, respectively	76,274	82,898
Accounts receivable – roaming partners	19,996	18,188
Due from related parties	5,736	5,703
Inventory	20,262	23,930
Prepaid expenses	19,008	13,492
Other current assets	12,359	12,022

Total current assets	261,672	311,083
Long term assets:
Property and equipment, net	556,163	650,284
Intangible assets, net	833,164	844,113
Other long-term assets	4,383	4,324

Total assets	$1,655,382	$1,809,804

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$93,792	$97,355
Accrued liabilities	65,573	73,477
Current portion of long term debt	2,802	2,786
Other current liabilities	24,494	23,271

Total current liabilities	186,661	196,889
Long-term debt:
Capital lease obligations	738	864
Senior secured term loan	244,375	245,000
Senior notes	713,438	713,148

Total senior long-term debt	958,551	959,012
Subordinated notes	730,830	730,339

Total long-term debt	1,689,381	1,689,351
Deferred income taxes, net	134,154	130,803
Deferred revenue	1,978	1,809
Deferred gain on sale of property and equipment	47,821	48,530
Other	2,577	2,483

Total liabilities	2,062,572	2,069,865
Commitments and contingencies	—	—
Stockholder’s deficit
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of March 31, 2006 and December 31, 2005	—	—
Additional paid-in capital	557,387	555,191
Accumulated deficit	(964,577)	(815,252)
SunCom Wireless Holdings, Inc. common stock held in trust	(145)	(145)
Deferred compensation	145	145

Total stockholder’s deficit	(407,190)	(260,061)

Total liabilities and stockholder’s deficit	$1,655,382	$1,809,804

See accompanying notes to financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Service	$155,467	$162,849
Roaming	21,466	23,831
Equipment	24,959	17,273

Total revenue	201,892	203,953
Operating Expenses:
Cost of service (excluding the below amortization, and excluding depreciation and asset disposal of $101,610 and $39,453 for the three months ended March 31, 2006 and 2005, respectively)	67,948	61,800
Cost of equipment	39,221	34,646
Selling, general and administrative (excluding depreciation and asset disposal of $1,828 and $3,038 for the three months ended March 31, 2006 and 2005, respectively)	88,594	80,304
Termination benefits and other related charges	898	—
Depreciation and asset disposal	103,438	42,491
Amortization	11,504	16,956

Total operating expenses	311,603	236,197

Loss from operations	(109,711)	(32,244)
Interest expense	(37,803)	(36,727)
Other expense	—	(74)
Interest and other income	1,540	1,937

Loss before taxes	(145,974)	(67,108)
Income tax provision	(3,351)	(3,758)

Net loss	$(149,325)	$(70,866)

See accompanying notes to financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(149,325)	$(70,866)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, asset disposal and amortization	114,942	59,447
Deferred income taxes	3,351	3,758
Accretion of interest	1,161	1,112
Bad debt expense	5,938	1,885
Non-cash compensation	2,196	4,038
Other non-operating losses	—	74
Change in operating assets and liabilities:
Accounts receivable	(2,630)	1,185
Inventory	3,668	(9,894)
Prepaid expenses and other current assets	(6,453)	(4,382)
Intangible and other assets	(33)	(406)
Accounts payable	(1,724)	8,082
Accrued payroll and liabilities	(11,781)	(7,193)
Deferred revenue	1,712	483
Accrued interest	15,908	15,543
Other liabilities	(994)	258

Net cash provided by (used in) operating activities	(24,064)	3,124
Cash flows from investing activities:
Purchase of available for sale securities	(121,200)	(378,300)
Proceeds from sale of available for sale securities	167,049	401,500
Capital expenditures	(11,302)	(28,684)
Proceeds from sale of assets	1,548	300
Payment of direct costs on business transactions	(804)	(571)
Other	(26)	(199)

Net cash provided by (used in) investing activities	35,265	(5,954)
Cash flows from financing activities:
Payments under senior secured term loan	(625)	(625)
Change in bank overdraft	(12,031)	(195)
Principal payments under capital lease obligations	(76)	(319)
Repayments from (advances to) related party	(33)	1,869
Other	—	(7)

Net cash provided by (used in) financing activities	(12,765)	723
Net decrease in cash and cash equivalents	(1,564)	(2,107)
Cash and cash equivalents, beginning of period	15,800	8,351

Cash and cash equivalents, end of period	$14,236	$6,244

Non-cash investing and financing activities
Equipment acquired under capital lease obligation	$—	$943
Change in capital expenditures included in accounts payable	(1,839)	(17,169)
Change in direct transaction costs included in accrued expenses	—	(503)
Adjustment to goodwill related to an exchange agreement, net	—	(15,425)

See accompanying notes to financial statements.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

1. Basis of Presentation

The accompanying consolidated financial statements are unaudited and have been prepared by management. In the opinion of management, these consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to state fairly, in summarized form, the financial position and the results of operations of SunCom Wireless, Inc. (“SunCom”). SunCom and its wholly-owned subsidiaries are collectively referred to as the “Company”. The results of operations for the three months ended March 31, 2006 may not be indicative of the results that may be expected for the year ending December 31, 2006. The financial information presented herein should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2005, which include information and disclosures not included herein.

SunCom is a direct, wholly-owned subsidiary of SunCom Wireless Investment Co., LLC. (“SunCom Investment Company”). SunCom Investment Company is a direct, wholly-owned subsidiary of SunCom Wireless Holdings, Inc., (“Holdings”). Accordingly, SunCom and its subsidiaries are indirect, wholly-owned subsidiaries of Holdings. SunCom has no independent assets or operations, and all of SunCom’s subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., have guaranteed on a full, unconditional and joint and several basis SunCom’s 8 1/2% senior notes due 2013 (the “8 1/2% Notes”), its 9 3/8% senior subordinated notes due 2011 (the “9 3/8% Notes”) and its 8 3/4% senior subordinated notes due 2011 (the “8 3/4% Notes”). The 8 1/2% Notes are effectively subordinated in right of payment to all of SunCom’s senior secured debt, including its current senior secured term loan (the “Term Loan”). The 9 3/8% Notes and the 8 3/4% Notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of SunCom’s existing and future senior debt, including the 8 1/2% Notes and the Term Loan.

All significant intercompany accounts or balances have been eliminated in consolidation.

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

2. New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”, which is effective for fiscal years beginning after September 15, 2006. The statement was issued to clarify the application of FASB Statement No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. The Company does not expect this statement to have a material effect on its financial statements or its results of operations.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”, which is effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The Company does not expect this statement to have a material effect on its financial statements or its results of operations.

3. Stock-Based Compensation

Holdings makes grants of restricted stock under its Stock and Incentive Plan and its Directors’ Stock and Incentive Plan to provide incentives to key employees and non-management directors and to further align the interests of such individuals with those of its stockholders. Grants of restricted stock generally are made annually under the stock and incentive plans, and the grants generally vest over a four or five year period.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), which sets forth accounting requirements for “share-based” compensation to employees and non-employee directors, and requires companies to recognize in the statement of operations the grant-date fair value of equity-based compensation. The Company adopted this statement using the modified prospective application transition method, which requires the recognition of compensation expense in financial statements issued subsequent to the date of adoption for all stock-based payments granted, modified or settled after the date of adoption, as well as for any unvested awards that were granted prior to the date of adoption. Because the Company previously adopted the fair value recognition provisions of Accounting Principles Board Opinion 25 “Accounting for Stock Issued to Employees” for Holdings’ restricted stock grants, the adoption of SFAS No. 123R did not have a significant impact on its financial position or its results of operations.

The Company measures the fair value of restricted stock awards based upon the market price of Holdings’ common stock as of the date of grant, and these grants are amortized over their applicable vesting period using the straight-line method. In accordance with SFAS 123R, the Company has estimated that the forfeiture rate is 3% based on historical experience. The Company’s net loss for the three months ended March 31, 2006 and 2005 includes approximately $2.2 million and $4.0 million, respectively, of stock-based compensation expense. The following table summarizes the allocation of this compensation expense.

	Three months ended March 31,
	2006	2005
	(dollars in thousands)
Cost of service	$148	$150
Selling, general and administrative	2,048	3,888

Total stock-based compensation expense	$2,196	$4,038

The following activity occurred under Holdings’ existing restricted stock plans for the three months ended March 31, 2006:

	Shares	Weighted Average Grant-Date Fair Value
Unvested balance at December 31, 2005	2,310,440	$3.68
Granted	—	—
Vested	(48,000)	14.60
Forfeited	(79,542)	4.34

Unvested balance at March 31, 2006	2,182,898	$3.41

As of March 31, 2006, there was approximately $3.7 million of total unrecognized compensation costs related to the Holdings’ stock plans. These costs are expected to be recognized over a weighted average period of 2.3 years. In addition, an aggregate of 2,574,787 shares were authorized for future grants under Holdings’ stock plans as of March 31, 2006.

During the three months ended March 31, 2006 and 2005, no stock awards were granted under Holdings’ stock plans.

4. Restricted Cash and Short-term Investments

Restricted cash and short-term investments represent deposits that are pledged as collateral for the Company’s surety bonds on its cell site leases.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Property and Equipment

The following table summarizes the Company’s property and equipment as of March 31, 2006 and December 31, 2005, respectively.

	March 31,	December 31,
	2006	2005
	(Dollars in thousands)
Property and equipment:
Land	$313	$313
Network infrastructure and equipment	1,159,749	1,204,516
Furniture, fixtures and computer equipment	107,668	108,704
Capital lease assets	1,402	1,556
Construction in progress	18,873	20,981

	$1,288,005	$1,336,070
Less accumulated depreciation	(731,842)	(685,786)

Property and equipment, net	$556,163	$650,284

During the second and fourth quarters of 2005, the Company accelerated depreciation on its time division multiple access (“TDMA”) wireless communications equipment by shortening service lives to fully depreciate all TDMA equipment by June 30, 2006 for the continental United States reporting unit and by March 31, 2006 for the Puerto Rico and U.S. Virgin Islands reporting unit. This additional depreciation resulted from a more aggressive migration from the Company’s TDMA network to its global system for mobile communications and general packet radio service (“GSM/GPRS”) network as well as a higher rate of churn for these customers than the Company had originally planned. As of March 31, 2006, all TDMA assets were fully depreciated for the Puerto Rico and U.S. Virgin Islands reporting unit and the continental United States’ TDMA assets had a remaining net book value of $64.7 million, which will be fully depreciated by June 30, 2006.

6. Detail of Certain Liabilities

The following table summarizes certain current liabilities as of March 31, 2006 and December 31, 2005, respectively:

	March 31,	December 31,
	2006	2005
	(Dollars in thousands)
Accrued liabilities:
Bank overdraft liability	$5,141	$17,172
Accrued payroll and related expenses	11,409	20,962
Accrued expenses	9,978	12,206
Accrued interest	39,045	23,137

Total accrued liabilities	$65,573	$73,477

Other current liabilities:
Deferred revenue	$14,754	$13,211
Deferred gain on sale of property and equipment	2,211	2,211
Security deposits	7,529	7,849

Total other current liabilities	$24,494	$23,271

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Long-Term Debt

The following table summarizes the Company’s borrowings as of March 31, 2006 and December 31, 2005, respectively:

	March 31,	December 31,
	2006	2005
	(Dollars in thousands)
Current portion of long-term debt:
Current portion of capital lease obligations	$302	$286
Current portion of senior secured term loan	2,500	2,500

Total current portion of long-term debt	2,802	2,786
Long-term debt:
Capital lease obligations	$738	$864
Senior secured term loan	244,375	245,000
8 1/2% senior notes	713,438	713,148
9 3/8% senior subordinated notes	339,831	339,542
8 3/4% senior subordinated notes	390,999	390,797

Total long-term debt	1,689,381	1,689,351
Total debt	$1,692,183	$1,692,137

8. Termination Benefits and Other Related Charges

In January 2006, the Company announced that it would reorganize its continental United States operations during 2006. This reorganization will consolidate and relocate operations and will result in the termination of approximately 48 positions, or 3% of our workforce. In addition, approximately 13 employees will be relocated as a result of this streamlining. These changes were a result of the Company’s recent strategic planning process. The workforce reduction and relocation resulted in $0.9 million of expenses incurred during the three months ended March 31, 2006, consisting of $0.7 million for one-time termination benefits and $0.2 million for relocation and other related workforce reduction expenses. These costs were recognized in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, and have been recorded in termination benefits and other related charges in the statement of operations for the three months ended March 31, 2006. The Company expects to incur approximately $1.0 million of additional costs during the remainder of 2006 as a result of this streamlining. As of March 31, 2006, the severance charge accrual consisted of the following:

(Dollars in thousands)	Three months ended March 31, 2006
Accrual as of January 1, 2006	$—
Charged to expense	898
Amounts paid	(444)

Accrual as of March 31, 2006	$454

9. Related party transactions

In the past, the Company made payments on behalf of SunCom Investment Company and Holdings for certain business activities, including, but not limited to, administrative expenses and tax payments. As of March 31, 2006, the Company had recorded aggregate receivables from SunCom Investment Company and Holdings of approximately $5.7 million. These payments are due on demand.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Segment Information

In 2005, as a result of the Company’s December 2004 acquisition of AT&T Wireless’ business in certain North Carolina markets, Puerto Rico and the U.S. Virgin Islands, the Company began operating as two reportable segments, which it operates and manages as strategic business units. Reportable segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company’s reporting segments are based upon geographic area of operation; one segment consists of the Company’s operations in the continental United States and the other consists of the Company’s operations in Puerto Rico and the U.S. Virgin Islands. The “Corporate and other” segment column below includes centralized services that largely support both segments. The Company’s reporting segments follow the same accounting policies used for the Company’s consolidated financial statements.

Financial information by reportable business segment is as follows:

As of and for the three months ended March 31, 2006 (in thousands)	Continental United States	Puerto Rico and U.S. Virgin Islands	Corporate and other	Consolidated
Revenues:
Service	$110,057	$45,410	$—	$155,467
Roaming	17,855	3,611	—	21,466
Equipment	20,125	4,834	—	24,959

Total revenue	148,037	53,855	—	201,892
Depreciation, asset disposal and amortization	83,821	26,519	4,602	114,942
Loss from operations	$(76,772)	$(19,299)	$(13,640)	$(109,711)
Total assets	$1,162,586	$342,458	$150,338	$1,655,382
Capital expenditures	5,653	4,551	1,098	11,302

As of and for the three months ended March 31, 2005 (in thousands)	Continental United States	Puerto Rico and U.S. Virgin Islands	Corporate and other	Consolidated
Revenues:
Service	$118,566	$44,283	$—	$162,849
Roaming	20,538	3,293	—	23,831
Equipment	15,039	2,234	—	17,273

Total revenue	154,143	49,810	—	203,953
Depreciation, asset disposal and amortization	40,845	14,299	4,303	59,447
Income (loss) from operations	$(19,659)	$2,092	$(14,677)	$(32,244)
Total assets	$1,447,773	$402,409	$345,592	$2,195,774
Capital expenditures	26,544	1,172	968	28,684

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation from segment loss from operations to consolidated loss before taxes is set forth below:

	For the three months ended March 31,
	2006	2005
	(Dollars in thousands)
Total segment loss from operations	$(109,711)	$(32,244)
Unallocated amounts:
Interest expense	(37,803)	(36,727)
Other expense	—	(74)
Interest and other income	1,540	1,937

Consolidated loss before taxes	$(145,974)	$(67,108)

11. Subsequent Event

SunCom has been participating in discussions with holders of its senior and senior subordinated notes with respect to a possible restructuring of its long-term debt obligations. No agreement regarding such a restructuring has been reached. In that context, certain noteholders questioned the November 2004 $189 million dividend (the “Dividend”) paid by SunCom to SunCom Investment Company. After reviewing the totality of the facts and circumstances concerning the Dividend, Holdings determined that facts exist that support the noteholders’ arguments that the Dividend was not properly paid. Accordingly, on May 2, 2006, SunCom Investment Company contributed approximately $194.4 million, the amount of the Dividend plus an additional $5.4 million, to the capital of SunCom. The Company believes that the contribution of this incremental capital addresses the primary concerns regarding its liquidity and financial condition raised in Note 1(b) to its consolidated financial statements included in its annual report on Form 10-K for the year ended December 31, 2005, as filed on March 16, 2006.

12. Guarantor Financial Information

The following tables set forth condensed consolidating financial information of SunCom (the “Parent Company”), for all of SunCom’s subsidiaries other than Triton PCS License Company L.L.C. and Triton PCS Property Company L.L.C. (collectively, the “Subsidiary Guarantors”) and Triton PCS License Company L.L.C. and Triton PCS Property Company L.L.C. (together, the “Subsidiary Non-Guarantors”). Set forth below are the balance sheets as of March 31, 2006 and December 31, 2005, the statements of operations for the three months ended March 31, 2006 and 2005 and the statements of cash flows for the three months ended March 31, 2006 and 2005 for the Parent Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheets as of March 31, 2006

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$7,315	$6,921	$—	$—	$14,236
Short-term investments	92,201	—	—	—	92,201
Restricted cash and short-term investments	1,600	—	—	—	1,600
Accounts receivable, net of allowance for doubtful accounts	—	76,274	—	—	76,274
Accounts receivable—roaming partners	—	19,996	—	—	19,996
Due from related parties	—	5,736	—	—	5,736
Inventory	—	20,262	—	—	20,262
Prepaid expenses	53	10,774	8,181	—	19,008
Intercompany receivable	74,754	250,854	—	(325,608)	—
Other current assets	123	12,236	—	—	12,359

Total current assets	176,046	403,053	8,181	(325,608)	261,672
Long term assets:
Property and equipment, net	—	555,850	313	—	556,163
Investments in subsidiaries	1,141,814	262,446	—	(1,404,260)	—
Intangible assets, net	5,589	96,782	730,793	—	833,164
Other long-term assets	—	3,664	719	—	4,383

Total assets	$1,323,449	$1,321,795	$740,006	$(1,729,868)	$1,655,382

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$—	$75,994	$17,798	$—	$93,792
Accrued liabilities	39,496	26,077	—	—	65,573
Current portion of long-term debt	2,500	302	—	—	2,802
Other current liabilities	—	24,494	325,608	(325,608)	24,494

Total current liabilities	41,996	126,867	343,406	(325,608)	186,661
Long-term debt:
Capital lease obligations	—	738	—	—	738
Senior secured term loan	244,375	—	—	—	244,375
Senior notes	713,438	—	—	—	713,438

Total senior long-term debt	957,813	738	—	—	958,551
Subordinated notes	730,830	—	—	—	730,830

Total long-term debt	1,688,643	738	—	—	1,689,381
Deferred income taxes, net	—	—	134,154	—	134,154
Deferred revenue	—	1,978	—	—	1,978
Deferred gain on sale of property and equipment	—	47,821	—	—	47,821
Other long-term liabilities	—	2,577	—	—	2,577

Total liabilities	1,730,639	179,981	477,560	(325,608)	2,062,572
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity (deficit):
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of March 31, 2006	—	—	—	—	—
Additional paid-in-capital	557,387	1,526,845	495,456	(2,022,301)	557,387
Accumulated deficit	(964,577)	(385,031)	(233,010)	618,041	(964,577)
SunCom Wireless Holdings, Inc. common stock held in trust	(145)	—	—	—	(145)
Deferred compensation	145	—	—	—	145

Total stockholder’s equity (deficit)	(407,190)	1,141,814	262,446	(1,404,260)	(407,190)

Total liabilities and stockholder’s equity (deficit)	$1,323,449	$1,321,795	$740,006	$(1,729,868)	$1,655,382

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statements of Operations for the Three Months Ended March 31, 2006

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$155,467	$—	$—	$155,467
Roaming	—	21,466	—	—	21,466
Equipment	—	24,959	—	—	24,959

Total revenue	—	201,892	—	—	201,892
Expenses:
Cost of service	—	53,504	14,444	—	67,948
Cost of equipment	—	39,221	—	—	39,221
Selling, general and administrative	24	85,026	3,544	—	88,594
Termination benefits and other related charges	—	898	—	—	898
Depreciation and asset disposal	—	103,438	—	—	103,438
Amortization	—	11,504	—	—	11,504

Total operating expenses	24	293,591	17,988		311,603

Loss from operations	(24)	(91,699)	(17,988)	—	(109,711)
Interest expense	(37,732)	(71)	—	—	(37,803)
Interest and other income	1,495	45	—	—	1,540

Loss before taxes	(36,261)	(91,725)	(17,988)	—	(145,974)
Income tax provision	—	—	(3,351)	—	(3,351)

Loss before equity in earnings of subsidiaries	(36,261)	(91,725)	(21,339)	—	(149,325)
Equity in earnings of subsidiaries	(113,064)	(21,339)	—	134,403	—

Net income (loss)	$(149,325)	$(113,064)	$(21,339)	$134,403	$(149,325)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statements of Cash Flows for the Three Months Ended March 31, 2006
(amounts in thousands)
	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:

Net cash provided by (used in) operating activities	$(19,677)	$13,315	$(17,702)	$—	$(24,064)

Cash flows from investing activities:
Purchase of available for sale of securities	(121,200)	—	—	—	(121,200)
Proceeds from sale of available for sale securities	167,049	—	—	—	167,049
Capital expenditures	—	(11,302)	—	—	(11,302)
Proceeds from sale of assets	—	1,278	270	—	1,548
Payment of direct costs on business transactions	—	(804)	—	—	(804)
Other	—	(26)	—	—	(26)
Net intercompany loans	(30,961)	13,529	—	17,432	—

Net cash provided by investing activities	14,888	2,675	270	17,432	35,265

Cash flows from financing activities:
Payments under senior secured term loan	(625)	—	—	—	(625)
Change in bank overdraft	—	(12,031)	—	—	(12,031)
Principal payment under capital lease obligations	—	(76)	—	—	(76)
Repayments from (advances to) related parties	—	(33)	—	—	(33)
Net intercompany loans	—	—	17,432	(17,432)	—

Net cash provided by (used in) financing activities	(625)	(12,140)	17,432	(17,432)	(12,765)

Net increase (decrease) in cash and cash equivalents	(5,414)	3,850	—	—	(1,564)
Cash and cash equivalents, beginning of period	12,729	3,071	—	—	15,800

Cash and cash equivalents, end of period	$7,315	$6,921	$—	$—	$14,236

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheets as of December 31, 2005

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$12,729	$3,071	$—	$—	$15,800
Short-term investments	139,050	—	—	—	139,050
Accounts receivable, net of allowance for doubtful accounts	—	82,628	270	—	82,898
Accounts receivable—roaming partners	—	18,188	—	—	18,188
Due from related parties	—	5,703	—	—	5,703
Inventory	—	23,930	—	—	23,930
Prepaid expenses	72	6,225	7,195	—	13,492
Intercompany receivable	41,586	266,590	—	(308,176)	—
Other current assets	279	11,743	—	—	12,022

Total current assets	193,716	418,078	7,465	(308,176)	311,083
Long term assets:
Property and equipment, net	—	649,971	313	—	650,284
Investments in subsidiaries	1,254,878	283,785	—	(1,538,663)	—
Intangible assets, net	5,919	107,401	730,793	—	844,113
Other long-term assets	—	3,590	734	—	4,324

Total assets	$1,454,513	$1,462,825	$739,305	$(1,846,839)	$1,809,804

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$—	$80,814	$16,541	$—	$97,355
Accrued liabilities	23,587	49,890	—	—	73,477
Current portion of long-term debt	2,500	286	—	—	2,786
Other current liabilities	—	23,271	308,176	(308,176)	23,271

Total current liabilities	26,087	154,261	324,717	(308,176)	196,889
Long-term debt:
Capital lease obligations	—	864	—	—	864
Senior secured term loan	245,000	—	—	—	245,000
Senior notes	713,148	—	—	—	713,148

Senior long-term debt	958,148	864	—	—	959,012
Subordinated notes	730,339	—	—	—	730,339

Total long-term debt	1,688,487	864	—	—	1,689,351

Deferred income taxes, net	—	—	130,803	—	130,803
Deferred revenue	—	1,809	—	—	1,809
Deferred gain on sale of property and equipment	—	48,530	—	—	48,530
Other	—	2,483	—	—	2,483

Total liabilities	1,714,574	207,947	455,520	(308,176)	2,069,865
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity (deficit):
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2005	—	—	—	—	—
Additional paid-in-capital	555,191	1,526,845	495,456	(2,022,301)	555,191
Accumulated deficit	(815,252)	(271,967)	(211,671)	483,638	(815,252)
SunCom Wireless Holdings, Inc common stock held in trust	(145)	—	—	—	(145)
Deferred compensation	145	—	—	—	145

Total stockholder’s equity (deficit)	(260,061)	1,254,878	283,785	(1,538,663)	(260,061)

Total liabilities and stockholder’s equity (deficit)	$1,454,513	$1,462,825	$739,305	$(1,846,839)	$1,809,804

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statements of Operations for the Three Months Ended March 31, 2005

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$162,849	$—	$—	$162,849
Roaming	—	23,831	—	—	23,831
Equipment	—	17,273	—	—	17,273

Total revenue	—	203,953	—	—	203,953
Expenses:
Cost of service	—	49,494	12,306	—	61,800
Cost of equipment	—	34,646	—	—	34,646
Selling, general and administrative	24	77,120	3,160	—	80,304
Depreciation and asset disposal	—	42,491	—	—	42,491
Amortization	—	16,956	—	—	16,956

Total operating expenses	24	220,707	15,466	—	236,197

Loss from operations	(24)	(16,754)	(15,466)	—	(32,244)
Interest expense	(36,639)	(88)	—	—	(36,727)
Other expense	—	(74)	—	—	(74)
Interest and other income	1,937	—	—	—	1,937

Loss before taxes	(34,726)	(16,916)	(15,466)	—	(67,108)
Income tax provision	—	—	(3,758)	—	(3,758)

Loss before equity in earnings of subsidiaries	(34,726)	(16,916)	(19,224)	—	(70,866)
Equity in earnings of subsidiaries	(36,140)	(19,224)	—	55,364	—

Net income (loss)	$(70,866)	$(36,140)	$(19,224)	$55,364	$(70,866)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statements of Cash Flows for the Three Months Ended March 31, 2005
(amounts in thousands)
	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:

Net cash provided by (used in) operating activities	$(18,062)	$36,270	$(15,084)	$—	$3,124

Cash flows from investing activities:
Purchase of available for sale of securities	(378,300)	—	—	—	(378,300)
Proceeds from sale of available for sale securities	401,500	—	—	—	401,500
Capital expenditures	—	(28,684)	—	—	(28,684)
Other	—	(470)	—	—	(470)
Investment in subsidiaries	(14,254)	—	—	14,254	—
Dividends received	14,254	—	—	(14,254)	—
Net intercompany loans	—	(5,538)	—	5,538	—

Net cash provided by (used in) investing activities	23,200	(34,692)	—	5,538	(5,954)

Cash flows from financing activities:
Payments under senior secured term loan	(625)	—	—	—	(625)
Change in bank overdraft	—	(195)	—	—	(195)
Principal payment under capital lease obligations	—	(319)	—	—	(319)
Repayments from (advances to) related parties	1,976	(107)	—	—	1,869
Other	(7)	—	—	—	(7)
Dividends paid	—	(14,254)	—	14,254	—
Capital contribution from parent	—	14,254	—	(14,254)	—
Net intercompany loans	(9,546)	—	15,084	(5,538)	—

Net cash provided by (used in) financing activities	(8,202)	(621)	15,084	(5,538)	723

Net increase (decrease) in cash and cash equivalents	(3,064)	957	—	—	(2,107)
Cash and cash equivalents, beginning of period	8,143	208	—	—	8,351

Cash and cash equivalents, end of period	$5,079	$1,165	$—	$—	$6,244

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

In this section, the terms SunCom, we, our and similar terms refer collectively to SunCom Wireless, Inc. and its consolidated subsidiaries; Holdings refers to our parent corporation, SunCom Wireless Holdings, Inc. and SunCom Wireless refers to SunCom Wireless, Inc. The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our financial statements and the related notes contained elsewhere in this prospectus.

Results of Operations

Beginning in 2005, as a result of our acquisition of AT&T Wireless’ business in certain North Carolina markets, Puerto Rico and the U.S. Virgin Islands, we began operating as two reportable segments, which we operate and manage as strategic business units. Our reporting segments are based upon geographic area of operation; one segment consists of our operations in the continental United States, and the other consists of our operations in Puerto Rico and the U.S. Virgin Islands. Each geographic area of operations markets wireless rate plans to consumers that are specific to its respective geographic area. For purposes of this discussion, the corporate expenses are included in the continental U.S. segment results.

Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

Consolidated operations

The table below summarizes the consolidated key metrics of our operations as of and for the three months ended March 31, 2006 and 2005. These results are further described in our segment discussions.

	As of and for the three months ended March 31,
	2006	2005	Change	Change %
Gross additions	116,315	92,311	24,004	26.0%
Net additions	41,292	9,382	31,910	340.1%
Subscribers (end of period)	1,007,114	961,127	45,987	4.8%
Monthly subscriber churn	2.5%	2.9%	0.4%	13.8%
Average revenue per user	$51.55	$55.84	$(4.29)	(7.7)%
Cost per gross addition	$382	$462	$80	17.3%

Continental U.S. segment operations

The table below summarizes the continental U.S. segment key metrics of our operations as of and for the three months ended March 31, 2006 and 2005.

	As of and for the three months ended March 31,
	2006	2005	Change	Change %
Gross additions	78,960	67,696	11,264	16.6%
Net additions	35,982	5,202	30,780	591.7%
Subscribers (end of period)	734,953	715,730	19,223	2.7%
Monthly subscriber churn	2.0%	2.9%	0.9%	31.0%
Average revenue per user	$51.21	$55.67	$(4.46)	(8.0)%
Cost per gross addition	$406	$484	$78	16.1%

Subscribers    The net subscriber addition increase of 30,780 was driven by an 11,264 increase in gross subscriber additions, as well as lower subscriber churn quarter-over-quarter. We believe the quarter-over-quarter gross subscriber addition increase was the result of the cumulative effect of a significant marketing and branding initiative associated with the SunCom brand name in our recently acquired and previously owned markets. In addition, gross subscriber additions were negatively impacted in the first quarter of 2005 by the disruption caused by the acquisition of certain North Carolina markets from AT&T Wireless in December 2004. The increase in total subscribers was attributable to net subscriber additions resulting from the factors described above, partially offset by the sale of 28,648 subscribers to Cingular Wireless in September 2005.

Monthly Subscriber Churn    The decrease in monthly subscriber churn stemmed primarily from decreased voluntary subscriber deactivations resulting from the reduced impact of the AT&T subscriber transition that occurred in 2005. During the first quarter of 2005, customer service levels in our call centers were low due to subscriber transition issues that resulted in higher than usual call volume. This lower service level resulted in higher voluntary subscriber deactivations. This year’s decline in voluntary subscriber deactivations was slightly offset by higher involuntary subscriber deactivations due to certain service offerings to credit challenged subscribers. Monthly subscriber churn is calculated by dividing subscriber deactivations by our average subscriber base for the respective period. As a result of contractual obligations with customers, we believe that churn of the continental U.S. segment may remain relatively flat in the near term.

Average Revenue Per User     ARPU reflects the average amount billed to subscribers based on rate plan and calling feature offerings. ARPU is calculated by dividing service revenue, excluding service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. For more details regarding our calculation of ARPU, refer to “Reconciliation of Non-GAAP Financial Measures” below. The ARPU decrease of $4.46, or 8.0%, was primarily the result of a decrease in average access revenue per subscriber of $4.01, billed airtime revenue per subscriber of $1.82 and a decrease in the amount of cost recovery fees billed of $1.37 as the result of our fees included “Truth in Wireless” pricing strategy, partially offset by an increase of $2.92 in revenue from usage of new features offered for an additional fee. The decline in access revenue is the result of adding new subscribers on lower priced rate plans, such as add-a-line. The decline in airtime revenue is partially the result of adding new subscribers on rate plans that include more minutes of use than previously offered rate plans. In addition, airtime revenue has declined as a result of subscribers optimizing their rate plan by migrating to plans with more included minutes and/or high use subscribers deactivating service. As a result of the anticipated mix of new rate plan offerings, we expect this lower ARPU to remain relatively flat in the foreseeable future.

Cost Per Gross Addition    The CPGA decrease of $78, or 16.1%, was primarily the result of greater leverage on fixed acquisition costs and advertising and promotional costs due to increased gross subscriber additions as well as lower net equipment costs. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenues less cost of equipment, which costs have historically exceeded the related revenues) and selling expenses (exclusive of the non-cash compensation portion of the selling expenses) related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses and the equipment margin on handsets sold to existing subscribers, including handset upgrade transactions, are excluded from CPGA, as these costs are incurred specifically for existing subscribers. For more details regarding our calculation of CPGA, refer to “Reconciliation of Non-GAAP Financial Measures” below.

	For the three months ended March 31,
(Dollars in thousands)	2006	2005	Change $	Change %
Revenues:
Service	$110,057	$118,566	$(8,509)	(7.2)%
Roaming	17,855	20,538	(2,683)	(13.1)%
Equipment	20,125	15,039	5,086	33.8%

Total revenue	148,037	154,143	(6,106)	(4.0)%
Operating expenses
Cost of service	56,930	53,172	(3,758)	(7.1)%
Cost of equipment	28,527	28,559	32	0.1%
Selling, general and administrative	63,671	61,600	(2,071)	(3.4)%
Termination benefits and other related charges	898	—	(898)	n/a
Depreciation, asset disposal and amortization	88,423	45,148	(43,275)	(95.9)%

Total operating expenses	238,449	188,479	(49,970)	(26.5)%
Loss from operations	$(90,412)	$(34,336)	$(56,076)	(163.3)%

Revenue    Service revenue decreased for the three months ended March 31, 2006, as compared to the three months ended March 31, 2005, as a result of decreased access and airtime revenue of $8.0 million and $4.0 million, respectively. This decrease resulted from rate plan offerings and competitive pressures. These decreases were partially offset by increased revenue of $6.3 million generated from enhanced features offered for a fee. The decrease of roaming revenue was due primarily to reductions in roaming rates, partially offset by increased roaming minutes of use. As a result of the industry trend of declining roaming rates, we expect roaming revenue to continue to decline. Equipment revenue includes the revenue earned on the sale of a handset and handset accessories to new and existing subscribers. The equipment revenue increase was due to increased activations and handset upgrades.

Cost of Service    Cost of service for the three months ended March 31, 2006 increased, as compared to the same period of 2005. This increase related to a $1.4 million increase in third-party roaming and toll costs attributable to the growth of our subscriber base and the introduction of rate plans that included free long distance and third-party roaming, which resulted in increased in minutes of use. This increase was also due to an incremental $1.6 million of subscriber handset insurance fees incurred subsequent to the acquired subscribers migrating from AT&T Wireless in the second and third quarter of 2005. As a result of the variable components of cost of service, such as interconnect and toll, our cost of service may increase in conjunction with the growth of our subscriber base. Cost of service as a percentage of service revenue was 51.7% and 44.8% for the quarters ended March 31, 2006 and 2005, respectively. The increase of 6.9% was primarily attributable to the increased subscriber usage and the related cost, increased handset insurance costs and decreased service revenue. Cost of service as a percentage of service revenue may decline in the future, as we expect to leverage the fixed components of cost of service, such as cell site rent, against increased revenue.

Cost of Equipment    Cost of equipment decreased slightly in the first quarter of 2006, as compared to the same period of 2005. This decrease was due to $0.5 million of migration costs incurred in the first quarter of 2005 to provide certain subscribers in the acquired North Carolina markets with a new handset compatible with our system. The decrease is also due to the lower cost per handset quarter-over-quarter, offset by an increase in the number of phones used for gross subscriber additions, upgrades and customer retention purposes.

Selling, General and Administrative Expense    Selling, general and administrative expenses increased for the three months ended March 31, 2006, compared to the same period of 2005. The increase was primarily due to a $0.7 million increase in commissions as the result of higher gross subscriber additions, a $0.6 million increase in fixed selling expenses due to an increase in retail locations and increases in general and administrative headcount expenses of $1.4 million relating to increased employees. These increases were partially offset by a $1.8 million decrease in non-cash compensation expense. As a result of the variable components of selling, general and administrative expense, such as customer care personnel and billing costs, our selling, general and administrative expenses may increase as a function of the growth of our subscriber base. General and administrative expense as a percentage of service revenue was 32.5% and 29.3% for the quarter ended March 31, 2006 and 2005, respectively. This increase was primarily the result of lower service revenue for the three months ended March 31, 2006. This percentage may begin to decline in the future as we expect to leverage our fixed general and administrative costs, such as headcount and facilities costs, against increased revenue.

Termination Benefit Expense    We incurred termination benefit expense of $0.9 million for the first quarter of 2006 related to the reorganization of our continental U.S. operations. We did not incur any termination benefit expense for the same period of 2005.

Depreciation, Asset Disposal and Amortization Expense    Depreciation, asset disposal and amortization expense increased for the three months ended March 31, 2006, compared to the same period of 2005. This increase was primarily driven by the acceleration of depreciation on our TDMA wireless communications equipment in the second and fourth quarters of 2005. The TDMA assets in our continental U.S. operation unit will be fully depreciated by June 30, 2006.

Puerto Rico and U.S. Virgin Islands segment operations

The table below summarizes the Puerto Rico and U.S. Virgin Islands segment key metrics of our operations as of and for the three months ended March 31, 2006 and 2005.

	As of and for the three months ended March 31,
	2006	2005	Change	Change %
Gross additions	37,355	24,615	12,740	51.8%
Net additions	5,310	4,180	1,130	27.0%
Subscribers (end of period)	272,161	245,397	26,764	10.9%
Monthly subscriber churn	4.0%	2.8%	(1.2)%	(42.9)%
Average revenue per user	$52.45	$56.35	$(3.90)	(6.9)%
Cost per gross addition	$332	$403	$71	17.6%

Subscribers    The increase in net subscriber additions of 1,130 was due to a 12,740 increase in gross subscriber additions, which was partially offset by higher subscriber churn quarter-over-quarter. We believe the quarter-over-quarter gross subscriber addition increase was the result of the cumulative effect of a significant marketing and branding initiative associated with the SunCom brand. The increase in total subscribers was attributable to net subscriber additions resulting from the factors described above, partially offset by the sale of 491 subscribers to Cingular Wireless in September 2005.

Monthly Subscriber Churn    The increase in monthly subscriber churn stemmed primarily from increased involuntary subscriber deactivations due to non-payment. We expect that churn of Puerto Rico and U.S. Virgin Islands segment customers may decrease in the future as the impact of the migration from AT&T Wireless subsides.

Average Revenue Per User    The ARPU decrease of $3.90, or 6.9%, was primarily the result of a decrease in average billed airtime revenue per subscriber of $6.20, partially offset by an increase of $1.55 in revenue from usage of new features offered for an additional fee. The decline in airtime revenue is the result of adding new subscribers on rate plans that include more minutes of use than previously offered rate plans. In addition, airtime revenue has also declined as a result of existing subscribers optimizing their rate plan by migrating to plans with more included minutes or high use subscribers deactivating service. As the result of the anticipated mix of new rate plan offerings, we expect this lower ARPU to remain relatively flat in the foreseeable future.

Cost Per Gross Addition    The CPGA decrease of $71, or 17.6%, was primarily the result of greater leverage on fixed acquisition costs and advertising and promotional costs due to increased gross subscriber additions as well as lower net equipment costs.

	For the three months ended March 31,
(Dollars in thousands)	2006	2005	Change $	Change %
Revenues:
Service	$45,410	$44,283	$1,127	2.5%
Roaming	3,611	3,293	318	9.7%
Equipment	4,834	2,234	2,600	116.4%

Total revenue	53,855	49,810	4,045	8.1%
Operating expenses
Cost of service	11,018	8,628	(2,390)	(27.7)%
Cost of equipment	10,694	6,087	(4,607)	(75.7)%
Selling, general and administrative	24,923	18,704	(6,219)	(33.2)%
Depreciation, asset disposal and amortization	26,519	14,299	(12,220)	(85.5)%

Total operating expenses	73,154	47,718	(25,436)	(53.3)%
Income (loss) from operations	$(19,299)	$2,092	$(21,391)	(1022.5)%

Revenue    Service revenue increased for the three months ended March 31, 2006, as compared to the three months ended March 31, 2005 due primarily to an increased number of subscribers, which resulted in increased access revenue of $2.6 million. In addition, feature revenue increased by $1.5 million as a result of additional usage of new features offered for an additional fee. These increases were partially offset by a lower ARPU due to reduced billed airtime revenue per user. The increase in roaming revenue was due primarily to higher minutes of use on our network, offset partially by a lower rate per minute of use. Equipment sales revenue increased due primarily to increased activations and handset upgrades.

Cost of Service    Cost of service for the three months ended March 31, 2006 increased, as compared to the same period of 2005. This increase was due largely to $1.3 million of incremental handset insurance fees incurred subsequent to the acquired subscribers migrating from AT&T Wireless in the second and third quarters of 2005. The remaining increase was largely usage based as the result of the growth of our subscriber base and the resulting increase in minutes of use. As a result of the variable components of cost of service, such as interconnect and toll, our cost of service may increase in conjunction with the growth of our subscriber base. Cost of service as a percentage of service revenue was 24.3% and 19.5% for the quarter ended March 31, 2006 and 2005, respectively. The increase of 4.8% was primarily attributable to increased subscriber handset insurance and usage costs, partially offset by increased service revenue. Cost of service as a percentage of service revenue may decline in the future, as we expect to leverage the fixed components of cost of service, such as cell site rent, against increased revenue.

Cost of Equipment    Cost of equipment increased in the first quarter of 2006, as compared to the same period of last year. This increase was due to increased activations and an increase in the number of phones used for upgrades and customer retention purposes, partially offset by a lower cost per handset.

Selling, General and Administrative Expense    Selling, general and administrative expenses increased for the three months ended March 31, 2006, compared to the same period of 2005. The increase was primarily due to a $0.9 million increase in advertising and promotional costs, a $0.9 million increase in commissions related to higher gross additions and a $3.9 million increase in bad debt expense due to significantly higher involuntary deactivations. As a result of the variable components of selling, general and administrative expense, such as customer care personnel and billing costs, our selling, general and administrative expenses may increase as a function of the growth of our subscriber base. General and administrative expense as a percentage of service revenue was 34.5% and 24.8% for the quarter ended March 31, 2006 and 2005, respectively. This increase was primarily the result of the increased bad debt expense discussed above. This percentage may begin to decline in the future as we expect to leverage our fixed general and administrative costs, such as headcount and facilities costs, against increased revenue. In addition, we expect our bad debt reduction initiatives to reduce this percentage in the future.

Depreciation, Asset Disposal and Amortization Expense    Depreciation, asset disposal and amortization expense increased for the three months ended March 31, 2006, compared the same period of 2005. This increase was primarily due to the acceleration of depreciation on our TDMA wireless communications equipment in the second and fourth quarters of 2005. As of March 31, 2006, we had fully depreciated all TDMA assets in Puerto Rico and the U.S. Virgin Islands segment.

Consolidated operations

Interest Expense    Interest expense was $37.8 million, net of capitalized interest of $0.4 million, for the three months ended March 31, 2006. Interest expense was $36.8 million, net of capitalized interest of $0.2 million, for the three months ended March 31, 2005. The increase of $1.0 million, or 2.7%, relates primarily to an increase of $1.2 million on our senior secured term loan resulting from rising interest rates quarter-over-quarter.

We had a weighted average interest rate of 8.63% for the three months ended March 31, 2006 on our average obligation for our senior and subordinated debt as well as our senior secured term loan, compared with the 8.33% weighted average interest rate for the three months ended March 31, 2005.

Other Expense    There was no other expense for the three months ended March 31, 2006. We incurred $0.1 million of other expense for the three months ended March 31, 2005, which consisted of additional transaction costs related to the Cingular Wireless and AT&T Wireless agreements consummated in the fourth quarter of 2004.

Interest and Other Income    Interest and other income was $1.5 million for the three months ended March 31, 2006, a decrease of $0.4 million, compared to $1.9 million for the three months ended March 31, 2005. This decrease was due primarily to lower average cash and short-term investment balances for the quarter ended March 31, 2006.

Income Tax Expense    Income tax expense was $3.4 million for the three months ended March 31, 2006, a decrease of $0.4 million, or 10.5%, compared to $3.8 million for the three months ended March 31, 2005. The decrease is primarily the result of lower difference between the book and tax basis of our FCC licenses due to the sale of our Kentucky licenses and an asset impairment charge recorded in the fourth quarter of 2005. We continue to recognize a deferred tax liability associated with our licensing costs. Pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we can no longer reasonably estimate the period of reversal, if any, for the deferred tax liabilities related to our licensing costs, therefore, we will continue to incur deferred tax expense as additional deferred tax liabilities associated with the amortization of the tax basis of our FCC licenses are incurred.

Net Loss    Net loss was $149.3 million and $70.9 million for the three months ended March 31, 2006 and 2005, respectively. The net loss increase of $78.4 million resulted primarily from the items discussed above.

Liquidity and Capital Resources

As of March 31, 2006, we had $14.2 million in cash and cash equivalents, compared to $15.8 million in cash and cash equivalents at December 31, 2005. In addition, we had $92.2 million of short-term investments as of March 31, 2006, compared to $139.1 million of short-term investments as of December 31, 2005. We also held $1.6 million of restricted cash and short-term investments as of March 31, 2006, which is pledged as collateral for our surety bonds on our cell site lease agreements. Net working capital was $75.0 million as of March 31, 2006 and $114.2 million as of December 31, 2005. Cash used in operating activities was $24.1 million for the three months ended March 31, 2006, a decrease of $27.2 million, compared to $3.1 million of cash provided by operating activities for the three months ended March 31, 2005. The decrease in cash provided by operating activities was primarily due to decreased service revenue of $7.4 million, increased cost of service expenses of $6.1 million and a decrease in cash provided by working capital of $6.0 million. Cash provided by investing activities was $35.3 million for the three months ended March 31, 2006, an increase of $41.3 million, compared to $6.0 million of cash used in investing activities for the three months ended March 31, 2005. The increase in cash provided by investing activities was primarily related to a decrease in capital expenditures of $17.4 million quarter-over-quarter as well as an increase in net sales of available for sale securities of $22.6 million. Cash used in financing activities was $12.8 million for the three months ended March 31, 2006, an increase of $13.5 million, compared to $0.7 million of cash provided by financing activities for the three months ended March 31, 2005. The increase in cash used by financing activities relates primarily to an $11.8 million increase in the change in bank overdraft.

Liquidity

The construction of our network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Our capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs and debt service related expenditures. We will have additional capital requirements for future upgrades due to advances in new technology.

We have been participating in discussions with holders of our senior and senior subordinated notes with respect to a possible restructuring of our long-term debt obligations. No agreement regarding such a restructuring has been reached. In that context, certain noteholders questioned the November 2004 $189 million dividend paid by SunCom to SunCom Wireless Investment Co., LLC, our immediate parent company and a wholly owned subsidiary of Holdings. After reviewing the totality of the facts and circumstances concerning the dividend, we have determined that facts exist that support our noteholders’ arguments that the dividend was not properly paid. Accordingly, on May 2, 2006, SunCom Wireless Investment Co. contributed approximately $194.4 million, the amount of the dividend plus an additional $5.4 million, to the capital of SunCom. Subsequent to this capital contribution, approximately $4.0 million of Holdings’ short-term investments are held by SunCom Wireless Investment Co., and therefore not currently available to us. The cash remaining at SunCom Wireless Investment Co. will be utilized to pay any expenditures specific to Holdings and SunCom Wireless Investment Co.

Our projected cash flow from operations is expected to be sufficient to pay our debt service and fund our operating expenses and required capital expenditures for at least the next twelve months. We estimate that capital expenditures will be approximately $75.0 million to $90.0 million for 2006, including $11.3 million paid during the first quarter, and the annual debt service on our long-term indebtedness is approximately $150.0 million. Our inability to pay our debt service could result in a default on such indebtedness, which, unless cured or waived, would have a material adverse effect on our liquidity and financial position. Therefore, we continue to retain financial and legal advisors to assist us in evaluating options to improve our financial condition, but no definitive course of action has yet been adopted. For more information about the risks related to our liquidity and indebtedness, see “Risk Factors”.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. A brief description of the calculation of each non-GAAP financial measure is included where the particular measure is first discussed. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

Average revenue per user (ARPU)

We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to evaluate our past billable service revenue and assist in forecasting our future billable service revenue. ARPU is exclusive of service revenue credits made to retain existing subscribers and revenue not generated by wireless subscribers. Service revenue credits are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits; therefore, ARPU reflects the amount subscribers have contractually agreed to pay us based on their specific usage pattern. Revenue not generated by wireless subscribers, which primarily consists of Universal Service Fund program revenue, is excluded from our calculation of ARPU, as this revenue does not reflect amounts billed to subscribers. ARPU is calculated by dividing service revenue, exclusive of service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. For quarterly periods, average subscribers is calculated by adding subscribers at the beginning of the quarter to subscribers at the end of the quarter and dividing by two; for year to date periods, average subscribers is calculated by adding the average subscriber amount calculated for the quarterly periods during the period and dividing by the number of quarters in the period.

	Three Months Ended March 31,
Average revenue per user (ARPU)	2006	2005
	(Dollars in thousands, except ARPU)
	Consolidated
Service revenue	$155,467	$162,849
Subscriber retention credits	256	655
Revenue not generated by wireless subscribers	(3,175)	(3,284)

Adjusted service revenue	$152,548	$160,220
Average subscribers	986,468	956,436
ARPU	$51.55	$55.84

Average revenue per user (ARPU)	Continental U.S. segment		Puerto Rico and U.S. Virgin Islands segment
	Three Months Ended March 31,
	2006	2005	2006	2005
	(Dollars in thousands, except ARPU)
Service revenue	$110,057	$118,566	$45,410	$44,283
Subscriber retention credits	203	524	53	131
Revenue not generated by wireless subscribers	(116)	—	(3,059)	(3,284)

Adjusted service revenue	110,144	119,090	42,404	41,130
Average subscribers	716,962	713,129	269,506	243,307
ARPU	$51.21	$55.67	$52.45	$56.35

Cost per gross addition (CPGA)

We believe CPGA is a useful measure that quantifies the costs to acquire a new subscriber. This measure also provides a gauge to compare our average acquisition costs per new subscriber to that of other wireless communication providers. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) and selling expenses, exclusive of non-cash compensation, related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses are excluded from CPGA, as these costs are incurred specifically for existing subscribers.

	Three Months Ended March 31,
Cost per gross addition (CPGA)	2006	2005
	(Dollars in thousands, except CPGA)
	Consolidated
Selling expenses	$37,196	$34,612
Less: non-cash compensation included in selling expenses	(264)	(273)
Plus: termination benefits allocated to selling expense	56	—
Total cost of equipment – transactions with new subscribers	19,741	20,874

CPGA operating expenses	56,729	55,213
Cost of service	$67,948	$61,800
Non-cash compensation included in selling expenses	264	273
Total cost of equipment – transactions with existing subscribers	19,480	13,772
General and administrative expense	51,398	45,692
Termination benefits other than selling expense portion	842	—
Depreciation and asset disposal	103,438	42,491
Amortization	11,504	16,956

Total operating expenses	311,603	236,197
CPGA operating expenses (from above)	56,729	55,213
Equipment revenue – transactions with new subscribers	(12,311)	(12,553)

CPGA costs, net	$44,418	$42,660
Gross subscriber additions	116,315	92,311
CPGA	$382	$462

Cost per gross addition (CPGA)	Continental U.S. segment		Puerto Rico and U.S. Virgin Islands segment
	Three Months Ended March 31,
	2006	2005	2006	2005
	(Dollars in thousands, except CPGA)
Selling expenses	$27,943	$26,883	$9,253	$7,729
Less: non-cash compensation included in selling expenses	(247)	(273)	(17)	—
Plus: termination benefits allocated to selling expenses	56	—	—	—
Total cost of equipment – transactions with new subscribers	13,136	17,397	6,605	3,477

CPGA operating expenses	40,888	44,007	15,841	11,206
Cost of service	56,930	53,172	11,018	8,628
Non-cash compensation included in selling expenses	247	273	17	—
Total cost of equipment – transactions with existing subscribers	15,391	11,162	4,089	2,610
General and administrative expense	35,728	34,717	15,670	10,975
Termination benefits other than selling expenses portion	842	—	—	—
Depreciation and asset disposal	83,385	37,653	20,053	4,838
Amortization	5,038	7,495	6,466	9,461

Total operating expenses	238,449	188,479	73,154	47,718
CPGA operating expenses (from above)	40,888	44,007	15,841	11,206
Equipment revenue – transactions with new subscribers	(8,855)	(11,256)	(3,456)	(1,297)

CPGA costs, net	$32,033	$32,751	$12,385	$9,909
Gross subscriber additions	78,960	67,696	37,355	24,615
CPGA	$406	$484	$332	$403

Inflation

We do not believe that inflation has had a material impact on our operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are highly leveraged and, as a result, our cash flows and earnings are exposed to fluctuations in interest rates. Our debt obligations are U.S. dollar denominated. Our market risk, therefore, is the potential loss arising from adverse changes in interest rates. As of March 31, 2006, our debt can be categorized as follows (in thousands):

Fixed interest rates:
Senior notes	$713,438
Senior subordinated notes	$730,830
Subject to interest rate fluctuations:
Senior secured term loan	$246,875

Our interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk.

Our cash and cash equivalents consist of short-term assets having initial maturities of three months or less, and our investments consist of auction rate securities with maturities of one year or less. While these investments are subject to a degree of interest rate risk, this risk is not considered to be material relative to our overall investment income position.

If interest rates rise over the remaining term of the senior secured term loan at the March 31, 2006 outstanding principal balance, we would realize increased annual interest expense of approximately $1.2 million for each 50 basis point increase in rates. If interest rates decline over the remaining term of the senior secured term loan, we would realize decreased annual interest expense of approximately $1.2 million for each 50 basis point decrease in rates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and

Stockholder of SunCom Wireless, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of SunCom Wireless, Inc. and its subsidiaries (the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(b) to the consolidated financial statements, the Company has substantial debt obligations, a history of significant losses, a stockholder’s deficit of $260.1 million at December 31, 2005 and negative cash flows from operations of $79.5 million for the year ended December 31, 2005. Based upon the Company’s forecast, it will not have sufficient resources to meet its working capital requirements, capital expenditures, contractual debt maturities, interest payments and other activities past early 2007 without restructuring its long-term debt obligations or generating positive cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 16, 2006

SUNCOM WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
	(Dollars in thousands, except par value)
ASSETS:
Current assets:
Cash and cash equivalents	$15,800	$8,351
Short-term investments	139,050	305,500
Accounts receivable, net of allowance for doubtful accounts of $12,352 and $7,585, respectively	82,898	79,290
Accounts receivable—roaming partners	18,188	18,348
Due from related parties	5,703	7,349
Inventory, net	23,930	18,216
Prepaid expenses	13,492	11,611
Other current assets	12,022	10,806

Total current assets	311,083	459,471

Long term assets:
Property and equipment, net	650,284	814,127
Intangible assets, net	844,113	984,052
Other long-term assets	4,324	5,180

Total assets	$1,809,804	$2,262,830

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$97,355	$85,896
Accrued liabilities	73,477	67,365
Current portion of long term debt	2,786	3,484
Other current liabilities	23,271	23,984

Total current liabilities	196,889	180,729

Long-term debt:
Capital lease obligations	864	269
Senior secured term loan	245,000	247,500
Senior notes	713,148	712,055

Senior long-term debt	959,012	959,824
Subordinated notes	730,339	728,494

Total long-term debt	1,689,351	1,688,318

Deferred income taxes, net	130,803	139,321
Deferred revenue	1,809	659
Deferred gain on sale of property and equipment	48,530	19,099
Other	2,483	2,013

Total liabilities	2,069,865	2,030,139

Commitments and contingencies (Note 18)	—	—

Stockholder’s equity (deficit)
Common Stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of December 31, 2005 and 2004	—	—
Additional paid-in capital	561,396	560,934
Accumulated deficit	(815,252)	(313,417)
SunCom Wireless Holdings, Inc. common stock held in trust	(145)	(94)
Deferred compensation	(6,060)	(14,732)

Total stockholder’s equity (deficit)	(260,061)	232,691

Total liabilities and stockholder’s equity (deficit)	$1,809,804	$2,262,830

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Revenues:
Service	$635,038	$603,242	$576,359
Roaming	103,605	145,999	180,314
Equipment	87,515	68,959	53,426

Total revenues	826,158	818,200	810,099

Operating Expenses:
Cost of service (excluding the below amortization and asset impairment, excluding depreciation and asset disposal of $272,235, $147,895 and $131,968, respectively, and excluding non-cash compensation of $665, $2,181 and $3,300, respectively)	270,117	244,360	244,226
Cost of equipment	167,123	122,880	104,630
Selling, general and administrative (excluding depreciation and asset disposal of $9,771, $13,313 and $16,826, respectively, and excluding non-cash compensation of $8,418, $17,784 and $25,510, respectively)	357,660	242,453	235,677
Termination benefits and other related charges	—	—	2,731
Non-cash compensation	9,083	19,965	28,810
Asset impairment	47,700	—	—
Depreciation and asset disposal	282,006	161,208	148,794
Amortization	59,449	13,162	4,300

Total operating expenses	1,193,138	804,028	769,168

Income (loss) from operations	(366,980)	14,172	40,931
Interest expense	(148,871)	(128,627)	(141,210)
Other expense	(157)	(3,092)	(2,898)
Debt extinguishment costs	—	—	(41,171)
Interest and other income	8,480	2,548	2,285
Other gain	—	679,515	—

Income (loss) before taxes	(507,528)	564,516	(142,063)
Income tax (provision) benefit	5,693	(2,440)	(11,907)

Net income (loss)	(501,835)	562,076	(153,970)

Other comprehensive income (loss), net of tax:
Unrealized gain on derivative instruments	—	—	$1,429
Plus: reclassification adjustment for previous unrealized losses	—	—	4,030

Comprehensive income (loss)	$(501,835)	$562,076	$(148,511)

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

(Dollars in thousands)

	Common Stock Shares	Amount	Additional Paid In Capital	Deferred Compensation	Holdings Common Stock Held in Trust	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
Balance at December 31, 2002	100	$—	$741,872	$(74,554)	$—	$(5,459)	$(721,523)	$(59,664)

Capital contribution from parent	—	—	57	—	—	—	—	57
Deferred compensation	—	—	(10,964)	10,964	—	—	—	—
Non-cash compensation	—	—	—	28,810	—	—	—	28,810
Fair value of cash flow hedges	—	—	—	—	—	5,459	—	5,459
Net loss	—	—	—	—	—	—	(153,970)	(153,970)

Balance at December 31, 2003	100	$—	$730,965	$(34,780)	$—	$—	$(875,493)	$(179,308)

Capital contribution from parent, net	—	—	18,958	—	—	—	—	18,958
Deferred compensation	—	—	(931)	1,025	(94)	—	—	—
Non-cash compensation	—	—	942	19,023	—	—	—	19,965
Dividend paid	—	—	(189,000)	—	—	—	—	(189,000)
Net income	—	—	—	—	—	—	562,076	562,076

Balance at December 31, 2004	100	$—	$560,934	$(14,732)	$(94)	$—	$(313,417)	$232,691

Deferred compensation	—	—	462	(411)	(51)	—	—	—
Non-cash compensation	—	—	—	9,083	—	—	—	9,083
Net loss	—	—	—	—	—	—	(501,835)	(501,835)

Balance at December 31, 2005	100	$—	$561,396	$(6,060)	$(145)	$—	$(815,252)	$(260,061)

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(501,835)	$562,076	$(153,970)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects from acquisitions and divestitures:
Asset impairment	47,700	—	—
Depreciation, asset disposal and amortization	341,455	174,370	153,094
Accretion of interest	4,863	3,459	21,662
Loss on equity investment	—	—	875
Bad debt expense	16,145	7,761	8,530
Non-cash compensation	9,083	19,965	28,810
Deferred income taxes	(6,130)	(2,851)	10,347
(Gain) loss on debt extinguishment	—	(468)	41,171
Other non-operating (gains) losses	157	(679,515)	—
Loss on derivative instruments	—	3,092	2,023
Change in operating assets and liabilities:
Accounts receivable	(8,976)	(5,208)	403
Inventory	(5,714)	5,332	4,166
Prepaid expenses and other current assets	(7,856)	(2,427)	(2,709)
Intangible and other assets	955	3,867	(3,489)
Accounts payable	28,336	1,875	15,079
Accrued payroll and liabilities	3,290	(20)	5,369
Deferred revenue	1,349	(508)	1,669
Accrued interest	(437)	304	2,633
Other liabilities	(1,931)	(3,473)	1,256

Net cash provided by (used in) operating activities	(79,546)	87,631	136,919

Cash flows from investing activities:
Purchase of available for sale securities	(1,061,225)	(652,500)	(675,200)
Proceeds from sale of available for sale securities	1,227,675	449,600	770,917
Capital expenditures	(137,967)	(77,795)	(145,874)
Net investments in and advances to non-consolidated entity	—	—	(875)
Repayments from non-consolidated entity	—	—	58
Proceeds from exchange of FCC licenses	—	4,698	—
Deposits on FCC licenses	—	(5,000)	—
Refund of FCC license deposit	5,000	—	—
Proceeds from sale of assets	53,214	570	738
Acquisition of FCC licenses	—	(2,161)	(28,413)
Proceeds from asset exchange	—	176,000	—
Payment of direct costs on business transactions	(1,280)	(6,657)	—
Other	(99)	(434)	—

Net cash provided by (used in) investing activities	85,318	(113,679)	(78,649)

Cash flows from financing activities:
Dividends paid	—	(189,000)	—
Proceeds from issuance of debt, net of discount	—	—	710,500
Borrowings under senior secured term loan	—	250,000	—
Payments under senior secured term loan	(2,500)	—	—
Payments under senior secured credit facility	—	—	(207,961)
Payments of subordinated debt	—	(4,463)	(511,989)
Payment of debt extinguishment costs	—	(10)	(31,342)
Change in bank overdraft	3,663	(9,212)	(3,171)
Payment of deferred financing costs	(28)	(4,947)	(2,680)
Extinguishment of interest rate swaps	—	(3,092)	(20,383)
Principal payments under capital lease obligations	(1,104)	(1,536)	(1,948)
(Advances to) repayments from related party, net	1,646	(6,707)	(120)
Other	—	—	57

Net cash provided by (used in) financing activities	1,677	31,033	(69,037)

Net increase (decrease) in cash and cash equivalents	7,449	4,985	(10,767)
Cash and cash equivalents, beginning of period	8,351	3,366	14,133

Cash and cash equivalents, end of period	$15,800	$8,351	$3,366

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2005, 2004 and 2003

1.    Summary of Operations and Significant Accounting Policies

SunCom Wireless, Inc. (“SunCom”) is a direct, wholly-owned subsidiary of SunCom Wireless Investment Co., LLC (“SunCom Investment Company”). SunCom Investment Company is a direct, wholly-owned subsidiary of SunCom Wireless Holdings, Inc. (“Holdings”). Accordingly, SunCom Wireless, Inc. and its subsidiaries are indirect, wholly-owned subsidiaries of Holdings. SunCom has no independent assets or operations, and all of SunCom’s subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., have guaranteed on a full, unconditional and joint and several basis SunCom’s 8 1/2% senior notes due 2013 (the “8 1/2% Notes”), its 9 3/8% senior subordinated notes due 2011 (the “9 3/8% Notes”) and its 8 3/4% senior subordinated notes due 2011 (the “8 3/4% Notes”). The 8 1/2% Notes are effectively subordinated in right of payment to all of SunCom’s senior secured debt, including its current senior secured term loan (the “Term Loan”). The 9 3/8% Notes and the 8 3/4% Notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of SunCom’s existing and future senior debt, including the 8 1/2% Notes and the Term Loan.

The consolidated accounts include SunCom and its wholly-owned subsidiaries (collectively, the “Company”). The Company’s more significant accounting policies follow:

(a)    Nature of Operations

In February 1998, the Company entered into a joint venture with the predecessor to AT&T Wireless Services, Inc. (“AT&T Wireless”) whereby AT&T Wireless contributed to the Company personal communications services licenses for 20 megahertz of authorized frequencies covering approximately 13.6 million potential subscribers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. As part of this agreement, the Company was granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T Corp. in the Company’s licensed markets. In connection with Cingular Wireless LLC (“Cingular Wireless”) acquiring AT&T Wireless in October 2004, the Company, AT&T Wireless and Cingular Wireless entered into certain agreements. Pursuant to one of these agreements, AT&T Wireless PCS LLC (“AT&T Wireless PCS”) surrendered to Holdings all of the Holdings’ stock held by it, thereby terminating Holdings’ First Amended and Restated Stockholders’ Agreement, as amended (the “Stockholders’ Agreement”), including the exclusivity provisions contained therein. In December 2004, the Company also transferred personal communications services (“PCS”) network assets held for use in its Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to the Company of $175 million. For a description of the Company’s current relationship with AT&T Wireless and Cingular Wireless, see Note 3.

As of December 31, 2005, the Company offered service in 30 markets covering approximately 18.9 million potential subscribers, and the Company’s network in these markets included 2,593 cell sites, eight Time Division Multiple Access (“TDMA”) switches and four Global System for Mobile Communications and General Packet Radio Service (“GSM/GPRS”) switches.

(b)    Liquidity and Capital Resources

The construction of SunCom’s network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. SunCom’s capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs and debt service related expenditures. SunCom will have additional

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capital requirements for future upgrades due to advances in new technology. Approximately $195.1 million of Holdings’ short-term investments are held by SunCom Investment Company, the immediate parent of SunCom, and therefore not currently available to SunCom. SunCom’s projected cash flow from operations is not expected to be sufficient to pay its debt service and fund its operating expenses and required capital expenditures past early 2007. The annual debt service on SunCom’s long-term indebtedness is approximately $150 million. SunCom’s inability to pay such debt service could result in a default on such indebtedness, which, unless cured or waived, would have a material adverse effect on its liquidity and financial position. Through March 16, 2006, Holdings’ management and its board of directors have not taken any actions to make additional investments in SunCom. Holdings has retained financial and legal advisors to assist it in evaluating options to improve SunCom’s financial condition. While no definitive course of action has yet been adopted, absent Holdings’ determination to make additional investments in SunCom or SunCom’s ability to obtain another source of liquidity this year, SunCom will need to restructure its balance sheet, which may occur through a so-called “prepackaged” or “prearranged” bankruptcy, and/or implement an alternative financial plan, such as the sale of a significant portion of its assets, to reduce SunCom’s long-term debt. If Holdings and SunCom are able to obtain an acceptable financial restructuring of SunCom’s debt, Holdings will consider, but has undertaken no obligation to, making additional investments in SunCom. There can be no assurance that any such deleveraging efforts will be successful and, if not, SunCom may have to seek federal bankruptcy protection. Certain holders of SunCom’s debt securities have raised legal questions regarding the $189 million dividend paid by SunCom to SunCom Investment Company in November 2004. SunCom continues to believe that such dividend was properly paid.

(c)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents include cash on hand, demand deposits and short-term investments with initial maturities of three months or less. The Company maintains cash balances at financial institutions, which at times exceed the $100,000 Federal Deposit Insurance Corporation limit. Bank overdraft balances are classified as a current liability.

The Company invests its excess cash in marketable securities consisting principally of auction rate securities, which are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. These investments, which are classified as available-for-sale securities, are recorded at their fair values and unrealized gains and losses, if applicable, are reported as part of accumulated other comprehensive income on the consolidated balance sheet. The Company has established investment guidelines that maintain safety and liquidity, and these guidelines are reviewed periodically by management.

(e)    Inventory

Inventory, consisting primarily of wireless handsets and accessories held for resale, is valued at lower of cost or market. Cost is determined by the first-in, first-out method. Market is determined using replacement cost. Losses on sales of wireless phones are recognized in the period in which sales are made as a cost of acquiring or retaining subscribers.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(f)    Construction in Progress

Construction in progress includes expenditures for the design, construction and testing of the Company’s PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

(g)    Investment in PCS Licenses

Investments in PCS licenses are recorded at their estimated fair value at the time of acquisition. As there is an observable market for PCS licenses, the Company believes that Federal Communications Commission (“FCC”) licenses qualify as indefinite life intangibles. In accordance with SFAS No. 142 and the Company’s interpretation of EITF 02-7 “Unit of Accounting for Testing Impairment of Indefinite-lived Intangible Assets”, PCS licenses are tested for impairment at the reporting unit level. A reporting unit’s investment in PCS licenses is tested for impairment annually or more frequently if events or changes in circumstances indicate that the PCS licenses may be impaired. The impairment test consists of a comparison of the fair value with the carrying value. Fair value is determined with the assistance of a fair market valuation performed by an independent valuation company. See Note 9 for further information regarding the Company’s PCS licenses and the related impairment tests.

(h)    Goodwill

Goodwill is the excess of the purchase price over the fair value of net identifiable assets acquired in business combinations accounted for as a purchase. In accordance with SFAS No. 142, goodwill is tested for impairment by comparing the fair value of the Company’s reporting units to their carrying values. This test for impairment is performed at least annually. The Company determines fair value for its reporting units using a market approach. See Note 4 and Note 9 for further information regarding goodwill and the related impairment tests.

(i)    Deferred Costs

Costs incurred in connection with the negotiation and documentation of debt instruments are deferred and amortized over the terms of the underlying obligation. Costs incurred in connection with the issuance and sale of equity securities are deferred and netted against the proceeds of the stock issuance upon completion of the transaction. Costs incurred in connection with acquisitions are deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction. Costs incurred in connection with divestitures are deferred and applied against the gains or loss incurred from the transaction.

(j)    Long-Lived Assets

Property and equipment is carried at original cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, which are five to twelve years for network infrastructure and equipment and three to five years for office furniture and equipment. Depreciation lives may be shortened due to changes in technology, the rate of migration of the Company’s subscriber base from its TDMA network to its GSM/GPRS network or other industry conditions. During 2004, as a result of the Company’s successful launch of its overlapping next generation GSM/GPRS network in all of its covered markets, the useful lives of all TDMA equipment were shortened so that this TDMA equipment would be fully depreciated by December 31, 2008. During the second quarter and fourth quarter of 2005, the Company further accelerated depreciation of wireless communications equipment related to its TDMA network. As a result, the TDMA network equipment of the continental United States reporting unit will be fully depreciated by June 30, 2006 and those of the Puerto

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rico and U.S. Virgin Islands reporting unit will be fully depreciated by March 31, 2006. The additional depreciation resulted from a more aggressive migration from the Company’s TDMA network to its GSM/GPRS network, as well as a higher rate of churn for these customers than originally planned.

In addition, the Company capitalizes interest on expenditures related to the build-out of its network. Expenditures for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the statement of operations. Capital leases are included under property and equipment with the corresponding amortization included in accumulated depreciation. The related financial obligations under the capital leases are included in current and long-term obligations. Capital lease assets are amortized over the useful lives of the respective assets, or the lease term, whichever is shorter.

The Company periodically evaluates the carrying value of long-lived assets, other than indefinite-lived intangible assets, when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposal of such assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved.

(k)    Revenue Recognition

Revenues consist of charges to customers for activation, monthly access, airtime, roaming charges, long-distance charges, features, fees, Universal Service Fund program revenue and equipment sales as well as revenues earned from other carriers’ customers using the Company’s network. Revenues are recognized as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier’s customers using the Company’s systems. Unearned revenues result from billing subscribers in advance for recurring charges such as access and features. In accordance with Emerging Issues Task Force (“EITF”) 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” in a subscriber activation, the total proceeds are allocated to the associated deliverables. When equipment cost exceeds equipment revenue, referred to as equipment margin, the activation fee collected, up to the amount of the equipment margin, is recognized immediately as equipment revenue. Any subscriber activation fee collected in excess of the equipment margin is deferred and recognized over the estimated subscriber’s life. Equipment sales are a separate earnings process from other services we offer and are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

(l)    Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(m)    Financial Instruments

Derivative financial instruments are accounted for in accordance with SFAS No. 133. Derivatives, which qualify as a cash-flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are reflected in accumulated other comprehensive income and reclassified into earnings as the underlying hedge items affect earnings. Financial instruments, which do not qualify as a cash flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are recorded as other income or expense on the income statement. Derivatives, which qualify as a fair value hedge, are reflected on the balance

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sheet at their fair market value and changes in their fair value are reflected in adjustments to the carrying value of the matched debt. As of December 31, 2005, the Company was not a party to any derivative financial instruments. (see Note 13)

(n)    Advertising Costs

The Company expenses the costs of producing advertisements as incurred and expenses the costs of communicating the advertisement when the advertisement occurs. Total advertising expense amounted to $61.1 million in 2005, $30.5 million in 2004 and $32.6 million in 2003.

(o)    Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company’s credit risk is managed through diversification and by investing its cash, cash equivalents and short-term investments in high-quality investment holdings.

Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers’ financial condition are performed and security deposits are obtained for customers with a higher credit risk profile. The Company maintains reserves for potential credit losses. The Company estimates its allowance for doubtful accounts by applying estimated loss percentages against its aging of accounts receivable balances. The estimated loss percentages are updated periodically and are based on the Company’s historical write-off experience, net of recoveries.

(p)    Stock Compensation

The Company accounts for Holdings’ stock compensation under the intrinsic value method of Accounting Principles Board Opinion 25. Pro forma compensation expense is calculated for the fair value of stock compensation using the Black-Scholes model for Holdings’ stock issued under Holdings’ employee stock purchase plan. With regard to the pro forma net income (loss), there was no offsetting impact to the tax provision related to pro forma compensation expense because of historical net losses and recognition of a valuation allowance against the associated net operating loss carryforwards during the periods that the employee stock purchase plan was active. Holdings’ employee stock purchase plan was suspended in January 2003; therefore, there was no pro forma compensation expense calculated for the years ended December 31, 2005 and 2004 related to the employee stock purchase plan.

Assumptions, for the year ended December 31, 2003, include an expected life of three months, weighted average risk-free interest rate of 1.2%, a dividend yield of 0.0% and expected volatility of 150%. Had compensation expense for grants of stock-based compensation been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” the pro forma net income (loss) would have been:

	For the Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Net income (loss)	$(501,835)	$562,076	$(153,970)
Add: stock-based employee compensation expense included in reported net income (loss), net of related tax effects	9,083	19,965	28,810
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(9,083)	(19,965)	(28,834)

Pro forma net income (loss)	$(501,835)	$562,076	$(153,994)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(q)    Segments

The accounting policies of operating and reportable segments, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, are the same as those described elsewhere in this footnote. Revenue for all segments is derived from external parties. See Note 5, Segment Information, for further discussion of the Company’s reportable segments.

(r)    Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

(s)    New Accounting Pronouncements

In October 2005, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP No. 13-1”), to give guidance to a lessee on determining whether rental costs associated with operating leases may be capitalized during a construction period. Specifically, FSP No. 13-1 stipulates that such costs shall be (a) recognized as rental expense, (b) included in income from continuing operations, and (c) allocated over the lease term according to the guidance in SFAS No. 13, “Accounting for Leases”, and FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”. The guidance in FSP No. 13-1 is effective for the first reporting period beginning after December 15, 2005, with early adoption permitted for financial statements or interim financial statements that have not yet been issued. The Company already accounts for such rental costs in accordance with FSP No. 13-1; therefore the issuance of FSP No. 13-1 will not have an additional impact on the Company’s consolidated financial statements.

On June 1, 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively to all prior period financial statements presented. SFAS No. 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this Statement to have a material effect on its financial statements or its results of operations.

On December 15, 2004, the FASB issued the revised SFAS No. 123, “Share-Based Payment” (“SFAS No. 123R”), which addresses the accounting for share-based payment transactions in which an entity obtains employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. This statement eliminates the ability to account for employee share-based payment transactions using Accounting Principles Board Opinion No. 25 and requires instead that such transactions be accounted for using the grant-date fair value based method. SFAS No. 123R applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under SFAS No. 123. The requirements of SFAS No. 123R were to become effective as of the beginning of the third quarter of 2005; however, on April 14, 2005, the Securities and Exchange Commission (“SEC”) announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R. The SEC’s new rule allows the Company to implement SFAS No. 123R as of January 1, 2006. The SEC’s new rule does not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change the accounting required by SFAS No. 123R; it changes only the dates for compliance with the standard. The Company currently uses the grant-date fair value based method to account for Holdings’ restricted stock awards, and as such, this Statement will not have a material effect on its financial statements or its results of operations.

On November 24, 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB 43, Chapter 4” (“SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect this Statement to have a material effect on its financial statements or its results of operations.

2.    AT&T Transaction

On October 8, 1997, Holdings entered into a Securities Purchase Agreement with AT&T Wireless PCS (as successor to AT&T Wireless PCS, Inc.) and the stockholders of Holdings, whereby the Company became the exclusive provider of wireless mobility services in the Southeast region. As discussed above in Note 1, following the closing of AT&T Wireless’ merger with Cingular Wireless LLC in October 2004, the Company consummated certain agreements with AT&T Wireless and Cingular Wireless. Pursuant to these agreements, AT&T Wireless PCS surrendered to Holdings all of Holdings’ stock held by it, thereby terminating Holdings’ Stockholders’ Agreement, including the exclusivity provisions contained therein. This footnote describes the Company’s relationship with AT&T Wireless Services, Inc. and AT&T Wireless PCS prior to the October 26, 2004 termination of the Stockholders’ Agreement. For a description of the Company’s current relationship with AT&T Wireless and Cingular Wireless, see Note 3.

In February 1998, Holdings’ issued 732,371 shares of Series A convertible preferred stock and 366,131 shares of Series D convertible preferred stock to AT&T Wireless PCS in exchange for 20 megahertz PCS licenses covering certain areas in the southeastern United States and the execution of certain related agreements, as further described below. The fair value of these FCC licenses was $92.8 million. This amount was substantially in excess of the tax basis of such licenses, and accordingly, the Company recorded a deferred tax liability, upon the closing of the transaction.

In addition, the Company and AT&T Wireless PCS and the other stockholders of Holdings at that time consented to executing the following agreements:

(a)    Stockholders’ Agreement

The Stockholders’ Agreement was to expire on February 4, 2009. The agreement was amended and restated on October 27, 1999 in connection with Holdings’ initial public offering and included following material terms and conditions:

Exclusivity—None of Holdings’ stockholders who were parties to the Stockholders’ Agreement, or their affiliates, were permitted to provide or resell, or act as the agent for any person offering, within the defined territory, wireless mobility telecommunications services initiated or terminated using TDMA and frequencies licensed by the FCC or, in certain circumstances (such as if AT&T Wireless PCS and its affiliates moved to a successor technology in a majority of the defined southeastern region), a successor technology (“Company Communications Services”), except AT&T Wireless PCS and its affiliates were permitted (but never exercised their right) to resell or act as agent for the Company in connection with the provision of Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Communications Services, (i) provide or resell wireless telecommunications services to or from certain specific locations, and (ii) resell Company Communications Services for another person in any area where the Company has not placed a system into commercial service, provided that AT&T Wireless PCS had provided the Company with prior written notice of AT&T Wireless PCS’s intention to do so and only dual band/dual mode phones were used in connection with such resale activities.

Preferred Provider Status—With respect to the markets listed in the AT&T Wireless roaming agreement, Holdings and AT&T Wireless PCS agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier would be the preferred provider in such markets, and refrain from inducing any of its customers to change such programming.

Build-out—The Company was required to conform to certain requirements regarding the construction of the Company’s PCS network.

Share Transfers—Holdings’ stockholders who were parties to the Stockholders’ Agreement were required to comply with certain restrictions on transfer, including a right of first negotiation in favor of AT&T Wireless.

(b)    License Agreement

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (as amended, the “License Agreement”), among AT&T Corp., the Company and AT&T Wireless, AT&T Corp. granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right and license to use certain licensed marks solely in connection with certain licensed activities.

The License Agreement’s initial fair value was determined to be $8.4 million with an estimated useful life of 10 years. As of December 31, 2003, the net book value of this intangible asset was $3.4 million. On February 17, 2004, AT&T Wireless and Cingular Wireless entered into an Agreement and Plan of Merger. Subsequently, AT&T Wireless and Cingular Wireless indicated that the merged entity would not continue the use of the AT&T brand, which affected the benefits provided to the Company under its co-branding arrangement with AT&T Wireless. As a result, beginning in the first quarter of 2004, the Company accelerated the amortization of the License Agreement to fully amortize this intangible over its revised useful life, which ended on October 26, 2004 (the date Cingular Wireless consummated its acquisition of AT&T Wireless). The impact of this change for the year ended December 31, 2004, was an increase in amortization expense and a decrease in net income of approximately $2.6 million.

(c)    Roaming Agreement

Pursuant to an Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended, the “Roaming Agreement”), between AT&T Wireless and the Company, each of AT&T Wireless and the Company agreed to provide PCS service for registered customers of the other carrier while such customers were out of the home carrier’s geographic area and in the geographic area where the serving carrier (itself or through affiliates) held a license or permit to construct and operate PCS service. The fair value of the Roaming Agreement, as determined by an independent appraisal, was $5.5 million, with an estimated useful life of 20 years. The Roaming Agreement’s value was attributable to the exclusivity component of the Stockholders’ Agreement, which resulted in AT&T Wireless’ customers roaming onto the Company’s network more frequently than the Company’s subscribers roaming onto AT&T Wireless’ network.

As described in Note 3 below, on October 26, 2004, pursuant to the Triton PCS Agreement, the Roaming Agreement was terminated upon consummation of the AT&T Wireless and Cingular Wireless merger.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accordingly, during the third quarter of 2004, the Company accelerated the amortization of the Roaming Agreement to fully amortize this intangible over its revised useful life, which ended on October 26, 2004. The impact of this change for the year ended December 31, 2004, was an increase in amortization expense and a decrease in net income of approximately $3.6 million.

3.    Current Relationship with AT&T Wireless and Cingular Wireless

In February 2004, AT&T Wireless and Cingular Wireless entered into an Agreement and Plan of Merger pursuant to which Cingular Wireless agreed to acquire all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless, with AT&T Wireless as the surviving corporation of the merger. The announcement of Cingular Wireless’ planned acquisition of AT&T Wireless signaled a fundamental change in the long-standing strategic partnership between SunCom and AT&T Wireless, and it precipitated a protracted series of negotiations among SunCom, AT&T Wireless and Cingular Wireless during the period from February 2004 to September 2004. In the course of those negotiations, the three parties discussed a broad range of topics relating to the effect of Cingular Wireless’ proposed acquisition of AT&T Wireless on their current and future business relationships. Through this extended process of negotiation, the parties entered into three primary definitive agreements, each dealing with a separate and distinct group of business issues. Reflecting the complexity and time-consuming nature of the negotiations, these three definitive agreements were separately negotiated and documented, had separate and distinct closing conditions, had different affiliated entities as parties, were executed at different times and were consummated at different times.

Two of the agreements with AT&T Wireless and Cingular Wireless were entered into on July 7, 2004.

•	Triton Holdings Agreement. On October 26, 2004 (the date Cingular Wireless consummated its acquisition of AT&T Wireless), pursuant to an agreement dated July 7, 2004 by and among Holdings, AT&T Wireless, AT&T Wireless PCS and Cingular Wireless (the “Triton Holdings Agreement”), AT&T Wireless PCS surrendered to Holdings all of the Holdings’ stock owned by AT&T Wireless. Upon the surrender by AT&T Wireless PCS of its Holdings stock, Holdings’ Stockholders’ Agreement was terminated. In addition, Holdings’ Investors Stockholders’ Agreement, dated as of February 4, 1998, as amended, by and among Holdings’ initial cash equity investors and certain of its management stockholders, also was terminated pursuant to its terms upon termination of the Stockholders’ Agreement. The termination of Holdings’ Stockholders’ Agreement allows the combined Cingular Wireless/AT&T Wireless to operate in regions where the Company once had the right to operate exclusively and allows the Company to operate in areas where it was once prohibited. Also pursuant to the Triton Holdings Agreement, AT&T Wireless transferred to Holdings its interest in the entity that controls the “SunCom” brand name and related trademarks and waived the payment of a $3.5 million dividend previously declared by Holdings on its Series A preferred stock.

•

Triton PCS Agreement.    Pursuant to an agreement dated July 7, 2004 by and among SunCom, AT&T Wireless, AT&T Wireless PCS and Cingular Wireless, on October 26, 2004, the Roaming Agreement was terminated and SunCom’s roaming agreement with Cingular Wireless was amended to extend the term and reduce the roaming rates payable to the Company and its affiliates thereunder. Without the exclusivity agreement that previously applied to AT&T Wireless, Cingular Wireless does not rely on the Company’s network for service to the same degree that AT&T Wireless did in the past. However, since the rates are reciprocal, the Company is able to offer its customers wide-area rate plans at acceptable rates of return due to lower expense associated with reduced roaming rates. This change makes the Company less dependent on roaming revenue, which is not directly within the Company’s control, and allows the Company’s subscriber revenues to produce a greater proportion of its revenue. In addition, AT&T Wireless transferred certain FCC licenses covering Savannah, Georgia, and Asheville, Wilmington and Jacksonville, North Carolina, to the Company in exchange for certain FCC

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

licenses held by the Company covering Savannah and Augusta, Georgia. As additional consideration for this license exchange, Cingular Wireless has also paid the Company approximately $4.7 million.

In connection with the consummation of the Triton PCS Agreement on October 26, 2004, the Company recognized a non-operating gain of $16.5 million for the year ended December 31, 2004. This gain was the result of the Company receiving cash of approximately $4.7 million, FCC licenses with a value of approximately $10.9 million and a new roaming agreement with Cingular Wireless with a non-reciprocal TDMA component with a fair value of approximately $2.9 million. In exchange, the Company transferred FCC licenses with a book value of approximately $2.0 million.

When the Triton Holdings Agreement and the Triton PCS Agreement were entered into in July 2004, the parties also announced that they had entered into a non-binding letter of intent to consider a possible exchange of wireless network assets. The proposal to enter into an exchange transaction arose during the course of the broad-ranging discussion of the parties’ future business relationships. After a series of negotiations over the next three months, Holdings, AT&T Wireless and Cingular Wireless entered into the Exchange Agreement described below.

•	Exchange Agreement. On September 21, 2004, Holdings and SunCom entered into an Exchange Agreement with AT&T Wireless and Cingular Wireless LLC (the “Exchange Agreement”). On December 1, 2004, pursuant to the closing of the first stage of the Exchange Agreement, the Company transferred PCS network assets held for use in its Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to the Company of $175 million. On November 22, 2005, pursuant to closing of the second stage of the Exchange Agreement and subsequent to receiving FCC approval, the parties exchanged equity interests in the subsidiaries holding the FCC licenses.

Between the first and second closings, the parties entered into spectrum lease agreements, which allowed each party to use the licensed PCS spectrum necessary to operate the businesses acquired pursuant to the first closing of the Exchange Agreement. Under one of the spectrum leases, SunCom had access to Cingular Wireless’ spectrum in certain of SunCom’s North Carolina markets and in Puerto Rico and the U.S. Virgin Islands. This spectrum lease provided SunCom with exclusive access to the spectrum, but control of the spectrum remained with Cingular Wireless. This spectrum lease terminated automatically upon the consummation of the second closing. A second spectrum lease provided SunCom with access to 10 megahertz of additional spectrum in Puerto Rico. Similar to the first spectrum lease, SunCom had exclusive access to the spectrum at issue, but control of the spectrum remained with Cingular Wireless. This spectrum lease expired on December 1, 2005. This second spectrum lease existed because AT&T Wireless had been operating both TDMA technology and GSM/GPRS technology in the Puerto Rico market with 35 megahertz of spectrum. With the successful migration of most of the Puerto Rico subscribers from TDMA technology to GSM/GPRS technology, SunCom was able to provide the same service level with 25 megahertz of spectrum as of December 1, 2005, the lease termination date. See Note 4 for additional disclosure regarding the Company’s accounting treatment of the Exchange Agreement.

In connection with the consummation of the Exchange Agreement, the Company recognized a non-operating pre-tax gain of $663.1 million, net of expenses of $3.5 million for the year ended December 31, 2004. This gain was the result of the Company exchanging tangible and intangible assets in its Virginia markets (the “Virginia Markets”) with a book value of approximately $422.0 million and a fair value of approximately $1,079.5 million. In addition, the Company recognized a gain of approximately $9.1 million as the result of eliminating liabilities associated with the divested Virginia assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of these transactions, the Company is no longer the exclusive provider of AT&T Wireless (now Cingular Wireless) PCS service in its markets and the exclusivity, resale and other provisions of the Stockholders’ Agreement discussed in Note 2 above have been terminated. The Company currently markets wireless service under the SunCom Wireless brand name.

4.    Exchange Transaction

As described in Note 3, on December 1, 2004, pursuant to the terms of the Exchange Agreement, the Company transferred PCS network assets held for use in the Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands (“NC/PR”) and the payment by Cingular Wireless to the Company of $175 million. The estimated value of the exchange, based on the fair value of the components valued by the Company with the assistance of an independent third party valuation company, was approximately $1.2 billion. The following schedule summarizes the purchase price allocation, consideration and direct transaction costs.

December 1, 2004 Purchase Price Allocation
(Dollars in thousands)
Fair value of consideration and direct transaction costs:
Due to seller of NC/PR	$847
Fair value of Virginia Markets working capital divested	16,759
Fair value of Virginia Markets tangible assets divested	341,238
Fair value of Virginia Markets intangible assets divested	721,476
Deferred tax liability	93,828
Direct transaction costs	3,684

Total fair value of consideration	$1,177,832

Allocation of purchase price:
Cash received	$175,000
Fair value of NC/PR working capital acquired	48,378
Fair value of NC/PR tangible assets acquired	361,704
Fair value of NC/PR intangible assets acquired	503,685
Goodwill	89,065

Total purchase price allocation	$1,177,832

The asset exchange was accounted for as a purchase in accordance with SFAS No. 141 “Business Combinations”. The Company’s consolidated results of operations include the operating results of NC/PR from the acquisition date, which was December 1, 2004. The acquired assets were recorded at their estimated fair market value at the date of acquisition and costs directly attributable to the completion of the acquisition have been allocated to the appropriate asset.

During the year ended December 31, 2005, the preliminary purchase price was adjusted to reflect the working capital and accounts receivable settlement and resolution of certain outstanding tax issues. As a result, the Company adjusted goodwill to reflect a $7.6 million increase in accounts receivable, a $1.7 million decrease in other current liabilities and a $2.4 million decrease in the deferred tax liability balance.

After the adjustment, the final purchase price allocations include the following intangibles (i) $333.9 million of FCC licenses with indefinite useful lives, (ii) $157.1 million of subscriber lists with a useful life of approximately 7 years, (iii) $89.1 million of goodwill, and (iv) $12.7 million of income leases with useful lives

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ranging between 23 and 25 years. The weighted average amortization period of finite-lived intangible assets acquired in the Exchange Transaction was approximately 8 years. The purchase price allocations also include $361.7 million of property and equipment (e.g. equipment shelters, towers, telephone and switching equipment, cell site equipment), which is being depreciated over 3 to 10 years. The exchange resulted in the recognition of a gain on our consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2004 of approximately $663.1 million, which is net of $3.5 million of direct costs related to the divestiture of the Virginia Markets. Of the $89.1 million of goodwill recorded in the Exchange Transaction, $22.3 million is deductible for tax purposes over 15 years.

The following unaudited pro forma financial information is not necessarily indicative of the Company’s results of operations that would have occurred had the acquisition of NC/PR and the disposition of the Virginia Markets taken place at January 1, 2003.

	For the Years Ended December 31,
	2004	2003
	(Dollars in thousands)
Total revenues	$881,165	$815,995

Net loss	$(179,301)	$(263,987)

5.    Segment Information

In 2005, as a result of the Company’s acquisition of AT&T Wireless’ business in certain North Carolina markets, Puerto Rico and the U.S. Virgin Islands, the Company began operating as two reportable segments, which it operates and manages as strategic business units. Reportable segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company’s reporting segments are based upon geographic area of operation; one segment consists of the Company’s operations in the continental United States and the other consists of the Company’s operations in Puerto Rico and the U.S. Virgin Islands. The “Corporate and other” column below includes centralized services that largely support both segments. The Company’s reporting segments follow the same accounting policies used for the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information by reportable business segment is as follows:

	Year ended December 31,
	2005	2004*	2003
	(dollars in thousands)
Service Revenues
Continental United States	$456,882	$588,543	$576,359
Puerto Rico and U.S. Virgin Islands	178,156	14,699	—
Corporate and other	—	—	—

Consolidated	$635,038	$603,242	$576,359

Roaming revenues
Continental United States	$85,579	$145,649	$180,314
Puerto Rico and U.S. Virgin Islands	18,026	350	—
Corporate and other	—	—	—

Consolidated	$103,605	$145,999	$180,314

Equipment revenues
Continental United States	$69,809	$68,145	$53,426
Puerto Rico and U.S. Virgin Islands	17,706	814	—
Corporate and other	—	—	—

Consolidated	$87,515	$68,959	$53,426

Total Revenues
Continental United States	$612,270	$802,337	$810,099
Puerto Rico and U.S. Virgin Islands	213,888	15,863	—
Corporate and other	—	—	—

Consolidated	$826,158	$818,200	$810,099

Depreciation and amortization
Continental United States	$248,646	$148,868	$137,550
Puerto Rico and U.S. Virgin Islands	75,188	2,762	—
Corporate and other	17,621	22,740	15,544

Consolidated	$341,455	$174,370	$153,094

Non-cash compensation
Continental United States	$1,507	$3,332	$4,809
Puerto Rico and U.S. Virgin Islands	56	—	—
Corporate and other	7,520	16,633	24,001

Consolidated	$9,083	$19,965	$28,810

Asset impairment
Continental United States	$47,700	—	—
Puerto Rico and U.S. Virgin Islands	—	—	—
Corporate and other	—	—	—

Consolidated	$47,700	$—	$—

Income (loss) from operations
Continental United States	$(255,040)	$82,658	$100,794
Puerto Rico and U.S. Virgin Islands	(53,576)	(589)	—
Corporate and other	(58,364)	(67,897)	(59,863)

Consolidated	$(366,980)	$14,172	$40,931

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation from segment income (loss) from operations to consolidated income (loss) before taxes is set forth below:

	Year ended December 31,
	2005	2004	2003
	(dollars in thousands)
Total segment income (loss) from operations	$(366,980)	$14,172	$40,931
Unallocated amounts:
Interest expense	(148,871)	(128,627)	(141,210)
Other expense	(157)	(3,092)	(2,898)
Debt extinguishment costs	—	—	(41,171)
Interest and other income	8,480	2,548	2,285
Other gain	—	679,515	—

Consolidated income (loss) before taxes	$(507,528)	$564,516	$(142,063)

	As of December 31,
	2005	2004
	(dollars in thousands)
Total Assets
Continental United States	$1,245,939	$1,469,708
Puerto Rico and U.S. Virgin Islands	358,771	419,328
Corporate and other	205,094	373,794

Consolidated	$1,809,804	$2,262,830

	Year ended December 31,
	2005	2004*
	(dollars in thousands)
Capital expenditures
Continental United States	$112,883	$71,462
Puerto Rico and U.S. Virgin Islands	13,725	400
Corporate and other	11,359	5,933

Consolidated	$137,967	$77,795

*	The first closing under the Exchange Agreement occurred on December 1, 2004. Results for the Puerto Rico and U.S. Virgin Islands segment for the year ended December 31, 2004 represent only one month of operations.

6.    Stock Compensation and Employee Benefits

Restricted Awards

Holdings has made grants of restricted stock to provide an incentive to key employees and non-management directors and to further align the interests of such individuals with those of its stockholders. Grants of restricted stock generally are made annually under the stock and incentive plans and deferred compensation is recorded for these awards based upon the stock’s fair value at the date of issuance. Grants generally vest over a four to five year period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes restricted stock activity under Holdings’ Stock and Incentive Plan and Holdings’ Directors’ Stock and Incentive Plan in 2003, 2004 and 2005, respectively:

	Deferred Compensation	Restricted Incentive Plan Shares Available	Restricted Incentive Plan Shares Issued	Weighted Average Per Share Grant Price
	(Dollars in thousands, except per share amounts)
January 1, 2003	$74,554	967,392	3,987,103

Restricted stock grants	$3,123	(1,002,628)	1,002,628	$3.12
Restricted stock forfeitures	$(14,087)	508,472	(508,472)
Amortization of deferred compensation	$(28,810)

December 31, 2003	$34,780	473,236	4,481,259

Additional Incentive Plan shares authorized		3,600,000
Restricted stock grants	$5,209	(1,328,750)	1,328,750	$3.92
Restricted stock forfeitures	$(6,140)	560,283	(560,283)
Amortization of deferred compensation	$(19,023)

December 31, 2004	$14,826	3,304,769	5,249,726

Restricted stock grants	$2,312	(1,122,984)	1,122,984	$2.06
Restricted stock forfeitures	$(1,850)	313,460	(313,460)
Amortization of deferred compensation	$(9,083)

December 31, 2005	$6,205	2,495,245	6,059,250

Retirement Plan

The Company’s employees located in the continental United States are eligible to participate in the SunCom Wireless Management Company, Inc. Savings and Investment Plan, which permits employees located in the continental United States to make contributions on a pre-tax salary reduction basis in accordance with applicable provisions of the Plan and the Internal Revenue Code. Covered employees are eligible to begin making salary reduction contributions as of the first day of the calendar quarter following the employee’s completion of three months of employment. Covered employees are always fully vested in their pre-tax contributions. The Company matches a portion of its employees’ pre-tax contributions. Covered employees vest in Company matching contributions at a rate of 25% per year of vesting service. The Company’s contributions to the Savings and Investment Plan were $1.2 million in 2005, $1.3 million in 2004 and $1.2 million in 2003.

In addition, commencing in 2004, the Company authorized a retirement contribution equal to 3% of each eligible employee’s compensation to the Savings and Investment Plan. Covered employees are eligible to begin receiving retirement contributions on the first day of the first calendar quarter following their completion of 12 months of service provided they are not classified for payroll purposes at or above the level of Senior Vice President. Employees vest immediately in the retirement contribution, and the contributions generally will be made by the Company in the quarter subsequent to being earned. The Company is permitted to make such retirement contributions in Holdings’ Class A common stock, cash or a combination of stock and cash. Holdings did not contribute any shares of its stock to the Savings and Investment Plan during the year ended December 31, 2005. For the year ended December 31, 2004, Holdings contributed 299,872 shares of its Class A common stock, valued at an average price of $3.14 per share to the Savings and Investment Plan for participants. In addition, the Company contributed approximately $1.8 million and $0.4 million of cash to the Savings and Investment Plan for participants during 2005 and 2004, respectively. As of December 31, 2005, the Company had accrued compensation of approximately $0.4 million in connection with cash that was paid in January, 2006 for participants during the fourth quarter of 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to the Exchange Agreement, the Savings and Investment Plan was amended effective December 1, 2004 to provide that those former employees of AT&T Wireless associated with North Carolina who became employees of the Company would receive past service credit for purposes of determining periods of service under the Savings and Investment Plan. In addition, those Company employees that terminated employment after July 8, 2004 with the Company that were affected by the Exchange Agreement were fully vested in their accounts under the Savings and Investment Plan as of such date.

Effective December 1, 2004, SunCom Wireless Puerto Rico Operating Company LLC, SunCom’s wholly-owned subsidiary located in Puerto Rico, adopted the SunCom Wireless Puerto Rico 1165(e) Plan for the benefit of its employees located in Puerto Rico. The 1165(e) Plan permits employees located in Puerto Rico to make contributions on a pre-tax salary reduction basis in accordance with applicable provisions of the Puerto Rico law. Covered employees are eligible to make salary reduction contributions as of the first day of employment. After six months of employment, SunCom Wireless Puerto Rico Operating Company matches a portion of each employee’s pre-tax contributions, and these matching contributions vest immediately. Matching contributions are made after each payroll period. For the year ended December 31, 2005, the Company contributed approximately $0.3 million of cash in connection with the SunCom Wireless Puerto Rico Operating Company LLC 1165(e) Plan. The Company contributed no cash to the 1165(e) Plan during the year ended December 31, 2004.

Also effective December 1, 2004, SunCom Wireless Puerto Rico Operating Company LLC adopted the Profit-Sharing Plan for the benefit of its employees located in Puerto Rico. The plan permits the Company to contribute fixed amounts equal to 2% of each eligible employee’s compensation. In addition, the Company is permitted to make discretionary contributions above the fixed 2%. Covered employees become eligible for a profit-sharing contribution after six months of service and must be employed on the last day of the plan year to receive a profit-sharing contribution for the plan year. Employees vest in the profit-sharing contributions over a period of five years. Contributions to the profit-sharing plan are made annually. For the year ended December 31, 2005, the Company contributed approximately $0.3 million of cash in connection with compensation earned under the SunCom Wireless Puerto Rico Operating Company profit-sharing plan during 2004. As of December 31, 2005, the Company had accrued compensation of approximately $0.2 million related to compensation earned during the year ended December 31, 2005.

Employee Stock Purchase Plan

Holdings previously offered an employee stock purchase plan pursuant to which employees were able to purchase shares of Holdings’ Class A common stock. In January 2003, due to a limited number of remaining shares available for issuance under the employee stock purchase plan, Holdings suspended participation in this plan. Under the terms of this plan, Holdings’ Stock Plan Committee establishes offering periods during each calendar year in which employees could participate. The purchase price was determined at the discretion of the Stock Plan Committee but was not less than the lesser of: (i) 85% of the fair market value on the first business day of each offering period or (ii) 85% of the fair market value on the last business day of the offering period. Holdings issued 36,504 shares of Class A common stock, at an average per share price of $1.57, in January 2003.

Deferred Compensation Plan

In June 2004, the Company implemented a nonqualified deferred compensation plan for the benefit of certain management employees and members of Holdings’ Board of Directors. This plan permits the deferral of earned compensation, including salary, bonus and stock grants. The Company may set aside assets in a trust in order to assist it in meeting the obligations of the plan when they come due. The assets of the trust, if any, remain subject to the claims of the Company’s general creditors under federal and state laws in the event of insolvency. Consequently, the trust qualifies as a grantor trust for income tax purposes (i.e. a “Rabbi Trust”). In accordance

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with EITF 97-14, “Accounting for Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested”, Holdings’ stock contributed to the trust is recorded at historical cost and classified as Common Stock Held in Trust. Since these investments are in Holdings’ stock, an offsetting amount is recorded as deferred compensation in the equity section of the balance sheet. Compensation contributed to the plan in the form of cash is invested in diversified assets classified as trading securities, which are held by the Rabbi Trust. These assets are classified within other long-term assets on the balance sheet and are recorded at fair market value, with changes recorded to other income and expense. The liabilities related to this plan are included in other long-term liabilities on the balance sheet, with changes in the liability related to the Rabbi Trust being recorded as adjustments to compensation expense. As of December 31, 2005, the fair value of amounts held in the Rabbi Trust was approximately $0.2 million.

7.    Investments

Marketable securities, consisting of auction rate securities, are categorized as available-for-sale and are stated at fair value, with unrealized gains and losses, if applicable, reported as a component of accumulated other comprehensive income (loss) on the consolidated balance sheet. Purchases and sales of securities are reported on a trade-date basis, and interest is recorded when earned. Maturities and gross unrealized gains (losses) at December 31, 2005 and 2004 are as follows:

2005	Maturity in Years	Cost	Unrealized		Estimated Fair Value
			Gains	Losses
	(Dollars in thousands)
Auction rate securities	1 or less	$139,050	—	—	$139,050

Total short-term investments		$139,050	—	—	$139,050

2004	Maturity in Years	Cost	Unrealized		Estimated Fair Value
			Gains	Losses
	(Dollars in thousands)
Auction rate securities	1 or less	$305,500	—	—	$305,500

Total short-term investments		$305,500	—	—	$305,500

8.    Property and Equipment

	December 31,
	2005	2004
	(Dollars in thousands)
Property and equipment:
Land	$313	$313
Network infrastructure and equipment	1,204,516	1,121,938
Furniture, fixtures and computer equipment	108,704	88,832
Capital lease assets	1,556	5,664
Construction in progress	20,981	9,091

	$1,336,070	$1,225,838
Less accumulated depreciation	(685,786)	(411,711)

Property and equipment, net	$650,284	$814,127

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2004, the Company reviewed the estimated service lives of its TDMA wireless communications equipment. This review was undertaken as the result of the Company’s successful launch of its overlapping GSM/GPRS network in all of its covered markets. Service lives were shortened to fully depreciate all TDMA equipment by the end of 2008. TDMA equipment acquired after April 1, 2004 had a useful life no longer than 57 months. The impact of this change for the year ended December 31, 2004 was an increase in depreciation expense and a decrease in net income of approximately $12.6 million.

During the second and fourth quarter of 2005, the Company further accelerated depreciation on its TDMA wireless communications equipment by shortening service lives to fully depreciate all TDMA equipment by June 30, 2006 for the continental United States reporting unit and by March 31, 2006 for the Puerto Rico and U.S. Virgin Islands reporting unit. This additional depreciation resulted from a more aggressive migration from the Company’s TDMA network to its GSM/GPRS network as well as a higher rate of churn for these customers than the Company originally planned. The impact of these changes for the year ended December 31, 2005 was an increase in depreciation expense and net loss of approximately $107.7 million. As of December 31, 2005, the Company’s TDMA equipment had a net book value of $144.5 million. In addition, during the fourth quarter of 2005, the Company accelerated the amortization of an intangible asset related to its roaming agreement with Cingular Wireless. The asset, which had an initial fair value of $2.9 million, resulted from the non-reciprocal TDMA component of the roaming agreement entered into with Cingular Wireless during October 2004 as part of the Triton PCS Agreement. As a result of a significant decrease in TDMA roaming minutes of use and the related revenue for the year ended December 31, 2005, the Company has accelerated amortization to fully amortize the asset by June 30, 2006. The impact for the year ended December 31, 2005 was an increase in amortization expense and net loss of approximately $0.5 million. See Note 9 for further information regarding the Company’s intangible assets.

Depreciation for the years ended December 31, 2005, 2004 and 2003 totaled $277.3 million, $160.5 million and $144.4 million, respectively. During the years ended December 31, 2005, 2004 and 2003 the Company incurred charges of $4.7 million, $0.7 million and $4.4 million, respectively, as the result of net losses on the sale of assets and charges on the disposal of cell site equipment deemed obsolete. These charges are included in depreciation and asset disposal expense in the statement of operations and comprehensive income (loss). As of December 31, 2005, the Company had recorded $1.6 million of capital lease assets with related accumulated amortization of $0.5 million.

The Company is subject to asset retirement obligations associated with its cell site operating leases, which are subject to the provisions of SFAS No. 143 “Accounting for Asset Retirement Obligation”. Cell site lease arrangements may contain clauses requiring restoration of the leased site at the end of the lease term, creating an asset retirement obligation. In addition to cell site operating leases, leases related to retail and administrative locations are subject to the provisions of SFAS No. 143.

During 2005, SunCom incurred $0.3 million of accretion expense, which increased the carrying value of the Company’s asset retirement obligation to $2.3 million. There were no liabilities settled or changes in asset retirement obligation cash flow estimates in 2005. In addition, no assets are legally restricted for the purposes of settling asset retirement obligations.

9.    Intangible Assets

In accordance with SFAS No. 142, the Company does not amortize goodwill and other indefinite-lived intangible assets, consisting of FCC licensing costs. Although FCC licenses are issued with a stated term, generally 10 years, the renewal of FCC licenses is generally a routine matter involving a nominal fee, and the Company has determined that no legal, regulatory, contractual, competitive, economic or other factors currently

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exist that limit the useful life of its FCC licenses. As such, the Company has determined that FCC licenses are deemed to be intangible assets that have indefinite useful lives. Prospectively, the Company will continue to reevaluate periodically its determination of an indefinite useful life for its FCC licenses.

At least annually, the Company is required to test indefinite-lived intangible assets for impairment by comparing the fair value of the assets to their respective carrying values. In addition, the Company is required to test goodwill at least annually for impairment by comparing the fair value of its reporting units to their respective carrying values. The Company determines fair value for its reporting units using a market approach. SFAS No. 142 requires goodwill to be evaluated for impairment using a two-step test. The first step consists of a review for potential impairment, while the second step, if required, calculates the amount of impairment, if any. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. Other indefinite-lived intangible assets must also be tested for impairment between annual tests if events or changes in circumstances indicate that the asset may be impaired. The continental United States reporting unit included $63.0 million and $67.1 million of goodwill as of December 31, 2005 and 2004, respectively, and $481.2 million and $529.9 million of FCC licenses, net of $16.8 million and $16.9 million, respectively, of accumulated amortization incurred prior to the adoption of SFAS No. 142, as of December 31, 2005 and 2004, respectively. The Puerto Rico reporting unit included $26.1 million and $33.5 million of goodwill as of December 31, 2005 and 2004, respectively, and $152.2 million of FCC licenses as of December 31, 2005 and 2004. The Company evaluated the carrying value of its FCC licenses and determined, with the assistance of a fair market valuation performed by an independent valuation firm, that the licenses were impaired. The impairment is a result of several factors, including an increasing supply of FCC spectrum, and the corresponding decline in market value. As a result, the Company recorded a $47.7 million impairment charge related to the continental United States segment, which charge was included in the asset impairment caption in the consolidated statement of operations for the year ended December 31, 2005. The Company then evaluated the carrying value of its goodwill and determined that it was not impaired, as the fair value of each reporting unit exceeded its respective carrying value.

The following table summarizes the Company’s intangible assets as of December 31, 2005 and 2004, respectively. See Notes 3 and 4 for further discussion of the intangible assets acquired and divested in the various transactions with AT&T Wireless and Cingular Wireless.

	December 31,		Amortizable Lives
	2005	2004
	(Dollars in thousands)
PCS Licenses	$650,262	$699,016	Indefinite
Subscriber lists	148,882	157,081	7 years
Bank financing	8,271	8,243	5-10 years
SunCom brand	22,900	22,900	5 years
Income leases	862	12,696	23-25 years
Goodwill	89,065	100,579	Indefinite
Other	4,915	5,616	1-40 years

	925,157	1,006,131
Less: accumulated amortization	(81,044)	(22,079)

Intangible assets, net	$844,113	$984,052

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization of intangibles for the years ended December 31, 2005, 2004 and 2003 totaled $59.5 million, $13.1 million and $10.2 million, respectively. AT&T Wireless and Cingular Wireless agreements, subscriber lists, income leases, the SunCom brand, trademarks and other intangible asset amortization, which is recorded as amortization expense on the consolidated statement of operations and comprehensive income (loss), was $58.2 million, $11.5 million and $2.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. Subscriber list intangibles are amortized based on the expected turnover rate of the associated subscribers. As the subscriber base decreases due to turnover, the related amortization decreases proportionately to the decline in the number of subscribers. Bank financing amortization, which is recorded as interest expense or debt extinguishment costs, as applicable, on the consolidated statement of operations and comprehensive income (loss) was $1.3 million, $1.4 million and $5.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Agent exclusivity agreement amortization, which is recorded as contra equipment revenue on the consolidated statement of operations and comprehensive income (loss), was $0.0 million, $0.2 million and $2.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Estimated aggregate amortization of intangibles for the next five years is as follows:

Year	(in thousands)
2006	$40,916
2007	29,011
2008	21,794
2009	16,001
2010	7,807

10.    Detail of Certain Liabilities

The following table summarizes certain current liabilities as of December 31, 2005 and 2004, respectively.

	December 31,
	2005	2004
	(Dollars in thousands)
Accrued liabilities:
Bank overdraft liability	$17,172	$13,509
Accrued payroll and related expenses	20,962	15,232
Accrued expenses	12,206	15,050
Accrued interest	23,137	23,574

Total accrued liabilities	$73,477	$67,365
Other current liabilities:
Deferred revenue	$13,211	$13,012
Deferred gain on sale of property and equipment	2,211	920
Security deposits	7,849	7,498
Other	—	2,554

Total other current liabilities	$23,271	$23,984

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Long Term Debt

The following table summarizes the Company’s borrowings as of December 31, 2005 and 2004, respectively.

	December 31,
	2005	2004
	(Dollars in thousands)
Current portion of long-term debt:
Current portion of capital lease obligations	$286	$984
Current portion of senior secured term loan	2,500	2,500

Total current portion of long-term debt	2,786	3,484

Long-term debt:
Capital lease obligations	$864	$269
Senior secured term loan	245,000	247,500
8 1/2% senior notes	713,148	712,055
9 3/8% senior subordinated notes	339,542	338,460
8 3/4% senior subordinated notes	390,797	390,034

Total long-term debt	1,689,351	1,688,318
Total debt	$1,692,137	$1,691,802

Interest expense, net of capitalized interest was $148.9 million, $128.6 million and $141.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. The Company capitalized interest of $1.0 million, $0.8 million and $1.7 million in the years ended December 31, 2005, 2004 and 2003, respectively. The weighted average interest rate for total debt outstanding during 2005 and 2004 was 8.44% and 8.32%, respectively. The Company’s average interest rate at December 31, 2005 and 2004 was 8.58% and 8.28%, respectively.

Aggregate maturities are as follows:

Year	(Dollars in thousands)
2006	$2,786
2007	2,857
2008	2,764
2009	240,239
2010	4
Thereafter	1,443,487

Total	$1,692,137

Senior Secured Term Loan

On November 18, 2004, SunCom entered into a new term loan agreement with Lehman Commercial Paper Inc., as a lender and administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a lender and syndication agent, and the other lenders party thereto, pursuant to which the lenders provided up to $250 million in term loans. Other lenders may become parties to the term loan agreement in the future. The following is a summary of the material terms of the senior secured term loan. In connection with SunCom’s entry into the senior secured term loan, SunCom terminated its previous $100 million credit facility.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All loans made under the senior secured term loan will mature in 19 quarterly installments of 0.25% of the aggregate amount of the terms loans beginning on March 31, 2005, with the outstanding balance due on November 18, 2009.

SunCom’s obligations under the senior secured term loan are guaranteed by substantially all of the domestic subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. Holdings is not a guarantor of the senior secured term loan. These obligations also are secured by (i) liens and security interests in substantially all of such subsidiaries’ personal property; (ii) a pledge of the SunCom’s capital stock; and (iii) a pledge of the capital stock and membership interests of each of the domestic subsidiaries of SunCom including the membership interests of the non-guarantor subsidiaries.

The loans bear interest at either LIBOR, the London interbank offered rate, plus an applicable margin of 3.25%, or an alternate base rate, plus an applicable margin of 2.25%, at SunCom’s option. SunCom will also be required to pay a prepayment premium of 2% of the principal amount of any loans prepaid before November 18, 2006.

The senior secured term loan contains customary representations and warranties and affirmative and negative covenants. The senior secured term loan contains restrictions on SunCom’s and SunCom’s subsidiaries’ ability to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends, make capital distributions, create liens on assets, make investments, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restricts corporate activities. The Company does not expect that such covenants will materially impact its ability or the ability of its subsidiaries to operate their respective businesses.

The senior secured term loan contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within a period of time after the due date thereof, any representation or warranty being made that is incorrect in any material respect on or as of the date made, a default in the performance of certain covenants, certain insolvency events, certain change of control events and cross-defaults to other indebtedness.

As of December 31, 2004, SunCom had drawn the entire $250.0 million under the senior secured term loan. During the year ended December 31, 2005, SunCom repaid $2.5 million of principal, leaving $247.5 million of outstanding debt under the senior secured term loan as of December 31, 2005.

Senior Notes

8 1/2% Senior Notes

On June 13, 2003, SunCom completed a private offering of $725.0 million principal amount of its 8 1/2% Senior Notes due 2013 (the “8 1/2% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of approximately $14.5 million) were approximately $710.5 million. The effective interest rate of the 8 1/2% Notes for the year ended December 31, 2005 was 8.80%.

Cash interest is payable semiannually on June 1 and December 1.

The 8 1/2% Notes may be redeemed at the option of SunCom, in whole or in part, at various points in time after June 1, 2008 at redemption prices specified in the indenture governing the 8 1/2% Notes plus accrued and unpaid interest, if any.

The 8 1/2% Notes are guaranteed on a senior basis by all of the subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (SunCom’s indirect subsidiaries that

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hold its real estate interests and FCC licenses, respectively). Holdings is not a guarantor of the 8 1/2% Notes. The 8 1/2% Notes are effectively subordinated in right of payment to all of SunCom’s senior secured debt, including the senior secured term loan.

Upon a change in control, each holder of the 8 1/2% Notes may require SunCom to repurchase such holder’s 8 1/2% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued, unpaid and additional interest, if any to the purchase date.

All outstanding principal and interest of the 8 1/2% Notes mature and require complete repayment on June 1, 2013.

Prior to their extinguishment during the second half of 2004, the Company had utilized interest rate swaps to hedge the fair value of a portion of the 8 1/2% Notes (see Note 13).

Senior Subordinated Debt

9 3/8% Senior Subordinated Notes

On January 19, 2001, SunCom completed a private offering of $350.0 million principal amount of the 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount and expenses of approximately $12.5 million) were approximately $337.5 million. The effective interest rate of the 9 3/8% Notes for the year ended December 31, 2005 was 9.92%.

On November 1, 2004, SunCom repurchased $3.0 million principal amount of the 9 3/8% Notes for aggregate cash consideration of approximately $2.4 million, representing principal repurchase consideration plus accrued and unpaid interest from the last interest payment date. In connection with the note repurchase, SunCom recognized approximately $0.6 million of gain within interest and other income on its consolidated statement of operations and comprehensive income (loss).

Cash interest is payable semiannually on August 1 and February 1.

The 9 3/8% Notes may be redeemed at the option of SunCom, in whole or in part, at various points in time after February 1, 2006 at redemption prices specified in the indenture governing the 9 3/8% Notes plus accrued and unpaid interest, if any.

The 9 3/8% Notes are guaranteed on a subordinated basis by all of the subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. Holdings is not a guarantor of the 9 3/8% Notes. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the senior secured term loan, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 9 3/8% Notes may require SunCom to repurchase such holder’s 9 3/8% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 9 3/8% Notes mature and require complete repayment on February 1, 2011.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8 3/4% Senior Subordinated Notes

On November 14, 2001, SunCom completed an offering of $400 million principal amount of 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of $9.0 million and estimated expenses of $1.0 million) were approximately $390.0 million. The effective interest rate of the 8 3/4% Notes for the year ended December 31, 2005 was 9.10%.

On November 1, 2004, SunCom repurchased $3.0 million principal amount of the 8 3/4% Notes for the aggregate cash consideration of approximately $2.3 million, representing principal repurchase consideration plus accrued and unpaid interest from the last interest payment date. In connection with the note repurchase, SunCom recognized approximately $0.8 million of gain within interest and other income on its consolidated statement of operations and comprehensive income (loss).

Cash interest is payable semiannually on May 15 and November 15.

The 8 3/4% Notes may be redeemed at the option of SunCom, in whole or in part, at various points in time after November 15, 2006 at redemption prices specified in the indenture governing the 8 3/4% Notes plus accrued and unpaid interest, if any.

The 8 3/4% Notes are guaranteed on a subordinated basis by all of the subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. Holdings is not a guarantor of the 8 3/4% Notes. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the senior secured term loan, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 8 3/4% Notes may require SunCom to repurchase such holder’s 8 3/4% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 8 3/4% Notes mature and require complete repayment on November 15, 2011.

Old Credit Facilities

On June 13, 2003, the Company repaid all outstanding borrowings and retired its then existing credit facility with a portion of the proceeds from the sale of the 8 1/2% notes. In connection with the retirement of this credit facility, the Company wrote-off deferred financing costs of approximately $3.7 million for the year ended December 31, 2003, and recorded these expenses as debt extinguishment costs on the consolidated statements of operations and comprehensive income (loss).

Also on June 13, 2003, SunCom and Holdings (together referred to as the “Obligors”) entered into a new credit agreement with a group of financial institutions pursuant to which the institutions agreed to lend the Company up to $100 million in revolving credit loans.

On November 18, 2004, in connection with SunCom’s entry into a new senior secured term loan, it terminated its $100 million credit facility. At November 18, 2004, SunCom had no outstanding borrowings under its old credit facility. In connection with the retirement of this credit facility, the Company wrote-off deferred financing costs of approximately $0.9 million during the year ended December 31, 2004.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repayment of Senior Subordinated Notes

11% Senior Subordinated Notes

On May 30, 2003, SunCom commenced a tender offer to purchase any and all of its then outstanding $512.0 million aggregate principal amount of senior subordinated discount notes (the “11% Notes”). On June 13, 2003, SunCom used a portion of the proceeds from the sale of its 8 1/2% Notes to purchase approximately $408.6 million principal amount of 11% Notes deemed to have been validly tendered pursuant to the tender offer for aggregate cash consideration of approximately $438.3 million, representing the tender offer consideration plus accrued and unpaid interest from the last interest payment date to, but excluding June 13, 2003. On July 14, 2003, in accordance with the terms and the indenture governing the 11% Notes, SunCom redeemed the remaining principal for cash consideration of $111.4 million in the aggregate, which amount consisted of a redemption price of 105.5% of principal amount of the 11% Notes plus accrued and unpaid interest to, but not including, the redemption date. In connection with the repurchase and redemption of the 11% Notes, SunCom incurred total costs of approximately $37.5 million for the year ended December 31, 2003, which primarily included the tender offer premium, tender offer fee, and write-off of deferred financing costs related to the 11% Notes.

12.    Income Taxes

The components of income tax expense (benefit) are presented in the following table (in thousands):

	Years Ended December 31,
	2005	2004	2003
Current
Federal	$186	$4,035	$—
State	251	1,256	1,560

	437	5,291	1,560

Deferred
Federal	(5,199)	(3,562)	8,818
State	(3,534)	497	1,529
Foreign	2,603	214	—

	(6,130)	(2,851)	10,347

Total income tax expense (benefit)	$(5,693)	$2,440	$11,907

The income tax expense differs from those computed using the statutory U.S. federal income tax rate as set forth below:

	2005	2004	2003
U.S. federal statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	(0.42)%	0.20%	(1.41)%
Foreign	0.33	0.02%	—
Change in federal valuation allowance	(37.15)%	(37.96)%	(40.01)%
Other, net	1.12%	3.17%	(1.95)%

Effective tax rate	(1.12)%	0.43%	(8.37)%

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	2005	2004
Deferred tax assets:
Non-deductible accruals	$48,881	$31,636
Deferred gain	19,345	7,767
Unrealized losses	—	1
Net operating loss carry forward	331,298	268,743
Tax credits	7,522	6,200

	407,046	314,347
Valuation allowance	(330,605)	(170,341)

Net deferred tax assets	76,441	144,006
Deferred liabilities
Unrealized gain	3	—
Intangibles	34,597	59,238
FCC licenses	118,349	122,989
Depreciation and amortization	54,295	101,100

Deferred tax liabilities	207,244	283,327

Net deferred tax liabilities	$130,803	$139,321

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 2005 and 2004. As of December 31, 2005 and 2004, approximately $3.7 million and $7.1 million, respectively, of the gross deferred tax asset and related valuation allowance is attributable to restricted stock compensation. To the extent that such assets are realized in the future, the benefit is applied to equity.

Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss (“NOL”) carryforwards in years subsequent to a more than 50% cumulative ownership change. A more than 50% cumulative ownership change occurred on December 12, 2001 and again on October 26, 2004. As a result, the total NOLs available to offset taxable income are $898 million; these NOLs will carryforward until 2025.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Fair Value of Financial Instruments

Fair value estimates, assumptions, and methods used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The Company has used available market information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

	December 31,
	2005		2004
	Carrying Amount	Estimated Fair value	Carrying Amount	Estimated Fair value
	(Dollars in thousands)
Long-term debt:
Senior debt	$713,148	$683,313	$712,055	$703,250
Subordinated debt	730,339	544,855	728,494	587,260
Senior secured term loan	247,500	247,500	250,000	250,000
Capital leases	1,150	1,150	1,253	1,253

The carrying amounts of cash and cash equivalents, short-term investments, and bank overdraft liability are a reasonable estimate of their fair value due to the short-term nature of the instruments.

Long-term debt is comprised of senior debt, subordinated debt, bank loans and capital leases. The fair value of senior and subordinated debt is stated at quoted market value. The carrying amounts of bank loans are a reasonable estimate of their fair value because market interest rates are variable. Capital leases are recorded at their net present value, which approximates fair value.

The Company recognizes all derivatives on the balance sheet at fair value. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended, changes in the fair value for the effective portion of the gain or loss on a derivative that was designated as, and met all the required criteria for, a cash flow hedge were recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged items affected earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. The ineffective portion of the gain or loss on a derivative was recognized in earnings within other income or expense. On June 13, 2003, SunCom terminated all 13 of its previously existing interest rate swaps for aggregate cash consideration of $23.7 million, which included accrued and unpaid interest through the date of termination. In accordance with calculations under SFAS No. 133, as amended, there was no hedge ineffectiveness for the year ended December 31, 2003. Approximately $20.4 million of cumulative expense had been realized in the statement of operations for interest rate swaps that no longer acted as hedges.

Subsequent to the June 13, 2003 terminations, SunCom entered into five new interest rate swap agreements for an aggregate notional amount of $300.0 million. SunCom utilized these interest rate swap derivatives to manage changes in market conditions related to interest rate payments on its fixed rate debt obligations. As a result, these swaps were classified as fair value hedges and changes in the fair value of the interest rate swaps were recorded as an adjustment to the carrying value of the matched debt.

During the third and fourth quarters of 2004, SunCom extinguished all five of its interest rate swap agreements. The Company incurred approximately $3.1 million of losses in connection with these terminations. These losses were recorded to other expense on the consolidated statement of operations and comprehensive income (loss).

The Company was not a party to any interest rate swap agreements at anytime during 2005.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    Relationship with Lafayette Communications Company L.L.C.

On June 20, 2003, Lafayette Communications Company L.L.C. (“Lafayette”) (in two separate transactions) sold 12 PCS licenses to the Company for an aggregate fair value of approximately $100.1 million. As a part of these transactions, the Company paid approximately $28.1 million to the FCC to satisfy Lafayette’s outstanding obligations due to the FCC. In addition, all loans receivable from Lafayette to the Company were satisfied in connection with these transactions. These licenses covered populations totaling approximately 4.3 million people, including all of South Carolina and parts of Virginia and Georgia. Subsequent to the sale of these PCS licenses, the Company terminated its relationship with Lafayette on June 30, 2003 and divested its 39% interest in Lafayette.

On November 11, 2004, Lafayette sold the Company a PCS license covering a population of approximately 147,600 people in the Savannah, Georgia basic trading area for an approximately $2.1 million.

On November 29, 2004, SunCom Wireless Affiliate Company, LLC, a direct, wholly-owned subsidiary of Holdings, reacquired a 39% interest in Lafayette for $39,000. Under section 24.709 of the FCC rules, Lafayette has been designated an “entrepreneur” and is eligible to hold certain PCS licenses.

On December 23, 2004, Lafayette sold the Company a PCS license covering a population of approximately 167,200 people in the Danville, Virginia basic service area for approximately $50,000.

During the first quarter of 2005, Lafayette was the successful bidder on a PCS license in the Hickory-Lenoir-Morgantown, North Carolina basic trading area for approximately $0.4 million. The FCC issued this license to Lafayette on June 30, 2005.

15.    Termination of Urban Comm—North Carolina, Inc. Acquisition

During the third quarter of 2005, the Company exercised its termination right and cancelled its planned purchase of Urban Comm—North Carolina, Inc. (“Urban”). The purchase agreement, which was finalized on October 28, 2004 but required the acceptance of Urban’s creditors and the approval of the Bankruptcy Court, had called for the Company to acquire the outstanding stock of Urban, whose sole assets consisted of FCC wireless licenses in 20 basic trading areas for $113.0 million in cash. During September 2005, the Company was refunded a $5.0 million deposit paid in 2004 related to the planned purchase.

16.    Deferred Gain on Sale of Property and Equipment

In 1999, the Company sold and transferred 187 of its towers, related assets and certain liabilities to American Tower Corporation (“ATC”). The purchase price was $71.1 million, reflecting a price of approximately $0.4 million per tower. The Company also entered into a master lease agreement with ATC, pursuant to which the Company agreed to pay ATC monthly rent for the continued use of the space that the Company occupied on the towers prior to the sale. The initial term of the lease was 12 years. The Company accounted for this sale-leaseback transaction in accordance with SFAS No. 98 “Accounting for Leases” and SFAS No. 28 “Accounting for Sales with Leasebacks”. The carrying value of the towers sold was $25.7 million. After deducting $1.6 million of selling costs, the gain on the sale of the towers was approximately $43.8 million, of which $11.7 was recognized immediately to reflect the portion of the gain in excess of the present value of the future minimum lease payments, and $32.1 million was deferred and is being recognized over the remaining operating lease terms of the towers that are leased-back by the Company. During the fourth quarter of 2004, SunCom transferred leases for 43 ATC-owned towers located within the Company’s previously owned Virginia properties to Cingular Wireless in connection with the Company’s exchange agreement with AT&T Wireless and

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cingular Wireless. This transfer resulted in the recognition of $5.9 million of the deferred gain on the Company’s 1999 tower sale, which was included as a component of the gain on the exchange transaction. As of December 31, 2005, $7.1 million of the deferred gain had been recognized.

On March 18, 2005, the Company agreed to sell 169 wireless communications towers located in North Carolina, South Carolina and Puerto Rico to Global Signal Acquisitions LLC, a wholly-owned subsidiary of Global Signal Inc. (“Global Signal”). As of December 31, 2005, the Company had completed the sale of 160 of the original 169 towers, as well as the sale of an additional seven optional towers, to Global Signal, including related assets and certain liabilities, for $52.3 million, reflecting a purchase price of approximately $0.3 million per site.

On June 30, 2005, the Company entered into a master lease agreement with Global Signal, pursuant to which the Company agreed to pay Global Signal monthly rent for the continued use of space that the Company occupied on the towers prior to their sale. The lease has an initial term of ten years, plus three five-year renewal options. The monthly rental amount is subject to certain escalation clauses over the life of the initial lease and related options. The carrying value of the towers and the associated income lease intangible assets was $19.0 million. After deducting $0.6 million of selling costs, the gain on the sale of the towers was approximately $32.7 million, of which $0.4 million was recognized immediately in the statement of operations as a reduction to depreciation and asset disposal expense, and $32.3 million was deferred and will be recognized over the term of the operating lease. As of December 31, 2005, $0.3 million of deferred gain had been recognized.

17.    Subscriber Sale

On October 7, 2005, the Company entered into an agreement with Cingular Wireless, which was effective as of September 20, 2005, under which the Company transferred to Cingular Wireless 29,139 customers from the Company’s North Carolina and Puerto Rico networks. The Company originally acquired the transferred customers pursuant to the December 2004 exchange of network assets between SunCom and Cingular Wireless, but the customers were maintained on Cingular’s billing system for transition purposes following the exchange. As consideration for the sale of these customers, Cingular agreed to pay the Company $3.1 million and to effect a settlement under the parties’ transitional billing arrangements for the affected customers. As a result of this transaction, the Company wrote-off approximately $8.2 million of subscriber intangible assets related to the transferred customers. After taking effect of the $3.1 million of proceeds, the Company recorded a loss of $5.1 million for the year ended December 31, 2005, which is recorded in depreciation and asset disposal expense on the consolidated statement of operations.

18.    Commitments and Contingencies

(a)    Leases

The Company has entered into various leases for its offices, retail stores, land for cell sites, cell sites and furniture and equipment under capital and operating leases expiring through 2054. The Company recognizes rent expense on a straight-line basis over the life of the lease, which includes estimated renewal periods, where appropriate. As a result of recognizing rent expense on a straight-line basis, rent escalation expense is accrued on the balance sheet. The Company has various capital lease commitments, which total approximately $1.2 million as of December 31, 2005.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

(1)    Future Minimum Lease Payments

	Operating	Operating Sub-lease Rental Income	Capital
	(Dollars in thousands)
2006	$66,059	$(368)	$311
2007	62,664	(442)	372
2008	60,705	(442)	271
2009	55,003	(442)	240
2010	48,584	(442)	4
Thereafter	208,588	(995)	—

Total	$501,603	$(3,131)	$1,198

Interest expense			48

Net present value of future payments			1,150
Current portion of capital lease obligation			286

Long-term portion of capital lease obligation			$864

Rent expense under operating leases was $67.2 million, $54.8 million and $51.8 for the years ended December 31, 2005, 2004 and 2003, respectively.

As of December 31, 2005, the Company had entered into contractual commitments to purchase equipment and software as well as certain support related to its network and administrative systems. The total amount of these commitments as of December 31, 2005 was $23.8 million, of which $20.7 million and $3.1 million is committed for the years ended December 31, 2006 and 2007, respectively.

(b)    Litigation

The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company does not believe that the outcome of any of these legal proceedings will have a material adverse effect on the Company’s results of operations.

19.    Termination Benefits and Other Related Charges

In January 2003, the Company completed a streamlining of its operations, which consolidated operations from a more decentralized structure and resulted in the termination of 157 positions and the elimination of 13 unfilled positions, or 8% of the Company’s workforce. In addition, 14 employees were relocated as a result of the streamlining. The workforce reduction resulted in $2.7 million of expenses incurred during the year ended December 31, 2003, consisting of $1.7 million for one-time termination benefits and $1.0 million for relocation and other related workforce reduction expenses. As of December 31, 2003, the Company had incurred all costs associated with this streamlining of operations.

20.    Related Party Transactions

SunCom is a direct, wholly-owned subsidiary of SunCom Investment Company, and SunCom Investment Company is a direct, wholly-owned subsidiary of Holdings. SunCom makes payments on behalf of SunCom

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment Company and Holdings for certain business activities, including, but not limited to, administrative expenses, tax payments and direct costs of business transactions. As of December 31, 2005 and 2004, the Company had recorded aggregate receivables from SunCom Investment Company and Holdings of $5.7 million and $7.3 million, respectively. These payments are due on demand. In addition, SunCom paid a $189.0 million dividend to SunCom Investment Company in November 2004 for general and strategic corporate purposes.

21.    Quarterly Results of Operations (Unaudited)

The following table summarizes the Company’s quarterly financial data for the years ended December 31, 2005 and December 31, 2004. Unless specifically noted, information related to the first three quarters of each year is derived from the Company’s unaudited financial statements included in its Form 10-Q filings and includes, in management’s opinion, only normal and recurring adjustments that it considers necessary for a fair statement of the results for such periods. The information for the second quarter of 2005 was corrected during the fourth quarter to properly reflect the impact of the Company’s second quarter tower sale on the statement of operations. This correction was a result of previously excluding an income lease intangible asset associated with the disposed towers from the accounting for the calculation of the gain on the tower sale. For the second quarter of 2005, this correction had the effect of increasing loss from operations and net loss by approximately $7.4 million. The Company has deemed this correction to be immaterial to its financial statements based upon its quantitative and qualitative analysis. The operating results for any particular quarter are not necessarily indicative of results for that year or any future period.

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Total revenue	$203,953	$212,880	$214,487	$194,838
Loss from operations	(32,244)	(75,802)	(80,210)	(178,724)
Net loss	(70,866)	(114,729)	(118,670)	(197,570)

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Total revenue	$197,960	$212,489	$212,243	$195,508
Income (loss) from operations	(2,293)	6,284	12,655	(2,474)
Net income (loss)	(36,687)	(27,866)	(22,146)	648,775

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.    Supplemental Cash Flow Information

	2005	2004	2003
	(Dollars in thousands)
Cash paid during the year for interest, net of amounts capitalized	$144,445	$124,864	$116,915
Cash paid during the year for taxes	152	6,906	1,560

Non-cash investing and financing activities:
Deferred stock compensation	411	(1,025)	(10,964)
Equipment acquired under capital lease obligation	1,000	438	1,551
Change in fair value of derivative instruments	—	(846)	(583)
Change in capital expenditures included in accounts payable	(16,877)	19,573	(5,375)
FCC license acquisition through retirement of note receivable	—	—	71,961
Change in accrued direct transaction costs	(503)	503	—
Intangible assets acquired through the Triton PCS Agreement, net	—	2,884	—
Intangible asset contribution from parent, net	—	18,958	—
Asset retirement obligation accruals for property, plant and equipment	103	613	1,187
Tangible assets acquired through the Exchange Agreement, net	—	90,109	—
Intangible assets acquired through the Exchange Agreement, net	—	463,071	—
Adjustment to goodwill related to the exchange agreement, net	(11,672)	—	—

23.    Guarantor Financial Information

The following tables set forth condensed consolidating financial information of SunCom (the “Parent Company”), for all of SunCom’s subsidiaries other than Triton PCS License Company L.L.C. and Triton PCS Property Company L.L.C. (collectively, the “Subsidiary Guarantors”) and Triton PCS License Company L.L.C. and Triton PCS Property Company L.L.C. (together, the “Subsidiary Non-Guarantors”). Set forth below are the balance sheets as of December 31, 2005 and 2004, the statements of operations for the twelve months ended December 31, 2005, 2004 and 2003 and the statements of cash flows for the twelve months ended December 31, 2005, 2004 and 2003 for the Parent Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors. During the periods prior to June 13, 2003, both the Subsidiary Guarantors and Subsidiary Non-Guarantors guaranteed the 11% Notes, the 9 3/8% Notes and the 8 3/4% Notes on a full and unconditional, joint and several basis.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet as of December 31, 2005

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$12,729	$3,071	$—	$—	$15,800
Short-term investments	139,050	—	—	—	139,050
Accounts receivable, net of allowance for doubtful accounts	—	82,628	270	—	82,898
Accounts receivable—roaming partners	—	18,188	—	—	18,188
Due from related parties	—	5,703	—	—	5,703
Inventory, net	—	23,930	—	—	23,930
Prepaid expenses	72	6,225	7,195	—	13,492
Intercompany receivable	41,586	266,590	—	(308,176)	—
Other current assets	279	11,743	—	—	12,022

Total current assets	193,716	418,078	7,465	(308,176)	311,083

Long term assets:
Property and equipment, net	—	649,971	313	—	650,284
Investments in subsidiaries	1,254,878	283,785	—	(1,538,663)	—
Intangible assets, net	5,919	107,401	730,793	—	844,113
Other long-term assets	—	3,590	734	—	4,324

Total assets	$1,454,513	$1,462,825	$739,305	$(1,846,839)	$1,809,804

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$—	$80,814	$16,541	$—	$97,355
Accrued liabilities	23,587	49,890	—	—	73,477
Current portion of long-term debt	2,500	286	—	—	2,786
Other current liabilities	—	23,271	308,176	(308,176)	23,271

Total current liabilities	26,087	154,261	324,717	(308,176)	196,889

Long-term debt:
Capital lease obligations	—	864	—	—	864
Senior secured term loan	245,000	—	—	—	245,000
Senior notes	713,148	—	—	—	713,148

Senior long-term debt	958,148	864	—	—	959,012
Subordinated notes	730,339	—	—	—	730,339

Total long-term debt	1,688,487	864	—	—	1,689,351

Deferred income taxes, net	—	—	130,803	—	130,803
Deferred revenue	—	1,809	—	—	1,809
Deferred gain on sale of property and equipment	—	48,530	—	—	48,530
Other	—	2,483	—	—	2,483

Total liabilities	1,714,574	207,947	455,520	(308,176)	2,069,865

Commitments and contingencies	—	—	—	—	—

Stockholder’s equity (deficit):
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2005	—	—	—	—	—
Additional paid-in-capital	561,396	1,526,845	495,456	(2,022,301)	561,396
Accumulated deficit	(815,252)	(271,967)	(211,671)	483,638	(815,252)
SunCom Wireless Holdings, Inc common stock held in trust	(145)	—	—	—	(145)
Deferred compensation	(6,060)	—	—	—	(6,060)

Total stockholder’s equity (deficit)	(260,061)	1,254,878	283,785	(1,538,663)	(260,061)

Total liabilities and stockholder’s equity (deficit)	$1,454,513	$1,462,825	$739,305	$(1,846,839)	$1,809,804

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2005

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$635,038	$—	$—	$635,038
Roaming	—	103,605	—	—	103,605
Equipment	—	87,515	—	—	87,515

Total revenues	—	826,158	—	—	826,158
Expenses:
Cost of service	—	216,201	53,916	—	270,117
Cost of equipment	—	167,123	—	—	167,123
Selling, general and administrative	94	344,299	13,267	—	357,660
Non-cash compensation	—	9,083	—	—	9,083
Asset impairment	—	—	47,700	—	47,700
Depreciation and asset disposal	—	281,333	673	—	282,006
Amortization	—	59,449	—	—	59,449

Total operating expenses	94	1,077,488	115,556		1,193,138

Loss from operations	(94)	(251,330)	(115,556)	—	(366,980)
Interest expense	(148,556)	(315)	—	—	(148,871)
Other expense	—	(157)	—	—	(157)
Interest and other income	8,403	77	—	—	8,480

Loss before taxes	(140,247)	(251,725)	(115,556)	—	(507,528)
Income tax benefit (provision)	—	(251)	5,944	—	5,693

Net loss before equity in earnings of subsidiaries	(140,247)	(251,976)	(109,612)	—	(501,835)
Equity in earnings of subsidiaries	(361,588)	(109,612)	—	471,200	—

Net loss	$(501,835)	$(361,588)	$(109,612)	$471,200	$(501,835)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2005

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(135,946)	$121,188	$(64,788)	$—	$(79,546)

Cash flows from investing activities:
Purchase of available for sale of securities	(1,061,225)	—	—	—	(1,061,225)
Proceeds from sale of available for sale securities	1,227,675	—	—	—	1,227,675
Capital expenditures	—	(137,967)	—	—	(137,967)
Proceeds from sale of assets	—	53,184	30		53,214
Refund of FCC license deposit	—	—	5,000		5,000
Payment of direct costs on business transactions	—	(1,280)	—	—	(1,280)
Other	—	(99)	—	—	(99)
Investment in subsidiaries	(63,368)	—	—	63,368	—
Dividends received	63,368	—	—	(63,368)	—
Net intercompany loans	(25,366)	(34,392)	—	59,758	—

Net cash provided by (used in) investing activities	141,084	(120,554)	5,030	59,758	85,318

Cash flows from financing activities:
Dividends paid	—	(63,368)	—	63,368	—
Repayment of senior secured term loan	(2,500)	—	—	—	(2,500)
Change in bank overdraft	—	3,663	—	—	3,663
Payment of deferred financing costs	(28)	—	—	—	(28)
Principal payment under capital lease obligations	—	(1,104)	—	—	(1,104)
Repayments from (advances to) related party	1,976	(330)	—	—	1,646
Capital contribution from parent	—	63,368	—	(63,368)	—
Net intercompany loans	—	—	59,758	(59,758)	—

Net cash provided by (used in) financing activities	(552)	2,229	59,758	(59,758)	1,677

Net increase in cash and cash equivalents	4,586	2,863	—	—	7,449
Cash and cash equivalents, beginning of period	8,143	208	—	—	8,351

Cash and cash equivalents, end of period	$12,729	$3,071	$—	$—	$15,800

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet as of December 31, 2004

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$8,143	$208	$—	$—	$8,351
Short-term investments	305,500	—	—	—	305,500
Accounts receivable, net of allowance for doubtful accounts	13	79,277	—	—	79,290
Accounts receivable—roaming partners	—	18,348	—	—	18,348
Due from related parties	1,976	5,373	—	—	7,349
Inventory, net	—	18,216	—	—	18,216
Prepaid expenses	71	6,470	5,070	—	11,611
Intercompany receivable	7,119	241,299	—	(248,418)	—
Other current assets	316	5,490	5,000	—	10,806

Total current assets	323,138	374,681	10,070	(248,418)	459,471

Long term assets:
Property and equipment, net	—	813,814	313	—	814,127
Investments in subsidiaries	1,616,466	393,397	—	(2,009,863)	—
Intangible assets, net	7,210	194,988	781,854	—	984,052
Other long-term assets	—	4,405	775	—	5,180

Total assets	$1,946,814	$1,781,285	$793,012	$(2,258,281)	$2,262,830

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$—	$74,020	$11,876	$—	$85,896
Accrued liabilities	23,574	43,791	—	—	67,365
Current portion of long-term debt	2,500	984	—	—	3,484
Other current liabilities	—	23,984	248,418	(248,418)	23,984

Total current liabilities	26,074	142,779	260,294	(248,418)	180,729

Long-term debt:
Capital lease obligations	—	269	—	—	269
Senior secured term loan	247,500	—	—	—	247,500
Senior notes	712,055	—	—	—	712,055

Senior long-term debt	959,555	269	—	—	959,824
Subordinated notes	728,494	—	—	—	728,494

Total long-term debt	1,688,049	269	—	—	1,688,318

Deferred income taxes, net	—	—	139,321	—	139,321
Deferred revenue	—	659	—	—	659
Deferred gain on sale of property and equipment	—	19,099	—	—	19,099
Other	—	2,013	—	—	2,013

Total liabilities	1,714,123	164,819	399,615	(248,418)	2,030,139

Commitments and contingencies	—	—	—	—	—

Stockholder’s equity (deficit):
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2004	—	—	—	—	—
Additional paid-in-capital	560,934	1,463,477	495,456	(1,958,933)	560,934
Accumulated deficit	(313,417)	152,989	(102,059)	(50,930)	(313,417)
SunCom Wireless Holdings, Inc common stock held in trust	(94)	—	—	—	(94)
Deferred compensation	(14,732)	—	—	—	(14,732)

Total stockholder’s equity (deficit)	232,691	1,616,466	393,397	(2,009,863)	232,691

Total liabilities and stockholder’s equity (deficit)	$1,946,814	$1,781,285	$793,012	$(2,258,281)	$2,262,830

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2004

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$603,242	$—	$—	$603,242
Roaming	—	145,999	—	—	145,999
Equipment	—	68,959	—	—	68,959

Total revenues	—	818,200	—	—	818,200
Expenses:
Cost of service	—	203,081	41,279	—	244,360
Cost of equipment	—	122,880	—	—	122,880
Selling, general and administrative	71	229,860	12,522	—	242,453
Non-cash compensation	—	19,965	—	—	19,965
Depreciation and asset disposal	—	161,208	—	—	161,208
Amortization	—	13,162	—	—	13,162

Income (loss) from operations	(71)	68,044	(53,801)	—	14,172
Interest expense	(128,336)	(291)	—	—	(128,627)
Other expense	(3,092)	—	—	—	(3,092)
Interest and other income	2,545	3	—	—	2,548
Other gain	—	463,988	215,527	—	679,515

Income (loss) before taxes	(128,954)	531,744	161,726	—	564,516
Income tax provision	—	(1,256)	(1,184)	—	(2,440)

Net income (loss) before equity in earnings of subsidiaries	(128,954)	530,488	160,542	—	562,076
Equity in earnings of subsidiaries	691,030	160,542	—	(851,572)	—

Net income (loss)	$562,076	$691,030	$160,542	$(851,572)	$562,076

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2004

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(122,391)	$265,878	$(55,856)	$—	$87,631

Cash flows from investing activities:
Purchase of available for sale of securities	(652,500)	—	—	—	(652,500)
Proceeds from sale of available for sale securities	449,600	—	—	—	449,600
Capital expenditures	—	(77,795)	—	—	(77,795)
Proceeds from exchange of FCC licenses	—	—	4,698	—	4,698
Deposits on FCC licenses	—	—	(5,000)		(5,000)
Acquisition of FCC licenses	—	—	(2,161)	—	(2,161)
Proceeds from asset exchange	—	176,000	—	—	176,000
Payment of direct costs on business transactions	—	(5,539)	(1,118)	—	(6,657)
Other	—	136	—	—	136
Investment in subsidiaries	(52,589)	(2,161)	—	54,750	—
Dividends received	50,428	—	—	(50,428)	—
Net intercompany loans	—	(343,445)	—	343,445	—

Net cash provided by (used in) investing activities	(205,061)	(252,804)	(3,581)	347,767	(113,679)

Cash flows from financing activities:
Dividends paid	(189,000)	(50,428)	—	50,428	(189,000)
Borrowings under senior secured term loan	250,000	—	—	—	250,000
Payments of subordinated debt	(4,463)	—	—	—	(4,463)
Payment of debt extinguishment costs	(10)	—	—	—	(10)
Change in bank overdraft	—	(9,212)	—	—	(9,212)
Payment of deferred financing costs	(4,947)	—	—	—	(4,947)
Extinguishment of interest rate swaps	(3,092)	—	—	—	(3,092)
Principal payment under capital lease obligations	—	(1,536)	—	—	(1,536)
Advances to related party	(1,976)	(4,731)	—	—	(6,707)
Capital contribution from parent	—	52,589	2,161	(54,750)	—
Net intercompany loans	286,169	—	57,276	(343,445)	—

Net cash provided by (used in) financing activities	332,681	(13,318)	59,437	(347,767)	31,033

Net increase (decrease) in cash and cash equivalents	5,229	(244)	—	—	4,985
Cash and cash equivalents, beginning of period	2,914	452	—	—	3,366

Cash and cash equivalents, end of period	$8,143	$208	$—	$—	$8,351

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$576,359	$—	$—	$576,359
Roaming	—	180,314	—	—	180,314
Equipment	—	53,426	—	—	53,426

Total revenues	—	810,099	—	—	810,099
Expenses:
Cost of service	—	204,574	39,652	—	244,226
Cost of equipment	—	104,630	—	—	104,630
Selling, general and administrative	135	224,406	11,136	—	235,677
Termination benefits and other related charges	—	2,731	—	—	2,731
Non-cash compensation	—	28,810	—	—	28,810
Depreciation and asset disposal	—	148,794	—	—	148,794
Amortization	—	4,300	—	—	4,300

Income (loss) from operations	(135)	91,854	(50,788)	—	40,931
Interest expense	(140,414)	(796)	—	—	(141,210)
Other expense	(2,898)	—	—	—	(2,898)
Debt extinguishment costs	(41,171)	—	—	—	(41,171)
Interest and other income	2,285	—	—	—	2,285

Income (loss) before taxes	(182,333)	91,058	(50,788)	—	(142,063)
Income tax provision	—	(1,560)	(10,347)	—	(11,907)

Net income (loss) before equity in earnings of subsidiaries	(182,333)	89,498	(61,135)	—	(153,970)
Equity in earnings of subsidiaries	28,363	(61,135)	—	32,772	—

Net income (loss)	$(153,970)	$28,363	$(61,135)	$32,772	$(153,970)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(115,074)	$300,177	$(48,184)	$—	$136,919

Cash flows from investing activities:
Purchase of available for sale securities	(675,200)	—	—	—	(675,200)
Proceeds from sales of available for sale securities	770,917	—	—	—	770,917
Capital expenditures	—	(145,874)	—	—	(145,874)
Net investment in and advances to non-consolidated entity	(875)	—	—	—	(875)
Repayments from non-consolidated entity	58	—	—	—	58
Acquisition of FCC licenses	—	—	(28,413)	—	(28,413)
Other	—	738	—	—	738
Investment in subsidiaries	(80,860)	(28,413)	—	109,273	—
Dividends received	52,448	—	—	(52,448)	—
Net intercompany loans	—	(149,388)	—	149,388	—

Net cash provided by (used in) investing activities	66,488	(322,937)	(28,413)	206,213	(78,649)

Cash flows from financing activities:
Dividends paid	—	(52,448)	—	52,448	—
Proceeds from issuance of debt, net of discount	710,500	—	—	—	710,500
Payments under senior secured credit facility	(207,961)	—	—	—	(207,961)
Payment of subordinated debt	(511,989)	—	—	—	(511,989)
Payment of debt extinguishment costs	(31,342)	—	—	—	(31,342)
Change in bank overdraft	—	(3,171)	—	—	(3,171)
Payment of deferred financing costs	(2,680)	—	—	—	(2,680)
Extinguishment of interest rate swaps	(20,383)	—	—	—	(20,383)
Principal payments under capital lease obligations	—	(1,948)	—	—	(1,948)
Advances to related party	—	(120)	—	—	(120)
Capital contributions from parent	57	80,860	28,413	(109,273)	57
Net intercompany loans	101,204	—	48,184	(149,388)	—

Net cash provided by (used in) financing activities	37,406	23,173	76,597	(206,213)	(69,037)

Net increase (decrease) in cash and cash equivalents	(11,180)	413	—	—	(10,767)
Cash and cash equivalents, beginning of period	14,094	39	—	—	14,133

Cash and cash equivalents, end of period	$2,914	$452	$—	$—	$3,366

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by the Registrants in connection with this registration are as follows:

SEC registration fee	$—	(1)
Legal fees and expenses	10,000
Accounting fees and expenses	8,000
Printing and engraving expenses	8,000
Trustee fees	15,000
Miscellaneous	2,000

Total	$43,000

(1)	Each original registration statement on Form S-4 filed by the registrants included an indeterminable amount of notes and subsidiary guarantees to be offered and sold by J.P. Morgan Securities Inc. in market-making activities and, therefore, pursuant to Rule 457(o) under the Securities Act, no registration fee was required for the notes and guarantees covered by this post-effective amendment on Form S-1.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation provides that SunCom’s directors will not be personally liable to SunCom or its stockholders for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SunCom or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in SunCom’s certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited SunCom and its stockholders. Under the applicable provisions of the Delaware General Corporation Law, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceedings brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. SunCom’s certificate of incorporation gives SunCom the power to indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. SunCom’s bylaws provide that SunCom shall indemnify its officers and directors and any person who served, at the request of SunCom, as director or officer of another corporation, partnership, joint venture, trust or other enterprise. SunCom has entered into indemnification agreements with each director and certain executive officers which generally provide for indemnification of the director or executive officer to the fullest extent provided by law. In addition, SunCom has purchased directors’ and officers’ liability insurance coverage for its directors and certain of its officers in amounts customary for similarly situated companies.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

On June 13, 2003, SunCom completed the private placement of $725.0 million principal amount of its 8 1/2% senior notes to a group of “qualified institutional buyers” pursuant to Rule 144A and Regulation S of the Securities Act for 100% of the principal amount of the 8 1/2% notes. Lehman Brothers Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Rabo Securities USA, Inc. acted as underwriters for aggregate consideration of $14.5 million. The 8 1/2% notes are guaranteed on a full, unconditional and joint and several basis by all of SunCom’s subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (SunCom’s indirect subsidiaries that hold its real estate interests and FCC licenses, respectively). The net proceeds of the offering, after deducting the initial purchasers’ discount and estimated expenses, were approximately $710.5 million, and such net proceeds were used to repurchase and redeem the 11% notes and to repay amounts outstanding under the then existing credit facility. On July 18, 2003, SunCom closed its registered exchange offer of $725.0 million principal amount of 8 1/2% notes due 2013 for $725.0 million principal amount of newly issued 8 1/2% notes, which have been registered under the Securities Act.

SunCom’s senior secured term loan requires all of its domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee its obligations under the new agreement. Pursuant to SunCom’s indenture for its 9 3/8%, its 8 3/4% notes and its 8 1/2% notes, any subsidiary of SunCom’s that guarantees its debt under the senior secured term loan must also guarantee its debt obligations under its indentures. Accordingly, on November 18, 2004 and January 17, 2005, SunCom’s new subsidiaries created to carry out its transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of SunCom’s 9 3/8% notes, its 8 3/4% notes and its 8 1/2% notes. These guarantees were issued pursuant to an exemption from registration under the Securities Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits

Exhibit Number	Description
2.1	Exchange Agreement among Triton PCS Holdings, Inc., the entities defined therein as Triton Contributing Entities, AT&T Wireless Services, Inc., the entities defined therein as AWS Contributing Entities and Cingular Wireless LLC. (incorporated by reference to Exhibit 2.1 to the Form 10-Q of Triton PCS Holdings, Inc. filed August 9, 2004).
3.1	Certificate of Incorporation of Triton PCS, Inc. (incorporated by reference to Exhibit 3.1 to the Form S-4/A, Amendment No. 1, Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.2	Amendments to Certificate of Incorporation of Triton PCS, Inc. changing the corporate name to SunCom Wireless, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10-K of SunCom Wireless, Inc. for the year ended December 31, 2004).
3.3	Bylaws of Triton PCS, Inc. (incorporated by reference to Exhibit 3.2 to the Form S-4/A Registration Statement, Amendment No. 1, of Triton PCS, Inc., File No. 333-57715).
3.4	Amendments to the Bylaws of SunCom Wireless, Inc. (incorporated by reference to Exhibit 3.4 to the Form 10-Q of SunCom Wireless, Inc. for the quarter ended March 31, 2006).
3.5	Certificate of Formation of Triton PCS Holdings Company L.L.C. (incorporated by reference to Exhibit 3.5 on the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.6	Limited Liability Company Agreement of Triton PCS Holdings Company L.L.C. (incorporated by reference to Exhibit 3.8 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.7	Certificate of Incorporation of Triton Management Company, Inc. (incorporated by reference to Exhibit 3.3 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.8	Amendment to Certificate of Incorporation of Triton Management Company, Inc. changing the corporate name to SunCom Wireless Management Company, Inc. (incorporated by reference to Exhibit 3.7 to Post-Effective Amendment No. 3 to Form S-4 on Form S-1 of Triton PCS, Inc., File No. 333-107168).
3.9	Bylaws of Triton Management Company, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.10	Certificate of Formation of Triton PCS Equipment Company L.L.C. (incorporated by reference to Exhibit 3.9 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.11	Limited Liability Company Agreement of Triton PCS Equipment Company L.L.C. (incorporated by reference to Exhibit 3.10 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.12	Certificate of Formation of Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 3.11 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.13	Certificate of Amendment of Certificate of Formation of Triton PCS Operating Company L.L.C. changing its name to SunCom Wireless Operating Company, L.L.C. (incorporated by reference to Exhibit 3.12 to Post-Effective Amendment No. 3 to Form S-4 on Form S-1 of Triton PCS, Inc., File No. 333-107168).
3.14	Limited Liability Company Agreement of Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 3.12 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).
3.15	Certificate of Incorporation of Triton PCS Finance Company, Inc. (incorporated by reference to Exhibit 3.15 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).
3.16	Bylaws of Triton PCS Finance Company, Inc. (incorporated by reference to Exhibit 3.16 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

Exhibit Number	Description
3.17	Certificate of Formation of Triton PCS Investment Company L.L.C. (incorporated by reference to Exhibit 3.17 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

3.18	Limited Liability Company Agreement of Triton PCS Investment Company L.L.C. (incorporated by reference to Exhibit 3.18 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

4.1	Indenture, dated as of January 19, 2001, among Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Form S-3 Registration Statement of Triton PCS Holdings, Inc., File No. 333-49974).

4.2	Supplemental Indenture, dated as of November 18, 2004, by and among Triton PCS, Inc., Affiliate License Co., L.L.C. and The Bank of New York, to the Indenture, dated as of January 19, 2001, among Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).

4.3	Supplemental Indenture, dated as of January 27, 2005, by and among Triton PCS, Inc., AWS Network Newco, LLC, SunCom Wireless International, LLC, SunCom Wireless Puerto Rico Operating Company, LLC, Triton Network Newco, LLC and The Bank of New York to the Indenture, dated as of January 19, 2001, among Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).

4.4	Indenture, dated as of November 14, 2001, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K/A of Triton PCS Holdings, Inc. filed November 15, 2001).

4.5	Supplemental Indenture, dated as of November 18, 2004, by and among Triton PCS, Inc., Affiliate License Co., L.L.C. and The Bank of New York to the Indenture, dated as of November 14, 2001, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).

4.6	Supplemental Indenture, dated as of January 27, 2005, by and among Triton PCS, Inc., AWS Network Newco, LLC, SunCom Wireless International, LLC, SunCom Wireless Puerto Rico Operating Company, LLC, Triton Network Newco, LLC and The Bank of New York to the Indenture, dated as of November 14, 2001, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).

4.7	Indenture, dated as of June 13, 2003, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K/A of Triton PCS Holdings, Inc. filed June 16, 2003).

4.8	Supplemental Indenture, dated as of November 18, 2004, by and among Triton PCS, Inc., Affiliate License Co., L.L.C. and The Bank of New York, to the Indenture, dated as of June 13, 2003, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.9 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).

4.9	Supplemental Indenture, dated as of January 27, 2005, by and among Triton PCS, Inc., AWS Network Newco, LLC, SunCom Wireless International, LLC, SunCom Wireless Puerto Rico Operating Company, LLC, Triton Network Newco, LLC and The Bank of New York, to the Indenture, dated as of June 13, 2003, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.10 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).

5.1	Opinion of Dow Lohnes PLLC.

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of November 18, 2004, among Triton PCS, Inc., the lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Form 8-K of Triton PCS Holdings, Inc. filed November 23, 2004).

10.2	Pledge Agreement, dated as of November 18, 2004, among Triton PCS, Inc., each Subsidiary of the Borrower party thereto, SunCom Wireless Investment Company LLC and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties (incorporated by reference to Exhibit 10.2 to the Form 8-K of Triton PCS Holdings, Inc. filed November 23, 2004).

10.3	Security Agreement, dated as of November 18, 2004, among Triton PCS, Inc., each Subsidiary of the Borrower party thereto and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties (incorporated by reference to Exhibit 10.3 to the Form 8-K of Triton PCS Holdings, Inc. filed November 23, 2004).

10.4	Guarantee Agreement, dated as of November 18, 2004, among each Subsidiary of Triton PCS, Inc. party thereto and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties (incorporated by reference to Exhibit 10.4 to the Form 8-K of Triton PCS Holdings, Inc. filed November 23, 2004).

10.5	Indemnity, Subrogation and Contribution Agreement, dated as of November 18, 2004, among Triton PCS, Inc., each Subsidiary of the Borrower party thereto and Lehman Commercial Paper Inc., as Collateral Agent for the Secured Parties (incorporated by reference to Exhibit 10.5 to the Form 8-K of Triton PCS Holdings, Inc. filed November 23, 2004).

10.6	Ericsson Acquisition Agreement, dated as of March 11, 1998, between Triton Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).**

10.7	First Addendum to Acquisition Agreement, dated as of May 24, 1999, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).**

10.8	Second Addendum to Acquisition Agreement, dated as of September 22, 1999, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.13 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2000).**

10.9	Third Addendum to Acquisition Agreement, dated as of June 20, 2000, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.14 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2000).**

10.10	Fourth Addendum to Acquisition Agreement, effective as of September 21, 2001, between Triton PCS Equipment Company L.L.C. and Ericsson Inc. (incorporated by reference to Exhibit 10.3 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).**

10.11	Employment Agreement, dated as of February 4, 1998, among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris (incorporated by reference to Exhibit 10.16 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).*

10.12	Amendment No. 1 to Employment Agreement, dated as of June 29, 1998, among Triton Management Company, Inc., Triton PCS Holdings, Inc., and Michael E. Kalogris (incorporated by reference to Exhibit 10.16.1 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).*

10.13	Amendment No. 2 to Employment Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris, dated December, 1998 (incorporated by reference to Exhibit 10.39 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).*

Exhibit Number	Description
10.14	Amendment No. 3 to Employment Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris, dated June 8, 1999 (incorporated by reference to Exhibit 10.40 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).*

10.15	Letter Agreement, dated as of May 6, 2003, by and among Triton PCS Holdings, Inc., Triton Management Company, Inc. and Michael E. Kalogris (incorporated by reference to Exhibit 10.2 to the Form 10-Q/A, Amendment No.1, of Triton PCS Holdings, Inc. for the quarter ended March 31, 2003).*

10.16	Letter Agreement, dated as of December 2, 2005, by and among SunCom Wireless Holdings, Inc., SunCom Wireless Management Company, Inc. and Michael E. Kalogris (incorporated by reference to Exhibit 10.16 to the Form 10-K of SunCom Wireless Holdings, Inc. for the year ended December 31, 2005).*

10.17	Amendment No. 4 to Employment Agreement by and among SunCom Wireless Management Company, Inc., SunCom Wireless Holdings, Inc. and Michael E. Kalogris, dated December 20, 2005 (incorporated by reference to Exhibit 10.17 to the Form 10-K of SunCom Wireless Holdings, Inc. for the year ended December 31, 2005).*

10.18	Employment Agreement, dated May 24, 2001, to be effective as of January 1, 2001, by and between Triton Management Company, Inc. and David D. Clark (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2001).*

10.19	Letter Agreement, dated as of May 6, 2003, by and among Triton PCS Holdings, Inc., Triton Management Company, Inc. and David D. Clark (incorporated by reference to Exhibit 10.3 to the Form 10-Q/A, Amendment No.1, of Triton PCS Holdings, Inc. for the quarter ended March 31, 2003).*

10.20	Letter Agreement, dated as of December 2, 2005, by and among SunCom Wireless Holdings, Inc., SunCom Wireless Management Company, Inc. and David D. Clark (incorporated by reference to Exhibit 10.20 to the Form 10-K of SunCom Wireless Holdings, Inc. for the year ended December 31, 2005).*

10.21	Separation Agreement, dated as of December 20, 2005, by and among SunCom Wireless Holdings, Inc., SunCom Wireless Management Company, Inc. and David D. Clark (incorporated by reference to Exhibit 10.21 to the Form 10-K of SunCom Wireless Holdings, Inc. for the year ended December 31, 2005).*

10.22	Employment Agreement, dated as of March 7, 2005, by and between SunCom Wireless Management Company, Inc. and William A. Robinson (incorporated by reference to Exhibit 10.1 to the Form 8-K of Triton PCS Holdings, Inc. filed March 11, 2005).*

10.23	Amendment No. 1 to Employment Agreement by and between SunCom Wireless Management Company, Inc. and William A. Robinson, dated December 14, 2005 (incorporated by reference to Exhibit 10.23 to the Form 10-K of SunCom Wireless Holdings, Inc. for the year ended December 31, 2005).*

10.24	Employment Agreement, dated as of December 14, 2005, by and among SunCom Wireless Management Company, Inc., SunCom Wireless Holdings, Inc. and Daniel E. Hopkins (incorporated by reference to Exhibit 10.24 to the Form 10-K of SunCom Wireless Holdings, Inc. for the year ended December 31, 2005).*

10.25	Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors, dated as of June 26, 1998 (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).*

Exhibit Number	Description
10.26	Form of Stockholders Letter Agreement for Management Employees (incorporated by reference to Exhibit 10.43 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).*

10.27	Triton PCS Holdings, Inc. Directors’ Stock and Incentive Plan (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended March 31, 2004).*

10.28	Form of Directors Stock Award Agreement (incorporated by reference to Exhibit 10.22 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2004).*

10.29	Form of 2002 Director Stock Award Agreement, as amended (incorporated by reference to Exhibit 10.9 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).*

10.30	Triton PCS Holdings, Inc. Amended and Restated Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K of Triton PCS Holdings, Inc. dated May 3, 2006 and filed May 4, 2006).*

10.31	Form of Notification of Restricted Stock Award (incorporated by reference to Exhibit 10.2 to the Form 8-K of Triton PCS Holdings, Inc. dated May 3, 2006 and filed May 4, 2006).*

10.32	Form of Restricted Stock Agreement and Notification of Restricted Stock Award for Senior Executives (incorporated by reference to Exhibit 10.3 to the Form 8-K of Triton PCS Holdings, Inc. dated May 3, 2006 and filed May 4, 2006).*

10.33	Form of Restricted Stock Agreement and Notification of Restricted Stock Award for Consultants (incorporated by reference to Exhibit 10.4 to the Form 8-K of Triton PCS Holdings, Inc. dated May 3, 2006 and filed May 4, 2006).*

10.34	Triton PCS Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.46 to Amendment no. 1 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).*

10.35	Triton PCS Holdings, Inc. Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.3 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended March 31, 2004).*

10.36	Form of Executive Bonus Program Agreement (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2003).*

10.37	Master Purchase Agreement, effective as of September 21, 2001, between Ericsson Inc. and Triton PCS Equipment Company L.L.C. (incorporated by reference to Exhibit 10.4 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002). **

10.38	Statement of Work No. 1, effective as of September 21, 2001, between Triton PCS Equipment Company L.L.C. and Ericsson Inc. (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002). **

10.39	Statement of Work No. 2, effective as of April 10, 2002, between Triton PCS Equipment Company L.L.C. and Ericsson Inc. (incorporated by reference to Exhibit 10.6 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002). **

10.40	Purchase and License Agreement, effective as of May 16, 2002, between Triton PCS Equipment Company L.L.C. and Nortel Networks Inc. (incorporated by reference to Exhibit 10.7 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002). **

10.41	GSM/GPRS Supplement to the Purchase and License Agreement, effective as of May 16, 2002, between Triton PCS Equipment Company L.L.C. and Nortel Networks Inc. (incorporated by reference to Exhibit 10.8 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002). **

Exhibit Number	Description

10.42	Agreement, dated the July 7, 2004, by and among Triton PCS Holdings, Inc., AT&T Wireless Services, Inc., AT&T Wireless PCS LLC, and Cingular Wireless LLC (incorporated by reference to Exhibit 10.3 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2004).

10.43	Agreement, dated the July 7, 2004, by and among Triton PCS, Inc., AT&T Wireless Services, Inc., AT&T Wireless PCS LLC, and Cingular Wireless LLC (incorporated by reference to Exhibit 10.4 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2004).

10.44	License Exchange Agreement, dated July 7, 2004, by and among Triton PCS, Inc., Triton PCS License Company L.L.C., a Delaware limited liability company AT&T Wireless Services, Inc., AT&T Wireless PCS LLC, and Cingular Wireless LLC. (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2004).

12.1	Computation of Earnings (Deficiency) of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP—Philadelphia, Pennsylvania.

23.2	Consent of Dow Lohnes PLLC (contained in Exhibit 5.1).

25.1	Statement of Eligibility of Trustee of the 9 3/8% notes on Form T-1 (incorporated by reference to Exhibit 25.2 to Post-Effective Amendment No.2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-58878).

25.2	Statement of Eligibility of Trustee of the 8 3/4% notes on Form T-1 (incorporated by reference to Exhibit 25.3 to Post-Effective Amendment No.2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-75778).

25.3	Statement of Eligibility of Trustee of the 8 1/2% notes on Form T-1 (incorporated by reference to Exhibit 25.1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-107168).

*	Management contract or compensatory plan.
**	Portions of this exhibit have been omitted under a Securities and Exchange Commission order granting confidential treatment.

b.    Financial Statement Schedules

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and

Stockholder of SunCom Wireless, Inc.

Our audits of the consolidated financial statements referred to in our report dated March 16, 2006 appearing in this Post Effective Amendment on Form S-1 of SunCom Wireless, Inc and its subsidiaries also included an audit of the financial statement schedule listed in Item 16(b) of this Post Effective Amendment on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 16, 2006

SUNCOM WIRELESS, INC.

NOTES TO FINANCIAL STATEMENTS

SUNCOM WIRELESS, INC.

SCHEDULE I—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Year	Additions Charged to Cost and Expenses	Deductions Credited to Costs and Expenses	Purchase Accounting Adjustments	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2003	$7,008	$8,530	$11,699	$—	$3,839
Year ended December 31, 2004	3,839	7,761	7,876	3,861	7,585
Year ended December 31, 2005	7,585	16,145	13,717	2,339	12,352
Inventory Obsolescence Reserve:
Year ended December 31, 2003	$646	$3,092	$3,049	$—	$689
Year ended December 31, 2004	689	1,335	1,526	—	498
Year ended December 31, 2005	498	1,774	1,725	—	547
Valuation Allowance for Deferred Tax Assets:
Year ended December 31, 2003	$315,129	$36,502	$—	$—	$351,631
Year ended December 31, 2004	351,631	—	171,962	(9,328)	170,341
Year ended December 31, 2005	170,341	163,154	—	(2,890)	330,605

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 17.    UNDERTAKINGS

The undersigned Registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania, on May 23, 2006.

SUNCOM WIRELESS, INC.

By:	/s/ ERIC HASKELL
Eric Haskell Interim Chief Executive Officer

SUNCOM WIRELESS MANAGEMENT COMPANY, INC.

By:	/s/ ERIC HASKELL
Eric Haskell Interim Chief Executive Officer

TRITON PCS HOLDINGS COMPANY L.L.C.
By:	SunCom Wireless Management Company, Inc., its manager

By:	/s/ ERIC HASKELL
Eric Haskell Interim Chief Executive Officer

TRITON PCS EQUIPMENT COMPANY L.L.C..
By:	SunCom Wireless Management Company, Inc., its manager

By:	/s/ ERIC HASKELL
Eric Haskell Interim Chief Executive Officer

SUNCOM WIRELESS OPERATING COMPANY L.L.C.
By:	SunCom Wireless Management Company, Inc., its manager

By:	/s/ ERIC HASKELL
Eric Haskell Interim Chief Executive Officer

TRITON PCS INVESTMENT COMPANY L.L.C.
By:	SunCom Wireless Management Company, Inc., its manager

By:	/s/ ERIC HASKELL
Eric Haskell Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of each of the Registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC HASKELL Eric Haskell	Interim Chief Executive Officer of SunCom Wireless, Inc. and Interim Chief Executive Officer and Sole Director of SunCom Wireless Management Company, Inc. (Principal Executive Officer) and principal executive officer of each of Triton PCS Holdings Company L.L.C., Triton PCS Equipment Company L.L.C., SunCom Wireless Operating Company L.L.C. and Triton PCS Investment Company L.L.C. by virtue of being the Interim Chief Executive Officer of SunCom Wireless Management Company, Inc., the manager of each such entity	May 23, 2006

/s/ ERIC HASKELL Eric Haskell

Executive Vice President, Chief Financial Officer of SunCom Wireless, Inc. and SunCom Wireless Management Company, Inc.

(Principal Financial Officer) and principal financial officer of each of Triton PCS Holdings Company L.L.C., Triton PCS Equipment Company L.L.C., SunCom Wireless Operating Company L.L.C. and Triton PCS Investment Company L.L.C. by virtue of being the Chief Financial Officer of SunCom Wireless Management Company, Inc., the manager of each such entity

May 23, 2006

/s/ HARRY ROESSNER Harry Roessner	Vice President and Controller of SunCom Wireless, Inc. and SunCom Wireless Management Company, Inc. (Principal Accounting Officer) and principal accounting officer of each of Triton PCS Holdings Company L.L.C., Triton PCS Equipment Company L.L.C., SunCom Wireless Operating Company L.L.C. and Triton PCS Investment Company L.L.C. by virtue of being the Controller of SunCom Wireless Management Company, Inc., the manager of each such entity	May 23, 2006

Signature	Title	Date

/s/ SCOTT ANDERSON Scott Anderson	Director of SunCom Wireless, Inc.	May 23, 2006

/s/ ARNOLD CHAVKIN Arnold Chavkin	Director of SunCom Wireless, Inc.	May 23, 2006

/s/ MATHIAS DEVITO Mathias DeVito	Director of SunCom Wireless, Inc.	May 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on May 23, 2006.

TRITON PCS FINANCE COMPANY, INC.

By:	/s/ MICHAEL T. BONINI
Michael T. Bonini President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of each of the Registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL T. BONINI Michael T. Bonini	President and Director of Triton PCS Finance Company, Inc. (Principal Executive Officer)	May 23, 2006

/s/ BRIAN WOGRAM Brian Wogram	Chief Financial Officer and Director of Triton PCS Finance Company, Inc. (Principal Financial Officer)	May 23, 2006

/s/ BRIAN T. HARRISON Brian T. Harrison	Vice President and Director of Triton PCS Finance Company, Inc. (Principal Accounting Officer)	May 23, 2006